As filed with the Securities and Exchange Commission on July 25, 2008
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Globe Specialty Metals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3330	20-2055624
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Penn Plaza
250 West 34th Street, Suite 2514
New York, NY 10119
(212) 798-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan Kestenbaum, Executive Chairman
One Penn Plaza
250 West 34th Street, Suite 2514
New York, NY 10119
(212) 798-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Jeffrey E. Jordan, Esq. Arent Fox LLP 1050 Connecticut Avenue Washington DC 20036 (202) 857-6000	Michael Kaplan, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Security Being Registered	Price(1)(2)	Registration Fee
Shares of Common Stock, $0.0001 par value per share	$150,000,000	$5,895

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes shares of common stock subject to an over-allotment option granted to the underwriters, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 25, 2008
PRELIMINARY PROSPECTUS

           Shares

Common Stock

We are selling        shares of common stock and the selling stockholders are selling        shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

The underwriters have an option to purchase a maximum of          additional shares of common stock from the selling stockholders to cover over-allotments of shares. The underwriters can exercise this right at any time within 30 days from the date of this prospectus. The initial public offering price of the common stock is expected to be between $      and $      per share.

We will apply to list our common stock on The NASDAQ Global Market under the symbol “          ”. Prior to this offering, our common stock and warrants have traded on the AIM market of the London Stock Exchange under the symbols “GLBM” and “GLBW,” respectively.

Investing in our common stock involves risks. See “Risk Factors” on page 10.

Underwriting
	Price to	Discounts and	Proceeds to	Proceeds to
	Public	Commissions	Us	Selling Stockholders

Per Share	$	$	$	$
Total	$	$	$	$

Delivery of the shares of common stock will be made on or about       , 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Jefferies & Company	JPMorgan

The date of this prospectus is          , 2008

Page

Prospectus Summary	1
Risk Factors	10
Cautionary Note Regarding Forward-Looking Statements	23
Dividend Policy	24
Use of Proceeds	25
Capitalization	26
Dilution	27
Unaudited Pro Forma Consolidated Financial Data	28
Selected Consolidated Financial Data	33
Management’s Discussion and Analysis of Financial Condition and Results of Operations	35
Industry	51
Business	54
Management	66
Executive Compensation	70
Certain Relationships and Related Party Transactions	81
Principal and Selling Stockholders	82
Description of Capital Stock	85
Shares Eligible for Future Sale	87
Material U.S. Federal Income Tax Considerations	89
Underwriting	91
Notice to Canadian Residents	96
Legal Matters	98
Experts	99
Where You Can Find Additional Information	100
Index to Financial Statements	F-1
EX-3.1: AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
EX-3.2: CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
EX-10.1: 2006 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN
EX-10.2: EMPLOYMENT AGREEMENT - BRADLEY
EX-10.3: EMPLOYMENT AGREEMENT - KESTENBAUM
EX-10.4: EMPLOYMENT AGREEMENT - KESTENBAUM
EX-10.5: EMPLOYMENT AGREEMENT - SIMS
EX-10.6: EMPLOYMENT AGREEMENT - SIMS
EX-10.7: EMPLOYMENT AGREEMENT - HEILMAN
EX-10.8: EMPLOYMENT AGREEMENT - KROFCHECK
EX-10.9: EMPLOYMENT AGREEMENT - LEBOWITZ
EX-21.1: SUBSIDIARIES
EX-23.1: CONSENT OF KPMG LLP
EX-23.2: CONSENT OF DELOITTE
EX-23.3: CONSENTS OF HOBE & LUCAS CERTIFIED PUBLIC ACCOUNTANTS, INC.
EX-23.4: CONSENT OF BDO TREVISAN
EX-23.5: CONSENT OF HOCHFELDER & WEBER, P.C.

You should rely only on the information contained in this document or any free writing prospectus we provide to you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

Until          , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors” and our financial statements including the pro forma financial statements and the related notes included in this prospectus, before investing. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to Globe Specialty Metals, Inc. and its subsidiaries. In addition, references to “MT” mean metric tons, each of which equals 2,204.6 pounds. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

Our Business

Overview

We are one of the world’s largest and most efficient producers of silicon metal and silicon-based alloys, with approximately 186,400 MT of silicon metal capacity and 72,800 MT of silicon-based alloys capacity at our principal operating facilities located in the United States, Argentina and Brazil. According to CRU International Limited (CRU), a leading independent research firm on the metals industry, we currently have approximately 77% of total U.S. capacity, approximately 61% of total North American capacity, and approximately 18% of total “Western World” capacity for silicon metal. CRU defines “Western World” as all countries supplying or consuming silicon metal with the exception of China and the former Republics of the Soviet Union, including Russia. In addition to our principal silicon metal products, we produce high-grade silicon alloys including magnesium-ferrosilicon-based alloys used to make ductile iron by increasing iron’s strength and resilience, ferrosilicon-based alloys used to increase strength and castability of grey and ductile iron, and calcium silicon, used in steel manufacturing, particularly in modern continuous casting processes. Our silicon metal and silicon-based alloys are important inputs to manufacture a wide range of industrial products, including aluminum, silicone compounds used in the chemical industry, ductile iron, automotive parts, photovoltaic (solar) cells, electronic semiconductors and steel. Finally, we capture, recycle and sell the majority of the by-products generated in our production processes which not only reduces manufacturing costs, but also significantly reduces the environmental impact from our operations.

Our flexible manufacturing capabilities allow us to optimize production and focus on products that improve profitability. We also benefit from the lowest average operating costs of any Western World producer, as estimated by CRU. CRU defines operating costs as raw materials, energy, labor, other supplies used in the actual production and its immediate management, interest on working capital, freight, property taxes, other indirect taxes, royalties and licenses. We achieve this by among other things alternating production of some of our furnaces among silicon-based alloy products and between silicon-based alloys and silicon metal. We enter into annual contracts for nearly all of our silicon metal production at the beginning of each calendar year, allowing us to fix our sales price and to improve visibility of our earnings. We have grown our business through strategic acquisitions since 2006, and for our fiscal year ended June 30, 2007 we had revenue and operating income of approximately $350 million and $13 million, respectively, on a pro forma basis.

We sell silicon metal and silicon-based alloys to a diverse base of customers worldwide. During our fiscal year ended June 30, 2007, we had over 520 customers, engaged primarily in the manufacture of aluminum (32% of pro forma revenue), silicone chemicals (26% of pro forma revenue), foundry alloys (16% of pro forma revenue), photovoltaic (solar) cells/semiconductors (8% of pro forma revenue), steel (6% of pro forma revenue) and other industries (12% of pro forma revenue). Our customer base is geographically diverse, including North America, Europe, South America and Asia, which for the fiscal year ended June 30, 2007, represented 71%, 20%, 8% and 1% of our pro forma revenue, respectively.

We operate our business through the following principal subsidiaries:

Globe Metallurgical, Inc. (GMI), one of the world’s largest and most efficient manufacturers of silicon metal and silicon-based alloys, operates three manufacturing facilities in the United States, located in Selma,

Alabama, Beverly, Ohio and Alloy, West Virginia. In addition, through GMI we operate a quartzite mine in Billingsley, Alabama for which we have mine leasing rights that we believe will satisfy our short and medium term needs, and have additional leasing opportunities in the vicinity to cover our needs well into the future. GMI recently announced it will reopen and upgrade equipment at its idle silicon metal production facility in Niagara Falls, New York. GMI manufactures and sells silicon metals and silicon-based alloys to more than 250 customers, predominantly in North America. Our facilities in the United States have a combined silicon metal capacity of approximately 142,800 MT and our Beverly plant has approximately 46,800 MT of silicon-based alloy capacity. The reopening of our Niagara Falls plant will increase our silicon metal production by approximately 30,000 MT annually.

Globe Metales S.A. (Globe Metales), previously known as Stein Ferroaleaciones S.A., a Latin American producer of silicon-based alloys, operates a smelting facility in Mendoza, Argentina and two cored-wire fabrication facilities in San Luis, Argentina and Police, Poland. Globe Metales also owns minority interests in two hydroelectric power facilities located in Mendoza, Argentina. Globe Metales specializes in producing cored-wire silicon-based alloy products, a delivery method preferred by some manufacturers of steel, ductile iron, machine and auto parts and pipe. In fiscal year 2007, we sold Globe Metales’ products to over 65 customers, about 65% of which are export customers located in 24 countries. Approximately one-third of our Argentine output is shipped to North America and another one-third to Europe, with the remainder sold in South America and Asia.

Globe Metais Industria e Comercio S.A. (Globe Metais), previously known as Camargo Correa Metais S.A., one of the largest producers of silicon metal in Brazil, operates a manufacturing facility located in Breu Branco, Para, Brazil. Globe Metais has a number of leased quartzite mining operations throughout the state of Para, including one in Breu Branco. Our leased quartz mining operations, with reserves that we believe will satisfy our short and medium term needs, and additional leasing opportunities in the vicinity to cover our needs well into the future, provide us an uninterrupted supply of raw quartzite. Additionally, Globe Metais has forest reserves in Breu Branco, which are utilized to obtain the wood necessary for woodchips and charcoal, both of which are critical supplies in our production process. We attempt to utilize environmentally sensitive forestry management techniques. Our electric power is provided by the Tucurui hydroelectric plant, the fifth largest in the world, which is situated only a few kilometers away from our manufacturing facility. In fiscal year 2007, we exported about 77% of our Brazilian output to Europe, with our primary customers located in Germany, and other sales to customers in the Middle East and East Asia.

Solsil, Inc. (Solsil), produces high purity silicon manufactured through a proprietary metallurgical process, primarily used in silicon-based photovoltaic (solar) cells. Solsil supplies its silicon to global manufacturers of photovoltaic (solar) cells, ingots and wafers. Solsil currently has six furnaces and we plan to expand and become a larger supplier in the high purity solar grade silicon market. In April 2008, Solsil and GMI entered into a joint development supply agreement with BP Solar International Inc., a subsidiary of BP p.l.c., for the sale of solar grade silicon and further metallurgical process development. Solsil’s operations are currently located within our facility at Beverly, Ohio. In conjunction with the reopening and expansion of our Niagara Falls facility, a portion of the facility will be used for our Solsil operations and when completed, is expected to permit us to produce approximately 4,000 MT of solar grade silicon annually.

Ningxia Yongvey Coal Industrial Co., Ltd. (Yongvey), a producer of carbon electrodes, an important input in our production process, was formed in May 2008 through a business combination. Pursuant to the terms of our agreement, we acquired a majority ownership interest in Yongvey. Yongvey’s operations are located in Chonggang Industrial Park, Shizuishan in the Ningxia Hiu Autonomous Region of China.

Industry

Silicon-based products, primarily silicon metal and silicon-based alloys, are used in the manufacture of various key consumer and industrial products in the metallurgical, chemical, solar and electronic markets. Silicon metal is produced by smelting quartz with carbon substances (typically low ash coal and/or charcoal) and wood chips. Silicon metal and silicon-based alloys are classified by their purity ranging from 50% up to

99.999% (5-9’s) and 99.999999999% (11-9’s). Silicon metal and silicon-based alloys are important inputs used by a number of different industries in the production of a broad range of materials.

The demand for silicon in metallurgical applications has increased in recent years, due mainly to increased demand for silicones and solar cells in the case of silicon, and to rapid expansion in global steelmaking in the case of ferrosilicon. Furthermore, according to CRU, global silicon demand is projected to increase rapidly through 2012 at a compounded annual rate of approximately 6.7%. This is driven by the increasing demand for steel and aluminum in various industrial uses such as in the automotive industry, driven in large part by the demand for automobiles in China and India, as well as machining and aerospace industries. Additionally, the significant growth in the photovoltaic (solar) and semiconductor industries over the past several years has resulted in greater demand for high purity solar silicon. We believe the solar market will have the highest growth rate of all silicon end-markets, driven by the increasing demand for clean and renewable energy sources.

Aluminum producers use silicon metal as a strengthener and alloying agent in both the primary and secondary production of aluminum alloys as it improves castability and minimizes shrinkage and cracking. We believe there is currently no viable substitute for silicon, which improves the castability, hardness, corrosion resistance, tensile strength and weldability of the end products for which it is used. Silicon-based alloys are essential in the production of ductile iron and other specialty irons, which are replacing iron in sophisticated applications requiring a stronger, lighter material, including the manufacture of intricate machine parts, critical automotive components and industrial pipe. Silicon metal is also an essential raw material used by the chemical industry to produce silicones, which are basic ingredients used in numerous consumer products, including lubricants, cosmetics, shampoos, gaskets, building sealants, automotive hoses, water repellent fluids and high temperature paints and varnishes. Furthermore, silicones are substitutes in many applications for petroleum-based compounds, and as such, the demand for silicone benefits from higher oil prices.

Competitive Strengths

We believe that we possess a number of competitive strengths that position us well to continue as one of the leading global suppliers of silicon metal and silicon-based alloys.

•	Leading Market Positions. We hold leading market shares in a majority of our products. We believe that once Niagara reaches full production, we will achieve sales volumes of approximately 186,400 MT of silicon metal annually, which we believe will represent approximately 13% of Western World market share and 44% of North American market share. We estimate that we have approximately 20% Western World market share for magnesium ferrosilicon, including 50% market share in the Americas and are one of only six suppliers of calcium silicon in the Western World (with estimated 18% market share). As a result of our market leadership and breadth of products, we possess critical insight into market demand allowing for more efficient use of our resources and operating capacity.

•	Low Cost Producer. We have been recognized by CRU as the lowest average operating cost silicon metal producer in the Western World. Currently, CRU lists our four silicon metal operating facilities as being among CRU’s seven most cost efficient silicon metal facilities in the Western World, with our Beverly, Ohio facility ranked as the lowest cost producer. We believe that our low cost position is a result of many strategic initiatives including our control over raw materials (which include owned sources), the implementation of best-practices across all production facilities, aggressive management of labor and overhead costs and our proximity to customers which results in lower freight costs. We continually search for ways to lower our production costs. For example, we recently entered into an agreement with Recycled Energy Development, LLC (RED), a company that develops power related recycling projects, to construct and operate an innovative energy recovery installation at our West Virginia facility that will recycle hot exhaust from our furnaces and convert it into electricity through a thermal process, reducing our effective cost per megawatt hour.

•	Long-Term Power Contracts. We believe that we have a cost advantage in our long-term power supply contracts which provide a significant portion of our power needs. These power supply contracts result in stable, favorably priced, long-term commitments of power at reasonable rates.

•	Stable Raw Material Supply Through Captive Mines and Forest Reserves. We have two mining operations, located at Billingsley, Alabama and in the state of Para, Brazil, for which we currently possess long-term lease mining rights. These mines supply our plants with the majority of our requirements for quartzite, the principal raw material used in the manufacturing of our products. We believe that these mines, taken together with additional leasing opportunities in the vicinity, would cover our needs well into the future. In Brazil, we own a forest reserve which supplies our Brazilian operations with the wood necessary for woodchips and a majority of our charcoal. We have also obtained a captive supply of electrodes, an important input in our manufacturing process, through the formation of Yongvey. We obtain other raw materials from a variety of sources.

•	Efficient and Environmentally Friendly By-Product Usage. We utilize or sell most of the by-products of our manufacturing process, which reduces cost and environmental impact from our operations. We have developed markets for the by-products generated by our production processes and have transformed our manufacturing operations so that little solid waste disposal is required. By-products not recycled in the manufacturing process are generally either sold to our 50%-owned affiliate, Norchem, Inc., or other companies, which process the material for use in a variety of other applications. Silica fume (also known as microsilica) is used as a concrete additive, refractory material and oil well conditioner. Fines, the fine material resulting from crushing, and dross, which results from the purification process during smelting, are typically recycled into our production process or are sold to customers who utilize these products in other manufacturing processes, including steel production.

•	Diverse Products and Markets. We sell our diverse product mix to a broad range of industries and to companies in over 40 countries. We believe that our end-market diversification provides us with a variety of growth opportunities. We also believe our diversification should help insulate us from economic downturns focused in any individual industry or geographic region.

•	Experienced, Highly Qualified Management Team. We have assembled a highly qualified management team with approximately 100 years of combined experience in the metals business among our top four executives. In particular, Alan Kestenbaum, our Executive Chairman, Jeff Bradley, our Chief Executive Officer, Arden Sims, our Chief Operating Officer and Daniel Krofcheck, our Chief Financial Officer, have over 20, 25, 35 and 19 years of experience, respectively, in the metals industries. We believe that our management team has the operational and technical skill to continue to operate our business at world class levels of efficiency and to consistently produce silicon metal and silicon-based alloys.

Business Strategy

•	Focus on Core Businesses. We seek to leverage our technical expertise and high product quality to improve profitability and increase market share. As part of this strategy, we seek to sell our silicon metals and silicon-based alloys to end-markets where we may achieve the highest profitability. Also, we intend to invest in areas that allow us to expand our capacity or improve cost efficiencies in those core markets. We seek to evaluate our core business strategy and may divest certain non-core and lower margin businesses to improve our financial and operational results.

•	Maintain Low Cost Position While Controlling Inputs. We intend to maintain our position as one of the most cost-efficient producers of silicon metal in the world. We intend to achieve this objective by continuing to improve production efficiency from our existing furnaces while, at the same time, controlling raw material costs from both our captive sources and via competitive long-term supply contracts. We also believe we will be able to spread fixed costs over the resulting increased production volume to further reduce costs per MT of silicon metal and silicon-based alloy sold.

•	Continue Pursuing Strategic Acquisition Opportunities. We intend to build on our history of successful acquisitions by continuing to identify and evaluate acquisition opportunities for the purpose of increasing our capacity, increasing our access to raw materials and other inputs and acquiring further refined products for our customers. We intend to continue to evaluate opportunities globally that will complement and diversify our current business offerings and strategy. In particular, we will consider acquisitions or investments that will enable us to leverage our expertise in silicon metal and silicon-

based alloy products to grow in these markets as well as enable us to enter new markets or sell new products. Our overall metallurgical expertise and skills in lean production technologies position us well for future growth. Consistent with this strategy, we continually evaluate potential acquisition opportunities, some of which could be material.

•	Leverage Flexible Manufacturing and Expand Other Lines of Business. Our size and geographic diversity enable us to produce specific metals in the most appropriate facility/region. Besides our principal silicon metal products, we have the capability to produce silicon-based alloys, such as ferrosilicon and silicomanganese, using the same facilities. We intend to continue to allocate our furnace capacity to the products that we believe will improve profitability, taking into account the costs of switching between products.

•	Leverage Synergies Among Units. We currently operate four of the seven lowest cost silicon metal manufacturing facilities in the Western World. We seek to leverage each of our facilities’ best practices and apply them across our system in order to maintain our leadership position as a low cost producer.

•	Pursue Attractive Near-term Growth Opportunities. We plan to take advantage of a number of attractive near term growth opportunities including the reopening of our Niagara Falls facility, and the development at the Niagara facility of capacity specifically for our Solsil operations. This increased production should allow us to take advantage of the strong market conditions for our products and should also increase the manufacturing flexibility across our system. We have negotiated a favorable power supply contract with the State of New York which will provide additional low cost production.

Risks Associated with our Business

Please read the section entitled “Risk Factors” for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

Other Information

Globe Specialty Metals, Inc. was incorporated in December 2004 pursuant to the laws of the State of Delaware under the name “International Metal Enterprises, Inc.” for the initial purpose of serving as a vehicle for the acquisition of companies operating in the metals and mining industries. In November 2006, we changed our name to “Globe Specialty Metals, Inc.” Prior to this offering, our common stock and warrants have traded on the AIM market, under the symbols “GLBM” and “GLBW,” respectively. Our web site is www.glbsm.com. The information on our web site does not constitute part of this prospectus.

The Offering

Issuer	Globe Specialty Metals, Inc.

Common stock offered by Globe Specialty Metals, Inc	shares

Common stock offered by the selling stockholders	shares

Over-allotment option	shares

Common stock to be outstanding after the offering	shares

Use of Proceeds	We expect to use the net proceeds received by us for general corporate purposes, including, without limitation, to expand our core businesses, to invest in new businesses, products and technologies, both through acquisitions and capital programs, and to fund our ongoing operating and working capital requirements. See “Use of Proceeds” on page 25 for a more detailed description of our intended use of the proceeds from this offering.

We will not receive any proceeds from sales by the selling stockholders.

Risk Factors	Please read “Risk Factors” beginning on page 10 of this prospectus for a discussion of factors you should carefully consider before deciding to purchase shares of our common stock.

Proposed NASDAQ Global Market symbol

The information above is based on the number of shares of common stock outstanding as of March 31, 2008. It does not include:

•	1,360,000 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2008 at a weighted-average exercise price of $8.50 per share;

•	19,046,910 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2008 at a weighted-average exercise price of $5.00 per share;

•	1,607,542 unit purchase options which represent the right to purchase at an exercise price of $7.50 per unit purchase option, one share of common stock and two warrants, or an aggregate of 1,607,542 shares of common stock and warrants to purchase 3,215,084 shares of common stock at an exercise price of $5.00 per share; and

•	3,640,000 shares of common stock reserved for future awards under our stock plan.

Except as otherwise indicated, all of the information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

(dollars in thousands, except volume, pricing and per share data)

The following tables summarize certain consolidated financial data, which should be read in conjunction with our audited and unaudited consolidated financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Successor entity refers to Globe Specialty Metals, Inc. (GSM), formerly known as International Metal Enterprises, Inc. (IME). IME, which was a special purpose acquisition vehicle, acquired Globe Metallurgical, Inc. (GMI), the Predecessor, on November 12, 2006 and IME changed its name to Globe Specialty Metals, Inc. The operations of GSM were insignificant compared with our subsequent acquisitions. Therefore, GSM concluded that GMI is the Predecessor because it was the first and largest acquisition, some of the founding investors in GSM were also investors in GMI, and GMI is the entity that has the most influence on the group of entities that were acquired by GSM during the year ended June 30, 2007.

	Successor			Predecessor
	Nine Months	Nine Months		Period from
	Ended	Ended	Year Ended	July 1 to
	March 31,	March 31,	June 30,	November 12,	Year Ended June 30,
	2008	2007	2007	2006	2006	2005

	(Unaudited)

Income statement data:
Net sales	$316,751	121,250	221,928	$73,173	173,008	132,223
Cost of sales	251,077	102,831	184,122	66,683	147,682	103,566
Selling, general and administrative	34,604	9,955	18,541	7,409	14,261	9,180
Research and development	407	53	120	—	—	—

Operating income (loss)	30,663	8,411	19,145	(919)	11,065	19,477
Interest and other income (expense)	(5,103)	1,846	504	(7,579)	(6,010)	(5,291)

Income (loss) before income taxes, deferred interest subject to redemption and minority interest	25,560	10,257	19,649	(8,498)	5,055	14,186
Provision for (benefit from) income taxes	7,343	3,106	7,047	(2,800)	1,914	4,968

Net income (loss) before deferred interest subject to redemption and minority interest	18,217	7,151	12,602	(5,698)	3,141	9,218
Deferred interest subject to redemption	—	(768)	(768)	—	—	—
Minority interest	26	—	—	—	—	—

Net income (loss) attributable to common stock	$18,243	6,383	11,834	$(5,698)	3,141	9,218

Net income (loss) per common share — basic	$0.32	0.15	0.25	$(2,947.26)	2,067.04	9,218.06

Net income (loss) per common share — diluted	$0.26	0.13	0.24	$(2,947.26)	2,067.04	9,218.06

Cash dividends declared per common share	$—	—	0.07	$—	—	—

Other financial data:
EBITDA(1)	$45,144	13,676	29,667	$(2,670)	16,199	22,807
Adjusted EBITDA(1)	42,335	11,402	25,818	(2,670)	16,199	22,807
Capital expenditures	13,098	5,765	8,629	2,273	4,884	3,841
Silicon metal and related alloys:
Shipments (MT)(2)	154,355	71,259	127,586	48,470	126,465	102,074
Average selling price per MT(2)	$1,909	1,589	1,619	$1,453	1,306	1,254

	Successor		Predecessor
	March 31,	June 30,	June 30,	June 30,
Balance Sheet Data:	2008	2007	2006	2005

	(Unaudited)
	(Dollars in thousands)

Cash and cash equivalents	$74,752	67,741	$—	—
Working capital(3)	65,563	36,690	22,217	17,053
Total assets	508,749	389,762	140,572	99,660
Total debt including current portion	93,953	75,877	50,431	54,055
Long-term liabilities	89,674	82,280	49,650	55,561
Total stockholders’ equity	323,531	222,621	58,425	20,309

(1)	We have included EBITDA and adjusted EBITDA in this prospectus to provide investors with a supplemental measure of our operating performance. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on generally accepted accounting principles in the United States of America (U.S. GAAP) financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results.

EBITDA and adjusted EBITDA are not presentations made in accordance with U.S. GAAP. As discussed above, we believe that the presentation of EBITDA and adjusted EBITDA in this prospectus is appropriate. However, when evaluating our results, you should not consider EBITDA and adjusted EBITDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). EBITDA and adjusted EBITDA have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and adjusted EBITDA differently than we do, EBITDA may not be, and adjusted EBITDA as presented in this prospectus is not, comparable to similarly-titled measures reported by other companies.

EBITDA represents net income (loss) before net interest expense, the provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted by amortization of customer contract liability.

(2)	Shipments and average selling price per MT do not include shipments and sales of by-products.

(3)	Working capital is defined as trade accounts receivable and inventory less accounts payable and is derived from our consolidated financial statements.

The following table reconciles net income (loss) to EBITDA and adjusted EBITDA for the periods presented:

	Successor			Predecessor
	Nine Months	Nine Months		Period from
	Ended	Ended	Year Ended	July 1 to
	March 31,	March 31,	June 30,	November 12,	Year Ended June 30,
	2008	2007	2007	2006	2006	2005

	(Unaudited)
	(Dollars in thousands)

Adjusted EBITDA
reconciliation:
Net income (loss) attributable to common stock	$18,243	6,383	11,834	$(5,698)	3,141	9,218
Provision for (benefit from) income taxes	7,343	3,106	7,047	(2,800)	1,914	4,968
Net interest expense (income)(a)	5,303	(1,502)	145	3,066	5,677	5,099
Depreciation and amortization(b)	14,255	5,689	10,641	2,762	5,467	3,522

EBITDA(c)	45,144	13,676	29,667	(2,670)	16,199	22,807
Amortization of customer contract liability(d)	(2,809)	(2,274)	(3,849)	—	—	—

Adjusted EBITDA(c)	$42,335	11,402	25,818	$(2,670)	16,199	22,807

(a)	Net interest expense excludes interest income earned on common shares subject to redemption of $768 for the nine months ended March 31, 2007 and year ended June 30, 2007.

(b)	Amortization expense during the year ended June 30, 2006 excludes amortization of deferred financing fees of $564.

(c)	EBITDA and adjusted EBITDA include non-cash share-based compensation expense of $6,617, $176 and $512 for the nine months ended March 31, 2008 and 2007, and the year ended June 30, 2007, respectively.

(d)	Certain noncancelable executory customer contracts were purchased as part of the GMI and Globe Metais acquisitions priced below market rates. The balance is being amortized over the contractual term of the individual contracts and included in net sales.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the consolidated financial statements and the related notes appearing at the end of this prospectus before deciding to invest in our common stock. If any of the following events actually occur, our business, business prospects, financial condition, results of operations or cash flows could be materially affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Associated with our Business and Industry

The metals industry, including silicon-based metals, is cyclical and has been subject in the past to swings in market price and demand which could lead to volatility in our revenues.

Our business has historically been subject to fluctuations in the price of our products and market demand for them, caused by general and regional economic cycles, raw material and energy price fluctuations, competition and other factors. Historically, GMI has been particularly affected by recessionary conditions in the end-markets for its products. In April 2003, GMI sought protection under Chapter 11 of the United States Bankruptcy Code following its inability to restructure or refinance its indebtedness in light of the confluence of several negative economic and other factors, including an influx of low-priced, dumped imports, which caused it to default on then-outstanding indebtedness. A recurrence of such economic factors could have a material adverse effect on our business prospects, condition (financial or otherwise) and results of operations.

The world silicon metals industry has enjoyed favorable market conditions enabling many silicon metals producers to operate profitably. There can be no assurance, however, that national and international metals markets will sustain their current state; any decline could have a material adverse effect on our business prospects, condition (financial or otherwise), and results of operations. In addition, our business is directly related to the production levels of our customers, whose businesses are dependent on highly cyclical markets, such as the automotive, residential and non-residential construction, consumer durables, polysilicon, and chemical markets. Also, many of our products are internationally traded products with prices that are significantly affected by worldwide supply and demand. Consequently, our financial performance will fluctuate with the general economic cycle, which could have a material adverse effect on our business prospects, condition (financial or otherwise) and results of operations.

Our business is particularly sensitive to increases in energy costs which could materially increase our cost of production.

Electricity is one of our largest production cost components, comprising 26% of cost of sales in the nine month period ended March 31, 2008. The level of power consumption of our electric production furnaces is highly dependent on which products are being produced and typically fall in the following ranges: (i) silicon-based alloys require between 3.5 and 8 megawatt hours to produce one MT of product and (ii) silicon metal requires approximately 11 megawatt hours to produce one MT of product. Accordingly, consistent access to low cost, reliable sources of electricity is essential to our business.

Electrical power to our U.S. facilities is supplied mostly by AEP, Alabama Power and Brookfield Power through dedicated lines. Our West Virginia facility obtains approximately 45% of its power needs under a 15-year fixed-price contract with a nearby hydroelectric facility. This facility is over 70 years old and any breakdown could result in the West Virginia facility having to pay much higher rates for electric power from third parties. Our energy supply for our facilities located in Argentina are supplied through the Edemsa hydroelectric facilities located in Mendoza, Argentina. Our energy needs for our facility in Brazil comes from the Tucurui hydroelectric plant, the fifth largest in the world, situated only a few kilometers away from our manufacturing facility. While some of our power needs are supplied under long-term contracts, we also purchase power under contracts which terminate within one year. Because energy constitutes such a high percentage of our production costs, we are particularly vulnerable to cost fluctuations in the energy industry. Accordingly, the termination or non-renewal of any of our energy contracts, or an increase in the price of energy could materially adversely affect our future earnings, if any, and may prevent us from effectively competing in our markets.

Losses caused by disruptions in the supply of power would reduce our profitability.

Our operations are heavily dependent upon a reliable supply of electrical power. We may incur losses due to a temporary or prolonged interruption of the supply of electrical power to our facilities, which can be caused by unusually high demand, blackouts, equipment failure, natural disasters or other catastrophic events, including failure of the hydroelectric facilities that currently provide power under contract to our West Virginia, Argentina and Brazil facilities. Large amounts of electricity are used to produce silicon metal and silicon-based alloys, and any interruption or reduction in the supply of electrical power would adversely affect production levels and result in reduced profitability. Our insurance might mitigate some of the losses resulting from catastrophic events. However, deductibles and overall coverage under those policies may not be sufficient to cover any or all losses, and such policies do not cover all events. Certain of our insurance policies will not cover any losses that may be incurred if our suppliers are unable to provide power during periods of unusually high demand.

Investments in Argentina’s and Brazil’s electricity generation and transmission systems have been lower than the increase in demand in recent years. If this trend is not reversed, there could be electricity supply shortages as the result of inadequate generation and transmission capacity. Given the heavy dependence on electricity of our manufacturing operations, any electricity shortages could adversely affect our financial results.

Government regulations of electricity in Argentina give priority access of hydroelectric power to residential users and subject violators of these restrictions to significant penalties. This preference is particularly acute during Argentina’s winter months due to a lack of natural gas. We have previously successfully petitioned the government to exempt us from these restrictions given the demands of our business for continuous supply of electric power. If we are unsuccessful in our petitions or in any action we take to ensure a stable supply of electricity, our production levels may be adversely affected and our profitability reduced.

Any decrease in the availability, or increase in the cost, of raw materials or transportation could materially increase our costs.

Principal components in the production of silicon metal and silicon-based foundry alloys include metallurgical-grade coal, charcoal, carbon electrodes, quartzite, wood chips, steel scrap, and other metals, such as magnesium. While we have certain long-term contracts, we buy other raw materials on a spot basis. We are dependent on certain suppliers of these products, their labor union relationships, mining and lumbering regulations and output and general local economic conditions in order to obtain raw materials in a cost efficient and timely manner. An increase in costs of raw materials or transportation, or the decrease in their production or deliverability in a timely fashion, or other disruptions in production, could result in increased costs to us and lower productivity levels. Although there are alternative sources for these raw materials, there can be no assurance that we would be able to obtain adequate supplies of such materials on terms as favorable as our current arrangements or at all. Any increases in the price or shortfall in the production and delivery of raw materials, could materially adversely affect our business prospects, condition (financial or otherwise) or results of operation.

Cost increases in raw material inputs may not be passed on to our customers with fixed contracts, which could negatively impact our profitability.

The availability and prices of raw material inputs may be influenced by supply and demand, changes in world politics, unstable governments in exporting nations and inflation. The market prices of our products and raw material inputs are subject to change and although we currently believe we may be able to pass a significant amount of increased input costs on to our customers, there is no assurance that this will continue. Additionally, there is no assurance that we will be able to obtain lower prices from our suppliers should our sale prices decrease.

Our U.S.-based businesses benefit from U.S. antidumping duties and laws that protect U.S. companies by taxing imports from foreign companies. If these laws change, foreign companies will be able to compete more effectively with us. Conversely, our foreign operations are adversely affected by these U.S. duties and laws.

Currently, foreign suppliers who export merchandise to the United States at unfairly low prices risk being found to be “dumping” their products in the U.S. A finding of dumping and resulting injury to the U.S. industry can lead to the imposition of special “antidumping” duties on the imported merchandise. We have, in the past, filed petitions and other trade complaints with the U.S. Department of Commerce and the U.S. International Trade Commission. These complaints sometimes result in investigations of foreign manufacturers and the imposition of trade relief. As a result of such actions, antidumping orders are currently in place covering silicon metal imports from China and Russia. These orders are benefiting our U.S. operations by constraining supply and increasing U.S. market prices and sales of domestic silicon metal. While we have had degrees of success with these actions, we rely on “policy” based rules that are subject to constant change in interpretation as political, economic and social conditions change and as political priorities in the U.S. shift. In addition, the antidumping rules apply differently based on the countries from which the goods originate and other factors. Rates of duty can change as a result of “administrative reviews” and “new shipper reviews” of antidumping orders. These orders can also be revoked as a result of periodic “sunset reviews,” which determine whether the orders will continue to apply to imports from particular countries. A sunset review of the order covering imports from China will be initiated in 2011. Thus, there is no assurance that the current orders will remain in effect and continue to be enforced from year to year, that the goods and countries now covered by antidumping orders will continue to be covered, or that duties will continue to be assessed at the same rates, changes in any of which could adversely affect our business and profitability. Finally, at times, in filing trade actions, we find ourselves acting against the interests of our customers. There can be no assurance that our customers will continue to desire to do business with us if they become unhappy with our having filed a trade action. Antidumping rules may, conversely, also adversely impact our foreign operations.

The European Union, like the U.S., can provide antidumping relief from imports sold at unfairly low prices. Our Brazilian facility is our primary source to supply most of our European demand. The European Union responded to claims of dumping by Chinese silicon metal suppliers in 1997 by imposing a 49% duty. Our Brazilian facility would be adversely affected if these duties were revoked or if antidumping measures were imposed against imports from Brazil.

We may be unable to successfully integrate and develop our prior and future acquisitions.

We acquired four private companies between November 2006 and February 2008, and entered into a business combination in May 2008. We expect to acquire additional companies in the future. Integration of our prior and future acquisitions with our existing business is a complex, time-consuming and costly process requiring the employment of additional personnel, including key management and accounting personnel. Additionally, the integration of these acquisitions with our existing business may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Unanticipated problems, delays, costs or liabilities may also be encountered in the development of these acquisitions. Failure to successfully and fully integrate and develop these businesses and operations may have a material adverse effect on our business, financial condition, results of operations and cash flows. The difficulties of combining the acquired operations include, among other things:

•	operating a significantly larger combined organization;

•	coordinating geographically disparate organizations, systems and facilities;

•	consolidating corporate technological and administrative functions;

•	integrating internal controls and other corporate governance matters;

•	the diversion of management’s attention from other business concerns;

•	unexpected customer or key employee loss from the acquired businesses;

•	hiring additional management and other critical personnel;

•	negotiating with labor unions;

•	a significant increase in our indebtedness; and

•	potential environmental or regulatory liabilities and title problems.

In addition, we may not realize all of the anticipated benefits from any prior and future acquisitions, such as increased earnings, cost savings and revenue enhancements, for various reasons, including difficulties integrating operations and personnel, higher and unexpected acquisition and operating costs, unknown liabilities, inaccurate reserve estimates and fluctuations in markets. If these benefits do not meet the expectations of financial or industry analysts, the market price of our shares may decline.

We are subject to the risk of union disputes and work stoppages at our facilities, which could have a material adverse effect on our business.

Hourly workers at our Alabama and West Virginia facilities are covered by collective bargaining agreements with the Industrial Division of the Communications Workers of America, under a contract running through July 2010 and with The United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union under a contract running through April 24, 2011. Union employees in Brazil are working under a contract running through October 31, 2008 and in Argentina are working under a contract running through April 2009. Our operations in Poland are not unionized. New labor contracts will have to be negotiated to replace expiring contracts from time to time. We may be unable to satisfactorily renegotiate those labor contracts on terms acceptable to us or without a strike or work stoppage. In addition, existing labor contracts may not prevent a strike or work stoppage, and any such work stoppage could have a material adverse effect on our business.

We are dependent on key personnel.

Our operations depend to a significant degree on the continued employment of our core senior management team. In particular, we are dependent on the skills, knowledge and experience of Alan Kestenbaum, our Executive Chairman, Jeff Bradley, our Chief Executive Officer, Daniel Krofcheck, our Chief Financial Officer, and Arden Sims, our Chief Operating Officer. If these employees are unable to continue in their respective roles, or if we are unable to attract and retain other skilled employees, our results of operations and financial condition could be adversely affected. We currently have employment agreements with Alan Kestenbaum, Jeff Bradley, Daniel Krofcheck and Arden Sims. Although these agreements contain non-compete provisions, no assurance can be given that such provisions will be enforceable by us. Additionally, we are substantially dependent upon key personnel in our financial and information technology staff who enable us to meet our regulatory and contractual financial reporting obligations, including reporting requirements under our credit facilities.

Metals manufacturing is an inherently dangerous activity.

Metals manufacturing generally, and smelting, in particular, is inherently dangerous and subject to fire, explosion and sudden major equipment failure. This can and has resulted in accidents resulting in the serious injury or death of production personnel and prolonged production shutdowns. Despite the fact that we attempt to take appropriate maintenance and safety measures to safeguard our workers, comply with safety regulations and avoid malfunctions, we have experienced fatal accidents and equipment malfunctions in our manufacturing facilities in recent years. There can be no assurance that we will not experience fatal accidents or equipment malfunctions again, which could materially affect our business and operations.

Unexpected equipment failures may lead to production curtailments or shutdowns.

Many of our business activities are characterized by substantial investments in complex production facilities and manufacturing equipment. Because of the complex nature of our production facilities, any interruption in manufacturing resulting from fire, explosion, industrial accidents, natural disaster, equipment failures or otherwise could cause significant losses in operational capacity and could materially and adversely affect our business and operations.

We depend on proprietary manufacturing processes and software. There is no assurance that these processes will yield the cost savings that we anticipate or that our proprietary technology will not be challenged.

We rely on proprietary technologies and technical capabilities in order to compete effectively and produce high quality silicon metals and silicon based alloys. Some of these proprietary technologies that we rely on are:

•	computerized technology that monitors and controls production furnaces;

•	production software that monitors the introduction of additives to alloys, allowing the precise formulation of the chemical composition of products; and

•	flowcaster equipment, which maintains certain characteristics of silicon-based alloys as they are cast.

In addition, there is no assurance that:

•	we will have sufficient funds to develop new technology or implement effectively the above technologies as competitors improve their processes;

•	if implemented, the technologies will work as planned; and

•	even if they are implemented and work as planned, our proprietary technologies will not be challenged and that we will be able to protect our rights to these technologies.

There can be no assurances that patent or other intellectual property infringement claims will not be asserted against us by a competitor or others, that any of our intellectual property will be enforceable or that it will be able to prevent others from developing and marketing competitive products or methods. An infringement action against us may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to operations. A successful challenge to the validity of any of our proprietary intellectual property may subject us to a significant award of damages or it may be enjoined from using our proprietary intellectual property and could have a material adverse effect on our operations.

We also rely on trade secrets, know-how and continuing technological advancement to maintain our competitive position. No assurance can be given that we will be able to effectively protect our rights to unpatented trade secrets and know-how.

We are subject to environmental, health and safety regulations, including laws that impose substantial costs and the risk of material liabilities.

We are subject to extensive foreign, federal, national, state and local environmental, health and safety laws and regulations governing, among other things, the generation, discharge, emission, storage, handling, transportation, use, treatment and disposal of hazardous substances; land use, reclamation and remediation; and the health and safety of our employees. We are also required to obtain permits from governmental authorities for certain operations. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or permits, we could be subject to penalties, fines, restrictions on operations or other sanctions. Under these laws, regulations and permits, we could also be held liable for any and all consequences arising out of human exposure to hazardous substances or environmental damage we may cause or that relates to our operations or properties.

Under certain environmental laws, we could be required to remediate or be held responsible for all of the costs relating to any contamination at our or our predecessors’ past or present facilities and at third party waste disposal sites. We could also be held liable under these environmental laws for sending or arranging for hazardous substances to be sent to third party disposal or treatment facilities if such facilities are found to be contaminated. Under these laws we could be held liable even if we did not know of, or were not responsible for, such contamination, or even if we never owned or operated the contaminated disposal or treatment facility.

There are a variety of laws and regulations in place or being considered at the federal, regional, state and local levels of government that restrict or are reasonably likely to restrict the emission of carbon dioxide and other greenhouse gases. These legislative and regulatory developments may cause us to incur material costs if we are required to reduce or offset greenhouse gas emissions and may result in a material increase in our energy costs due to additional regulation of power generators.

Environmental laws are complex, change frequently and are likely to become more stringent in the future. Therefore, we cannot assure you that our costs of complying with current and future environmental laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not adversely affect our business, results of operations or financial condition.

We operate in a highly competitive industry.

The silicon-based alloy and silicon metal markets are capital intensive and competitive. Our primary competitors are Elkem AS, owned by Orkla ASA, a large Norwegian public company, FerroAtlantica and various producers in China. Our competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and possibly expand their facilities; and as a result, they may be better positioned to adapt to changes in the industry or the global economy. The advantages that our competitors have over us could have a material adverse effect on our business. In addition, there can be no assurance that new entrants will not increase competition in our industry, which could materially adversely affect our business. An increase in the use of substitutes for certain of our products also could have a material adverse effect on our financial condition and operations.

We have been operating at near the maximum capacity of our currently operating facilities. Because the cost of increasing capacity may be prohibitively expensive, we may have difficulty increasing our production and profits.

Currently, our operating facilities are able to manufacture collectively approximately 156,400 MT of silicon metal and 72,800 MT of silicon-based alloys on an annual basis. We recently announced that GMI will reopen its idle silicon metal production facility in Niagara Falls, New York which will increase our silicon metal capacity by approximately 30,000 MT. Bringing this facility back into production is expected to take approximately six to nine months and our management estimates that capital expenditures and other restart costs may exceed $18 million. After we reopen this plant, once it is operating at full capacity, our ability to increase production and revenues may be dependent on expanding existing facilities or opening new ones. Increasing capacity is difficult because:

•	adding new production capacity to an existing silicon plant would cost approximately $25 million and take at least 12 to 18 months to complete;

•	a greenfield development project would take at least three to five years to complete and would require significant capital expenditure and environmental compliance costs; and

•	obtaining sufficient and dependable power at competitive rates near areas with the required natural resources is difficult to accomplish.

We may not have sufficient funds to expand existing facilities or open new ones and may be required to incur significant debt to do so, which could have a material adverse effect on our business.

We expect to have substantial capital requirements, and we may be unable to obtain needed financing on satisfactory terms.

We expect to make substantial capital expenditures. Our capital requirements will depend on numerous factors, including costs associated with the reopening and expansion of our previously idle silicon metal production facility in Niagara Falls, New York. We cannot predict accurately the timing and amount of our capital requirements. For the nine month period ended March 31, 2008, capital spending was approximately $13.1 million. We intend to finance our capital expenditures through cash flow from operations, net proceeds from this offering and additional debt and/or equity financing. A decrease in expected revenues or adverse change in market conditions could make obtaining this financing economically unattractive or impossible. As a result, we may lack the capital necessary to complete potential acquisitions or capitalize on other business opportunities.

Some of our subsidiaries are subject to restrictive covenants under credit facilities. These covenants could significantly affect the way in which we conduct our business. Our failure to comply with these covenants could lead to an acceleration of our debt.

Credit facilities maintained by some of our subsidiaries contain covenants that, among other things, restrict our ability to sell assets; incur, repay or refinance indebtedness; create liens; make investments; engage in mergers or acquisitions; pay dividends; repurchase stock; or make capital expenditures. These credit facilities also require compliance with specified financial covenants, including minimum interest coverage and maximum leverage ratios. These subsidiaries cannot borrow under their credit facilities if the additional borrowings would cause them to breach the financial covenants. Further, a significant portion of GMI’s and Globe Metais’ assets are pledged to secure indebtedness.

Our ability to continue to comply with applicable covenants may be affected by events beyond our control. The breach of any of the covenants contained in a credit facility, unless waived, would be a default under the facility. This would permit the lenders to terminate their commitments to extend credit under, and accelerate the maturity of, the facility. The acceleration of debt could have a material adverse effect on our financial condition and liquidity. If we were unable to repay our debt to the lenders and holders or otherwise obtain a waiver from the lenders and holders, the lenders and holders could proceed against the collateral securing the credit facility and exercise all other rights available to them. We cannot assure you that we will have sufficient funds to make these accelerated payments or that we will be able to obtain any such waiver on acceptable terms or at all.

Certain of our subsidiaries are restricted from making distributions to us which limits our ability to pay dividends.

Substantially all of our assets are held by and our revenues are generated by our subsidiaries. Our subsidiaries borrow funds in order to finance our operations. The terms of certain of those financings place restrictions on distributions of funds to us. If these limitations prevent distributions to us or our subsidiaries do not generate positive cash flows, we will be limited in our ability to pay dividends and may be unable to transfer funds between subsidiaries if required to support our subsidiaries.

Our insurance costs may increase and we may experience additional exclusions and limitations on coverage in the future.

We have maintained various forms of insurance, including insurance covering claims related to our properties and risks associated with our operations. Our existing property and liability insurance coverages contain exclusions and limitations on coverage. From time-to-time, in connection with renewals of insurance, we have experienced additional exclusions and limitations on coverage, larger self-insured retentions and deductibles and significantly higher premiums. As a result, in the future our insurance coverage may not cover claims to the extent that it has in the past and the costs that we incur to procure insurance may increase significantly, either of which could have an adverse effect on our results of operations.

Solsil may never operate profitably or generate substantial revenues.

We acquired an approximate 81% interest in Solsil in February 2008 and although we expect to expand its operations through the construction of new facilities, its financial prospects are uncertain. Solsil’s continued growth, including the construction of new facilities, will require a commitment of significant financial resources that we may determine are not available given the expansion of other existing operations. In addition, Solsil’s continued growth requires a commitment of personnel, including key positions in management, that may not be available to us when needed. Unanticipated problems, construction delays, cost overruns, environmental and/or governmental regulation, limited power availability or unexpected liabilities may also be encountered. Some of the other challenges we may encounter include:

•	technical challenges, including further improving its process for making solar grade silicon;

•	increasing the size and scale of its operations on a cost-effective basis;

•	capitalizing on market demands and potentially rapid market supply and demand fluctuations;

•	acceptance by the market for our current and future products, including the use of upgraded metallurgical silicon (UMG) as a substitute for polysilicon in the photovoltaic (solar) market; and

•	responding to rapid technological changes.

Failure to successfully address these and other challenges may hinder or prevent our ability to achieve our objectives in a timely manner.

U.S. and world economic and political conditions, including acts or threats of terrorism and/or war, could adversely affect our business.

National and international political developments, instability and uncertainties could result in continued economic weakness in the United States and in international markets. These uncertainties include ongoing military activity in Afghanistan and Iraq, threatened hostilities with other countries, political unrest and instability around the world and continuing threats of terrorist attacks. Any actual armed hostilities, and any future terrorist attacks in the United States or abroad, could also have an adverse impact on the U.S. economy, global financial markets and our business. The effects may include, among other things, a decrease in demand in the automotive, residential and non-residential construction, consumer durables and chemical markets. Depending upon the severity, scope and duration of these effects, the impact on our financial position, results of operations and cash flows could be material.

We have operations and assets in the U.S., Argentina, Brazil, China and Poland, and may have operations and assets in other countries in the future. Our international operations and assets may be subject to various economic, social and governmental risks.

Our international operations and sales will expose us to risks that could negatively impact our future sales or profitability. Our operations may not develop in the same way or at the same rate as might be expected in a country with an economy similar to the United States. The additional risks that we may be exposed to in these cases include but are not limited to:

•	tariffs and trade barriers;

•	currency fluctuations which could increase our costs in U.S. dollars;

•	regulations related to customs and import/export matters;

•	tax issues, such as tax law changes and variations in tax laws;

•	limited access to qualified staff;

•	inadequate infrastructure;

•	cultural and language differences;

•	inadequate banking systems;

•	different and more stringent environmental laws and regulations;

•	restrictions on the repatriation of profits or payment of dividends;

•	crime, strikes, riots, civil disturbances, terrorist attacks, wars;

•	nationalization or expropriation of property;

•	law enforcement authorities and courts that are weak or inexperienced in commercial matters; and

•	deterioration of political relations among countries.

Our competitive strength as a low-cost silicon metal producer is partly tied to the value of the U.S. dollar compared to other currencies. Should the value of the U.S. dollar rise significantly in comparison to other currencies, we may lose this competitive strength.

Exchange controls and restrictions on transfers abroad and capital inflow restrictions have limited and can be expected to continue to limit the availability of international credit. In 2001 and 2002, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to retain foreign currency or make payments abroad. These restrictions have been substantially eased, including those requiring the Central Bank’s prior authorization for the transfer of funds abroad in order to pay dividends. However, Argentina may re-impose exchange control or transfer restrictions in the future, among other things, in response to capital flight or a significant depreciation of the Peso. In addition, the government adopted various rules and regulations in June 2005 that established new controls on capital inflows, requiring, among other things, that 30% of all capital inflows (subject to certain exceptions) be deposited for one year in a non-assignable non-interest bearing account in Argentina. Additional controls could have a negative effect on the economy and Globe Metales’ business if imposed in an economic environment where access to local capital is substantially constrained. Moreover, in such event, restrictions on the transfers of funds abroad may impede our ability to receive dividend payments as a holder of Globe Metales’ shares.

Risks Related to the Offering

An active trading market for our common stock may not develop in the United States, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there had been no public market for shares of our common stock in the United States. Our common stock has been listed on the AIM market, under the symbol “GLBM” since October 2005. However, historically there has been a limited volume of trading in our common stock on the AIM market, which has limited the liquidity of our common stock on that market. We cannot predict whether or how investor interest in our common stock on the AIM market might translate to the market price of our common stock or the development of an active trading market in the United States or how liquid that market might become.

The initial public offering price for our common stock was determined through negotiations with the underwriters based on a number of factors, including the historic trading prices of our common stock on the AIM market, that might not be indicative of prices that will prevail in the trading market for our common stock in the United States. An active trading market for our shares in the United States may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult to sell shares you purchase in this offering without depressing the market price for the shares, or at all.

Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

Our stock price may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

•	the success of competitive products or technologies;

•	regulatory developments in the United States and foreign countries;

•	developments or disputes concerning patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;

•	market conditions in the industries in which we compete and issuance of new or changed securities analysts’ reports or recommendations;

•	the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts;

•	the inability to meet the financial estimates of analysts who follow our common stock;

•	investor perception of our company and of the industry in which we compete; and

•	general economic, political and market conditions.

A substantial portion of our total outstanding shares may be sold into the market at any time. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

All of the shares being sold in this offering will be freely tradable without restrictions or further registration under the federal securities laws, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. In addition, approximately           shares of our common stock that were sold in a foreign offering in 2005 and listed on the AIM market and           shares of our common stock underlying outstanding warrants and unit purchase options are concurrently being registered under the federal securities laws and also will be freely tradable following completion of this offering, subject to the lock-up agreements described in “Underwriting.” The remaining          shares of common stock outstanding upon the closing of this offering are restricted securities as defined under Rule 144 of the Securities Act. Restricted securities may be sold in the U.S. public market only if registered or if they qualify for an exemption from registration, including by reason of Rule 144 or 701 under the Securities Act. Approximately           restricted shares will be eligible for sale in the public market beginning in           2009, subject to limitations under Rule 144. In addition, approximately           restricted shares held by our directors and executive officers will be eligible for sale in the public market beginning in           2009, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144. Additionally, we intend to register all shares of our common stock that we may issue under our employee benefit plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in “Underwriting.” Sales of a substantial number of shares of our common stock, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

The concentration of our capital stock ownership among our largest stockholders, and their affiliates, will limit your ability to influence corporate matters.

After our offering, we anticipate that our four largest stockholders, including our Executive Chairman, together will own approximately     % of our outstanding common stock. Additionally, these four stockholders hold warrants to purchase           shares of our common stock, which if fully exercised would result in these stockholders together owning     % of our outstanding common stock after our offering. Consequently, these stockholders have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

If you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. See “Dilution.”

Material weaknesses in internal control over financial reporting may adversely affect our ability to comply with financial reporting regulations and to publish accurate financial statements.

We are aware of the existence of material weaknesses in the designs and operations of our internal control over financial reporting that could adversely affect our ability to record, process, summarize and report financial data consistent with our assertions in the financial statements. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or be detected on a timely basis. These material weaknesses in internal control over financial reporting relate to deficiencies in:

•	Entity-level controls, including:

—	Maintenance of an effective reporting structure and assignment of authority and responsibility;

—	A formal code of conduct and ethics hotline that have been fully communicated and implemented;

—	A fully operational board of directors and audit committee, thus we have lacked independent oversight; and

—	Adequate information technology reporting systems to assist in generating accurate and timely financial reports, both for internal and external purposes.

•	Maintaining a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements and business environment.

•	Information technology general controls, including a lack of formal policies and procedures related to program changes, program development and general computer operations.

We are addressing our material weaknesses and making the appropriate changes to remedy concerns over our internal control and to reduce the possibility of a misstatement in, or delay in the production of, our financial statements. We have been, and intend to continue, expanding our accounting and information technology staff with persons with additional skills and experience and improving our information technology general controls and entity-level controls. We intend to engage qualified outside professionals to provide support and guidance in areas where we cannot economically maintain the required skills and experience internally. We also intend to implement formal written policies, processes and procedures and other documentation to address our deficiencies related to the application of U.S. GAAP, our entity-level controls and our information systems and related controls.

We intend to continue to address deficiencies in entity-levels controls, to expand our accounting and information technology staff and information technology systems and engage outside professionals if and as we believe necessary; however, because of inherent limitations, our internal control over financial reporting may not prevent or detect misstatements, errors or omissions even after we improve them. Any projections of any evaluation of effectiveness of internal control to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with our policies or procedures may deteriorate. We cannot be certain in future periods that other control deficiencies that may constitute one or more material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified. If we fail to maintain the adequacy of our internal controls, including any failure to implement or difficulty in implementing required new or improved controls, our business and results of operations could be harmed, the results of operations we report could be subject to adjustments, we could incur further remediation costs, we could fail to be able to provide reasonable assurance as to our financial results or the effectiveness of our internal controls or meet our reporting obligations to the Securities and Exchange Commission (SEC) and third parties (including lenders under our financing arrangements and the holders of our debt securities) on a timely basis and there could be a material adverse effect on the price of our securities.

We have not yet completed our evaluation of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act.

We will be required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act (Section 404). We have not yet completed our evaluation of our internal control over financial reporting. We plan to continue evaluating and improving our existing internal control environment so that we could eventually certify that our system of internal control is effective. During the course of our evaluation, we have identified and may identify more areas requiring improvement and may be required to design enhanced processes and controls to address issues identified through this review. We may experience higher than anticipated operating expenses as well as outside auditing, consulting and other professional fees during the implementation of these changes and thereafter. Further, we will need to hire additional qualified personnel in order for us to complete our evaluation and remedy our deficiencies, as well as to maintain effective internal control over financial reporting. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in our conclusion that our internal control over financial reporting is not effective.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended and the rules adopted under the Securities Exchange Act. The requirements of the Securities Exchange Act and these rules will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Securities Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We will need to hire more staff and improve our information technology systems to comply with these requirements, which will increase our costs. Our failure to prepare and disclose this information in a timely manner could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access capital markets.

These rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.

We have broad discretion in the use of our net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our operating results or enhance the value of our common stock. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in a manner that does not produce income or that loses value.

We may not pay any cash dividends in the foreseeable future.

Although we paid a one-time special dividend in December 2006, we may retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock may be your sole source of gain for the foreseeable future.

Provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could deter or prevent a change in control.

Some provisions in our certificate of incorporation and by-laws, as well as Delaware statutes, may have the effect of delaying, deferring or preventing a change in control. These provisions, including those providing for the possible issuance of shares of our preferred stock and the right of the board of directors to amend the bylaws, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire a substantial number of shares of our common stock or to launch other takeover attempts that a stockholder might consider to be in his or her best interest. These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about:

•	the anticipated benefits and risks associated with our business strategy;

•	our future operating results and the future value of our common stock;

•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;

•	our ability to attract customers in a cost-efficient manner;

•	our ability to attract and retain qualified management personnel;

•	our future capital requirements and our ability to satisfy our capital needs;

•	the anticipated use of the proceeds realized from this offering;

•	the potential for additional issuances of our securities; and

•	the possibility of future acquisitions of businesses or assets.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” beginning on page 10. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

DIVIDEND POLICY

Although we paid a one-time special dividend in December 2006, at the present time, we intend to retain all of our available earnings generated by operations for the development and growth of the business. The decision to pay dividends is at the discretion of our board of directors and depends on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of     shares of common stock in this offering will be approximately $      million after deducting estimated offering expenses of $      and underwriting discounts and commissions and assuming an initial public offering price of $      per share. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $      million. We will not receive any proceeds from the sale of shares by the selling stockholders.

We currently intend to use the net proceeds of this offering for general corporate purposes, including, without limitation, to expand our core businesses, to invest in new businesses, products and technologies, both through acquisitions and capital programs, and to fund our ongoing operating and working capital requirements.

The amounts that we actually expend for these purposes may vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations and our then current working capital needs. As a result, management will retain broad discretion over the allocation of the net proceeds from this offering. A portion of the net proceeds may also be used to acquire products, technologies or businesses that are complementary to our current and future business and product lines. We have no current agreements or commitments for material acquisitions of any businesses, products or technologies. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

A $1.00 increase (decrease) in the assumed public offering price of $      per share of common stock would increase (decrease) our expected net proceeds by approximately $     , assuming the number of shares offered by us, as set forth on the cover page of this prospectus remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

CAPITALIZATION

The following table presents the following information:

•	our actual capitalization as of March 31, 2008; and

•	our pro forma, as adjusted, capitalization reflecting the foregoing, as well as the sale of the shares of common stock in this offering at an assumed initial public offering price of $ per share after deducting underwriting discounts and commissions and estimated offering expenses.

This table should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes to those financial statements appearing elsewhere in this prospectus.

	As of March 31, 2008
		Pro Forma
		as
	Actual	Adjusted
	(Dollars in thousands, except per share data)

Cash and cash equivalents and marketable securities	$74,752

Short-term debt, including current portion of long-term debt	$37,800
Long-term debt	56,153
Stockholders’ equity:
Common stock, $0.0001 par value per share; 150,000,000 shares authorized, 63,050,416 shares issued and outstanding, actual; and shares issued and outstanding, pro forma as adjusted	6
Additional paid-in capital	294,578
Retained earnings	28,421
Accumulated other comprehensive income	526

Total stockholders’ equity	323,531

Total capitalization	$417,484

The information above is based on the number of shares of common stock outstanding as of March 31, 2008. It does not include:

•	1,360,000 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2008 at a weighted-average exercise price of $8.50 per share;

•	19,046,910 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2008 at a weighted-average exercise price of $5.00 per share;

•	1,607,542 unit purchase options which represent the right to purchase at an exercise price of $7.50 per unit purchase option, one share of common stock and two warrants, or an aggregate of 1,607,542 shares of common stock and warrants to purchase 3,215,084 shares of common stock at an exercise price of $5.00 per share; and

•	3,640,000 shares of common stock reserved for future awards under our stock plan.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share of by dividing the net tangible book value (tangible assets less total liabilities) by the number of outstanding shares of common stock.

Our pro forma net tangible book value at March 31, 2008 was $     , or $      per share of common stock, based on           shares of common stock outstanding upon the closing of this offering. After giving effect to the sale of      shares of common stock by us in this offering at an assumed initial public offering price of $      per share, less the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2008, would be $      million, or $      per share. This represents an immediate increase in the pro forma net tangible book value of $      per share to existing stockholders and an immediate dilution of $      per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price		$
Pro forma net tangible book value per share as of March 31, 2008	$
Increase per share attributable to this offering

Pro forma net tangible book value per share after this offering

Dilution per share to new investors in this offering		$

The following table shows, at March 31, 2008, on a pro forma basis as described above, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

Average
	Shares Purchased		Total Consideration		Price
	Number	Percentage	Amount	Percentage	per Share

Existing stockholders			$		$
New investors			$		$

Total		100.00%	$	100.00%

Assuming the underwriters’ over-allotment option is exercised in full, sales by us in this offering will reduce the percentage of shares held by existing stockholders to     % and will increase the number of shares held by new investors to          , or     %. This information is based on shares outstanding as of March 31, 2008. It excludes:

•	1,360,000 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2008 at a weighted-average exercise price of $8.50 per share;

•	19,046,910 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2008 at a weighted-average exercise price of $5.00 per share;

•	1,607,542 unit purchase options which represent the right to purchase at an exercise price of $7.50 per unit purchase option, one share of common stock and two warrants, or an aggregate of 1,607,542 shares of common stock and warrants to purchase 3,215,084 shares of common stock at an exercise price of $5.00 per share; and

•	3,640,000 shares of common stock reserved for future awards under our stock plan.

To the extent these options or warrants are exercised, there will be further dilution to the new investors.

Each $1.00 increase (decrease) in the assumed public offering price per share of common stock would increase (decrease) the pro forma deficit in net tangible book value by $      per share (assuming no exercise of the underwriters’ option to purchase additional shares) and the dilution to investors in this offering by $      per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus remains the same.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
(dollars in thousands, except share and per share amounts)

The following tables and related notes present our unaudited pro forma consolidated statements for the fiscal year ended June 30, 2007 and the nine months ended March 31, 2008. The unaudited pro forma consolidated financial data for the fiscal year ended June 30, 2007 has been derived from the following: (1) our audited consolidated financial statements and accompanying notes, which are included elsewhere in this prospectus; (2) the separate audited financial statements and accompanying notes of GMI, for the period from July 1, 2006 to November 12, 2006, and Solsil for the fiscal year ended June 30, 2007, which are included elsewhere in this prospectus; and (3) the separate unaudited financial statements of Stein Ferroaleaciones, S.A. (Stein Ferroaleaciones), UltraCore Polska Sp.z.o.o, and Ultra Core Corporation (the three companies that we acquired in November 2006 and previously known as the Stein Group, referred to herein together as (SG)), for the period from July 1, 2006 to November 20, 2006, and Camargo Correa Metais S.A. (Camargo) for the period from July 1, 2006 to January 31, 2007, which are not included in this prospectus. The unaudited pro forma consolidated financial data for the nine months ended March 31, 2008 has been derived from the following: (1) our unaudited consolidated financial statements and accompanying notes, which are included elsewhere in this prospectus; and (2) the unaudited financial statements of Solsil for the period from July 1, 2007 to February 29, 2008, which are not included in this prospectus. The unaudited pro forma consolidated financial data has been prepared for illustrative purposes only and does not purport to represent what our results of operations would actually have been had the transactions described below in fact occurred as of the dates specified. In addition, the unaudited pro forma consolidated financial data does not purport to project our results of operations for any future period.

On November 12, 2006, we acquired 100% of the outstanding stock of GMI. The results of GMI are included in the consolidated financial statements from that date. The aggregate purchase price of GMI was $134,064, comprised of 8.6 million shares of our common stock valued at $47,961, cash of $33,220, direct costs associated with the GMI acquisition of $3,348, and assumed debt of $49,535. The value of the common stock issued was determined based on the average market price of our common stock over the two-day period before and after the terms of the acquisition were agreed to and announced. On November 20, 2006, we acquired 100% of the outstanding stock of the SG. The aggregate purchase price of the SG was $39,136, comprised of cash of $34,476, direct costs associated with the acquisition of $881, and assumed debt of $3,779. The results of the SG are included in the consolidated financial statements from that date. On January 31, 2007, we acquired 100% of the outstanding stock of Camargo. The aggregate purchase price of Camargo was $56,512, comprised of cash of $38,635, direct costs associated with the acquisition of $1,084, debt assumed of $14,393, and contingent consideration of $2,400. The results of Camargo are included in the consolidated financial statements from that date. On February 29, 2008, we acquired approximately 81% of the outstanding stock of Solsil. The aggregate purchase price of Solsil was $75,453, comprised of 5.6 million shares of our common stock valued at $72,092, direct costs associated with the acquisition of $361, and assumed liabilities of $3,000. The results of Solsil are included in our consolidated financial statements from that date.

The unaudited pro forma consolidated statements of operations for the fiscal year ended June 30, 2007 and the nine months ended March 31, 2008 give pro forma effect to the following events as if they were consummated on July 1, 2006:

•	our acquisition of all of the outstanding stock of GMI, SG and Camargo;

•	our acquisition of approximately 81% of the outstanding stock of Solsil;

•	the use of $111.6 million in cash related to the acquisitions of GMI, SG and Camargo;

•	the issuance of 14.3 million shares of common stock for the acquisitions of GMI and Solsil; and

•	other adjustments that management believes are directly related to the GMI, SG, Camargo and Solsil acquisitions.

The GMI, SG, Camargo and Solsil acquisitions have been accounted for using the purchase method of accounting. Under the purchase method of accounting, the aggregate purchase price for each acquisition (including transaction fees and expenses) has been allocated to the tangible assets, identifiable intangible assets and liabilities, based upon their respective fair values. The allocation of the purchase price, useful lives assigned to the assets and other adjustments made to the unaudited pro forma consolidated financial data are based upon available information and certain preliminary assumptions that we believe are reasonable under the circumstances. We have not finalized the purchase price allocation to the specific assets and liabilities of Solsil. The final amounts allocated and the related useful lives could differ from those reflected in the unaudited pro forma consolidated financial data and the effects could be material.

The following table reflects the preliminary purchase price allocation associated with each acquisition:

	Amortization
	Life	GMI	SG	Camargo	Solsil
	(In years)
	(Dollars in thousands)

Current assets		$39,884	21,167	31,863	3,551
Property, plant, and equipment		108,865	17,741	22,110	6,938
Intangible assets:
Goodwill	Indefinite	31,355	17,172	—	57,606
Unpatented technology	10	—	—	—	13,143
Customer relationships	1	103	50	11	—
Software	1	94	—	—	—
Electricity contracts	3-11	—	2,830	7,026	—
Supplier contracts	2	—	—	337	—
Trade names	Indefinite	316	288	—	—
Noncurrent assets		3,215	550	16,561	3,896

Total assets acquired		183,832	59,798	77,908	85,134

Current liabilities		33,680	15,486	27,217	7,102
Noncurrent liabilities		65,623	8,955	8,572	5,194
Minority interest		—	—	—	385

Total liabilities assumed		99,303	24,441	35,789	12,681

Net assets acquired		84,529	35,357	42,119	72,453
Debt assumed		49,535	3,779	14,393	3,000

Total purchase price		$134,064	39,136	56,512	75,453

The goodwill amount has been assigned to the silicon metal and silicon-based specialty alloys operating segment, which is our only business segment. The allocation of the purchase price of the GMI, SG and Camargo acquisitions to assets acquired and liabilities assumed was finalized during the nine months ended March 31, 2008. A $128 increase in goodwill associated with the SG acquisition resulted from the finalization of the purchase price allocation to trade names classified within other intangible assets. The fair value of net assets acquired relating to the Camargo acquisition exceeded the purchase price. As such, the excess cost was allocated as a pro rata reduction to property, plant, and equipment and purchased intangible assets. In finalizing the purchase price allocation for the Camargo acquisition, we recorded a $476 increase in inventory, a $2,971 increase in property, plant, and equipment, a $973 increase in intangible assets, a $66 increase in accrued liabilities, and a net $4,354 decrease in deferred tax assets.

The unaudited pro forma consolidated financial data should be read in conjunction with (1) our audited and unaudited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus; and (2) the separate audited financial statements and accompanying notes of GMI and Solsil, which are included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Fiscal Year Ended June 30, 2007

		GMI	SG	Camargo
		July 1, 2006 to	July 1, 2006 to	July 1, 2006	Solsil
		November 12,	November 20,	to January 31,	July 1, 2006 to	Pro Forma
	As Reported	2006	2006	2007	June 30, 2007	Adjustments		Pro Forma
	(Amounts in thousands, except per share amounts)

Net sales	$221,928	73,173	18,747	39,035	2,648	(5,670	)(a)(b)	349,861
Cost of sales	184,122	66,683	15,862	35,990	8,998	(6,460	)(a)(c)(d)	305,195
Selling, general and administrative	18,541	7,409	1,353	2,876	1,399	216	(c)	31,794
Research and development	120	—	—	—	—	—		120

Operating income (loss)	19,145	(919)	1,532	169	(7,749)	574		12,752
Interest income (expense)	623	(3,066)	(806)	(222)	154	(3,489	)(e)(f)(g)	(6,806)
Foreign currency gain	688	—	—	—	—	—		688
Other income (expense)	(807)	(4,513)	(77)	(491)	780	—		(5,108)

Income (loss) before income taxes, minority interest and deferred interest subject to redemption	19,649	(8,498)	649	(544)	(6,815)	(2,915)		1,526
Provision for (benefit from) income taxes	7,047	(2,800)	84	1	—	(3,512	)(h)	820
Minority interest	—	—	—	—	—	808	(i)	808

Net income (loss) before deferred interest subject to redemption	12,602	(5,698)	565	(545)	(6,815)	(211)		(102)
Deferred interest subject to redemption	(768)	—	—	—	—	768	(e)	—

Net income (loss) attributable to common stock	$11,834	(5,698)	565	(545)	(6,815)	557		(102)

Weighted average shares outstanding:
Basic	46,922					6,041	(j)	52,963
Diluted	50,231					6,041	(j)	56,272
Earnings (loss) per common share — basic	$0.25							$(0.00)

Earnings (loss) per common share — diluted	$0.24							$(0.00)

See accompanying notes to the unaudited pro forma consolidated statement of operations.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Fiscal Year Ended June 30, 2007

(a) To eliminate the intercompany sales and the related cost of sales from GMI to Solsil, from Solsil to GMI, and from Stein Ferroaleaciones to Ultra Core Company and UltraCore Polska Sp.z.o.o.

(b) To reflect a full year of GMI and Camargo customer contract amortization, which increases net sales by $1.4 million and $0.9 million, respectively.

(c) To reflect a full year of depreciation and amortization expense for acquired property, plant, and equipment and intangible assets based on the purchase accounting fair market valuations for the GMI, SG, Camargo and Solsil acquisitions. The overall impact of depreciation and amortization adjustments increase cost of sales by $4.1 million and selling, general and administrative expenses by $0.4 million.

(d) To reflect the incremental fair value adjustment for inventory of $0.1 million.

(e) To eliminate interest income attributable to stockholders who elected to redeem their shares at the time of the GMI acquisition of $0.8 million.

(f) To reduce interest income by $2.9 million to reflect the acquisitions of GMI, SG, and Camargo as if they had occurred on July 1, 2006.

(g) To eliminate GMI financing cost amortization, which was written off as part of purchase accounting. This adjustment reduced interest expense by $0.2 million.

(h) To reflect the tax impact of pro forma adjustments for the GMI, SG, Camargo and Solsil acquisitions based on the applicable statutory rates for the respective acquisition and to reflect a tax benefit from operating losses generated by Solsil, which we believe we will be able to utilize.

(i) To reflect a full year of minority interest related to Solsil results.

(j) To adjust the basic and diluted shares outstanding to assume that the shares issued for the acquisitions of GMI and Solsil as well as those redeemed by redeeming shareholders had occurred on July 1, 2006.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Nine Months Ended March 31, 2008

		Solsil
		July 1, 2007
	As	to February 29,	Pro Forma
	Reported	2008	Adjustments		Pro Forma
	(Amounts in thousands, except per share amounts)

Net sales	$316,751	5,599	(4,378	)(a)	317,972
Cost of sales	251,077	10,265	(3,940	)(a)(b)	257,402
Selling, general and administrative	34,604	1,026	—		35,630
Research and development	407	143	—		550

Operating income (loss)	30,663	(5,835)	(438)		24,390
Interest income (expense)	(5,303)	252	—		(5,051)
Foreign currency gain	24	—	—		24
Other income	176	520	—		696

Income (loss) before income taxes and minority interest	25,560	(5,063)	(438)		20,059
Provision for (benefit from) income taxes	7,343	—	(2,069	)(c)	5,274
Minority interest	26	—	600	(d)	626

Net income (loss) attributable to common stock	$18,243	(5,063)	2,231		15,411

Weighted average shares outstanding:
Basic	57,636		5,629	(e)	63,265
Diluted	69,765		5,629	(e)	75,394

Earnings per common share — basic	$0.32				$0.24

Earnings per common share — diluted	$0.26				$0.20

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Nine Months Ended March 31, 2008

(a) To eliminate the intercompany sales and the related cost of sales from GMI to Solsil and from Solsil to GMI for the period from July 1, 2007 through the acquisition of Solsil on February 29, 2008.

(b) To reflect a full year of amortization for the Solsil intangible asset unpatented technology, established in purchase accounting, which had an incremental impact to cost of sales of $0.4 million.

(c) To reflect the tax impact of pro forma adjustments based on the applicable statutory rates.

(d) To reflect a full year of minority interest related to Solsil results.

(e) To adjust the basic and diluted shares outstanding to assume that the shares for the acquisition of Solsil were issued on July 1, 2006.

SELECTED CONSOLIDATED FINANCIAL DATA
(dollars in thousands, except per share amounts)

The following tables summarize certain selected consolidated financial data, which should be read in conjunction with our consolidated financial statements and the notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected consolidated financial data presented below for the fiscal years ended June 30, 2007, 2006, 2005 and 2004 are derived from our audited consolidated financial statements and for the one-year period ended June 30, 2003 from unaudited financial statements. The selected consolidated financial data presented below for the nine month periods ended March 31, 2008 and March 31, 2007 are derived from our unaudited consolidated financial statements and for the period from July 1, 2006 to November 12, 2006 from audited financial statements. Successor entity refers to Globe Specialty Metals, Inc. (GSM), formerly known as International Metal Enterprises, Inc. (IME). IME, which was a special purpose acquisition vehicle, acquired Globe Metallurgical, Inc. (GMI), the Predecessor, on November 12, 2006 and IME changed its name to Globe Specialty Metals, Inc. The operations of GSM were insignificant compared with our subsequent acquisitions. Therefore, GSM concluded that GMI is the Predecessor because it was the first and largest acquisition, some of the founding investors in GSM were also investors in GMI, and GMI is the entity that has the most influence on the group of entities that were acquired by GSM during the year ended June 30, 2007. Prior to its acquisition, GMI was in bankruptcy from April 2003 until May 11, 2004. Predecessor of the predecessor entity refers to GMI prior to its emergence from bankruptcy on May 11, 2004.

	(Unaudited)	(Unaudited)
									(Unaudited)
								Predecessor of the
	Successor			Predecessor				Predecessor
	Nine Months	Nine Months		Period from			Period from	Period from
	Ended	Ended	Year Ended	July 1 to			May 11 to	July 1, 2003	Year Ended
	March 31,	March 31,	June 30,	November 12,	Year Ended June 30,		June 30,	to May 10,	June 30,
	2008	2007	2007	2006	2006	2005	2004	2004	2003
	(Dollars in thousands, except per share data)
Income statement data:
Net sales	$316,751	121,250	221,928	$73,173	173,008	132,223	11,251	$47,174	85,678
Cost of sales	251,077	102,831	184,122	66,683	147,682	103,566	7,918	35,776	85,962
Selling, general and administrative	34,604	9,955	18,541	7,409	14,261	9,180	1,966	13,388	14,588
Research and development	407	53	120	—	—	—	—	—	—

Operating income (loss)	30,663	8,411	19,145	(919)	11,065	19,477	1,367	(1,990)	(14,872)
Interest and other income (expense)	(5,103)	1,846	504	(7,579)	(6,010)	(5,291)	(1,975)	(3,400)	(29,313)

Income (loss) before income taxes, deferred interest subject to redemption and minority interest	25,560	10,257	19,649	(8,498)	5,055	14,186	(608)	(5,390)	(44,185)
Provision for (benefit from) income taxes	7,343	3,106	7,047	(2,800)	1,914	4,968	251	—	5

Net income (loss) before deferred interst subject to redemption and minority interest	18,217	7,151	12,602	(5,698)	3,141	9,218	(859)	(5,390)	(44,190)
Deferred interest subject to redemption	—	(768)	(768)	—	—	—	—	—	—
Minority interest	26	—	—	—	—	—	—	—	—

Net income (loss) attributable to common stock	$18,243	6,383	11,834	$(5,698)	3,141	9,218	(859)	$(5,390)	(44,190)

Net income (loss) per common share — basic	$0.32	0.15	0.25	$(2,947.26)	2,067.04	9,218.06	(858.57)	$(5,389.65)	(44,190.00)

Net income (loss) per common share — diluted	$0.26	0.13	0.24	$(2,947.26)	2,067.04	9,218.06	(858.57)	$(5,389.65)	(44,190.00)

Cash dividends declared per common share	$—	—	0.07	$—	—	—	—	$—	—

Balance sheet data:

						Predecessor
						of the
	Successor		Predecessor			Predecessor
	March 31, 2008	June 30, 2007	June 30, 2006	June 30, 2005	June 30, 2004	June 30, 2003
	(Unaudited)					(Unaudited)
	(Dollars in thousands)
Cash and cash equivalents	$74,752	67,741	$—	—	2,601	$3,700
Working capital(1)	65,563	36,690	22,217	17,053	15,599	(13,369)
Total assets	508,749	389,762	140,572	99,660	96,843	58,404
Total debt including current portion	93,953	75,877	50,431	54,055	66,608	64,108
Long-term liabilities	89,674	82,280	49,650	55,561	64,398	56,144
Total stockholders’ equity	323,531	222,621	58,425	20,309	11,785	(37,340)

(1)	Working capital is defined as trade accounts receivable and inventory less accounts payable and is derived from our consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Except as otherwise specified in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, dollar amounts are reflected in thousands.)

You should read the following discussion and analysis together with “Selected Consolidated Financial Data” and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve assumptions, risks and uncertainties. Our actual results could differ materially from those indicated in these forward-looking statements as a result of certain factors, as more fully described in the “Risk Factors” section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Overview

We are one of the leading manufacturers of silicon metal and silicon-based alloys. We currently own and operate eight manufacturing facilities located in Beverly, Ohio, Alloy, West Virginia, Selma, Alabama, Mendoza, Argentina, San Luis, Argentina, Breu Branco, Brazil, Police, Poland and Shizuishan, China. Currently, our facilities are producing collectively approximately 156,400 MT of silicon metal and 72,800 MT of silicon-based alloy products on an annual basis. We recently announced that we will reopen our idle silicon metal production facility in Niagara Falls, New York, which will increase our silicon metal capacity by approximately 30,000 MT.

We were incorporated in December 2004 pursuant to the laws of the State of Delaware under the name “International Metal Enterprises, Inc.” for the initial purpose of serving as a vehicle for the acquisition of companies operating in the metals and mining industries. In November 2006, we changed our name to “Globe Specialty Metals, Inc.”

In November 2006, we began to execute our strategy of seeking out and acquiring leading manufacturers of silicon metal and other silicon-based alloys and other related businesses. In November 2006, we acquired Globe Metallurgical, Inc. (GMI). In November 2006, we acquired Stein Ferroaleaciones S.A., whose name subsequently was changed to Globe Metales S.A. (Globe Metales), UltraCore Polska Sp.z.o.o, and Ultra Core Corporation; the former three collectively known as the Stein Group (SG). Ultra Core Corporation’s operations have subsequently been integrated into the operations of GMI. In January 2007, we acquired Camargo Correa Metais S.A. whose name subsequently was changed to Globe Metais Industria e Comercio S.A. (Globe Metais). In February 2008, we acquired Solsil, Inc. (Solsil) and in May 2008 we entered into a business combination with Ningxia Yongvey Coal Industrial Co., Ltd. (Yongvey).

Recent Trends

Global silicon prices have experienced significant gains in recent years due to a combination of demand increases in both existing markets and in the growing photovoltaic (solar) industry, in addition to supply constraints created by lack of capacity expansion, scheduled and unplanned furnace outages and electricity supply shortages. Other than the reopening of our Niagara facility, we are not aware of any significant increases in planned industry production capacity of silicon metal and silicon-based alloys. Additional capacity typically requires a significant planning period, high capital expenditures and access to economically competitive power and raw material supplies. While much of the supply growth in recent years has come from China, the Chinese government has begun restricting the growth of industries that are energy intensive, such as silicon production, through the use of export taxes and other measures.

Demand growth for silicon from the aluminum and chemical sectors has been strong in recent years. Demand growth in the aluminum sector is driven primarily by higher aluminum content in automobiles. In the chemical sector demand growth has also been strong as certain applications benefit from substitution for higher priced petroleum based alternatives. Another contributor to the growing demand for silicon products is the photovoltaic (solar) industry. While the solar industry is still in the early stages of growth and only represents about 0.5% of the electricity market, global demand is expected to increase. As a producer of UMG, we plan to benefit from this demand increase through Solsil. We believe a major factor constraining the photovoltaic (solar) industry is the short supply of silicon, which is only produced at the necessary purity level by a limited number of companies world-wide. While a number of producers of solar grade silicon have announced their intentions to expand capacity, we believe scheduled capacity increases will fall short of future demand.

Average spot silicon metal prices have increased more than 88% during the 12 month period ended March 31, 2008. We believe the increase in silicon pricing is being driven by the above average demand growth from the aluminum, chemical and photovoltaic (solar) industry in conjunction with supply constraints. If these supply and demand dynamics continue, pricing should remain strong.

Critical Accounting Policies

We prepare our financial statements in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Management bases our estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from the estimates used under different assumptions or conditions. We have provided a description of all significant accounting policies in the notes to our consolidated financial statements. We believe that the following accounting policies involve a higher degree of judgment or complexity.

Business Combinations

We have completed a number of significant business acquisitions. Our business strategy contemplates that we may pursue additional acquisitions in the future. When we acquire a business, the purchase price is allocated to the tangible assets, identifiable intangible assets and liabilities acquired. Any residual purchase price is recorded as goodwill. Management generally engages independent third-party appraisal firms to assist in determining the fair values of assets acquired. Such a valuation requires management to make significant estimates, especially with respect to intangible assets. These estimates are based on historical experience and information obtained from the management of the acquired companies. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted average cost of capital, and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain.

Goodwill and Other Intangibles

In accordance with Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets, we annually review goodwill and other intangibles with indefinite useful lives for impairment or whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If we determine that the carrying value of goodwill and other intangibles may not be recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of goodwill and other intangibles exceeds its fair value. Fair value is measured based on a discounted cash flow method, using a discount rate determined by management to be commensurate with the risk inherent in our current business model, or a valuation technique based on multiples of earnings consistent with the objective of measuring fair value. The estimates of cash flows, future earnings, and discount rate are subject to change due to the economic environment, including such factors as interest rates, expected market returns and volatility of markets served. Management believes that the estimates of future cash flows, future earnings, and fair value are reasonable; however, changes in estimates could result in impairment charges. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Share-Based Compensation

We account for share-based payments to employees in accordance with SFAS Statement No. 123 (revised 2004), (SFAS 123(R)) Share-Based Payment, which requires that share-based payments (to the extent they are compensatory) be recognized in our consolidated income statement based on their fair values. In addition, we have applied the provisions of the SEC’s Staff Accounting Bulletin No. 107 (SAB 107) in our accounting for SFAS 123(R). We are required to estimate the stock awards that we ultimately expect to vest and to reduce stock-based compensation expense for the effects of estimated forfeitures of awards over the expense recognition period. Given our stock-based compensation was granted under a new plan and that there is relatively no historical data, we have estimated a forfeiture rate of zero. Actual forfeitures in the future may differ from this estimate.

We estimate the fair value of employee stock options using a Black-Scholes valuation model. The fair value of an award is affected by our stock price on the date of grant as well as other assumptions, including the estimated volatility over the term of the awards and the estimated period of time that we expect employees to hold their stock options, which is calculated using the simplified method allowed by SAB 107. As there is limited trading data related to our common stock, the expected volatility over the expected vesting term of our stock-based compensation is based on the historical volatilities of similar companies. The risk-free interest rate assumption we use is based upon United States Treasury interest rates appropriate for the expected life of the awards. Our expected dividend rate is zero since we do not currently pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future. Actual results could differ from these estimates.

Income Taxes

As part of the process of preparing consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we conduct business. This process involves estimating actual current tax expense and temporary differences between tax and financial reporting. Temporary differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheet. We must assess the likelihood that deferred tax assets will be recovered from future taxable income. A valuation allowance is recognized to reduce deferred tax assets if, and to the extent that, it is more likely than not that all or some portion of the deferred tax assets will not be realized. In the event that actual results differ from estimates in future periods, and depending on the tax strategies that we may be able to implement, changes to the valuation allowance could be required, which could impact our financial position and results of operations.

As part of our accounting for business combinations, some of the purchase price is allocated to goodwill and intangible assets. Amortization expenses associated with acquired intangible assets are generally not tax deductible; however, deferred taxes have been recorded for non-deductible amortization expenses as a part of the purchase price allocation process. We have taken into account the allocation of these identified intangibles among different taxing jurisdictions in establishing the related deferred tax liabilities. Income tax contingencies existing as of the acquisition dates of the acquired companies are evaluated quarterly and any adjustments are recorded as adjustments to (a) reduce to zero any goodwill related to the acquisition, (b) reduce to zero other noncurrent intangible assets related to the acquisition, and (c) reduce income tax expense.

We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes on July 1, 2008. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 Accounting for Income Taxes. We recognize an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority that has full knowledge of all relevant information, based on the technical merits of the position. The income tax position is measured at the largest amount of benefits that is more than 50% likely of being realized upon settlement with a taxing authority. The determination of an uncertain tax position and the likelihood of being realized requires critical judgment and estimates. We carefully assess each of the uncertain tax positions in order to determine the tax benefit that can be recognized in the financial statements.

Pensions

We have three noncontributory defined pension benefit plans that were frozen in 2003. Our pension plans and postretirement benefit plans are accounted for under SFAS No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans— An Amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158) using actuarial valuations required by SFAS No. 87 Employers’ Accounting for Pensions (SFAS 87) and SFAS No. 106 Employers’ Accounting for Postretirement Benefits Other Than Pensions (SFAS 106). We consider accounting for employee benefit plans critical because we are required to make significant subjective judgments about a number of actuarial assumptions, including discount rates, long-term return on plan assets, and mortality rates. Expected return on plan assets is determined based on historical results adjusted for anticipated market movements. Depending on the assumptions and estimates used, the pension benefit expense could vary within a range of outcomes and have a material effect on reported results. In addition, the assumptions can materially affect accumulated benefit obligations and future cash funding.

Results of Operations

Our results of operations are significantly affected by our recent acquisitions. We acquired GMI in November 2006, acquired SG in November 2006, acquired Globe Metais in January 2007 and acquired Solsil in February 2008. Accordingly, our results for the nine months ended March 31, 2008 include the results of GMI, SG and Globe Metais for the entire period and include the results of Solsil for the one month following its acquisition. Our results for the nine months ended March 31, 2007 include the results of GMI and SG for approximately four and a half months following their acquisitions and the results of Globe Metais for two months following its acquisition. Our results for the year ended June 30, 2007 include the results of GMI and SG for approximately seven and a half months following their acquisitions and the results of Globe Metais for the five months following its acquisition. Results for the years ended June 30, 2006 and 2005 are the results for GMI, the predecessor company which include the results of West Virginia Alloys, Inc. (Alloy) from its acquisition on December 21, 2005.

GSM Nine Months Ended March 31, 2008 vs. 2007

	Nine Months Ended March 31,		Increase	Percentage
	2008	2007	(Decrease)	Change
	(Unaudited)
	(Dollars in thousands)

Results of Operations
Net sales	$316,751	121,250	195,501	161.2%
Cost of sales	251,077	102,831	148,246	144.2%
Selling, general and administrative	34,604	9,955	24,649	247.6%
Research and development	407	53	354	667.9%

Operating income	30,663	8,411	22,252	264.6%
Other income (expense)	(5,103)	1,846	(6,949)	(376.4)%

Income before income taxes, deferred interest subject to redemption and minority interest	25,560	10,257	15,303	149.2%
Provision for income taxes	7,343	3,106	4,237	136.4%
Deferred interest subject to redemption	—	(768)	768	Not applicable
Minority interest	26	—	26	Not applicable

Net income attributable to common stock	$18,243	6,383	11,860	185.8%

Net Sales:

	Nine Months Ended March 31, 2008			Nine Months Ended March 31, 2007
	Net Sales			Net Sales
	($ in 000s)	MT	$/MT	($ in 000s)	MT	$/MT
	(Unaudited)

Silicon metal and related alloys	$294,711	154,355	$1,909	$113,209	71,259	$1,589
Silica fume and other	22,040			8,041

Total sales	$316,751			$121,250

The increase in net sales was primarily attributable to the timing of the acquisitions of GMI, SG and Globe Metais during fiscal year 2007, resulting in incremental sales of approximately $93.5 million, $13.2 million, and $41.9 million, respectively, in the nine month period ended March 31, 2008. The acquisition of Solsil in February 2008 contributed sales of $1.1 million in the nine month period ended March 31, 2008. Additionally, price increases in silicon metal, magnesium ferrosilicon and calcium silicon products contributed $45.8 million of revenue.

Cost of Sales:

The increase in cost of sales was primarily attributable to the timing of the acquisitions of GMI, SG and Globe Metais during fiscal year 2007, resulting in incremental cost of sales of approximately $78.1 million, $12.4 million, and $34.6 million, respectively, in the nine month period ended March 31, 2008. The acquisition of Solsil in February 2008 contributed cost of sales of $1.1 million in the nine month period ended March 31, 2008.

Additionally, cost of sales increased by $20.1 million primarily due to higher prices for electrodes, electrical power and increased labor costs. Depreciation expense on an increased fixed asset base contributed $1.2 million of cost of sales increase. Finalization of purchase accounting adjustments for the acquisition of Globe Metais increased cost of sales by $0.7 million.

Selling, General and Administrative:

The acquisitions of GMI, SG and Globe Metais during fiscal year 2007 resulted in incremental expenses of approximately $6.1 million, $1.1 million, and $2.9 million, respectively, in the nine month period ended March 31, 2008. The acquisition of Solsil in February 2008 contributed expenses of $0.1 million in the nine month period ended March 31, 2008.

Share-based compensation expense increased by $6.4 million over 2007 due to an increase in our common share price and additional stock option grants. In addition, salary and benefits, professional fees and other administrative cost increases added $8.0 million to expenses during the nine month period ended March 31, 2008.

Other Income (Expense):

The acquisitions of GMI, SG and Globe Metais during fiscal year 2007 resulted in incremental interest expense of approximately $2.0 million, $0.3 million, and $1.0 million, respectively, in the nine month period ended March 31, 2008.

Other expense also increased by $0.7 million primarily due to higher interest rates. Interest income was lower by $2.9 million due to a reduction of cash resulting from the acquisitions of GMI, SG and Globe Metais.

Provision for Income Taxes:

The changes in our income tax provision were a result of changes in the level of earnings and losses within the various tax jurisdictions in which we operate, as well as the impact of tax exempt interest and foreign tax rate differentials associated with our Globe Metales and Globe Metais acquisitions.

Deferred Interest Subject to Redemption:

This amount represents interest income attributable to stockholders who elected to redeem their shares at the time of the GMI acquisition.

GSM (Successor) Fiscal Year Ended June 30, 2007 vs. GMI (Predecessor) Fiscal Year Ended June 30, 2006

	Successor	Predecessor
	Years Ended June 30,		Increase	Percentage
	2007	2006	(Decrease)	Change
	(Dollars in thousands)

Results of Operations
Net sales	$221,928	173,008	48,920	28.3%
Cost of sales	184,122	147,682	36,440	24.7%
Selling, general and administrative	18,541	14,261	4,280	30.0%
Research and development	120	—	120	Not applicable

Operating income	19,145	11,065	8,080	73.0%
Other income (expense)	504	(6,010)	6,514	(108.4)%

Income before income taxes and deferred interest subject to redemption	19,649	5,055	14,594	288.7%
Provision for income taxes	7,047	1,914	5,133	268.2%
Deferred interest subject to redemption	(768)	—	(768)	Not applicable

Net income attributable to common stock	$11,834	3,141	8,693	276.8%

Net Sales:

	Successor			Predecessor
	Year Ended June 30, 2007			Year Ended June 30, 2006
	Net Sales			Net Sales
	($ in 000s)	MT	$/MT	($ in 000s)	MT	$/MT
	(Unaudited)

Silicon metal and related alloys	$206,528	127,586	$1,619	$165,177	126,465	$1,306
Silica fume and other	15,400			7,831

Total sales	$221,928			$173,008

The acquisitions of SG and Globe Metais during fiscal year 2007 resulted in increased revenues of $22.2 million and $27.6 million, respectively, in the year ended June 30, 2007. The year ended June 30, 2007 includes the revenues for GMI from its acquisition in November 2006. The impact of comparing this amount to a full 12 months for the year ended June 30, 2006, which only included approximately 6.5 months of Alloy sales from its acquisition in December 2005, results in a reduction of revenue of approximately $32.5 million.

Production volume increases, which raised revenue by $20.2 million, were offset by a maintenance related furnace shutdown at one of our facilities, which reduced revenue by $5.1 million. Pricing increases on silicon metal contributed $12.7 million to revenue. The impact of the amortization of customer contract liabilities in fiscal year 2007 contributed $3.8 million to revenue.

Cost of Sales:

The year ended June 30, 2007 includes the cost of sales for GMI from its acquisition in November 2006. The impact of comparing this amount to a full 12 months for the year ended June 30, 2006, which only included approximately 6.5 months of Alloy costs, results in a reduction in cost of sales of approximately

$27.2 million. The acquisition of SG and Globe Metais during fiscal year 2007 resulted in incremental cost of sales of $20.3 million and $22.8 million, respectively, in the year ended June 30, 2007.

The net increases in production volume during the period contributed $12.9 million to cost of sales. Cost increases for electrical power, wages, maintenance and production costs, including freight expense, contributed $4.9 million to the cost of sales increase. Purchase accounting adjustments at the time of the acquisition of GMI created an increase in cost of sales of $2.7 million.

Selling, General and Administrative:

The year ended June 30, 2007 includes the selling, general and administrative expenses for GMI from acquisition in November 2006. The impact of comparing this amount to a full 12 months for the year ended June 30, 2006 results in a reduction in expenses of approximately $2.5 million. The acquisition of SG and Globe Metais during fiscal year 2007 resulted in incremental expenses of $1.9 million and $2.3 million, respectively, in the year ended June 30, 2007. The fiscal year ended June 30, 2007 also includes general and administrative expenses of $3.0 million related to GSM.

The GMI business had comparable monthly salary expenses between fiscal 2006 and fiscal 2007 but had marginally higher depreciation expense of $0.2 million. During the year ended June 30, 2007, we entered into a new property insurance contract which reduced expense by $0.6 million. The year ended June 30, 2007 includes expenses for GMI from its acquisition in November 2006.

Other Income (Expense):

A reduction of $0.9 million of interest expense was related to the impact of comparing a partial GMI fiscal year in 2007 versus a 12 month period in fiscal year 2006. The acquisitions of SG and Globe Metais during fiscal year 2007 resulted in incremental expense of $1.3 million, in the year ended June 30, 2007. The fiscal year ended June 30, 2007 also includes interest income of $5.9 million related to the cash balance held by GSM following its November 2006 securities offering.

An additional increase in other income of $1.0 million was primarily due to a reduction in the amortization of GMI deferred financing fees.

Provision for Income Taxes:

The changes in our income tax provision were a result of changes in the level of earnings and losses within the various tax jurisdictions in which we operate, as well as the impact of tax exempt interest and foreign tax rate differentials associated with the acquisitions of Globe Metales and Globe Metais.

Deferred Interest Subject to Redemption:

This amount represents interest income attributable to stockholders who elected to redeem their shares at the time of the GMI acquisition.

GMI (Predecessor) Fiscal Years Ended June 30, 2006 vs. 2005

	Predecessor
	Years Ended June 30,		Increase	Percentage
	2006	2005	(Decrease)	Change
	(Dollars in thousands)

Results of Operations
Net sales	$173,008	132,223	40,785	30.8%
Cost of sales	147,682	103,566	44,116	42.6%
Selling, general and administrative	14,261	9,180	5,081	55.3%

Operating income	11,065	19,477	(8,412)	(43.2)%
Other expense	6,010	5,291	719	13.6%

Income before provision for income taxes	5,055	14,186	(9,131)	(64.4)%
Provision for income taxes	1,914	4,968	(3,054)	(61.5)%

Net income attributable to common stock	$3,141	9,218	(6,077)	(65.9)%

Net Sales:

	Year Ended June 30, 2006			Year Ended June 30, 2005
	Net Sales			Net Sales
	($ in 000s)	MT	$/MT	($ in 000s)	MT	$/MT
	(Unaudited)

Silicon metal and related alloys	$165,177	126,465	$1,306	$127,978	102,074	$1,254
Silica fume and other	7,831			4,245

Total sales	$173,008			$132,223

The acquisition of the Alloy business in December 2005 resulted in increased revenues of $55.0 million during the year ended June 30, 2006.

Excluding the impact of Alloy, net sales decreased by $1.8 million due to pricing decreases primarily on silicon metal product. Lower sales volumes reduced revenues by $9.8 million primarily due to temporary furnace outages at two of our facilities. Additionally, sales of silicomanganese were discontinued during fiscal year 2005, which resulted in a reduction of revenue of $2.6 million during the year ended June 30, 2006.

Cost of Sales:

The acquisition of the Alloy business in December 2005 resulted in incremental cost of sales of $44.2 million during the year ended June 30, 2006.

Excluding the impact of Alloy, production volume decreases reduced cost of sales by $5.7 million during the year ended June 30, 2006. The impact of lower furnace efficiencies during the year ended June 30, 2006 resulted in approximately $5.6 million increase to cost of sales.

Selling, General and Administrative:

The acquisition of the Alloy business in December 2005 was the primary driver of an increase in expenses of $5.1 million during the year ended June 30, 2006.

Excluding the impact of Alloy, our GMI subsidiary had comparable period salary expenses with increases in professional fees offset by lower miscellaneous charges.

Other Expense:

The increase in other expense during the year ended June 30, 2006, was primarily due to higher average daily balances on the revolving credit line, which was utilized to finance working capital needs.

Provision for Income Taxes:

The changes in our income tax provision were a result of changes in the level of earnings and losses within the various tax jurisdictions in which we operate and changes in the current year’s effective tax rate.

Liquidity and Capital Resources

Sources of Liquidity

Our principal sources of liquidity are cash flow from operations and available borrowings under GMI’s revolving credit facility. As of March 31, 2008, our cash and cash equivalents balance was $74,752. As of March 31, 2008, we had $27,500 of revolving credit, with a weighted average interest rate of 5.68% on the outstanding balance of $14,600. Our subsidiaries borrow funds in order to finance operations. The terms of certain of those financings place restrictions on distributions of funds to us, however, we do not expect this to have an impact on our ability to meet our cash obligations. We believe that cash generated from operations and borrowings under our credit facilities will be sufficient to meet our working capital requirements, anticipated capital expenditures and scheduled debt payments for the next several years. Our ability to satisfy debt service obligations, to fund planned capital expenditures and to make acquisitions will depend upon our future operating performance, which will be affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control.

A summary of our revolving credit agreements is as follows:

Senior Credit Facility — This credit facility of our subsidiary, GMI, expires November 2009. Interest on the facility accrues at the London Interbank Offered Rate (LIBOR) or prime, at GMI’s option, plus an applicable margin percentage. At March 31, 2008, the interest rate on the LIBOR borrowing was 5.00%, equal to LIBOR plus 2.75%. At March 31, 2008, the interest rate on the prime borrowing was 6.50%, equal to prime plus 1.75%. The total commitment on this portion of the credit facility includes $6,664 for letters of credit associated with foreign supplier contracts. The credit facility is secured by substantially all of the assets of GMI and is subject to certain restrictive and financial covenants, which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, and certain minimum interest, debt service, and leverage ratios. GMI was in compliance with these loan covenants at March 31, 2008.

Export Financing Agreements — Our Argentine and Brazilian subsidiaries maintain various short-term export financing arrangements. The terms of these agreements are generally between six and twelve months. Interest accrues at rates ranging from 5.20% to 7.50% at March 31, 2008. Certain export accounts receivable balances are pledged as collateral against these borrowings.

Other — Our subsidiary, Solsil, has $1,500 in outstanding promissory notes, which mature on October 24, 2008. The notes accrue interest at LIBOR plus 3.00%, with interest payable in kind and capitalized as outstanding principal at the end of each quarter in lieu of payment in cash. The promissory notes are secured by all property and assets of Solsil. In addition, Solsil is subject to restrictions on issuing dividend payments and securities. At March 31, 2008, the total debt balance was $1,552.

Cash Flows

The following table summarizes our primary sources (uses) of cash during the periods presented:

	Successor			Predecessor
	Nine Months Ended March 31,		Year Ended June 30,
	2008	2007	2007	2006	2005
	(Unaudited)
	(Dollars in thousands)
Cash and cash equivalents at beginning of period	$67,741	1,996	1,996	$—	2,601
Cash flows from operating activities	4,680	9,159	18,673	12,823	15,233
Cash flows from investing activities	(17,872)	76,495	67,668	(43,648)	(3,841)
Cash flows from financing activities	20,203	(28,905)	(20,596)	30,825	(13,993)

Cash and cash equivalents at end of period	$74,752	58,745	67,741	$—	—

Operating Activities:

Net cash provided by operating activities was $4,680 and $9,159 during the nine months ended March 31, 2008 and March 31, 2007, respectively. The $4,479 decrease in net cash provided by operating activities from 2007 to 2008 was due to stronger operating results, fueled by increased pricing and a full year of operations of the acquired GMI, SG and Camargo businesses, offset by increases in net working capital. Working capital increased primarily due to increases in accounts receivable from higher realized pricing and increases in inventories, mainly electrodes, in anticipation of increased prices and longer required lead times as sourcing was shifted to Asia.

Net cash provided by operating activities was $18,673 and $12,823 during the fiscal years 2007 and 2006, respectively. The $5,850 increase in net cash provided by operating activities from 2006 to 2007 was primarily due to increases in net income provided by the addition of the SG and Camargo businesses as well as increased pricing. A reduction in working capital accounts in 2006, including accounts payable which increased $4,846 due to timing of payments, provided the balance of the cash provided from operating activities.

Net cash provided by operating activities was $12,823 and $15,233 during the fiscal years 2006 and 2005, respectively. The $2,410 decrease in net cash provided by operating activities from 2005 to 2006 was primarily due to decreases in net income of $6,077 caused by reduced shipments resulting from furnace outages and lower selling prices. The impact of reduced operating income was offset by cash flow provided by working capital improvements in 2006. The increases in accounts payable and accounts receivable were primarily due to the required build up of working capital at Alloy, while the reduction in inventory was due to improved inventory management.

Investing Activities:

Net cash provided by (used in) investing activities was $(17,872) and $76,495 during the nine month periods ended March 31, 2008 and 2007, respectively. The net cash provided from investing activities in 2007 came from the release of the proceeds of our 2006 securities offering upon the acquisition of GMI of $190,192 offset by the cash used in the GMI, SG and Globe Metais acquisitions of $104,894. Additionally, year over year capital expenditures increased from $5,765 to $13,098 mainly due to Beverly furnace overhauls and Alloy furnace electrical conversion projects.

Net cash provided by (used in) investing activities was $67,668 and $(43,648) during the fiscal years 2007 and 2006, respectively. The net cash provided from investing activities in 2007 came from the release of the proceeds of our 2006 securities offering upon the acquisition of GMI of $190,192 offset by the cash used in the GMI, SG and Globe Metais acquisitions of $104,894. During fiscal year 2006, we used $38,764 for the purchase of Alloy. Additionally, year over year capital expenditures increased from $4,884 to $8,629 mainly due to Beverly furnace overhauls and Alloy furnace electrical conversion projects.

Net cash used in investing activities was $43,648 and $3,841 during the fiscal years 2006 and 2005, respectively. The increase of $39,807 in cash used in investing activities was due to the acquisition of Alloy and a year over year increase of $1,043 in capital expenditures.

Financing Activities:

Net cash provided by (used in) financing activities was $20,203 and $(28,905) during the nine month periods ended March 31, 2008 and 2007, respectively. The increase of $49,108 in cash provided by financing activities was mainly due to the redemption of certain GSM shares for $42,802 and the payment of dividends of $3,257 that occurred in 2007 but were not repeated in 2008. Additionally, cash provided from borrowing increased by $15,388 while cash provided by warrant exercises decreased by $13,683 year over year.

Net cash provided by (used in) financing activities was $(20,596) and $30,825 during the fiscal years 2007 and 2006, respectively. During fiscal year 2006, the issuance of common stock provided cash flow of $35,000 while debt repayment reduced cash by $4,150. Our financing activities used net cash of $20,596 during fiscal year 2007, mainly to purchase redeemed shares of $42,802 and to pay dividends of $3,257. This was offset by the proceeds from warrant exercises of $19,458 and net borrowing of short and long-term debt of $6,975.

Net cash provided by (used in) financing activities was $30,825 and $(13,993) during the fiscal years 2006 and 2005, respectively. During fiscal year 2006, the issuance of common stock provided cash flow of $35,000 while debt repayment reduced cash by $4,150. The cash used in financing activities during fiscal year 2005 was for repayment of long-term debt.

Internal Controls and Procedures

We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending June 30, 2010. We have identified certain deficiencies in our internal controls that we consider to be material weaknesses. These material weaknesses in internal control over financial reporting relate to deficiencies in our information technology general controls and entity-level controls, and our failure to maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements and business environment.

To address these material weaknesses, we have been, and intend to continue expanding our accounting staff with persons with additional skills and experience and improving our information technology general controls and entity-level controls. We intend to engage qualified outside professionals to provide support and guidance in areas where we cannot economically maintain the required skills and experience internally. We are in the process of selecting a worldwide enterprise resource planning system which will enable us better access to programs and data and enhance our overall computer operations. We plan on implementing a worldwide ethics hotline which will be available for all of our operations. We have distributed several worldwide accounting policies which affect our operations. We now have an audit committee composed entirely of independent directors that will meet regularly. We also intend to implement more written policies, procedures and other documentation designed to address our current control deficiencies.

Although these measures are designed to address our material weaknesses, we intend to continue the expansion of our accounting and information technology staff and engagements of outside professionals. Our internal control over financial reporting may not prevent or detect misstatements, errors or omissions because of inherent limitations.

Because we have not fully addressed each of our material weaknesses, we believe that certain material weaknesses continue to exist at March 31, 2008, and that our internal controls and procedures were ineffective at such date. While we cannot provide any assurance to when our internal controls and procedures will be effective, management intends to remediate our current deficiencies by the end of fiscal 2010, when our management must provide an assessment of the effectiveness of our internal controls and procedures and our auditors must provide an attestation thereof.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or relationships with unconsolidated entities of financial partnerships, such as entities often referred to as structured finance or special purpose entities.

Litigation and Contingencies

Through March 31, 2008, we paid an aggregate amount of $2,384 in settlement of a lawsuit, including damages, legal fees and related interest. In April 2008, we were granted permission to appeal this judgment, but there is no assurance that we will be successful in its appeal. We do not expect that the ultimate disposition of this matter will have a material adverse effect on our consolidated financial position, results of operations or liquidity.

We are subject to various lawsuits, claims and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

At March 31, 2008, there are no liabilities recorded for environmental contingencies. With respect to the cost for ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred.

Long-Term Debt

Long-term debt comprised the following:

	March 31,	June 30,
	2008	2007
	(Unaudited)

Senior term loan	$18,641	24,750
Junior subordinated term loan	8,500	8,500
Junior subordinated term loan	8,500	8,500
Export prepayment financing	20,000	—
Export financing	6,450	9,028
Other	4,379	1,649

Total long-term debt	66,470	52,427
Less current portion of long-term debt	(10,317)	(6,370)

Long-term debt, net of current portion	$56,153	46,057

Senior Term Loan — Loan principal and interest payments are due in quarterly installments of $750 plus interest at LIBOR or prime, at our option, plus an applicable margin percentage. The interest rate on this loan was 6.6%, equal to LIBOR plus 3.5%, at March 31, 2008. The unpaid principal balance is due in full in November 2010. The loan is secured by substantially all of the assets of GMI and is subject to certain restrictive and financial covenants, which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, and certain minimum interest, debt service, and leverage ratios. GMI was in compliance with these loan covenants at March 31, 2008.

We entered into an interest rate swap to fix LIBOR on 50% of the original senior term loan. The agreement, which expires in March 2011, involves the exchange of the interest obligations relating to an initial $15,000 notional amount of debt, with the notional amount decreasing by $375 per quarter consistent with half of the debt amortization on the senior term loan. The remaining notional amount is $12,000 at March 31, 2008. Under the interest rate swap, we receive LIBOR in exchange for a fixed interest rate of 5.23% over the life of the agreement. The agreement provides for a net cash settlement. We believe it is not practical to designate the cash-settled interest rate swap agreement as a fair value hedge as defined under SFAS 133.

Therefore, in accordance with SFAS 133, we adjust the interest rate swap agreement to current market value through our consolidated income statement based on the fair value of the swap agreement as of each period end. The related increase in interest expense totaled $880 and $22, respectively, for the nine months ended March 31, 2008 and 2007. The fair value of this derivative is recorded in other long-term liabilities with a balance of $750 at March 31, 2008. The fair value of this derivative is recorded in other assets with a value of $40 at June 30, 2007.

Junior Subordinated Term Loans — These loans with D.E. Shaw mature in November 2011. Interest on one loan accrues quarterly at prime plus 3.25%, with the aggregate rate not to be less than 10.25%. Interest on the other loan accrues monthly at LIBOR plus 8%. The interest rates on these loans were 8.5% and 10.54%, respectively, at March 31, 2008. Both of these loans are secured by substantially all assets of GMI on a subordinated basis and are subject to certain loan covenant restrictions. GMI was in compliance with the loan covenants at March 31, 2008.

Export Prepayment Financing — Our Brazilian subsidiary has entered into a $20,000 export financing arrangement maturing January 31, 2012. The arrangement carries an interest rate of LIBOR plus 2.5%, paid semi-annually. At March 31, 2008, the interest rate on this loan was 6.25%. The principal is payable in seven, semi-annual installments starting in February 2009, with six installments of $3,000 and one final installment of $2,000. As collateral, our subsidiary has pledged certain third party customers’ export receivables, 100% of the subsidiary’s property, plant, and equipment, and 2,000 MT of metallic silicon with an approximate value of $3,800. The loan is subject to certain loan covenant restrictions such as limits on issuing dividends, disposal of pledged assets, and selling of forest areas. Our subsidiary was in compliance with the loan covenants at March 31, 2008. In addition, the proceeds from certain cash receipts during the sixty days prior to a loan installment payment date are restricted for payment of the respective installment.

Export Financing — Our Brazilian subsidiary maintains long-term export financing arrangements with three banks in Brazil. At March 31, 2008, interest on $2,000 of the balance outstanding accrues quarterly at the rate of LIBOR plus 1.25%. Interest accrues on the remaining balance of $4,450 at rates ranging from 5.65% to 6.50%.

Commitments and Contractual Obligations

The following tables summarize our contractual obligations at June 30, 2007 and the effects such obligations are expected to have on our liquidity and cash flows in future periods:

Contractual Obligations		Less Than	One to	Three to	More Than
(as of June 30, 2007)	Total	One Year	Three Years	Five Years	5 Years
	(In thousands)

Long-Term Debt Obligations(1)	$52,427	6,370	13,267	32,790	—
Interest on Long-Term Debt(2)	16,239	4,554	8,248	3,437	—
Operating Lease Obligations(3)	3,310	947	2,172	191	—
Purchase Obligations(4)	6,632	3,316	3,316	—	—

Total	$78,608	15,187	27,003	36,418	—

(1)	Debt includes principal repayments on GMI’s senior term loan, GMI’s two junior subordinated term loans and three export financing arrangements and other loans used by our subsidiary, Metais. All outstanding debt instruments are assumed to remain outstanding until their respective due dates. This balance excludes our revolving credit agreements which had an outstanding balance of $11,685 on June 30, 2007. See Debt footnote in the consolidated financial statements for further details.

(2)	Estimated interest payments on our long-term debt assuming that all outstanding debt instruments will remain outstanding until their respective due dates. A portion of our interest is variable rate so actual payments will vary with changes in LIBOR and prime. This balance excludes interest from our revolving credit agreements. See Debt footnote in the consolidated financial statements for further details.

(3)	Represents minimum rental commitments under noncancelable leases for machinery and equipment, automobiles, and rail cars.

(4)	Purchase obligations include contractual commitments under various long and short-term take or pay arrangements with suppliers but exclude purchase orders issued in the ordinary course of business. These obligations include commitments to purchase magnesium raw material which specifies a minimum purchase quantity for the calendar year 2008. In addition, GMI has entered into commitments to purchase coal which specify a minimum purchase quantity for calendar years 2008 through 2011.

The table above also excludes certain other obligations reflected in our consolidated balance sheet, including estimated funding for pension and post retirement benefit obligations, for which the timing of payments may vary based on changes in the fair value of plan assets (for pension obligations) and actuarial assumptions. We expect to contribute approximately $431 to the plan for the year ended June 30, 2009.

Recently Implemented Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (SFAS 155). SFAS 155 is effective for all financial instruments acquired or issued after July 1, 2007, and amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The adoption of SFAS 155 had no impact to our consolidated results of operations or financial condition.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 was not material to our consolidated results of operations or financial condition.

Accounting Pronouncements to be Implemented

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The statement does not require any new fair value measures. We are required to adopt SFAS 157 beginning on July 1, 2008. However, the FASB deferred the effective date of SFAS 157, until July 1, 2009 for us, as it relates to fair value measurement requirements for nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis. SFAS 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. We are currently evaluating the impact of adopting SFAS 157 on our results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). This statement permits companies, at their option, to choose to measure many financial instruments and certain other items at fair value. If the option to use fair value is chosen, the statement requires additional disclosures related to the fair value measurements included in the financial statements. This statement is effective for us on July 1, 2008. We are currently evaluating the impact of adopting SFAS 159 on our results of operations and financial position.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This statement establishes principles and requirements for how the acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after July 1, 2009.

In December 2007, the FASB issued SFAS No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. The objective of this statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for us on July 1, 2009. We are currently assessing the potential effect of SFAS 160 on our results of operations and financial position.

In March 2008, the FASB issued SFAS No. 161 (SFAS 161), Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We are currently assessing the potential effect of SFAS 161 on our financial statements.

In March 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We do not expect the implementation of this statement to have an impact on our results of operations or financial position.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks arising from adverse changes in:

•	commodity prices,

•	interest rates, and

•	foreign exchange rates

In the normal course of business, we manage these risks through a variety of strategies, including obtaining captive or long-term contracted raw material supplies and hedging strategies. Obtaining captive or long-term contracted raw material supplies involves the acquisition of companies or assets for the purpose of increasing our access to raw materials or the identification and effective implementation of long-term leasing rights or supply agreements. Our hedging strategies include the use of derivatives. Our derivatives do not qualify for hedge accounting and are marked to market through earnings. We do not use derivative instruments for trading or speculative purposes. The fair value of our derivatives fluctuate based on market rates and prices. The sensitivity of our derivatives to these market fluctuations is discussed below. See our consolidated financial statements for further discussion of these derivatives and our hedging policies. See our “Critical Accounting Policies” for a discussion of the exposure of our pension plan assets to risks related to stock prices and discount rates.

Commodity Prices

We are exposed to price risk for certain raw materials and energy used in our production process. The raw materials and energy which we use are largely commodities subject to price volatility caused by changes in global supply and demand and governmental controls. We attempt to reduce the impact of increases in our raw material and energy costs by negotiating long-term contracts and through the acquisition of companies or assets for the purpose of increasing our access to raw materials with favorable pricing terms. We have entered into long-term power supply contracts that result in stable, favorably priced long-term commitments for the majority of our power needs. Additionally, we have long-term lease mining rights in the U.S. and Brazil that supply us with a substantial portion of our requirements for quartzite. In Brazil, we own a forest reserve which supplies our Brazilian operations with the wood necessary for woodchips and a majority of our charcoal. We also obtained a captive supply of electrodes, through our recent formation of a business combination in China.

To the extent that we have not mitigated our exposure to rising raw material and energy prices, we may not be able to increase our prices to offset such potential raw material or energy price increases which could have a material adverse effect on our results of operations and operating cash flows.

Interest Rates

We are exposed to market risk from changes in interest rates on certain of our long-term debt obligations. At June 30, 2007, we had approximately $45,808 of variable rate debt. To manage our interest rate risk exposure and fulfill a requirement of our senior term loan, we entered into an interest rate swap agreement with an investment grade financial institution. The agreement covered an initial notional amount of $15,000, with the notional amount decreasing by $375 per quarter, consistent with half of the debt amortization on our senior term loan. Our interest rate swap agreement expires in March 2011. In accordance with the interest rate swap agreement, we receive LIBOR in exchange for a fixed interest rate of 5.23% over the life of the agreement. Our interest rate swap agreement is not accounted for as a hedge under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities; therefore, the fair market value is recorded in other assets in our consolidated balance sheet with a value of $40 at June 30, 2007. The related gains or losses are recorded as a component of interest expense in the consolidated income statement.

If market interest rates were to increase or decrease by 10% for the full 2008 fiscal year as compared to the rates in effect at June 30, 2007, we estimate that the change would not have a material impact to our cash flows or results of operations.

Foreign Exchange Rates

We are exposed to market risk arising from changes in currency exchange rates as a result of operations outside the United States, principally in Brazil and Argentina. A portion of our sales generated from our non-U.S. operations is denominated in currencies other than the U.S. dollar. Most of our operating costs for our non-U.S. operations are denominated in local currencies, principally the Brazilian Real and Argentine Peso. Consequently, the translated U.S. dollar value of our non-U.S. dollar sales, and related accounts receivable balances, and our operating costs are subject to currency exchange rate fluctuations. Currency exchange rate fluctuations may favorably or unfavorably impact reported earnings as changes are reported directly in our consolidated income statement, and may affect comparability of period-to-period operating results.

INDUSTRY

Silicon-based products, primarily silicon metal and silicon-based alloys, are used in the manufacture of various key consumer and industrial products in the metallurgical, chemical, solar and electronic industry. Silicon metal is produced by smelting quartz with carbon substances (typically low ash coal and/or charcoal) and wood chips. Silicon metal and silicon-based alloys are classified by their purity ranging from 50% up to 99.999% (5-9’s) and 99.999999999% (11-9’s) for high purity. According to CRU, the global demand for silicon is projected to grow at a compounded annual rate of approximately 6.7% from 2008 through 2012 with supply and demand remaining tight.

Uses of Silicon Metal

Silicon metal and silicon-based alloys are important inputs used by a number of different industries in the production of a broad range of materials. Demand for silicon metal comes primarily from the aluminum and chemical industries, while most silicon-based alloys are primarily used in steelmaking and foundries. High purity silicon is used in electronics as well as in the production of photovoltaic (solar) cells.

Aluminum producers use silicon metal as a strengthener and alloying agent in both the primary and secondary production of aluminum alloys. The addition of silicon metal to aluminum in the casting process improves castability and minimizes shrinkage and cracking, as well as improving corrosion resistance, hardness, tensile strength and wear resistance. Aluminum containing silicon metal as an alloy can be found in a variety of automobile components, including engine pistons, housings and cast aluminum wheels, as well as in building products and packaging materials such as beverage containers.

The chemicals industry also utilizes silicon metal to produce silicones. Silicones are the basic ingredients used in numerous consumer products, including lubricants, cosmetics, shampoos, gaskets, building sealants, automotive hoses, water repellent fluids and high temperature paints and varnishes. Silicones are readily adaptable to a variety of uses because they possess several desirable qualities, including electrical resistance, resistance to extreme temperatures, resistance to deterioration from aging, water repellency, lubricating characteristics, relative chemical and physiological inertness and resistance to ultraviolet radiation. Furthermore, silicones are substitutes in many applications for petroleum-based compounds. As a result, the demand for silicone benefits from higher oil prices.

Silicon is also used in the electronic and photovoltaic (solar) industries. Polysilicon is the essential raw material used in the manufacture of silicon wafers for semiconductor chips and for the rapidly growing photovoltaic (solar) cell industry. Silicon metal is refined into computer chips for electronics, a relatively mature market, but new electronic products are likely to increase the demand for silicon semiconductors. Solar cell products utilize high purity silicon at the 5-9s classification and semiconductors at the 11-9’s classification. The significant growth in the solar industry over the past several years has resulted in greater demand for solar silicon, and we believe the solar market is projected to have the highest growth rate of all silicon end-markets driven by the increasing demand for clean and renewable energy sources.

Silicon-based alloys are essential in the production of ductile iron and other specialty irons, which are replacing iron castings in sophisticated applications requiring a stronger, lighter material. These applications include the manufacture of intricate machine parts, critical automotive components and industrial pipe. Silicon alloys, or ferroalloys, are important inputs for the steel industry, playing a critical role in the production of steel.

Production of Silicon

Silicon metal is produced by smelting quartz (SiO2) with carbon substances (typically low ash coal and/or charcoal) and wood chips, which provide porosity to the raw material mix recipe. The carefully measured mixture is fed into the top of a submerged electric-arc furnace by automatic conveyors. Electric power is delivered to the furnaces by pre-baked carbon electrodes. The electrodes act as conductors of electricity in each furnace, generating heat in excess of 3,000°C. At this temperature, the mix of raw materials reaches a molten state. The carbon, acting as a reducing agent, combines with the oxygen to form carbon monoxide and leaves behind silicon.

The molten silicon metal is intermittently tapped out of the furnaces into ladles, where it is refined to reduce the calcium and aluminum impurities in order to meet specific customer requirements. After the refining process, the silicon metal is cast into iron chills (molds) for cooling. When the casts have cooled, they are weighed and crushed to the desired size. Finished silicon metal is then shipped to the customer in bulk, pallet boxes or bags.

The emissions from the process are typically collected above the electric arc furnaces by dust collecting hoods and passed through a dust collection and bagging system. The resulting by-product is microsilica (also known as silica fume) which is generally sold to a number of companies to utilize as a concrete additive, refractory material or oil well conditioner.

Current Market Conditions

Demand

According to CRU, global silicon demand is expected to increase rapidly through 2012 mainly driven by advances in chemical-related silicon consumption. Global silicon production is expected to increase, primarily in China, but it is expected that the share of Chinese silicon that is exported will drop based on an array of measures instituted by the Chinese authorities to curb silicon exports. Therefore, barring a sharp decline in global demand or a change in Chinese government policies, silicon market fundamentals are expected to remain strong through 2010. The increasing demand, combined with limited supply and long lead times required for construction of new silicon production facilities suggests that silicon prices are expected to remain high versus historical prices.

Total silicon consumption in the Western World rose by more than 3.8% in 2007, reaching a record 1.4 million MT. While growth in demand for silicon is expected to be fueled primarily by China, Western World demand is expected to continue to account for approximately 68% of the projected 2012 global demand of 2.3 million MT while the Western World will only possess approximately 37% of global capacity at that time, according to CRU. It is estimated that in 2007, the Western World accounted for 83% of global demand and 47% of production. Additionally, silicon inventories have fallen significantly during the last two years in response to rising demand and mounting supply constraints.

According to automotive associations, the aluminum content of the average automobile in North America has nearly doubled to approximately 327 lbs in 2007 from approximately 165 lbs in 1990, while Europe and Japan have shown a similar trend in the increased use of silicon containing aluminum in vehicle production. Furthermore, global passenger vehicle production is expected to increase over 40% from 2004 to 2014.

The demand for high purity silicon for the solar industry has increased in the past several years and is expected to continue, stimulated by higher energy prices and the need for alternative energy sources. While the solar industry is still in the early stages of growth and only represents about 0.5% of the electricity market, global demand is expected to significantly increase as cost reductions are realized. We believe the major factor holding back the photovoltaic (solar) industry is the short supply of silicon, which is only produced at the necessary purity level by a limited number of companies world-wide. A number of semiconductor manufacturers, who also require high purity polycrystalline silicon, have used their spare production capacity to manufacture solar cells. Several of these manufacturers have scheduled capacity expansions of polycrystalline silicon in order to meet the expected demand increases for photovoltaic (solar) cells.

According to an industry trade association, solar power demand is estimated to have been 2,615 MW in 2007, and is expected to rise to 8,300 MW in 2010, a 46% annual growth rate for that period. According to CRU, to meet demand in 2010 for the solar industry, the current levels of production of silicon used in the manufacture of solar wafers must be doubled. Several governments have established goals for high purity silicon production and provided financing and rebate plans. A few states in the sunbelt region currently operate under incentive programs. California, New Jersey and Nevada are at the forefront of adopting plans for solar power usage.

The tight supply of high purity silicon for the solar industry is exhibited by customers’ willingness to sign contracts with current prices, as well as to contracts extending several years. The payment of deposits securing supplies further demonstrates the high demand.

As an alternative to polysilicon, UMG, which is produced by Solsil and other companies, has been introduced. Several photovoltaic (solar) makers are using and/or experimenting with the use of UMG. Because of the very high capital costs of polysilicon production, we believe that UMG may be a viable alternative to polysilicon. Because UMG is not as pure as polysilicon, there are additional technical and operational hurdles which must be overcome before UMG can fully displace polysilicon in the photovoltaic (solar) market.

Capacity

A limited amount of idle silicon capacity currently exists in the Western World. This limited amount of immediate capacity coupled with increasing demand have been key drivers in the recent silicon price increases. Additionally, a number of different options are potentially available to increase silicon capacity, including furnace rehabilitations, furnace conversions, additions of new furnaces at existing plants and the construction of greenfield smelters. Between 2000 and 2004, furnace upgrades and capacity increases were the main source of additional Western silicon capacity, according to CRU. Since 2000, these programs to increase capacity at existing facilities contributed approximately 75,000 MT of additional production capacity, while only an additional 15,000 MT is expected in 2008 and 2009 excluding the planned reopening of our Niagara facility. Also, while the capital costs associated with conversions are significantly lower than those incurred in the construction of new production capacity, local operating cost conditions such as electricity, wages and logistical costs may be less favorable than at a greenfield site.

Location of new greenfield sites is important to the overall viability of a plant due to access to power, quartz and other essential production inputs. Even with the recent increase in silicon prices, CRU believes that it would be difficult to justify the comparatively high costs associated with the investment in a greenfield Western World silicon plant, therefore the construction of new sites outside of China is unlikely. Additionally, any new production facilities in China would need to obtain governmental approval, which recently has been more difficult due to restrictions on expansion of energy intensive industries, as well as increased costs of production.

Historical and Current Pricing Environment

The increase in silicon prices since the end of 2005 can be attributed mainly to increased demand and to different supply-side forces. These forces include unplanned production outages and other power constraints in China, South Africa and Brazil. The increase in prices may also reflect a change in perception by consumers. Consumers appear to have some concern about the ability of the current production base to satisfy demand from the solar sector.

China is expected to be the engine of demand growth in silicon, and much of the growth is driven by the production of aluminum alloys used for automotive applications. China is also expected to drive the growth in demand for chemical-grade silicon. In 2007, China accounted for 43% of the world’s silicon exports, the majority being of metallurgical and chemical grade. Although China’s domestic demand rose from 95,000 MT in 2002 to 229,000 MT in 2007, much of its production was exported. China’s production capacity is made up of more than 200 small producers. China’s large number of producers has contributed to overcapacity in China. The government has revoked several export rebates and imposed taxes on exports to control production. The government has also mandated the closing of smaller and older plants in order to conserve energy and to meet more stringent environmental standards.

Production costs globally have increased in the last few years. Electricity expenditures are approximately 30% of silicon production, and can be as high as 40% in Europe. The average power rate in U.S. mills increased from $20.7 mills/kilowatt hour in 2002 to $34.8 mills/kilowatt hour in 2007 and is expected to reach $39.9 mills/kilowatt hour in 2009.

The combination of supply limitations and increasing production costs coupled with a weak U.S. dollar have all contributed to the increase in silicon prices. Going forward, CRU estimates that global silicon demand is expected to advance by more than 600,000 MT, or 35%, between 2007 and 2012, boosted by large increases in consumption, primarily in the chemical sector. This increase in demand will necessitate new silicon capacity. However, should the long-term growth in global silicon demand turn out to be higher than the expected 6.2% per annum, silicon prices could continue to rise.

BUSINESS

Overview

We are one of the world’s largest and most efficient producers of silicon metal and silicon-based alloys, with approximately 186,400 MT of silicon metal capacity and 72,800 MT of silicon-based alloys capacity. In addition to our principal silicon metal products, we produce high-grade silicon alloys including magnesium-ferrosilicon-based alloys used to make ductile iron by increasing iron’s strength and resilience, ferrosilicon-based alloys used to increase strength and castability of grey and ductile iron, and calcium silicon, used in steel manufacturing, particularly in modern continuous casting processes. Additionally, we specialize in producing a variety of alloys in cored-wire form, a delivery method preferred by a growing number of manufacturers, in both the steel and foundry industries. Finally, we capture, recycle and sell most of the by-products generated in our production processes which not only reduces manufacturing costs, but also significantly reduces the environmental impact from our operations.

We sell our silicon-based alloys to a diverse base of customers worldwide. Our silicon metal and silicon-based alloys are important inputs to manufacture a wide range of industrial products, including aluminum, silicone compounds used in the chemical industry, ductile iron, automotive parts, photovoltaic (solar) cells, electronic semiconductors and steel.

Our products are produced in our five principal operating facilities which are located in Selma, Alabama, Beverly, Ohio, Alloy, West Virginia, Mendoza, Argentina and Breu Branco, Brazil. Additionally, we operate cored wire businesses in Argentina and Poland. Our flexible manufacturing capabilities allow us to optimize production and focus on products that enhance profitability. We also benefit from the lowest average operating costs, according to CRU, of any large producer globally. One of the methods we use to achieve this is by alternating production of some of our furnaces among silicon-based alloy products and between silicon-based alloys and silicon metal.

During our fiscal year ended June 30, 2007, we had over 520 customers, engaged primarily in the manufacture of aluminum (32% of pro forma revenue), silicone chemicals (26% of pro forma revenue), foundry alloys (16% of pro forma revenue), photovoltaic (solar) cells/semiconductors (8% of pro forma revenue), steel (6% of pro forma revenue) and other industries (12% of pro forma revenue). Our customer base is geographically diverse, and includes North America, Europe, South America and Asia, which for the fiscal year ended June 30, 2007, represented 71%, 20%, 8% and 1% of our pro forma revenue, respectively. We usually enter into contracts for nearly all of our silicon metal production at the beginning of each calendar year, allowing us to fix our sales price and to improve our earnings predictability. We have grown our business through several strategic acquisitions since November 2006, and for our fiscal year ended June 30, 2007, we had revenue and operating income of approximately $350 million and $13 million, respectively, on a pro forma basis.

We operate our business through the following principal subsidiaries:

Globe Metallurgical, Inc.  In November 2006, we acquired GMI, one of the world’s largest and most efficient manufacturers of silicon metal and silicon-based alloys. GMI operates three manufacturing facilities in the United States located in Selma, Alabama, Beverly, Ohio and Alloy, West Virginia. In addition, through GMI, we operate a quartzite mine in Billingsley, Alabama for which we have mine leasing rights that we believe will satisfy our short and medium term needs, and have additional leasing opportunities in the vicinity to cover our needs well into the future. GMI recently announced that it will reopen and upgrade equipment at its idle silicon metal production facility in Niagara Falls, New York. GMI acquired the Alloy, West Virginia plant and the quartzite mining operation in December 2005 and January 2006, respectively, from Elkem Alloy LP, a subsidiary of Orkla ASA. GMI manufactures and sells silicon metal and silicon-based alloys to more than 250 customers, predominantly in North America.

Globe Metales S.A.  In November 2006, we acquired Stein Ferroaleaciones S.A., a Latin American producer of silicon-based alloys, with operations in Argentina, Poland and the United States. Subsequent to the acquisition, we restructured Stein Ferroaleaciones S.A. into three separate companies, Globe Metales,

UltraCore Polska Sp.z.o.o and Ultra Core Corporation. Globe Metales, located in Argentina, operates a smelting facility in Mendoza, Argentina and a cored-wire fabrication facility in San Luis, Argentina. Globe Metales also owns minority interests in two hydroelectric power facilities located in Mendoza, Argentina. Globe Metales specializes in producing cored-wire silicon-based alloy products, a delivery method preferred by some manufacturers of steel, ductile iron, machine and auto parts and pipe. In fiscal year 2007, we sold Globe Metales’ products to over 65 customers, about 65% of which are export customers located in approximately 24 countries. Approximately one-third of our Argentine output is shipped to North America and another one-third to Europe.

Globe Metais Industria e Comercio S.A.  In January 2007, we acquired Camargo Correa Metais S.A. (now known as Globe Metais Industria e Comercio S.A.), one of the largest producers of silicon metal in Brazil. Globe Metais operates a manufacturing facility in Breu Branco, Para, Brazil. Globe Metais has a number of leased quartzite mining operations throughout the state of Para, including one in Breu Branco. Our leased quartz mining operations, with reserves that we believe will satisfy our short and medium term needs and with additional leasing opportunities in the vicinity to cover our needs well into the future, provide us an uninterrupted supply of raw quartzite. Additionally, Globe Metais has forest reserves in Breu Branco which are utilized to obtain the wood necessary for woodchips and charcoal, both of which are important inputs in our production process. We attempt to utilize environmentally sensitive forestry management techniques. Our electric power comes from the Tucurui hydroelectric plant, the fifth largest in the world, which is situated only a few kilometers from our manufacturing facility. In fiscal year 2007, we exported about 77% of our Brazilian output to Europe, with our primary customers located in Germany, and other sales to customers in the Middle East and East Asia.

Solsil, Inc.  In February 2008, we acquired an approximate 81% interest in Solsil, a producer of high purity silicon manufactured through a proprietary metallurgical process and which is primarily used in silicon-based photovoltaic (solar) cells. Solsil supplies its silicon to several leading global manufacturers of photovoltaic (solar) cells, ingots and wafers. Solsil currently has six furnaces and has plans to expand to become a larger supplier in the high purity solar grade silicon market. In April 2008, Solsil and GMI entered into a joint development supply agreement with BP Solar International Inc. for the sale of solar grade silicon, as well as joint development of an improved silicon making process and for cross licensing of certain proprietary technology. Solsil’s operations are located within our facility at Beverly, Ohio. In conjunction with the reopening and expansion of our Niagara Falls facility, a portion of the facility will be used for our Solsil operations and when completed, is expected to permit us to produce approximately 4,000 MT of solar grade silicon annually.

Ningxia Yongvey Coal Industrial Co., Ltd.  In May 2008, we entered into a business combination to produce carbon electrodes, an important input in our production process. Pursuant to the terms of our agreement, we acquired a majority ownership interest in Yongvey. Yongvey’s operations are located in Chonggang Industrial Park, Shizuishan in the Ningxia Hiu Autonomous Region of China.

Competitive Strengths

We believe that we possess a number of competitive strengths that position us well to continue as one of the leading global suppliers of silicon metal and silicon-based alloys.

•	Leading Market Positions. We hold leading market shares in a majority of our products. We project that once Niagara reaches full production, we will have sales volumes of approximately 186,400 MT of silicon metal annually, which we believe will represent approximately 13% Western World market share, including 44% market share in North America. We estimate that we have approximately 20% Western World market share for magnesium ferrosilicon, including 50% market share in the Americas and are one of only six suppliers of calcium silicon in the Western World (with estimated 18% market share).

•	Low Cost Producer. We have been recognized by CRU, a leading metals industry consultant, as the lowest average operating cost silicon metal producer in the Western World. Currently, CRU lists our four silicon metal manufacturing facilities as being among CRU’s seven most cost efficient silicon metal manufacturing facilities in the Western World, with our Beverly facility ranked as the lowest cost producer. We believe that our low cost position is a result of many strategic initiatives including our control over raw materials (which include owned sources), our sharing best-practices across all production facilities, our cost control measures and our proximity to customers which results in lower freight costs.

•	Long-Term Power Contracts. We also believe that we have a cost advantage in our long-term power supply contracts which provide a significant portion of our power needs. These power supply contracts result in stable, favorably priced, long-term commitments of power at reasonable rates. In Brazil, we have a contract with the state of Para to provide power through June 2018. This contract includes a discount to the local market price for power. In Argentina, we have a contract with the province of Mendoza to provide power at a discount to the local market price for power through October 2009, and with negotiations in progress to extend the favorable terms of the contract beyond that date. In West Virginia, we have a contract with Brookfield Energy to provide approximately 45% of our power needs at a fixed rate through December 2021. The remainder of our power needs in West Virginia and Ohio are sourced through contracts that provide tariff rates at historically competitive levels. In connection with the reopening of GMI’s Niagara Falls plant, and as an incentive to reopen the plant, we obtained a public-sector package including 40 megawatts of hydropower over five years, with a potential five year extension, and up to $25 million in Empire Zone tax benefits recognized over 10 years subject to achieving specified employment and investment targets. Additionally, we entered into an agreement with RED to recycle hot exhaust from our West Virginia facility and convert the hot exhaust into electricity through a thermal process, reducing our effective cost per megawatt hour. The project is anticipated to be in operation in 2010. RED is required to supply all capital and energy expertise to design, permit, construct, test and commission the project, is entitled to receive a return on capital and is obligated to share certain financial benefits of the project with us. This agreement is subject to additional feasibility studies being conducted by RED.

•	Stable Raw Material Supply Through Captive Mines and Forest Reserves. We have two mining operations, located at Billingsley, Alabama and in the state of Para, Brazil, for which we currently possess long-term lease mining rights. These mines supply our plants with a substantial portion of our requirements for quartzite, the principal raw material used in the manufacturing of our products, and we believe that these mines taken together with additional leasing opportunities in the vicinity would cover our needs well into the future. In Brazil, we own a forest reserve which supplies our Brazilian operations with the wood necessary for woodchips and a majority of our charcoal. We ensure an uninterrupted supply of these raw materials through environmentally sensitive forestry management techniques used in our reforestation plantations. We have also obtained a captive supply of electrodes, an important input in our manufacturing process, through the formation of Yongvey. We obtain other raw materials from a variety of sources.

•	Efficient and Environmentally Friendly By-Product Usage. We utilize or sell most of our manufacturing process’ by-products, which reduces costs and limits environmental impact. We have accomplished this by developing markets for the by-products generated by our production processes, transforming our manufacturing operations so that minimal solid waste disposal is required. The largest volume by-product not recycled into the manufacturing process is silica fume, also known as microsilica. This dust-like material, collected in our air filtration systems, is sold to our 50%-owned affiliate, Norchem, Inc. (Norchem), and other companies, which process, package and market it for use as a concrete additive, refractory material and oil well conditioner. The other major by-products of our manufacturing processes are fines, the fine material resulting from crushing, and dross, which results from the purification process during smelting. The fines and dross that are not recycled into our own production processes are generally sold to customers who utilize these products in other manufacturing processes, including steel production.

•	Multiple Products and Markets. We produce multiple products in our U.S. and Latin American operations focusing on both silicon metal and silicon-based alloys such as ferrosilicon, magnesium-

ferrosilicon and calcium silicon. We sell our products to a wide variety of industries and to companies in over 40 countries. Our diverse product and geographic end-market profile provides us with numerous growth opportunities and may help insulate us from economic downturns in any individual industry or geographic region.

•	Experienced, Highly Qualified Management Team. We have assembled a highly qualified management team with approximately 100 years of combined experience in the metals business among our top four executives. In particular, Alan Kestenbaum, our Executive Chairman, Jeff Bradley, our Chief Executive Officer, Arden Sims, our Chief Operating Officer and Daniel Krofcheck, our Chief Financial Officer, have over 20, 25, 35 and 19 years of experience, respectively, in the metals industries. We believe that our management team has the operational and technical skill to continue to operate at world class levels of efficiency and to consistently produce silicon metal and silicon-based alloys.

Business Strategy

•	Focus on Core Businesses. We seek to achieve high market penetration in markets where we can differentiate ourselves on the basis of technical expertise and product quality. As part of this strategy, we are focusing our production and sales efforts on our silicon metal and higher margin specialized alloy businesses and expect to invest in capital projects and acquisitions that would expand our capacity or lower our costs in those areas. We continue to evaluate our core business strategy and may divest certain non-core and lower margin businesses to improve our financial and operational results.

•	Maintain Low Cost Position While Controlling Inputs. We intend to maintain our position as one of the most cost-efficient producers of silicon metal in the world. We intend to achieve this objective by continuing to increase the yield from our existing smelting furnaces while at the same time controlling the cost of the process inputs through our captive sources and favorable supply contracts. We believe we will be able to spread fixed costs over the resulting increased production volume to further reduce costs per MT of silicon metal and silicon-based alloy sold.

•	Continue Pursuing Strategic Acquisition Opportunities. We intend to build on our history of successful acquisitions by continuing to evaluate attractive acquisition opportunities for the purpose of increasing our capacity, product diversification, improving our raw materials and other input supply sources and acquiring further refined products for our customers. Our focus is on investing globally in companies, technologies or products that complement and or diversify our business or product offerings. In particular, we will consider acquisitions or investments that will enable us to leverage our expertise in silicon metal and silicon-based alloy products to grow in these markets as well as enable us to enter new markets or sell new products. We believe our overall metallurgical expertise and skills in lean production technologies position us well for future growth.

•	Leverage Flexible Manufacturing and Expand Other Lines of Business. We will leverage our flexible manufacturing capabilities to optimize the product mix produced while expanding the products we offer. Additionally we can leverage our broad geographic manufacturing reach to ensure that production of specific metals is in the most appropriate facility/region. Besides our principal silicon metal products, we have the capability to produce silicon-based alloys, such as ferrosilicon and silicomanganese, using the same facilities. Our business philosophy is to allocate our furnace capacity to the products which we expect will improve profitability.

•	Leverage Synergies Among Units. We currently operate the lowest cost silicon metal manufacturing facility and four of the seven lowest cost silicon metal manufacturing facilities in the Western World, as recognized by CRU, a leading metals industry consultant. According to CRU, the average operating cost of our four facilities is approximately 13.5% lower than the Western World weighted average based on CRU data. We try to identify and leverage each of our facilities’ best practices and applying them across our system.

•	Pursue Attractive Near-term Growth Opportunities. We will take advantage of a number of attractive near term growth opportunities including the reopening of our Niagara Falls facility, and the development at the Niagara facility of capacity specifically for our Solsil operations. This increased capacity will allow us to take advantage of the strong market conditions for our products and will also increase the manufacturing flexibility across our system. We have negotiated at the Niagara facility a favorable power contract with the State of New York.

Recent Acquisitions and History

In 2002, Alan Kestenbaum, our Executive Chairman, together with a related private equity investment vehicle, MI Capital, Inc. and one of our former officers (collectively, MI Capital), purchased the distressed debt of GMI prior to its filing for bankruptcy in April 2003. Together they obtained a controlling equity position in GMI and successfully led GMI through a reorganization and emergence from bankruptcy in May 2004. GMI has a long history producing silicon products that dates as far back as the late 1800s.

In December 2005, GMI purchased a silicon metal plant in Alloy, West Virginia from a competitor and financed the purchase using equity capital. The Alloy plant substantially increased the silicon metal capacity and facility square footage of GMI and also brought GMI its two largest customers. In January 2006, GMI completed the purchase of Alabama Sand & Gravel using debt financing. This purchase was made from the same competitor and provided GMI access to valuable quartzite mining rights in Billingsley, Alabama.

Subsequent to MI Capital’s acquisition and restructuring of GMI in October 2005, Alan Kestenbaum organized an equity offering by IME, a special purpose acquisition vehicle for the acquisition of metal and mining-related companies. Alan Kestenbaum also acted as the CEO of IME and led its evaluation of acquisition opportunities. On November 12, 2006, IME acquired GMI, and IME changed its name to Globe Specialty Metals, Inc. Our management team has continued to follow a strategy of seeking out, identifying and acquiring leading manufacturers of silicon metal and other silicon-based alloys. We believe we have been successful in our strategy as we have grown rapidly through the additional acquisitions of Globe Metales in November 2006, the acquisition of Globe Metais in January 2007 and the acquisition of Solsil in February 2008.

Globe Metallurgical, Inc. (United States)

In November 2006, we acquired GMI, one of the world’s largest and most efficient manufacturers of silicon metal and alloys. Through GMI, we operate three manufacturing facilities in the United States located in Selma, Alabama, Beverly, Ohio and Alloy, West Virginia, one quartzite mining operation in Billingsley, Alabama and recently announced that we will reopen our idle silicon metal production facility in Niagara Falls, New York. GMI acquired our Alloy, West Virginia plant on December 21, 2005 and our quartzite mining operation on January 20, 2006 from a competitor, substantially increasing our size and revenues.

Globe Metales S.A. (Argentina)

In November 2006, we acquired Globe Metales, one of the leading Latin American producers of silicon-based alloys, located in Argentina. In conjunction with our acquisition of Globe Metales, we also acquired its affiliate, UltraCore Polska Sp.z.o.o, a manufacturer of cored wire products located in Poland. Through Globe Metales and UltraCore Polska Sp.z.o.o, we operate a smelting facility in Mendoza, Argentina and two cored-wire fabrication facilities at San Luis, Argentina and Police, Poland. In addition to the manufacturing facilities, we own minority interests in the Nihuiles and Diamante hydroelectric facilities located in Mendoza, Argentina.

Globe Metais Industria e Comercio S.A. (Brazil)

In January 2007, we acquired Globe Metais, one of the largest producers of silicon metal in Brazil. Globe Metais operates a manufacturing facility in Breu Branco, Para, Brazil, has a number of leased quartzite mining operations and owns forest reserves throughout the state of Para, Brazil.

Solsil, Inc. (United States)

In February 2008, we acquired an approximate 81% interest in Solsil, a producer of high purity silicon manufactured through a proprietary metallurgical process, which is primarily used in silicon-based photovoltaic (solar) cells. In April 2008, Solsil and GMI entered into a joint development supply agreement with BP Solar International Inc. for the sale of solar grade silicon. Solsil’s operations are located within our facility at Beverly, Ohio. In conjunction with the reopening and expansion of our Niagara Falls facility, a portion of the facility will be used for our Solsil operations and when completed, is expected to permit us to produce approximately 4,000 MT of solar grade silicon annually.

Ningxia Yongvey Coal Industrial Co., Ltd. (China)

In May 2008, we entered into a business combination to produce carbon electrodes with a manufacturer of carbon electrodes. Yongvey’s operations are located in Chonggang Industrial Park, Shizuishan in the Ningxia Hiu Autonomous Region of China.

Other Information

Globe Specialty Metals, Inc. was incorporated in December 2004 pursuant to the laws of the State of Delaware under the name “International Metal Enterprises, Inc.” for the initial purpose to serve as a vehicle for the acquisition of companies operating in the metals and mining industries. In November 2006, we changed our name to “Globe Specialty Metals, Inc.” Prior to this offering, our common stock and warrants have traded on the AIM market, under the symbols “GLBM” and “GLBW,” respectively. Our web site is www.glbsm.com. The information on our web site does not constitute part of this prospectus.

Products and Operations

Our operating facilities have the following approximate production capacities:

Locations	Products	Production Capacity (MT)

Beverly, Ohio	Silicon metal	24,800
	Magnesium ferrosilicon	38,300
	Ferrosilicon	8,500
Alloy, West Virginia	Silicon metal	67,100
Selma, Alabama	Silicon metal	20,900
Mendoza, Argentina	Magnesium ferrosilicon	12,900
	Calcium silicon	13,100
Breu Branco, Brazil	Silicon metal	43,600
Niagara Falls, New York*	Silicon metal	30,000

Totals
Silicon metal	Active capacity	156,400
	Total capacity*	186,400
	Fiscal year 2007 actual production**	145,900
Silicon alloys	Active capacity	72,800
	Fiscal year 2007 actual production**	68,900

*	Reflects the planned reopening of the Niagara Falls facility during the fiscal year ending June 30, 2009.

**	Results affected by shutdown of one furnace at Selma facility for extended period. Production data provided on a pro forma basis assuming that acquisitions occurred at the beginning of fiscal year 2007.

Silicon Metal

We are among the world’s largest and most efficient producers of silicon metal. Silicon-based products are classified by the approximate percentage of silicon contained in the material and the levels of trace impurities. We produce specialty-grade, high quality silicon metal with silicon content generally greater than 99.25%. We produce the majority of this high-grade silicon metal for three industries: (i) the aluminum industry; (ii) the chemical industry; and (iii) the photovoltaic (solar) cell/semiconductor industry. We also produce upgraded metallurgical silicon for solar cell applications. The approximate distribution by customer type on a pro forma basis assuming that the acquisitions of GMI, SG, Camargo and Solsil occurred at the beginning of fiscal year ended June 30, 2006, is as follows:

		June 30, 2007	June 30, 2006

•	Aluminum	46%	53%
•	Silicone chemicals	38%	34%
•	Photovoltaic (solar) cell/semiconductor	11%	10%
•	Others (including specialty aluminum)	5%	3%

We market to both primary aluminum producers who require silicon metal with certain purity constraints for use as an alloy, as well as to the secondary aluminum industry where specifications are not as stringent. Aluminum is used to manufacture automobile and truck wheels and trim, high tension electrical wire, aircraft parts, beverage containers and other products which require optimal aluminum properties. The addition of silicon metal reduces shrinkage and the hot cracking tendencies of cast aluminum and improves the castability, hardness, corrosion resistance, tensile strength and weldability of the end products.

Purity and quality control are important. For instance, the presence of iron in aluminum alloys, in even small quantities, tends to reduce its beneficial mechanical properties as well as reduce its lustrous appearance, an important consideration when producing alloys for aluminum wheels and other automotive trim. We have the ability to produce silicon metal with especially low iron content as a result of our precisely controlled production processes.

The demand for high purity silicon for the solar industry has increased in the past several years and is expected to continue, stimulated by higher energy prices and the need for alternative energy sources. According to an industry trade association, solar power demand is estimated to have been 2,615 MW in 2007, and is expected to rise to 8,300 MW in 2010, a 46% annual growth rate for that period. According to CRU, to meet demand in 2010 for the solar industry, the current levels of production of solar grade silicon must be doubled. Several governments have established goals for solar power installations and have provided financing and rebate plans. A few states in the sunbelt region currently operate under incentive programs. California, New Jersey and Nevada are at the forefront of adopting plans for solar power usage. The tight supply of high purity silicon for the solar industry is exhibited by customers’ willingness to sign contracts extending current prices several years. The payment of deposits securing supplies further demonstrates the high demand.

Silicon-based Alloy Products

Our high-grade silicon-based alloys are made of silicon combined with iron in the form of scrap steel to produce ferrosilicon, along with other additions which can include precise measured quantities of other metals and rare earths to create alloys with specific metallurgical characteristics. Our silicon-based alloy products can be divided into three general categories: (i) magnesium-ferrosilicon-based alloys, (ii) ferrosilicon-based alloys and (iii) calcium silicon.

Magnesium-ferrosilicon alloys are known as “nodularizers” because, when combined with molten grey iron, they change the graphite flakes in the iron into spheroid particles, or “nodules,” thereby increasing the iron’s strength and resilience. The resulting product is commonly known as ductile iron. Ductile iron is employed in numerous applications such as the manufacture of automobile crankshafts and camshafts, exhaust manifolds, hydraulic valve bodies and cylinders, couplings, sprockets and machine frames, as well as in commercial water pipes. Ductile iron is lighter than steel and provides better castability (i.e., intricate shapes can be more easily produced) than untreated iron. We believe we supply approximately 50% of the magnesium-ferrosilicon demand in the Americas and 20% of the Western World.

Ferrosilicon-based alloys (without or with very low concentrations of magnesium) are known as “inoculants” and can contain any of a large number of combinations of metallic elements. Inoculants act to evenly distribute the graphite particles found in both grey and ductile iron and refine other microscopic structures, resulting in a product with greater strength and improved casting and machining properties.

Calcium silicon alloys are widely used to improve the quality, castability and machinability of steel. Calcium is a powerful modifier of oxides and sulfides. It transforms alumina inclusions into complex calcium aluminate compounds, improving the castability of the steel in a continuous casting process, avoiding deposits of solid inclusions inside tundish nozzles, preventing clogging. Calcium also improves the machinability of steel, increasing the life of cutting tools.

In addition to our nodularizer and inoculant alloy products, we have the capability to produce other alloys, such as ferrosilicon and silicomanganese, using the same facilities. Our business philosophy is to allocate our furnace capacity to the products that we believe will improve profitability and as such have invested in flexible manufacturing technology that enables us to switch production of some of our furnaces among alloy products and between alloys and silicon metal, as the market conditions change.

By-Products

We have reduced the environmental impact of our operations while increasing our profitability by developing markets for the by-products generated by our production processes, transforming our manufacturing operations to reduce our need for solid waste disposal. The largest volume by-product not recycled into the manufacturing process is silica fume (also known as microsilica). This dust-like material, collected in our air filtration systems, is sold to our 50%-owned affiliate, Norchem, and other companies which process, package and market it for use as a concrete additive, refractory material or oil well conditioner. The other major by-products of our manufacturing processes are “fines,” the fine material resulting from crushing, and dross, which results from the purification process during smelting. The fines and dross that are not recycled into our own production processes are generally sold to customers who utilize these products in other manufacturing processes, including steel production.

Raw Material Supply

We have two mining operations located at Billingsley, Alabama and in the state of Para, Brazil. These mines supply our Brazilian and U.S. operations with a substantial portion of our requirements for quartzite, the principal raw material used in the manufacturing of all of our products. We believe that these mines will satisfy our short and medium term needs for quartzite and that additional leasing opportunities in the vicinity would cover our needs well into the future. We also obtain quartzite from other sources in South America and the U.S. The gravel is mined, washed and screened to our specifications by our suppliers. All of our products also require coal or charcoal and woodchips in their manufacture. We source our low ash metallurgical-grade coal mainly from the midwest region of the U.S. for our U.S. operations and use locally sourced charcoal from our forests or from local suppliers for our South American operations. Woodchips are sourced locally by each plant in Argentina and the U.S. and are obtained in company-owned forests for the Brazil business. Carbon electrodes are supplied by Yongvey and are also purchased from several other suppliers on annual contracts. Most of our metal purchases are made on the spot market or from scrap dealers, with the exception of magnesium which is purchased under a fixed duration contract for our U.S. business. Our principal iron source for producing ferrosilicon has been scrap steel generated by machine shops, mostly purchased from scrap dealers. Magnesium and other additives are obtained from a variety of sources producing or dealing in these products. Rail and barge are the principal transportation methods for gravel and coal. We have rail spurs and access to nearby barge terminals at all of our plants. Other materials arrive primarily by truck. In our endeavor to produce the highest quality products, we require our suppliers, whenever feasible, to use statistical process control procedures in their production processes to conform to our own processes.

We believe that we have a cost advantage in most of our long-term power supply contracts. Our power supply contracts result in stable, favorably priced, long-term commitments of power at reasonable rates. Our major power supply contracts are listed in the table below.

Facility	Supplier	Terms	Price structure	Capacity

Beverly, Ohio	American Electric Power	Evergreen, 1-year termination notice	Published tariff rate	2.5 MW firm 85 MW interruptible
Breu Branco, Brazil	Electronorte	Through June 30, 2018	Fixed rate until June 2008, afterwards captive regulated price with specified discount	73 MW
Mendoza, Argentina	EDEMSA	Through October 31, 2009	Specified discount from established price	24 MW
Selma, Alabama	Alabama Power	Evergreen, 1-year termination notice	Published tariff rate	43 MW
Alloy, West Virginia	Appalachian Power	Through October 30, 2012	Published tariff rate	110 MW
Alloy, West Virginia	Brookfield Power	Through December 31, 2021	Fixed rate	100 MW

In connection with the reopening of GMI’s Niagara Falls plant, and as an incentive to reopen the plant, we obtained a public-sector package including 40 megawatts of low cost hydropower over five years, with a potential five year extension, and up to $25 million in Empire Zone tax benefits recognized over 10 years subject to achieving specified employment and investment targets.

Sales and Marketing Activities

Our products are typically sold through annual contracts which lock in volumes and prices on a calendar year basis. During the fourth quarter of each calendar year, senior management and the sales team coordinate to determine the optimal product mix and pricing schedule. Contract negotiations are held with customers prior to the calendar year end to establish the pricing and purchase volume for the following year.

We have the ability to recover increases in raw material and power costs through escalation clauses in some long term contracts and through annual adjustments in shorter term renewable contracts. Our marketing strategy is to maximize profitability by varying the balance of our product mix among the various silicon-based alloys and silicon metal. Our products are marketed directly by our own marketing staff of 18 technical sales professionals located in Buenos Aires, Argentina, Sao Paulo, Brazil, Police, Poland, and at various locations in the United States and who work together to optimize the marketing efforts. The marketing staff is supported by our Technical Services Manager, who supports the sales representatives by advising foundry customers on how to improve their processes using our products.

Our senior management maintains relationships with most of the world’s major silicon-based alloys and silicon metal buyers. Our team of sales representatives and technical specialists, most with over 20 years experience in the metals and casting industries, design alloy formulas to meet customers’ specific needs, as well as offering technical assistance with practical production problems. Sales representatives are compensated through salary plus an incentive bonus. Our sales representatives work within geographic focus areas and sell across all of our product lines.

We also employ a Customer Service Director and 11 dedicated customer service representatives. Order receiving, entry, shipment coordination and customer service is handled from the Beverly, Ohio facility for our U.S. operations, and in Buenos Aires, Argentina, Sao Paulo, Brazil, and Police, Poland for our non U.S. operations. In addition to our direct sales force, we sell through distributors in various U.S. regions, Canada, Southern and Northern Mexico, Australia, South America and Europe.

Customers

We sell to a variety of customers in North America, Europe, South America and Asia. For the year ended June 30, 2007, no customer was responsible for 10% or more of our revenues except for Dow Corning, which accounted for approximately 13% of our total sales. We enter into annual contracts for nearly all of our silicon metal production at the beginning of each calendar year and do not consider sales backlog to be a meaningful performance measure.

Silicon Metal Customers

We sell silicon metal to over 130 companies, including 12 Fortune 500 companies, located in over 16 countries. We typically have purchase commitments for a substantial portion of a year’s production by the end of the preceding year which allows us to better estimate our revenues and profitability. Our silicon metal production is committed for the balance of calendar 2008. For the fiscal year ended June 30, 2007, our top ten silicon metal customers collectively represented approximately 70% of our net silicon metal sales, with the largest two customers, Dow Corning Corporation and Momentive Performance Materials Inc., representing approximately 19% and 13% of net silicon metal sales, respectively, and approximately 13% and 9% of total sales, respectively.

Silicon-based Alloy Customers

We believe that we distinguish ourselves from our competitors by providing technical advice and service to our silicon-based alloy customers and by tailoring the chemical composition of our alloys to the specific requirements of each customer’s product line and foundry process. Silicon-based alloy customers are extremely quality conscious, as an error in chemical composition or even product sizing can result in the scrapping of an entire casting run. We have intensive quality control measures at each stage of the manufacturing process to ensure that our customers’ specifications are met.

Our silicon-based alloys are sold to a diverse base of customers worldwide. We have evergreen year-to-year contracts with many of our customers for the purchase of our magnesium-ferrosilicon-based products while foundry ferrosilicon alloys are typically purchased in smaller quantities for delivery within 30 days. Our top ten silicon-based alloy customers collectively represented approximately 39% of our net sales of these products for the fiscal year ended June 30, 2007, and our top two customers, Tinfos ASA and McWane, Inc., accounted for 6% each of silicon-based alloy sales in the same period. Our silicon-based alloys production is mostly committed for the remainder of calendar 2008.

Facilities

We believe our facilities are suitable and adequate for our business and current production requirements. The following tables describe our office space, manufacturing facilities, mining properties and forest properties:

		Square	Number of
Location of Facility	Purpose	Footage	Furnaces	Own/Lease

New York, New York	Office space	4,636	—	Lease
Beverly, Ohio	Manufacturing and other	273,377	5 *	Own
Selma, Alabama	Manufacturing and other	126,207	2	Own
Alloy, West Virginia	Manufacturing and other	1,063,032	5	Own
Niagara Falls, New York**	Manufacturing and other	227,732	2	Own
Mendoza, Argentina	Manufacturing and other	138,500	2	Own
San Luis, Argentina	Manufacturing and other	59,200	—	Own
Police, Poland	Manufacturing and other	43,951	—	Own
Breu Branco, Brazil	Manufacturing and other	410,953	4	Own
Shizuishan, China	Manufacturing and other	227,192	—	***

*	Excludes Solsil’s six smaller furnaces used to produce UMG for solar cell applications.

**	This facility is not operational but is expected to be brought into service during the fiscal year ending June 30, 2009.

***	We own the long-term land use rights for the land on which this facility is located. We own the building and equipment forming part of this facility.

Location of Mine	Product	Own/Lease

Billingsley, Alabama	Quartzite	Lease
Para, Brazil	Quartzite	Lease

Location of Forest Property	Acreage	Own/Lease

Para, Brazil	113,000	Own

Employees

As of December 31, 2007, we had 1,064 employees. We have 526 employees in the United States, 180 employees in Argentina, 330 employees in Brazil, and 28 employees in Poland. Our total employees consist of 513 salaried employees and 551 hourly employees and include 597 unionized workers.

We have not experienced any work stoppages and consider our relations with our employees to be good. Our hourly employees at our Alabama and West Virginia facilities are covered, respectively, by collective bargaining agreements with the Industrial Division of the Communications Workers of America, under a contract running through July 2010 and with The United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union under a contract running through April 24, 2011. Union employees in Brazil are working under a contract running through October 31, 2008 and in Argentina are working under a contract running through April 2009. Our operations in Poland are not unionized.

Research and Development

In February 2008, we acquired Solsil, a producer of high purity silicon manufactured through a proprietary metallurgical process and which is primarily used in silicon-based photovoltaic (solar) cells. Solsil conducts research and development activities designed to improve the purity of its silicon. The business performs experiments, including continuous batch modifications with the goal of improving efficiencies, lowering costs and developing new products that will meet the needs of the photovoltaic (solar) industry. These activities are performed at Solsil’s operations, which are located within our facility at Beverly, Ohio.

Proprietary Rights and Licensing

The majority of our intellectual property relates to process design and proprietary know-how. Our intellectual property strategy is focused on developing and protecting proprietary know-how and trade secrets, which are maintained through employee and third-party confidentiality agreements and physical security measures. Although we have some patented technology, our businesses or profitability does not rely fundamentally upon such technology.

Competition

The silicon-based alloy and silicon metal markets are capital intensive and competitive. Our primary competitors are Elkem AS, owned by Orkla ASA, and Ferro Atlantica. In addition, we also face competition from other companies, such as, Becancour Silicon, Inc., Rima Industrial SA and Ligas de Alumino SA as well as producers in China and the former republics of the Soviet Union. We have historically proven to be a highly efficient low cost producer, with competitive pricing and manufacturing processes that capture most of our production by-products for reuse or resale. We also have the flexibility to adapt to current market demands by switching between silicon-based alloy and silicon metal production with reasonable switching costs. We face continual threats from existing and new competition. Nonetheless, certain factors can affect the ability of competition to enter or expand. These factors include (i) lead time of three to five years to obtain the necessary governmental approvals and construction completion; (ii) construction costs; (iii) the need to situate a manufacturing facility proximate to raw material sources, and (iv) energy supply for manufacturing purposes.

Regulatory Matters

We operate facilities in the U.S. and abroad which are subject to federal, state, provincial and local environmental, health and safety laws and regulations, including those governing the discharge of materials into the environment, hazardous substances, land use, reclamation and remediation and the health and safety of our employees. These laws and regulations require us to obtain from governmental authorities permits to conduct certain regulated activities, which permits may be subject to modification or revocation by such authorities.

We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties or other sanctions by regulators, the imposition of remedial obligations, the issuance of injunctions limiting or preventing our activities and other liabilities. Under these laws, regulations and permits, we could also be held liable for any and all consequences arising out of human exposure to hazardous substances or environmental damage we may cause or that relates to our operations or properties. Environmental, health and safety laws are likely to become more stringent in the future. Our costs of complying with current and future environmental, health and safety laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances may adversely affect our business, results of operations and financial condition.

There are a variety of laws and regulations in place or being considered at the federal, regional, state and local levels of government that restrict or are reasonably likely to restrict the emission of carbon dioxide and other greenhouse gases. These legislative and regulatory developments may cause us to incur material costs to reduce the greenhouse gas emissions from our operations (through additional environmental control equipment or retiring and replacing existing equipment) or to obtain emission allowance credits, or result in the incurrence of material taxes, fees or other governmental impositions on account of such emissions. In addition, such developments may have indirect impacts on our operations which could be material. For example, they may impose significant additional costs or limitations on electricity generators, which could result in a material increase in our energy costs.

Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. In addition to cleanup, cost recovery or compensatory actions brought by federal, state and local agencies, neighbors, employees or other third parties could raise personal injury, property damage or other private claims due to the presence or release of hazardous substances. Environmental laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of hazardous substances. Persons who arrange for the disposal or treatment of hazardous substances also may be responsible for the cost of removal or remediation of these substances. Such persons can be responsible for removal and remediation costs even if they never owned or operated the disposal or treatment facility. In addition, such owners or operators of real property and persons who arrange for the disposal or treatment of hazardous substances can be held responsible for damages to natural resources.

There may be soil or groundwater contamination at current or prior properties resulting from historical, ongoing or nearby activities. Based on currently available information, we do not believe that any costs or liabilities relating to such contamination will have a material adverse effect on our financial condition, results of operations or liquidity.

Legal Proceedings

We are subject to various lawsuits, claims and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

MANAGEMENT

Executive Officers, Key Employees and Directors

The following table sets forth certain information concerning our executive officers, key employees, and directors:

Name	Age	Position

Alan Kestenbaum	46	Executive Chairman and Director
Jeff Bradley	48	Chief Executive Officer
Arden Sims	64	Chief Operating Officer
Daniel Krofcheck	54	Chief Financial Officer
Stephen Lebowitz	43	General Counsel
Theodore A. Heilman, Jr.	50	Senior Vice President
Bruno Santos Parreiras	40	Executive Director, Globe Metais, S.A.
Delfin Rabinovich	59	Executive Director, Globe Metales, S.A.
Stuart E. Eizenstat	65	Director
Daniel Karosen	33	Director
John P. O’Brien	67	Director

Alan Kestenbaum has served as Executive Chairman and Director since our inception, and served as Chief Executive Officer from our inception through May 2008. From June 2004, Mr. Kestenbaum served as Chairman of Globe Metallurgical, Inc., until its acquisition by us in November 2006. He has over 20 years of experience in metals including finance, distribution, trading and manufacturing. Mr. Kestenbaum is a founder and the Chief Executive Officer of Marco International Corp., and its affiliates, a finance trading group specializing in metals, minerals and other raw materials, founded in 1985. Mr. Kestenbaum was involved in the expansion by certain of Marco International’s affiliates into China and the former Soviet Union. He also established affiliated private equity businesses in 1999 which were involved in sourcing and concluding a number of private equity transactions, including ones relating to McCook Metals, Scottsboro Aluminum and Globe Metallurgical, Inc. From 1997 until June 2008, Mr. Kestenbaum was also the Vice President of Marco Hi-tech JV LLC, a nutritional ingredient supplier to the nutritional supplement industry. Mr. Kestenbaum serves as a member of the board of directors of Wolverine Tube, Inc., a provider of copper and copper alloy tube, fabricated products and metal joining products. Mr. Kestenbaum began his career in metals with Glencore, Inc. and Philipp Brothers in New York City. He received his B.A. in Economics cum laude from Yeshiva University, New York.

Jeff Bradley has served as our Chief Executive Officer since May 2008. Prior to that, Mr. Bradley served as Chairman, Chief Executive Officer and Director of Claymont Steel Holdings, Inc., a company specializing in the manufacture and sale of custom-order steel plates in the United States and Canada. Prior to joining Claymont Steel, from September 2004 to June 2005, Mr. Bradley served as vice president of strategic planning for Dietrich Industries, a $900 million construction products subsidiary of Worthington Industries. From September 2000 to August 2004, Mr. Bradley served as a vice president and general manager for Worthington Steel, a diversified metal processing company. Mr. Bradley holds a B.S. in Business Administration from Loyola College in Baltimore, Maryland.

Arden Sims joined our company in November 2006 and has been serving as our Chief Operating Officer since that time. Mr. Sims has also been serving as the President of Globe Metallurgical, Inc. since 1984. From 1981 to 1984 Mr. Sims served as President for SKW Metals & Alloys Inc. (now CC Metals & Alloys Inc.), a competitor of Globe Metallurgical. From 1970 to 1981, he held various management positions at Union Carbide Corporation’s Metals Division (subsequently purchased by Elkem Metals, another competitor of Globe Metallurgical, Inc.). Mr. Sims holds a BS in Electrical Engineering from the West Virginia Institute of Technology.

Daniel Krofcheck joined our company in June 2007 and has been serving as our Chief Financial Officer since that time. From September 1997 to December 2006, Mr. Krofcheck was the Treasurer of Century Aluminum Company. He also served as a Vice President of Century Aluminum Company from September 1998 to December 2006. From 1988 to August 1997, Mr. Krofcheck held various positions with H.J. Heinz Company, most recently as the Assistant Treasurer. Earlier in his career, Mr. Krofcheck worked at U.S. Steel in a variety of capacities, most recently, as Manager of the New York Treasury office for three years after obtaining his MBA. Mr. Krofcheck received an MBA from the Wharton School of the University of Pennsylvania in May, 1983 and a BS in Mathematics from The Pennsylvania State University in February, 1975.

Stephen Lebowitz has served as our General Counsel since June 2008. Prior to that, from 2001 to 2008, Mr. Lebowitz was in-house counsel at BP plc, one of the world’s largest petroleum companies, to its jet fuel, marine and solar energy divisions. Prior to joining BP, Mr. Lebowitz was in private practice, both as a partner at the law firm Ridberg, Press and Aaronson, and as an associate with the law firm Kaye Scholer LLP. Mr. Lebowitz holds a B.A. from the University of Vermont, received a law degree from George Washington University, and while overseas as a Fulbright Scholar, obtained an L.L.M. in European law.

Theodore A. Heilman, Jr. has been serving our company in a variety of capacities since our inception, currently as our Senior Vice President. Mr. Heilman has also served as our interim Chief Financial Officer between November 2006 and June 2007, and until November 2006, as our President. Mr. Heilman also served as one of our directors from December 2004 until July 2008. Mr. Heilman has over 25 years of management and financial experience in international business and commodities. Mr. Heilman was the President of the Finance division of Marco International Corp. from January 2003 until November 2006. From 1999 to June 2002, Mr. Heilman served as President and Chief Executive Officer of InterCommercial Markets LLC, an online commodity logistics and trading services and software company that he founded, until its merger with ExImWare, Inc., where he remained as resident founder until January 2003. From 1989 to 1999, Mr. Heilman was affiliated with the Mercon Group, a multinational commodity trading and processing group, where he served in various capacities including Executive Vice President and Chief Operating Officer. From 1984 to 1989, he was affiliated with the J. Aron Commodities Division of Goldman Sachs & Co. in New York, where he was named a Vice President in sales and trading, managing major U.S. corporate accounts and Latin American supplier relationships. Mr. Heilman began his business career as an international lending officer with The Bank of New York (Irving Trust Co.). He received a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard University.

Bruno Santos Parreiras joined our company in January 2007 and has been serving as the Executive Director of Globe Metais, our Brazilian subsidiary, since that time. Prior to such time, Mr. Parreiras worked for Camargo Correa Metais S.A. (now known as Globe Metais) in various positions starting in 1993, and most recently as Executive Director since 2004. Mr. Parreiras received his degree in metallurgical engineering from the Federal University of Minas Gerais.

Delfin Rabinovich joined our company in January 2007 and has been serving as the Executive Director of Globe Metales, our Argentine subsidiary, since that time. From 1973 to 1988, Mr. Rabinovich held various management positions at FATE, S.A. a major Argentine tire manufacturer. From 1988 to 1993, he served as the general manager of KICSA Alumino, an aluminum semi-fabricator. From 1993 to 1995, Mr. Rabinovich served as the general manager of the DAPSA, a petroleum refiner. Since such time he served as a management, marketing and technology consultant in a variety of industries. Mr. Rabinovich received his degree in industrial engineering from the University of Buenos Aires and an M.S. in management from the Sloan School of Management at the Massachusetts Institute of Technology.

Non-Employee Directors

Stuart Eizenstat has served as a member of our board of directors since February 2008. Mr. Eizenstat has been a partner of the law firm of Covington & Burling LLP in Washington, D.C. since 2001, and heads the law firm’s international practice. He served as Deputy Secretary of the United States Department of the Treasury from July 1999 to January 2001. He was Under Secretary of State for Economic, Business and

Agricultural Affairs from 1997 to 1999. Mr. Eizenstat served as Under Secretary of Commerce for International Trade from 1996 to 1997 and was the U.S. Ambassador to the European Union from 1993 to 1996. From 1977 to 1981 he was Chief Domestic Policy Advisor in the White House to President Carter. He is a trustee of BlackRock Funds, a member of the board of directors of the Chicago Climate Exchange and serves on the International Advisory Council of The Coca-Cola Company, on the advisory board of BT Americas Inc. and on the International Advisory Board of Group Menatep Limited. He has received seven honorary doctorate degrees and awards from the United States, French, German and Israeli governments. He is the author of “Imperfect Justice: Looted Assets, Slave Labor, and the Unfinished Business of World War II.”

Daniel Karosen has served as a member of our board of directors since December 2007. Mr. Karosen joined Mandel, Fekete & Bloom, an accounting firm in Jersey City, New Jersey in 2000, and has been a partner since 2006. Prior to joining Mandel, Fekete & Bloom, Mr. Karosen was a CPA at PricewaterhouseCoopers between 1997 and 2000. Mr. Karosen is a graduate of the University of Notre Dame.

John P. O’Brien has served as a member of our board of directors and as Chairman of the audit committee since April 2008. Mr. O’Brien is the Managing Director of Inglewood Associates, a professional services and investment firm. Prior to joining Inglewood, Mr. O’Brien had a 27 year career at Price Waterhouse where he served as the Southeast Regional Managing Partner and a member of that Firm’s Board and Management Committee. Mr. O’Brien has served on a number of Boards and is currently the non-Executive Chairman of the board of directors for Century Aluminum Company, where he has been a member of the Board since 2000 and has also served as Chairman of the audit committee. Mr. O’Brien’s prior Board experience includes serving as a director for Preformed Line Products, Oglebay Norton Company, American Italian Pasta Company, International Total Services Company and Equivest, Inc. Mr. O’Brien has a BS in Economics from the Wharton School of the University of Pennsylvania.

Board of Directors

Board Composition

Our certificate of incorporation and bylaws, as amended, provide that the authorized number of directors may be changed only by resolution of the board of directors. We currently have 4 directors: Messrs. Eizenstat, Karosen, Kestenbaum and O’Brien.

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the board has determined that Messrs. Eizenstat, Karosen and O’Brien are “independent directors” as defined by NASDAQ and Securities Exchange Rule 10A-3.

Committees of the Board of Directors

Our board of directors has an audit committee. Our board intends to create a compensation committee and a nominating and governance committee prior to the completion of the offering. Each of the committees of the board of directors has, or will have, the composition and responsibilities described below.

Audit committee.  Mr. O’Brien and Mr. Karosen are currently the members of our audit committee. Our board intends to add at least one member to the committee prior to the completion of the offering. Mr. O’Brien and Mr. Karosen satisfy, and it is contemplated that any additional members will satisfy, independence standards promulgated by the SEC and by NASDAQ, as such standards apply specifically to members of audit committees. Our audit committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of our books and records;

•	review the proposed scope and results of the audit;

•	review and pre-approve the independent auditors’ audit and non-audit services rendered;

•	approve the audit fees to be paid;

•	review accounting and financial controls with the independent auditors and our financial and accounting staff;

•	review and approve transactions between us and our directors, officers and affiliates;

•	recognize and prevent prohibited non-audit services;

•	establish procedures for complaints received by us regarding accounting matters;

•	oversee internal audit functions; and

•	prepare the report of the audit committee that SEC rules require to be included in our annual meeting proxy statement.

Compensation committee.  All members of our compensation committee will be qualified as independent under the current definition promulgated by NASDAQ. Our compensation committee will be authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for our Chief Executive Officer;

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

•	administer our stock incentive plan; and

•	prepare the report of the compensation committee that SEC rules require to be included in our annual meeting proxy statement.

Nominating and governance committee.  All members of our nominating and governance committee will be qualified as independent under the current definition promulgated by NASDAQ. Our nominating and governance committee will be authorized to:

•	identify and nominate members for election to the board of directors;

•	develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

•	oversee the evaluation of the board of directors and management.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee will have been at any time an employee of ours. None of our executive officers will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

To the extent any members of our compensation committee and affiliates of theirs have participated in transactions with us, a description of those transactions will be described in “Certain Relationships and Related Person Transactions.”

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the NASDAQ rules.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements of our named executive officers for our fiscal year ended June 30, 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation Discussion and Analysis

Our executive compensation arrangements are designed to help us attract talented individuals to manage and operate our business, to reward those individuals fairly over time and to retain those individuals who continue to meet our high expectations. The goals of our executive compensation arrangements are to align our executive officers’ compensation with our business objectives and the interests of our stockholders and to incentivize and reward our executive officers for our success. To achieve these goals, we have established executive compensation and benefit packages composed of a mix of base salary and equity awards and, in some instances, cash incentive payments, in proportions that our board believes are the most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation arrangements are also intended to make us competitive in our industry, where there is significant competition for talented employees, and to be fair relative to other professionals within our organization. We believe that we must provide competitive compensation packages to attract and retain the most talented and dedicated executive officers possible and to help retain our executive management over the longer term.

Role of Our Executive Chairman in Setting Executive Compensation

Historically, we have established executive officers’ compensation arrangements when they joined our company. Mr. Kestenbaum, our Executive Chairman, has individually negotiated each of the executive officer’s compensation arrangements, and these initial compensation terms were included in an employment agreement with the executive.

Role of Our Board and Compensation Committee in Setting Executive Compensation

Following this offering, we anticipate that the process for determining compensations will be modified, to shift the process for initially setting compensation and periodically reviewing compensation to an evaluation by the compensation committee in consultation with the Executive Chairman. It is expected that the compensation committee will make recommendations to the full board regarding compensation decisions for our executive officers.

Elements of our Executive Compensation Arrangements

General.  Our executive compensation arrangements may include three principal components: base salary, long-term incentive compensation in the form of equity awards and, in some cases, cash bonuses. Our executive officers are also eligible to participate, on the same basis as other employees, in our 401(k) plan and our other benefit programs generally available to all employees. Although we have not adopted any formal guidelines for allocating total compensation among these components, we intend to implement and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate performance objectives. Additionally, pursuant to the terms of employment agreements, some of our executive officers are entitled to receive severance payments in the event that their employment is terminated without cause.

We view each of the components of our compensation program as related but distinct. Our decisions about each individual component generally do not affect the decisions we make about other components. For example, we do not believe that significant compensation derived from one component of compensation, such as equity appreciation, should necessarily negate or reduce compensation from other elements, such as salary or bonus.

Base Salary.  Upon joining our company, each of our executive officers entered into an employment agreement that provided for an initial base salary. These initial salaries are the product of negotiation with the executive, but we generally seek to establish salaries that we believe are commensurate with the salaries being paid to executive officers serving in similar roles at comparable metal manufacturing companies. In establishing the base salaries of our executive officers, we took into account a number of factors, including the executive’s seniority, position, functional role and level of responsibility and individual performance. Following this offering, we expect to review base salaries of our executive officers on an annual basis and make adjustments to reflect individual performance-based factors, as well as our financial status. Historically, we have not applied, nor do we intend to apply, specific formulas to determine base salary increases.

Long-Term Equity Compensation.  We believe that long-term performance is best incentivized through an ownership culture that encourages performance by our executive officers through the use of stock options and/or stock grants. Our equity benefit plans have been established to provide our executive officers with incentives to help align their interests with the interests of our stockholders. We believe that the use of stock options, which only provide value to the executive officer if the value of our common stock increases, offers the best approach to achieving our compensation goals and provides tax and other advantages to our executive officers relative to other forms of equity compensation. We believe that our equity benefit plans are an important retention tool for our executive officers.

Initial option grants to our executive officers are generally set forth in an employment agreement. These initial option grants are the product of negotiation with the executive, but we generally seek to establish equity ownership levels that we believe are commensurate with the equity stakes held by executive officers serving in similar roles at comparable companies. Following this offering, as part of our annual compensation review process, we expect to provide subsequent option grants to those executive officers determined to be performing well.

With the exception of Mr. Kestenbaum, who as the founder of our company received stock at our inception, our equity benefit plans have provided the principal method for our executive officers to acquire equity in our company. Prior to this offering, we have granted stock options exclusively through our 2006 stock option plan, which was adopted by our board of directors and approved by our stockholders to permit the grant of stock options to our employees, officers, directors, consultants, advisors and independent contractors. In 2007, each of our named executive officers, who are designated below under “— Executive Compensation — Grant of Plan-Based Awards,” were awarded stock options under our 2006 stock option plan in the amounts indicated therein. In determining the size of the stock option grants to our executive officers, the board of directors took into account each executive officer’s existing ownership stake in our company, as well as his position, scope of responsibility, ability to affect stockholder value, historic and recent performance, and the equity ownership levels of executive officers in similar roles of comparable companies in our industry.

Cash Bonuses.  In addition to base salaries, our executive officers are eligible to receive annual discretionary cash bonuses. Prior to June 30, 2008, we have not paid any cash bonuses to our executive officers, but following this offering we may grant annual cash bonuses intended to compensate executive officers for their individual contributions to our achievement of corporate goals. Initially, we expect that any bonus grants would be based upon subjective determinations which may vary, from time to time, depending on our overall strategic objectives and the job responsibilities of each executive officer, but would relate generally to factors such as achievement of milestones and financial factors such as raising and maintaining capital.

Severance and Change of Control Benefits.  Under their employment agreements, our executive officers are entitled to cash severance benefits if they are terminated without cause. In some instances, this may include reimbursement for the costs of continued health insurance premiums for a period of time after termination of employment. The terms of these arrangements are more fully described below under “— Executive Compensation — Employment Agreements, Severance and Change of Control Arrangements.”

401(k) Plan.  Certain of our U.S. employees, including our executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Internal Revenue Code of 1986, as amended (Code). Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation, up to a statutory limit. Employee contributions are held and invested by the plan’s trustee.

Other Benefits and Perquisites.  We provide medical insurance to certain full-time employees, including our executive officers. Our executive officers generally do not receive any perquisites, except that we pay an automobile allowance for Mr. Kestenbaum. However, from time to time, we have provided relocation expenses in connection with the relocation of executive officers to the geographic area of our corporate headquarters in New York. We intend to continue to provide relocation expenses in the future, as necessary, to obtain the services of qualified individuals.

Other Compensation.  Our board of directors or compensation committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems it advisable.

Federal Tax Considerations Under Sections 162(m) and 409A

Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to specified executive officers in a calendar year. Compensation above $1 million may be deducted if it is performance-based compensation within the meaning of Section 162(m). We have not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as performance-based compensation. To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, we have not adopted a policy that requires all compensation to be deductible. However, we expect that the board of directors and the compensation committee will evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant and to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Section 409A of the Code addresses the tax treatment of nonqualified deferred compensation benefits and provides for significant taxes and penalties in the case of payment of nonqualified deferred compensation. We currently intend to structure our executive compensation programs to avoid triggering these taxes and penalties under Section 409A.

Accounting Considerations

Effective July 1, 2006, we adopted the fair value provisions of SFAS 123(R). Under SFAS 123(R), we are required to estimate and record an expense for each award of equity compensation, including stock options, over the vesting period of the award. Our board of directors has generally determined to retain, for the foreseeable future, our stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS 123(R).

Summary Compensation Table

The following table sets forth information regarding compensation earned during our fiscal year ended June 30, 2007 by our principal executive officer, our principal financial officer, and our two other executive officers whose total compensation exceeded $100,000 for our fiscal year ended June 30, 2007. We refer to these persons as our named executive officers.

				Change in	All
			Option	Pension	Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Value(3)	Compensation(4)	Total

Alan Kestenbaum	2007	$318,182	—	—	9,000	327,182
Executive Chairman, Director and Chief Executive Officer
Arden Sims	2007	254,546	755,000	35,197	—	1,044,743
Chief Operating Officer
Daniel Krofcheck	2007	20,834	540,000	—	—	560,834
Chief Financial Officer
Theodore A. Heilman, Jr.	2007	175,000	755,000	—	—	930,000
Senior Vice President

(1)	We were formed as a special purpose acquisition company in October 2005. Thus, prior to our acquisition of Globe Metallurgical, Inc., in November 2006, none of our executive officers were entitled to any compensation. Salary payments were made to Mr. Kestenbaum, Mr. Sims and Mr. Heilman starting on November 13, 2006. Mr. Krofcheck became an employee on June 1, 2007. No bonuses were paid to any of the executive officers during the fiscal year 2007.

(2)	Option award valuation was performed using a Black-Scholes option pricing model. Option life estimated at 4 years from the grant date for options awarded to Mr. Sims and Mr. Heilman and at 6.5 years from the grant date for options awarded to Mr. Krofcheck. The option exercise price is based on our option vesting schedule. The risk free rate used in the model was the zero-coupon government bond interest rate at the time of option grant, as found on Bloomberg, of the instrument with the term closest to the estimated option life. The volatility factor used in the model was estimated at 43% using the historical volatility of comparable companies that had sufficient public trading history. Due to the uncertainty in the timing, frequency and yield of any future dividend payments, the dividend yield in the model was assumed to be 0%.

(3)	Calculated using a discount rate of 6.25% and an expected long-term return on plan assets of 8.50%. Present value of accumulated benefits of $343,857 at June 30, 2007 compared to $308,660 at June 30, 2006. See Pension and Other Employee Benefit Plans footnote in our consolidated financial statements for methodology of calculation.

(4)	Auto expense allowance for our Executive Chairman from November 15, 2006 to June 30, 2007.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of non-equity incentive plan awards and grants of equity awards that we made during the fiscal year ended June 30, 2007 to each of the executive officers named in the Summary Compensation Table. All awards were stock options granted under our 2006 Employee, Director and Consultant Stock Option Plan.

			Exercise Price
		Number of	of Option	Grant Date Fair
	Grant	Shares of	Awards	Value of Option Awards
Name	Date	Stock	($/Share)	(1)

Arden Sims	11/13/06	166,666	$6.25	$328,333
Arden Sims	11/13/06	166,667	8.50	235,000
Arden Sims	11/13/06	166,667	10.00	191,667
Theodore A. Heilman, Jr.	11/13/06	166,666	6.25	328,333
Theodore A. Heilman, Jr.	11/13/06	166,667	8.50	235,000
Theodore A. Heilman, Jr.	11/13/06	166,667	10.00	191,667
Daniel Krofcheck	06/01/07	200,000	6.00	540,000

(1)	See footnote (2) in Summary Compensation Table for assumptions related to option award valuation.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding stock options held by our executive officers named in the Summary Compensation Table at June 30, 2007. All of these options were granted under our 2006 Employee, Director and Consultant Stock Option Plan. Our named executive officers did not hold any restricted stock or other stock awards at the end of our fiscal year. Our named executive officers did not exercise any stock options during our fiscal year.

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option	Option
	Options (#)		Options (#)		Exercise Price	Expiration
Name	Exercisable		Unexercisable		($/Share)	Date

Arden Sims	166,666	(1)	—		$6.25	11/13/11
Arden Sims	—		166,667	(2)	8.50	11/13/11
Arden Sims	—		166,667	(3)	10.00	11/13/11
Theodore A. Heilman, Jr.	166,666	(1)	—		6.25	11/13/11
Theodore A. Heilman, Jr.	—		166,667	(2)	8.50	11/13/11
Theodore A. Heilman, Jr.	—		166,667	(3)	10.00	11/13/11
Daniel Krofcheck	—		200,000	(4)	6.00	06/01/17

(1)	These options are fully vested.

(2)	These options will fully vest on November 13, 2008.

(3)	These options will fully vest on November 13, 2009.

(4)	These options vest as to 33.33% on June 1, 2008, as to an additional 33.33% on June 1, 2009 and to the remaining 33.34% on June 1, 2010.

Pension Benefits

The following table provides information about a defined benefit plan (Retirement Plan) that GMI had in place prior to entry into bankruptcy protection. The Retirement Plan covers most employees who met certain age and service requirements before June 30, 2003. The Retirement Plan was amended in June 2003 to fix benefits and service accruals as of June 30, 2003. Because of the June 2003 amendment to the Retirement Plan, of the named executive officers, only Mr. Sims is entitled to participate in the Retirement Plan. His credited service is frozen at 15 years and his benefits are fixed at his average salary for the 15 years ended June 30, 2003 of $13,450 per month.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit(1)	Last Fiscal Year

Arden Sims	Globe Metallurgical, Inc.	15	$343,857	—

(1)	Calculated using a discount rate of 6.25% and an expected long-term return on plan assets of 8.50%. See Pension and Other Employee Benefit Plans footnote in our consolidated financial statements for methodology of calculation.

Employment Agreements, Severance and Change of Control Arrangements

The following is a description of the employment agreements and severance and change of control arrangements with respect to each named executive officer serving in that capacity at June 30, 2007. The amount of compensation payable to each named executive officer upon termination without cause, termination for good reason and termination following a change of control is shown below. The amounts shown assume that such terminations were effective as of June 30, 2007, and are estimates of the amounts which would be paid to the named executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s actual separation from us.

Employment Agreements and Severance Arrangements

Alan Kestenbaum.  Mr. Kestenbaum serves as our Executive Chairman. Mr. Kestenbaum’s employment agreement with us provides for an annual base salary of $500,000 which is subject to annual upward adjustments at the discretion of the board of directors, plus bonuses and stock options to be awarded in our discretion. Mr. Kestenbaum shall also be entitled to receive an automobile allowance in the amount of $1,200 per month. During the term of his employment agreement, Mr. Kestenbaum will serve as a member of our board of directors without additional compensation. In the event of a “Change of Control” (defined as a merger or consolidation or other change in ownership of 50% or more of our total voting power pursuant to a transaction or a series of transactions, the approval by our stockholders of an agreement to sell or dispose of all or substantially all of our assets, or a change in the composition of our board or directors such that fewer than a majority of the directors are “Incumbent Directors,” as defined in the employment agreement), Mr. Kestenbaum will be entitled to receive a severance payment of $2.5 million, payable in one lump sum amount, within 10 business days following such Change of Control. In the event Mr. Kestenbaum is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Kestenbaum is entitled to a payment of $2.5 million, payable in one lump sum amount, provided Mr. Kestenbaum first executes a release in a form reasonably satisfactory to us. The term of his employment agreement is four years expiring in November 2010, with automatic one year renewal terms thereafter, unless we or Mr. Kestenbaum give written notice to the other at least 90 days prior to the expiration of such term.

In addition, Mr. Kestenbaum has an employment agreement with Solsil. Mr. Kestenbaum’s employment agreement with Solsil provides for an annual base salary of $100,000 which is subject to annual increases at the discretion of our board of directors, plus bonuses to be awarded in the discretion of the board of directors of Solsil. The term of his employment agreement is three years expiring on May 31, 2009, with automatic one year renewal terms thereafter, unless we or Mr. Kestenbaum give written notice to the other at least 60 days prior to the expiration of such term. In the event Mr. Kestenbaum is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Kestenbaum is entitled to (i) continued payment of base salary at the rate then in effect for the greater of (A) 12 months or (B) the number of months remaining on the term of his employment agreement with Solsil, (ii) continued provision of benefits for 12 months, and (iii) payment on a prorated basis of any bonus or other payments earned in connection with Solsil’s then-existing bonus plan in place at the time of termination. If Mr. Kestenbaum is deemed to suffer a “Total Disability” as defined in the agreement, he would be entitled to: (i) 12 months’ of base salary at the then existing rate, (ii) continued provision of benefits for 12 months, and (iii) payment on a prorated basis of any bonus or other payments earned in connection with Solsil’s then-existing bonus plan in place at the time of termination.

Jeff Bradley.  Mr. Bradley serves as our Chief Executive Officer and reports directly to the Executive Chairman. Mr. Bradley’s employment agreement provides for an annual base salary of $600,000 which is subject to annual upward adjustments at the discretion of the board of directors. In addition to Mr. Bradley’s base salary, he shall be eligible to receive annual stock grants of between 30,000 and 60,000 shares based on our achieving an EBITDA target with respect to a given fiscal year, assuming 62,000,000 shares are outstanding. Issuance of the stock grants shall be made at such time as determined by the board of directors; provided, however, that such grant must be issued on or before July 31 immediately following the end of the fiscal year for which such grant is issuable. In the event Mr. Bradley is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Bradley is entitled to a payment of his then base salary payable in equal monthly installments on the first day of each month during the 12 month period following such termination, the right to continue participation in all insurance benefit plans providing medical coverage, at the same level as other similarly situated executives during the 12 month period following such termination with the premiums paid by us, the balance of any annual incentive award earned in respect of any fiscal year ending on or prior to the termination date, or payable (but not yet paid) on or prior to the termination date and payment of any annual incentive award (prorated for the portion of the year in which Mr. Bradley was employed by us), and the acceleration of the vesting of any of the stock options referenced below. As an inducement to enter into the agreement, we granted Mr. Bradley an option to purchase 200,000 shares of our common stock at the following strike prices and vesting schedule, provided Mr. Bradley continues to be employed by us on each such vesting date: 1/3 of such option has an exercise price of $25.00 and will vest on May 26, 2009; 1/6 of such option has an exercise price of $30.00 and will vest on May 26, 2010; 1/6 of such option has an exercise price of $35.00 and will vest on May 26, 2010; 1/6 of such option has an exercise price of $42.50 and will vest on May 26, 2011; and the final 1/6 of such option has an exercise price of $50.00 and will vest on May 26, 2011. The term of his employment agreement is three years expiring on May 26, 2011.

Arden Sims.  Mr. Sims serves as our Chief Operating Officer, reporting to the Chief Executive Officer. Mr. Sims’s employment agreement with us provides for an annual base salary of $400,000 which is subject to annual adjustments at the discretion of our board of directors, plus bonuses to be awarded in our discretion based on merit. On November 13, 2006, Mr. Sims was awarded, pursuant to our 2006 Employee, Director and Consultant Stock Plan, a stock option to purchase 500,000 shares of our common stock at the following strike prices and vesting schedule, provided Mr. Sims continues to be employed by us on each such vesting date: 1/3 of such option has an exercise price of $6.25 and vested on November 13, 2007; 1/3 of such option has an exercise price of $8.50 and will vest on November 13, 2008; and the final 1/3 of such option has an exercise price of $10.00 and will vest on November 13, 2009. The term of his employment agreement is three years expiring on October 1, 2009, with automatic one year renewal terms thereafter, unless we or Mr. Sims give written notice to the other at least 90 days prior to the expiration of such term. In the event Mr. Sims is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Sims is entitled to severance in the amount of one year of his base pay then in effect, payable in one lump sum amount, provided Mr. Sims first executes a release in a form reasonably satisfactory to us.

In addition, Mr. Sims has an employment agreement with Solsil. Mr. Sims’s employment agreement with Solsil provides for an annual base salary of $150,000 which is subject to annual increases at the discretion of our board of directors, plus bonuses to be awarded in the discretion of the board of directors of Solsil. The term of his employment agreement is three years expiring on May 31, 2009, with automatic one year renewal terms thereafter, unless we or Mr. Sims give written notice to the other at least 60 days prior to the expiration of such term. In the event Mr. Sims is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Sims is entitled to (i) continued payment of base salary at the rate then in effect for the greater of (A) 12 months or (B) the number of months remaining on the term of his employment agreement with Solsil, (ii) continued provision of benefits for 12 months, and (iii) payment on a prorated basis of any bonus or other payments earned in connection with Solsil’s then-existing bonus plan in place at the time of termination. If Mr. Sims is deemed to suffer a “Total Disability” as defined in the agreement, he would be entitled to: (i) twelve months’ of base salary at the then existing rate, (ii) continued provision of benefits for 12 months, and (iii) payment on a prorated basis of any bonus or other payments earned in connection with Solsil’s then-existing bonus plan in place at the time of termination.

Daniel Krofcheck.  Mr. Krofcheck serves as our Chief Financial Officer, reporting to the Chief Executive Officer and board of directors. Mr. Krofcheck’s employment agreement provides for an annual base salary of $250,000, which is subject to annual adjustments at the discretion of our board of directors, plus bonuses to be awarded in our discretion based on merit. For the fiscal year ended June 30, 2008, Mr. Krofcheck is entitled to receive a cash bonus of at least $100,000. We entered into a stock option agreement with Mr. Krofcheck, under which Mr. Krofcheck has received a stock option to purchase 200,000 shares of our common stock at the following strike prices and vesting schedule, provided Mr. Krofcheck continues to be employed by us on each such vesting date: 1/3 of such option has an exercise price of $6.00 and vested on June 1, 2008; 1/3 of such option has an exercise price of $6.00 and will vest on June 1, 2009; and the final 1/3 of such option has an exercise price of $6.00 and will vest on June 1, 2010. The term of his employment agreement is three years expiring on May 31, 2010.

In the event Mr. Krofcheck is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Krofcheck is entitled to severance in the amount of one year of his base pay then in effect, payable in equal monthly installments. If Mr. Krofcheck is terminated without “Cause” or he resigns “For Good Reason,” following a Change of Control or within six months prior to the consummation of a Change of Control, Mr. Krofcheck is entitled to severance in the amount of his base salary, benefits and other amounts payable under his employment agreement for the then remaining term of the employment period.

Stephen Lebowitz.  Mr. Lebowitz serves as our General Counsel and reports directly to the Executive Chairman and Chief Executive Officer. Mr. Lebowitz’s employment agreement provides for an annual base salary of $275,000 which is subject to annual upward adjustments at the discretion of our board of directors. In addition, Mr. Lebowitz is eligible to receive an annual stock grant of 4,000 shares, or a lesser amount upon the determination of the Compensation Committee based on the recommendation of the Executive Chairman. As an inducement to enter into the agreement, we granted Mr. Lebowitz an option to purchase 75,000 shares of our common stock at the following strike prices and vesting schedule, provided Mr. Lebowitz continues to be employed by us: 1/5 of such option has an exercise price of $30.00 and will vest on June 20, 2009; 1/5 of such option has an exercise price of $40.00 and will vest on June 20, 2010; 1/5 of such option has an exercise price of $50.00 and will vest on June 20, 2011; 1/5 of such option has an exercise price of $55.00 and will vest on June 20, 2012; and the final 1/5 of such option has an exercise price of $60.00 and will vest on June 20, 2013. The term of his employment agreement is five years expiring on June 20, 2013.

In the event Mr. Lebowitz is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Lebowitz is entitled to a payment of his then base salary and any accrued bonus stock grant as of the date of termination, payable in equal monthly installments, as well as benefits and other amounts payable under his employment agreement for the twelve month period immediately following his termination.

Theodore A. Heilman, Jr. Mr. Heilman serves as our Senior Vice President, reporting to the Chief Executive Officer. Mr. Heilman’s employment agreement provides for an annual base salary of $275,000 which is subject to annual adjustments at the discretion of our board of directors, plus bonuses to be awarded in our discretion based on merit. On November 13, 2006, Mr. Heilman was awarded, pursuant to our 2006 Employee, Director and Consultant Stock Plan, a stock option to purchase 500,000 shares of our common stock at the following strike prices and vesting schedule, provided Mr. Heilman continues to be employed by us on each such vesting date: 1/3 of such option has an exercise price of $6.25 and vested on November 13, 2007; 1/3 of such option has an exercise price of $8.50 and will vest on November 13, 2008; and the final 1/3 of such option has an exercise price of $10.00 and will vest on November 13, 2009. The term of his employment agreement is three years expiring on November 13, 2009, with automatic one year renewal terms thereafter, unless we or Mr. Heilman give written notice to the other at least 90 days prior to the expiration of such term.

In the event Mr. Heilman is terminated without “Cause” or he resigns “For Good Reason,” as each such term is defined in the agreement, then Mr. Heilman is entitled to severance in the amount of one year of his base pay then in effect, payable in one lump sum amount, provided Mr. Heilman first executes a release in a form reasonably satisfactory to us.

Employee Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate qualified employees, and encourages them to devote their best efforts to our business and financial success. The material terms of our equity incentive plan is described below.

2006 Employee, Director and Consultant Stock Option Plan

Our 2006 Employee, Director and Consultant Stock Option Plan was adopted by our board of directors in October 2006 and approved by our stockholders in November 2006. A total of 5,000,000 shares of common stock have been reserved for issuance under this plan, of which 3,640,000 shares were available for grant as of March 31, 2008.

The plan is to be administered by our board of directors, except to the extent that it permits the board of directors to delegate its authority to the Compensation Committee. The plan authorizes the issuance of stock grants to our employees, directors and consultants, the grant of incentive stock options to our employees and the grant of non-qualified options to our employees and directors, and consultants.

The administrator has the authority to administer and interpret the plan, determine the persons to whom awards will be granted under the plan and, subject to the terms of the plan, the type and size of each award, the terms and conditions for vesting, cancellation and forfeiture of awards and the other features applicable to each award or type of award. The administrator may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the stock issued pursuant to awards and make any and all other determinations that it deems appropriate, subject to the limitations contained in the plan, and provisions designed to maintain compliance with the requirements of Sections 422 (for incentive stock options), and 409A of the Code, as well as other applicable laws and stock exchange rules. In addition the Compensation Committee may delegate part of its authority and powers under the plan to one or more of our directors and/or officers, however, only the administrator will make awards to participants who are our directors or executive officers.

All of our employees are eligible to receive awards under the plan. The plan defines “employees” to include any of our employees or employees of one of our affiliates, including employees who are also serving as one of our officers or directors, or as an officer or director of one of our affiliates. All other awards may be granted to any participant in the plan. Participation is discretionary, and awards are subject to approval by the administrator. The aggregate number of shares of common stock subject to awards that may be granted to any one participant during any fiscal year may not exceed 500,000 shares.

The maximum number of shares of common stock that may be subject to awards during the term of the plan is 5,000,000 shares. Shares of common stock issued in connection with awards under the plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. If an award under the plan is forfeited, cancelled, terminated or expires prior to the issuance of shares, the shares subject to the award will be available for future grants under the plan. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant.

The following types of awards may be granted under the plan. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the administrator, in its sole discretion, subject to such limitations as are provided in the plan. The number of shares subject to any award is also determined by the administrator, in its discretion.

Stock Grants.  A stock grant is an award of outstanding shares of common stock and may subject the shares to vesting or forfeiture conditions. Participants generally receive dividend payments on the shares subject to a restricted stock grant award during the vesting period, and are also generally entitled to vote the shares underlying their awards.

Non-Qualified Stock Options.  An award of a non-qualified stock option under the plan grants a participant the right to purchase a certain number of shares of common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of the common stock on the grant date. The exercise price may be paid by any of the means described below under “Stock-Based Awards” A non-qualified stock option is an option that does not qualify under Section 422 of the Code.

Incentive Stock Options.  An incentive stock option is a stock option that meets the requirements of Section 422 of the Code, which include an exercise price of no less than 100% of fair market value on the grant date, a term of no more than 10 years, and that the option be granted from a plan that has been approved by stockholders. Additional requirements apply to an incentive stock option granted to a participant who beneficially owns stock representing more than 10% of the total voting power of all of our outstanding stock on the date of grant. If certain holding period requirements are met and there is no disqualifying disposition of the shares, the participant will be able to receive capital gain (rather than ordinary income) treatment under the Code with respect to any gain related to the exercise of the option.

Stock-Based Awards.  A stock-based award is a grant by us under the plan of an equity award or an equity based award which is not a non-qualified stock option, an incentive stock option, or a stock grant. The administrator has the right to grant stock-based awards having such terms and conditions as the administrator may determine, including, without limitation, the grants of shares based upon certain conditions, the grant of securities convertible into shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each stock-based award will be set forth in the participant’s award agreement, in a form approved by the administrator and shall contain terms and conditions which the administrator determines to be appropriate and in our best interest.

Payment of the exercise price of a non-qualified stock option or incentive stock option may be made in United States dollars or, if permitted by the administrator, by tendering shares of common stock owned by the participant and acquired at least six months prior to exercise, having a fair market value equal to the exercise price, by a combination of cash and shares of common stock or by authorizing the sale of shares otherwise issuable upon exercise, with the sale proceeds applied towards the exercise price. Additionally, the administrator may provide that stock options can be net exercised, that is exercised by issuing shares having a value approximately equal to the difference between the aggregate value of the shares as to which the option is being exercised and the aggregate exercise price for such number of shares, or that payment may be made through deliver of a promissory note.

By its terms, awards granted under the plan are not transferable other than (i) by will or the laws of descent and distribution or (ii) as approved by the administrator in its discretion and set forth in the applicable agreement with the participant. Notwithstanding the foregoing, an incentive stock option transferred except in compliance with clause (i) above will no longer qualify as an incentive stock option. During a participant’s lifetime, all rights with respect to an award may be exercised only by the participant (or by his or her legal representative) and cannot be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and cannot be subject to execution, attachment or similar process.

Subject to certain limitations, the maximum number of shares available for issuance under the plan, the number of shares covered by outstanding awards, the exercise price applicable to outstanding awards and the limit on awards to a single employee shall be adjusted by the administrator if it determines that any stock split, extraordinary dividend, stock dividend, distribution (other than ordinary cash dividends), recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event equitably requires such an adjustment.

Upon the occurrence of a “Corporate Transaction,” as defined in the plan, the administrator, may, in its discretion and as it deems appropriate as a consequence of such Corporate Transaction, accelerate, purchase, adjust, modify or terminate awards or cause awards to be assumed by the surviving corporation in the transaction that triggered such Corporate Transaction.

The plan will terminate in October 2016, the date which is ten years from the date of its approval by our board of directors. The plan may be amended or terminated by the administrator at an earlier date, provided that no amendment that would require stockholder approval under any applicable law or regulation (including the rules of any exchange on which our shares are then listed for trading) or under any provision of the Code, may become effective without stockholder approval. A termination, suspension or amendment of the plan may not adversely affect the rights of any participant with respect to a previously granted award, without the participant’s written consent.

Limitation of Directors’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may occur in connection with their services to us, including matters arising under the Securities Act of 1933 (the Securities Act). Our certificate of incorporation and bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of the transactions we have engaged in since the beginning of our fiscal year ended June 30, 2007, with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates. Except as otherwise specified herein, dollar amounts are reflected in thousands.

We entered into a silicon metal supply agreement, operations agreement and facility site lease with Solsil, Inc., an affiliate of Mr. Kestenbaum, Mr. Sims, and Mr. Heilman which commenced July 1, 2006. Under these agreements, Solsil purchases silicon metal from us at prices based on a weekly published silicon metal price index and we provide services to Solsil at market rates. During the eight months ended February 29, 2008, prior to our acquisition of Solsil, we earned $3,287 under the operating and lease agreement in which Solsil was provided administrative and operating support plus facility space. During the eight months ended February 29, 2008, we sold $2,580 of “S-1” metallurgical grade silicon to Solsil. During the eight months ended February 29, 2008, we purchased $1,798 in silicon from Solsil. We provided a loan of $1,500 to Solsil on October 24, 2007. This note accrued interest at LIBOR plus 3.0%, through February 29, 2008, with interest payable in kind and capitalized as principal outstanding at the end of each quarter in lieu of payment in cash. Subsequent to our acquisition of Solsil, this note was eliminated in consolidation at March 31, 2008.

On February 29, 2008, we acquired by merger approximately 81% of the capital stock of Solsil, which was owned in part by Mr. Kestenbaum, who, directly or indirectly, held 5.9% of Solsil’s preferred stock and 22.4% of Solsil’s common stock, Mr. Sims, who held 1.8% of Solsil’s preferred stock and 2.9% of Solsil’s common stock, Mr. Heilman, who held 0.1% of Solsil’s common stock, D.E. Shaw, who, directly or indirectly, held 52.0% of Solsil’s preferred stock and 40.0% of Solsil’s common stock and Plainfield Asset Management, who, directly or indirectly, held 40.0% of Solsil’s preferred stock and 22.7% of Solsil’s common stock. In addition, Mr. Kestenbaum and Mr. Sims each held options for 3.3% of Solsil’s common stock. In connection with the acquisition, we issued, 5,628,657 shares of our common stock, with 1,559,304 shares issued to Mr. Kestenbaum, 382,234 shares issued to Mr. Sims, 8,376 shares issued to Mr. Heilman, 2,245,641 shares issued to D.E. Shaw and 651,999 shares issued to Plainfield Asset Management. D.E. Shaw continues to hold approximately 5.2% of the Solsil common stock, and Plainfield Asset Management continues to hold approximately 13.4% of the Solsil common stock.

We entered into agreements with Marco International, an affiliate of Mr. Kestenbaum, to purchase graphitized carbon electrodes. During the nine months ended March 31, 2008, Marco International billed GMI $7,997 under these agreements. At March 31, 2008, we owed $352 under the agreement. During the nine months ended March 31, 2008, we sold calcium silicon powder to Marco International and billed them $1,152. At March 31, 2008, there were no receivables from Marco International. We also paid Marco Realty $114 to rent office space for our corporate headquarters in New York City, New York.

On November 10, 2005, GMI borrowed $8,500 from MI Capital, Inc. and $8,500 from D.E. Shaw. The loan from MI Capital bears interest at prime plus 3.25%, with a minimum of 10.25% per annum, the loan from D.E. Shaw bears interest at LIBOR plus 8%, and both loans mature on November 10, 2011. Both loans are secured by junior liens on substantially all of GMI’s assets and are subordinated to GMI’s senior debt. On April 17, 2007, MI Capital sold its loan to D.E. Shaw. For the period from July 1, 2006 to April 17, 2007, MI Capital received interest of $787. For the period from July 1, 2006 to June 30, 2007, D.E. Shaw received interest of $1,352, and for the period from July 1, 2007 to March 31, 2008, D.E. Shaw received interest of $1,512.

We own a 50% equity interest in Norchem, Inc. During the nine months ended March 31, 2008, we sold Norchem product valued at $3,161. At March 31, 2008, receivables from Norchem totaled $341.

Solsil has outstanding loans with D.E. Shaw and Plainfield Direct, Inc., shareholders of the Company, totaling $1.5 million with interest payable at LIBOR plus 3% and due on October 24, 2008. These notes also mature on October 24, 2008.

We believe that all of the transactions above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us, our officers, principal stockholders and our affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock, on a fully-diluted as-converted basis as of March 31, 2008:

•	the executive officers named in the Summary Compensation Table;

•	each of our directors;

•	all our current executive officers and directors as a group;

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; and

•	each selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2008, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 63,050,416 shares of common stock outstanding on March 31, 2008 plus           shares of common stock that we are selling in this offering. The underwriters have an option to purchase up to           additional shares of our common stock from the selling stockholders to cover over-allotments. Brokers or other nominees may hold shares of our common stock in “street name” for customers who are the beneficial owners of the shares. As a result, we may not be aware of each person or group of affiliated persons who own more than 5% of our common stock.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Globe Specialty Metals, Inc., One Penn Plaza, 250 West 34th Street, Suite 2514, New York, NY 10119.

			Shares
	Shares		Beneficially	Percentage
	Beneficially		Owned	Beneficially Owned
	Owned Before	Shares Being	After the	Before	After
Name and Address of Beneficial Owner	the Offering	Offered	Offering	Offering	Offering

Directors and Executive Officers:
Alan Kestenbaum(1)	10,777,165			17%
Jeff Bradley	0			—
Theodore A. Heilman, Jr.(2)	407,039			1%
Arden Sims(3)	826,748			1%
Daniel Krofcheck	0			—
Stephen Lebowitz	0			—
Stuart E. Eizenstat	0			—
Daniel Karosen	0			—
John P. O’Brien	0			—
All directors and executive officers as a group (9 individuals)(4)	12,010,952			19%

			Shares
	Shares		Beneficially	Percentage
	Beneficially		Owned	Beneficially Owned
	Owned Before	Shares Being	After the	Before	After
Name and Address of Beneficial Owner	the Offering	Offered	Offering	Offering	Offering

Five Percent Stockholders:
Luxor Capital Group LP(5) 767 Fifth Avenue New York, NY 10153	21,237,805			29%
Plainfield Asset Management LLC(6) 55 Railroad Avenue Greenwich, CT 06830	14,488,918			21%
D. E. Shaw Laminar International, Inc. and affiliates(7) 120 West 45th Street New York, NY 10036	8,028,917			13%
Franklin Mutual Advisers, LLC(8) 101 John F. Kennedy Parkway Short Hills, NJ 07078	5,661,904			9%
Corsair Capital Management LLC(9) 350 Madison Avenue New York, NY 10017	4,190,622			7%
Cartesian Capital Group, LLC 505 Fifth Avenue New York, NY 10017	4,179,962			7%
Selling Stockholders:

*	less than one (1%) percent.

(1)	Includes 77,967 shares subject to an escrow agreement and forfeiture in certain cases.

(2)	Includes 166,666 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008 and 419 shares subject to an escrow agreement and forfeiture in certain cases.

(3)	Includes 166,666 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008 and 19,112 shares subject to an escrow agreement and forfeiture in certain cases.

(4)	Includes 333,332 shares issuable upon exercise of options exercisable within 60 days of March 31, 2008 and 97,498 shares subject to an escrow agreement and forfeiture in certain cases.

(5)	Includes (i) 7,109,799 shares issuable upon exercise of immediately exercisable warrants and (ii) 1,288,420 shares and 2,576,840 shares underlying immediately exercisable warrants, issuable upon exercise of 1,288,420 immediately exercisable unit purchase options.

(6)	Includes 6,000,669 shares issuable upon exercise of immediately exercisable warrants and 32,601 shares subject to an escrow agreement and forfeiture in certain cases. Max Holmes, Chief Investment Officer of Plainfield Asset Management LLC (Plainfield), has the power to direct investments and/or vote the securities held by the affiliates of Plainfield, for which Plainfield serves as investment manager. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Plainfield and Max Holmes may be deemed to be a beneficial owner of such securities; however, Plainfield and Max Holmes each expressly disclaim beneficial ownership of such securities.

(7)	Includes 960,011 shares issuable upon exercise of immediately exercisable warrants. Consists of (a) 5,783,276 shares (including 960,011 shares issuable upon exercise of warrants exercisable within 60 days of March 31, 2008) from D. E. Shaw Laminar International, Inc., (b) 1,987,658 shares from D. E. Shaw Composite Side Pocket Series 1, L.L.C., of which 99,383 shares are subject to an escrow agreement and forfeiture in certain cases and (c) 257,983 shares from D. E. Shaw Composite Side Pocket Series 7,

L.L.C., of which 12,899 shares are subject to an escrow agreement and forfeiture in certain cases. D. E. Shaw & Co., L.P., as investment adviser, has voting and investment control over the shares beneficially owned by D. E. Shaw Laminar International, Inc., D. E. Shaw Composite Side Pocket Series 1, L.L.C., and D. E. Shaw Composite Side Pocket Series 7, L.L.C. Julius Gaudio, Eric Wepsic, Maximilian Stone, Anne Dinning, and Lou Salkind, or their designees, exercise voting and investment control over the shares on D. E. Shaw & Co., L.P.’s behalf.

(8)	Franklin Mutual Advisers LLC (Franklin) serves as investment adviser with power to direct investments and/or sole power to vote these securities owned by various individuals and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Franklin is deemed to be a beneficial owner of such securities; however, Franklin expressly disclaims that it is, in fact, the beneficial owner of such securities.

(9)	Includes 496,100 shares issuable upon exercise of immediately exercisable warrants. Corsair Capital Management LLC (Corsair) serves as investment manager with power to direct investments and/or sole power to vote these securities owned by various individuals and institutional investors. The natural persons who have voting and dispositive power for the shares held by Corsair are Steven Major and Jay Petschek, each Managing Members of Corsair. Mr. Major and Mr. Petschek disclaim beneficial ownership of the shares except for their respective pecuniary interests.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 150,000,000 shares of common stock, $.0001 par value per share, and 1,000,000 shares of preferred stock, $.0001 par value per share, and there will be           shares of common stock and no shares of preferred stock outstanding upon completion of this offering. As of March 31, 2008, we had 63,050,416 shares of common stock outstanding held of record by 108 stockholders, and there were outstanding options to purchase 1,360,000 shares of common stock, outstanding warrants to purchase 19,046,910 shares of common stock and 1,607,542 outstanding unit purchase options, each of which represents the right to purchase at an exercise price of $7.50 per unit purchase option, one share of common stock and two warrants, or an aggregate of 1,607,542 shares of common stock and warrants to purchase 3,215,084 shares of common stock at an exercise price of $5.00 per share.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Warrants

As of March 31, 2008, we had 19,046,910 warrants outstanding, which warrants were trading on the AIM market under the symbol “GLBW.” Each warrant entitles the holder to purchase one share of common stock at a price of $5.00. The warrants will expire on October 3, 2009 at 5:00 p.m. New York City time. The exercise price and number of shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a share dividend, or a recapitalization, reorganization, merger or consolidation involving the company. However, the warrants will not be adjusted for further issuances of shares of common stock at a price below their exercise price.

Unit Purchase Options

As of March 31, 2008, we had 1,607,542 unit purchase options outstanding. Each unit purchase option represents the right to purchase at $7.50, one share of common stock and two warrants to purchase common stock. Each warrant underlying a unit purchase option represents the right to purchase one share of common stock at a price of $5.00. The unit purchase options will expire on October 3, 2010 at 5:00 p.m. New York City time. The unit purchase options may be exercised on a cashless basis at the holder’s option. The exercise price and number of shares issuable on exercise of the unit purchase options and warrants underlying unit purchase options may be adjusted in certain circumstances, including in the event of a share dividend, or a recapitalization, reorganization, merger or consolidation involving the company. However, the unit purchase options will not be adjusted for further issuances of shares of common stock at a price below their exercise price.

Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.  Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	permit our board of directors to issue up to 1,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose;

•	provide that special meetings of our stockholders may be called only by the board of directors or by the chief executive officer, or by the chief executive officer, president or secretary pursuant to a written request by a majority of directors or the written request of at least 10% of all outstanding shares entitled to vote on the action proposed; and

•	provide that our amended and restated bylaws can be amended or repealed at any regular or special meeting of stockholders or by the affirmative vote of a majority of the entire board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock will be          .

Listing

We will apply to list our common stock on The NASDAQ Global Market under the symbol “     ”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock in the United States, and a liquid trading market for our common stock in the United States may not develop or be sustained after this offering. Our common stock and warrants traded on the AIM market under the symbols “GLBM” and “GLBW,” respectively, since October 2005. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future. We will apply to list our common stock on The NASDAQ Global Market under the symbol “     ”.

Based on the number of shares of common stock outstanding as of          , 2008, upon completion of this offering,           shares of common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of options or warrants prior to the completion of this offering. All of the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless held by our affiliates as that term is defined under Rule 144 under the Securities Act. In addition, approximately           shares of our common stock that were sold in a foreign offering in 2005 and listed on the AIM market and           shares of our common stock underlying outstanding warrants and unit purchase options are concurrently being registered under the federal securities laws and also will be freely tradable following completion of this offering, subject to the lock-up agreements described in “Underwriting.” The remaining           shares of common stock outstanding upon the closing of this offering are restricted securities as defined under Rule 144 of the Securities Act. Restricted securities may be sold in the U.S. public market only if registered or if they qualify for an exemption from registration, including by reason of Rule 144 or 701 under the Securities Act, which rules are summarized below. These remaining shares will generally become available for sale in the public market as follows:

•	approximately restricted shares will be eligible for sale in the public market beginning in 2009, subject to the limitations under Rule 144; and

•	approximately restricted shares held by our directors and executive officers will be eligible for sale in the public market beginning in 2009, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144.

Rule 144

In general, under Rule 144 under the Securities Act, as in effect on the date of this prospectus, beginning in                2009, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock to be sold for at least six months, would be entitled to sell an unlimited number of shares of our common stock, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares of our common stock to be sold for at least one year, would be entitled to sell an unlimited number of shares beginning one year after this offering without regard to whether current public information about us is available. In          2009, our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, certain holders of our restricted shares will have entered into lock-up agreements as described below under “Underwriting” and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Stock Options

As of March 31, 2008, options to purchase a total of 1,360,000 shares of common stock were outstanding, of which 339,998 were exercisable. An additional 3,640,000 shares were available for future grants under our stock plan.

Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock plan. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of the prospectus, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Concurrent Registration

As of March 31, 2008, there are           shares outstanding that were sold in Regulation S offerings and are currently being traded on the AIM market and           shares of our common stock underlying outstanding warrants and unit purchase options. We are filing a concurrent registration statement on Form S-1 to register           shares of our common stock that were issued in these offerings. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in “Underwriting.”

Notwithstanding the concurrent registration, certain holders of these shares will have entered into lock-up agreements as described below under “Underwriting” and their shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

Our officers, directors, selling stockholders and certain other stockholders, who hold an aggregate of approximately           shares of our common stock, have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock held prior to the offering for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse Securities (USA) LLC. Credit Suisse Securities (USA) LLC may in their sole discretion, choose to release any or all of these shares from these restrictions prior to the expiration of the 180-day period.

Registration Rights

Mr. Kestenbaum including members of his family, Mr. Heilman and a former officer of GSM are parties to a registration rights agreement with us. Pursuant to the agreement, the holders of a majority of the shares subject to the agreement are entitled to require us to register their common stock for resale under the Securities Act of 1933 on up to two occasions. They can elect to exercise these registration rights at any time after the date on which the company has become a reporting company under the Securities Exchange Act of 1934. In addition, they have certain “piggy-back” registration rights on registration statements. We are obligated to bear the expenses incurred in connection with the filing of any such registration statements.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (defined below), but does not purport to be a complete analysis of all the potential tax consequences. This summary is based upon the Code, the Treasury Regulations promulgated or proposed thereunder (the Regulations) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. This summary is limited to the tax consequences to those persons who hold common stock as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, or persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the IRS) with respect to the statements made and the conclusions reached in this summary. No assurance can be given that the statements and conclusions made herein will be respected by the IRS or, if challenged, by a court.

This summary is for general information only. Non-U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income taxation and other tax consequences to them of the purchase, ownership and disposition of our common stock, as well as the application of state, local and non-U.S. income and other tax laws.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock (other than a partnership) that for U.S. federal income tax consequences is not: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) a valid election to be treated as a U.S. person is in effect with respect to such trust.

If a Non-U.S. Holder is a partner in a partnership, or an entity treated as a partnership for U.S. federal income tax purposes that holds common stock, the Non-U.S. Holder’s tax treatment generally will depend upon the Non-U.S. Holder’s tax status and upon the activities of the partnership. If you are a partner in a partnership which holds common stock, you should consult your tax advisor.

Distributions on Our Common Stock

As discussed under “Dividend Policy” above, we do not expect to make distributions on our common stock. In the event we do make a distribution, any distributions on our common stock paid to Non-U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a Non-U.S. Holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the U.S. federal income tax treatment described below in “Disposition of Our Common Stock.” Dividends paid to a Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with a properly executed:

1. IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, a reduction in withholding under a tax treaty (a Treaty Exemption), or

2. IRS Form W-8ECI (or successor form) stating that a dividend paid on common stock is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the

Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Exemption to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If dividends are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if required by an applicable treaty, attributable to a U.S. permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if such Non-U.S. Holder is a foreign corporation and dividends are effectively connected with its U.S. trade or business (and, if required by applicable treaty, attributable to a U.S. permanent establishment), such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (unless reduced by treaty) in respect of such effectively-connected income.

Disposition of Our Common Stock

A Non-U.S. Holder will not be subject to U.S. federal income tax on income realized on the sale, exchange or other disposition of our common stock unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; (b) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or (c) we are, or have been at any time during the five-year period preceding such disposition (or, if shorter, the Non-U.S. Holder’s holding period, the shorter of which is referred to below as the (Applicable Period)), a “United States real property holding corporation” (USRPHC).

We believe that we currently are not, and do not anticipate becoming, a USRPHC. Even if we were to become a USRPHC at any time during the applicable testing period, however, any gain recognized on the disposition of our common stock by a Non-U.S. Holder that did not own (directly or constructively) more than five percent of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is considered “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each Non-U.S. Holder certain information including the Non-U.S. Holder’s name, address and taxpayer identification number, the aggregate amount of dividends paid to that Non-U.S. Holder during the calendar year and the amount of tax withheld, if any.

Backup withholding tax is imposed on dividends and certain other types of payments to certain U.S. persons (currently at a rate of 28%). Backup withholding tax will not apply to payments of dividends on common stock or proceeds from the sale of common stock payable to a Non-U.S. Holder if the certification described above in “Distributions on Our Common Stock” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to payments of dividends even if an exemption from backup withholding is established. Copies of any information returns reporting the payment of dividends to a Non-U.S. Holder and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund, or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders are urged to consult their own tax advisors regarding their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2008, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Jefferies & Company, Inc. and J.P. Morgan Securities Inc. are acting as representatives, the following respective numbers of shares of common stock:

Number
Underwriter	of Shares

Credit Suisse Securities (USA) LLC
Jefferies & Company, Inc.
J.P. Morgan Securities Inc.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of           additional outstanding shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $      per share. The underwriters and selling group members may allow a discount of $      per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by selling stockholders	$	$	$	$
Expenses payable by selling stockholders	$	$	$	$

The representatives have informed us that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options and warrants outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC, Jefferies & Company, Inc. and J.P. Morgan Securities Inc. waive, in writing, such an extension.

Our officers, directors, selling stockholders and certain other stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the ’lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

The underwriters have reserved for sale at the initial public offering price up to      shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We will apply to list the shares of common stock on The NASDAQ Global Market under the symbol “ ”.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the Exchange Act).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

In the ordinary course, the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking, investment management, or other financial services to us and our affiliates for which they have received compensation and may receive compensation in the future.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time,

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than Euros 43,000,000 and (3) an annual net turnover of more than Euros 50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has severally represented, warranted and agreed as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our shares of common stock other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32 of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our shares of common stock which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This prospectus or any other offering material relating to our shares of common stock has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the shares of common stock will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (Securities and Futures Act). Accordingly our shares of common stock may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our shares of common stock be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act;

Each person who is in possession of this prospectus is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the Act) of the Federal Republic of Germany has been or will be published with respect to our shares of common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our shares of common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements;

The shares of common stock are being issued and sold outside the Republic of France and that, in connection with their initial distribution, each underwriter has severally represented that it has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or any other offering material relating to the shares of common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifies) in accordance with Article L.411-2 of the Monetary and Financial Code and decret no. 98-880 dated 1st October, 1998; and

Our shares of common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, (Professional Investors), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our shares of common stock is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our shares of common stock, and this prospectus or any other offering material relating to our shares of common stock may not be considered an offer or the prospect of an offer to sell or exchange our shares of common stock.

Determination of Public Offering Price

The public offering price will be determined by negotiations among us and the representative of the underwriters. Among the factors to be considered in determining the public offering price will be our future prospects and those of our industry in general, sales, earnings and certain of our other financial operating information in recent periods, and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those we engage in. The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Our common stock has been quoted on the AIM market of the London Stock Exchange since October 2005 under the symbol “GLBM”.

The following table sets forth, for the periods indicated, the high and low closing sale prices for our common stock on the AIM market as reported by the London Stock Exchange. The sales prices for our shares of common stock on the AIM market are quoted in U.S. dollars.

	High	Low

Year ended June 30, 2006
First quarter	Not applicable	Not applicable
Second quarter	$ 5.25	$ 5.25
Third quarter	$ 5.35	$ 5.25
Fourth quarter	$ 5.44	$ 5.35
Year ended June 30, 2007
First quarter	$ 5.40	$ 5.40
Second quarter	$ 5.57	$ 5.40
Third quarter	$ 5.58	$ 5.50
Fourth quarter	$ 7.15	$ 5.55
Year ending June 30, 2008
First quarter	$ 7.75	$ 7.15
Second quarter	$12.78	$ 7.80
Third quarter	$20.25	$12.78
Fourth quarter	$30.00	$19.25
Year ending June 30, 2009
First quarter (through July 23, 2008)	$31.25	$29.75

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of shares of common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of common stock are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

Representations of Purchasers

By purchasing shares of common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares of common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares of common stock, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares of common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares of common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Arent Fox LLP, Washington DC. Davis Polk & Wardwell, New York, NY is acting as counsel for the underwriters in this offering.

EXPERTS

The consolidated financial statements of Globe Specialty Metals, Inc. as of June 30, 2007, and for the year ended June 30, 2007, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Globe Specialty Metals, Inc., formerly known as International Metal Enterprises, Inc., as of June 30, 2006, December 31, 2005 and December 31, 2004, and for the six months ended June 30, 2006, for the year ended December 31, 2005 and for the period from December 23, 2004 (inception) to December 31, 2004 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Globe Metallurgical, Inc. as of November 12, 2006 and for the period from July 1, 2006 to November 12, 2006, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Globe Metallurgical, Inc. as of and for each of the years ended June 30, 2006 and June 30, 2005, have been included herein and in the registration statement in reliance upon the audited reports of Hobe and Lucas Certified Public Accountants, Inc., independent registered public accounting firm, for the audited reports as of and for the years ended June 30, 2006 and June 30, 2005 appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Globe Metais S. A. (formerly Camargo Correa Metais S.A ) as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, and their accompanying notes thereto, included in this Prospectus have been audited by BDO, independent auditors, as stated in their report appearing elsewhere herein and are included in reliance upon the report of such firm given upon their authority as an expert in accounting and auditing.

The audited financial statements of Globe Metales S. A. (formerly Stein Ferroaleaciones S.A.C.I.F.yA.) as of June 30, 2006 and 2005 and for the years ended June 30, 2006, 2005 and 2004, with their notes 1 to 17 and supplemental appendices I to VI, thereto, included in this registration statement have been audited by Deloitte & Co. S.R.L., independent auditors, as stated in their report appearing herein (which report expressed an unqualified opinion and included an explanatory paragraph stating that accounting principles generally accepted in Buenos Aires City, Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America, and that the information relating to the nature and effect on such differences is presented in Note 16 and 17 to the financial statements), and are included in reliance upon the report of such firm given upon their authority as an expert in accounting and auditing.

The audited financial statements of Solsil, Inc. as of June 30, 2007 and for the year ended June 30, 2007, and their accompanying notes thereto, included in this registration statement have been audited by Hobe and Lucas Certified Public Accountants, Inc., independent registered accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as an expert in accounting and auditing.

The audited financial statements of Ultra Core Corporation as of June 30, 2006 and for the year then ended of June 30, 2006, and their accompanying notes thereto, included in this registration statement have been audited by Hochfelder and Weber, P.C. Certified Public Accountants, appearing elsewhere herein, and upon the authority of said firm given upon their authority as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as any other documents that we have filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains the registration statement and other reports, proxy and information statements and information that we file electronically with the SEC.

After we have completed this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website once the offering is completed. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

INDEX TO FINANCIAL STATEMENTS

GLOBE SPECIALTY METALS, INC.

Page

Globe Specialty Metals, Inc. Financial Statements — Nine months ended March 31, 2008 and 2007	F-2
Globe Specialty Metals, Inc. Financial Statements — Year ended June 30, 2007	F-23
Globe Specialty Metals, Inc. Financial Statements — Six months ended June 30, 2006, Year ended December 31, 2005 and period from December 23, 2004 to December 31, 2004	F-55
Globe Metallurgical, Inc. (Predecessor) Financial Statements — Period from July 1, 2006 to November 12, 2006 and Years ended June 30, 2006 and 2005	F-67
Camargo Correa Metais S.A. Financial Statements — Years ended December 31, 2006, 2005 and 2004	F-89
Globe Metales S.A. Financial Statements — Years ended June 30, 2006, 2005 and 2004	F-111
Solsil, Inc. Financial Statements — Year ended June 30, 2007	F-141
Solsil, Inc. Financial Statements — Six months ended December 31, 2007 and December 31, 2006	F-153
Ultra Core Corporation Financial Statements — Year ended June 30, 2006	F-164

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Financial Statements

(Unaudited)

March 31, 2008 and 2007

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Balance Sheets
March 31, 2008 and June 30, 2007
(In thousands, except share and per share amounts)

	March 31, 2008	June 30, 2007
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$74,752	67,741
Accounts receivable, net of allowance for doubtful accounts of $122 and $116 at March 31, 2008 and June 30, 2007, respectively	49,278	38,092
Inventories	55,087	39,093
Prepaid expenses and other current assets	15,147	11,307

Total current assets	194,264	156,233
Property, plant, and equipment, net of accumulated depreciation	161,692	149,648
Goodwill	106,261	48,527
Other intangible assets	18,777	8,602
Investments in affiliates	7,843	7,552
Deferred tax assets	5,657	8,948
Other assets	14,255	10,252

Total assets	$508,749	389,762

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,802	40,495
Current portion of long-term debt	10,317	6,370
Short-term debt	27,483	23,450
Accrued expenses and other current liabilities	18,209	14,546

Total current liabilities	94,811	84,861
Long-term liabilities:
Long-term debt	56,153	46,057
Deferred tax liabilities	22,699	20,785
Other long-term liabilities	10,822	15,438

Total liabilities	184,485	167,141

Commitments and contingences (note 11)
Minority interest	733	—
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 150,000,000 shares; issued and outstanding 63,050,416 and 56,672,188 shares at
March 31, 2008 and June 30, 2007, respectively	6	5
Additional paid-in capital	294,578	211,861
Retained earnings	28,421	10,178
Accumulated other comprehensive income	526	577

Total stockholders’ equity	323,531	222,621

Total liabilities and stockholders’ equity	$508,749	389,762

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Income Statements
Nine months ended March 31, 2008 and 2007
(In thousands, except per share amounts)
(UNAUDITED)

	Nine Months	Nine Months
	Ended	Ended
	March 31,	March 31,
	2008	2007

Net sales	$316,751	121,250
Cost of goods sold	251,077	102,831
Selling, general, and administrative expenses	34,604	9,955
Research and development	407	53

Operating income	30,663	8,411
Other income (expense):
Interest income	2,295	4,918
Interest expense, net of capitalized interest of $226 and $65 during the nine months ended March 31, 2008 and 2007, respectively	(7,598)	(2,648)
Foreign exchange gain (loss)	24	(122)
Other income (expense)	176	(302)

Income before provision for income taxes, deferred interest attributable to common stock subject to redemption, and minority interest	25,560	10,257
Provision for income taxes	7,343	3,106

Net income before deferred interest attributable to common stock subject to redemption, and minority interest	18,217	7,151
Deferred interest attributable to common stock subject to redemption	—	(768)
Minority interest	26	—

Net income attributable to common stock	$18,243	6,383

Weighted average shares outstanding:
Basic	57,636	43,817
Diluted	69,765	47,328
Earnings per common share:
Basic	$0.32	0.15

Diluted	$0.26	0.13

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Statement of Changes in Stockholders’ Equity
Nine months ended March 31, 2008
(In thousands)
(UNAUDITED)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Income	Equity

Balance at June 30, 2007	56,672	$5	211,861	10,178	577	222,621
Warrants exercised	700	—	3,497	—	—	3,497
UPOs exercised	50	—	—	—	—	—
Shares issued in acquisition of Solsil, Inc.	5,629	1	72,091	—	—	72,092
Share-based compensation	—	—	7,129	—	—	7,129
Comprehensive income:
Unrealized loss on available for sale securities (net of income tax benefit of $26)	—	—	—	—	(51)	(51)
Net income attributable to common stock	—	—	—	18,243	—	18,243

Total comprehensive income						18,192

Balance at March 31, 2008	63,051	$6	294,578	28,421	526	323,531

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Statements of Cash Flows
Nine months ended March 31, 2008 and 2007
(In thousands)
(UNAUDITED)

	Nine Months	Nine Months
	Ended	Ended
	March 31,	March 31,
	2008	2007

Cash flows from operating activities:
Net income attributable to common stock	$18,243	6,383
Adjustments to reconcile net income attributable to common stock to net cash provided by operating activities:
Depreciation and amortization of intangible assets	14,255	5,689
Amortization of customer contract liability	(2,809)	(2,274)
Share-based compensation	6,617	176
Minority interest	(26)	—
Loss on sale of assets	3	—
Deferred taxes	373	(629)
Deferred interest attributable to common stock subject to redemption	—	768
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(13,467)	(1,696)
Inventories	(14,258)	453
Prepaid expenses and other current assets	247	(944)
Accounts payable	(2,192)	(2,769)
Accrued expenses and other current liabilities	2,216	6,168
Other	(4,522)	(2,166)

Net cash provided by operating activities	4,680	9,159

Cash flows from investing activities:
Capital expenditures	(13,098)	(5,765)
Purchase of held-to-maturity treasury securities	(2,987)	—
Acquisition of businesses, net of cash acquired of $87 and $6,750 during the nine months ended March 31, 2008 and 2007, respectively	(277)	(104,894)
Note receivable from Solsil, Inc.	(1,500)	—
Investments in affiliates	(10)	—
Purchase of investments held in trust	—	(3,038)
Funds released from trust	—	190,192

Net cash provided by (used in) investing activities	(17,872)	76,495

Cash flows from financing activities:
Proceeds from warrants exercised	3,498	17,181
Net borrowings of long-term debt	13,631	(2,270)
Net borrowings of short-term debt	2,700	3,213
Solsil, Inc. common share issuance	374	—
Dividends paid	—	(3,257)
Purchase of redeemed shares	—	(42,802)
Other financing activities	—	(970)

Net cash provided by (used in) financing activities	20,203	(28,905)

Net increase in cash and cash equivalents	7,011	56,749
Cash and cash equivalents at beginning of period	67,741	1,996

Cash and cash equivalents at end of period	$74,752	58,745

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,357	2,492

Cash paid for income taxes	$7,684	568

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

(1)	Organization and Business Operations

Globe Specialty Metals, Inc. and subsidiary companies (GSM, the Company, we, or our) is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a variety of industrial and consumer products. The Company’s customers include major silicon chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

In the opinion of GSM management, the accompanying consolidated financial statements include all adjustments necessary for a fair presentation in conformity with accounting principles generally accepted in the United States of America (US GAAP) of the results for the interim periods presented and such adjustments are of a normal, recurring nature. The accompanying consolidated financial statements should be read in conjunction with the notes to the consolidated financial statements of GSM for the year ended June 30, 2007. There have been no material changes to the Company’s significant accounting policies during the nine months ended March 31, 2008, except as discussed below under recently implemented accounting pronouncements.

(b)	Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(c)	Use of Estimates

The preparation of interim financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and related notes. Significant estimates and assumptions in these consolidated financial statements include valuation allowances for inventories, the carrying amount of property, plant, and equipment, estimates of fair value associated with accounting for business combinations, goodwill and long-lived asset impairment tests, estimates of fair value of investments, asset retirement obligations, income taxes and deferred tax valuation allowances, valuation of derivative instruments, the determination of discount and other rate assumptions for pension expense and the determination of the fair value of share-based compensation involving assumptions about forfeiture rates, stock volatility, discount rates, and expected time to exercise. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be different from these estimates.

(d)	Fair Value of Financial Instruments

Management believes that the carrying values of financial instruments, including cash and cash equivalents, accounts receivable, marketable securities, accounts payable, and accrued expenses and other current liabilities approximate fair value as a result of the short-term maturities of these instruments. We believe the recorded carrying values of our debt balances approximate fair value given the majority of our debt is at variable rates tied to market indicators or short-term in nature.

(e)	Share-Based Compensation

The Company accounts for share-based compensation under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)). Effective March 30, 2008, the Company agreed to amend the terms of its share-based compensation plan to remove the potential for cash settlement of outstanding awards. Accordingly, the Company no longer has a right or obligation to cash settle outstanding awards. Based on this amendment, all outstanding awards were converted from liability-classified awards to equity-classified awards. In accordance with SFAS 123(R), when a

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

liability-classified award is modified so that it becomes equity-classified without changing any of the other terms of the award, the fair value of the award at the date of the modification becomes its measurement basis from that point forward. Additionally, as of the date of modification, the Company reclassified its existing liability for share-based compensation from other long-term liabilities to additional paid-in capital.

(f)	Recently Implemented Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (SFAS 155). SFAS 155 is effective for all financial instruments acquired or issued after July 1, 2007, and amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The adoption of SFAS 155 had no impact to the Company’s consolidated results of operations or financial condition.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 was not material to the Company’s consolidated results of operations or financial condition. See Note 10 (Income Taxes) for further information relating to the implementation of this interpretation.

(g)	Accounting Pronouncements to be Implemented

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The statement does not require any new fair value measures. The Company is required to adopt SFAS 157 beginning on July 1, 2008. However, the FASB deferred the effective date of SFAS 157, until July 1, 2009 for the Company, as it relates to fair value measurement requirements for nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis. SFAS 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. The Company is currently evaluating the impact of adopting SFAS 157 on its results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). This statement permits companies, at their option, to choose to measure many financial instruments and certain other items at fair value. If the option to use fair value is chosen, the statement requires additional disclosures related to the fair value measurements included in the financial statements. This statement is effective on July 1, 2008 for the Company. The Company is currently evaluating the impact of adopting SFAS 159 on its results of operations and financial position.

In December 2007, the FASB issued SFAS No. 141(R) Business Combinations. The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This statement establishes principles and requirements for how the acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after July 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. The objective of this statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for the Company on July 1, 2009. The Company is currently assessing the potential effect of SFAS 160 on its results of operations and financial position.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing the potential effect of SFAS 161 on its financial statements.

In March 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not expect the implementation of this statement to have an impact on its results of operations or financial position.

(3)	Business Combinations

On November 12, 2006, the Company acquired 100% of the outstanding stock of Globe Metallurgical, Inc. (GMI), a manufacturer of silicon metal and silicon-based alloys. On November 20, 2006, the Company acquired 100% of the outstanding stock of Stein Ferroaleaciones S.A. (SFA), an Argentine manufacturer of silicon-based alloys, and SFA’s two affiliates, UltraCore Polska Sp.z.o.o., a Polish manufacturer of cored wire alloys, and Ultra Core Corporation, a U.S.-based alloy distributor. SFA has been renamed Globe Metales S.A. On January 31, 2007, the Company acquired 100% of the outstanding stock of Camargo Correa Metais S.A. (CCM), one of Brazil’s largest producers of silicon metal and silica fume. CCM has been renamed Globe Metais Indústria e Comércio S.A.

The allocation of the purchase price of the GMI, SFA and CCM acquisitions to assets acquired and liabilities assumed was finalized during the nine months ended March 31, 2008. A $128 increase in goodwill associated with the SFA acquisition resulted from the finalization of the purchase price allocation to trade names classified within other intangible assets. The fair value of net assets acquired relating to the CCM acquisition exceeded the purchase price. As such, the excess cost was allocated as a pro rata reduction to property, plant, and equipment and purchased intangible assets. In finalizing the purchase price allocation for the CCM acquisition, the Company recorded a $476 increase in inventory, a $2,971 increase in property, plant, and equipment, a $973 increase in intangible assets, a $66 increase in accrued liabilities, and a net $4,354 decrease in deferred tax assets. As a result of these final purchase price allocation adjustments, the Company incurred additional cost of sales totaling $1,257, reduced selling, general, and administrative expenses by $193, reduced foreign exchange gain by $921 and recorded an additional $66 in provision for income taxes during the quarter ended March 31, 2008.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

On February 29, 2008, the Company completed the acquisition of approximately 81% of Solsil, Inc. (Solsil). Solsil is engaged in the production of high purity silicon manufactured through a proprietary metallurgical process for use in silicon-based solar cells. Solsil supplies its silicon to several leading global manufacturers of photovoltaic cells, ingots and wafers, and the acquisition will allow the Company to become a significant supplier in the high purity solar-grade silicon market. Solsil’s operating results are included in the consolidated income statement from the date of acquisition.

Based on the terms of the acquisition agreement, GSM issued 5,628,657 new shares of common stock to shareholders and optionholders of Solsil in exchange for the approximate 81% interest in Solsil. These shares were valued at $72.1 million based on an average share price of $12.81 two days before and after the acquisition announcement on January 31, 2008. Related acquisition costs were $361.

The former shareholders of Solsil, including certain GSM directors and officers who owned approximately 28% of Solsil, agreed to lock-up 50% of the GSM shares received in the transaction for six months and the remaining 50% of the shares received in the transaction for nine months. Certain institutional stockholders of Solsil, who retained an approximately 19% interest in Solsil following the transaction, are entitled to certain preemptive rights on the future sale of equity securities of Solsil. They also agreed to certain “tag-along” rights and “drag-along” obligations in the event of the sale of Solsil.

Alan Kestenbaum, Chief Executive Officer, and Arden Sims, Chief Operating Officer, were previously affiliated with Solsil. In addition, during the eight months ended February 29, 2008, prior to our acquisition of Solsil, and nine months ended March 31, 2007, the Company:

•	Earned $3,287 and $1,195, respectively, under an operating and lease agreement in which Solsil was provided administrative and operating support, plus facility space.

•	Sold $2,580 and $795, respectively, in “S-1” metallurgical grade silicon grade material to Solsil.

•	Purchased $1,798 and $661, respectively, in silicon from Solsil.

•	Provided a $1,500 loan to Solsil on October 24, 2007. The note accrued interest at LIBOR plus 3.0% through February 29, 2008, with interest payable in kind and capitalized as outstanding principal at the end of each quarter in lieu of payment in cash. Based on our acquisition of Solsil, this note is eliminated in consolidation at March 31, 2008.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

The following table reflects the preliminary purchase price allocation associated with the Solsil acquisition:

	Amortization	Balance
	Life	Sheet
	(In Years)	Amounts

Current assets		$3,551
Property, plant, and equipment		6,938
Intangible assets:
Goodwill	Indefinite	57,606
Unpatented technology	10	13,143
Noncurrent assets		3,896

Total assets acquired		85,134

Current liabilities		7,102
Noncurrent liabilities		5,194

Total liabilities assumed		12,296
Minority interest		385

Net assets acquired		72,453
Debt assumed		3,000

Total purchase price		$75,453

The goodwill amount has been assigned to the silicon metal and silicon-based specialty alloys operating segment, which is the Company’s only business segment.

The unaudited pro forma financial information in the table below summarizes the combined results of the operations of GSM and Solsil, on a pro forma basis, as though the companies had been combined as of the beginning of the fiscal years presented. The unaudited pro forma financial information combines the historical results of operations of GSM, which includes the results of operations of Solsil subsequent to the acquisition date, and the historical results of operations of Solsil for the periods from July 1, 2007 to February 29, 2008 and July 1, 2006 to March 31, 2007, respectively.

This information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition of Solsil had taken place at the beginning of the fiscal years presented. The unaudited pro forma financial information includes the purchase accounting adjustments on historical Solsil inventory balances, adjustments to depreciation on acquired property, plant, and equipment, adjustments to amortization expense for acquired intangible assets, adjustments to eliminate the impact of transactions between the Company and Solsil prior to the acquisition date, and related minority interest and tax effects of these pro forma adjustments.

The following table summarizes the unaudited pro forma financial information as if the Solsil acquisition was consummated at the beginning of fiscal years 2008 and 2007:

	Unaudited	Unaudited
	2008	2007

Net sales	$317,972	121,208
Net income attributable to common stock	15,429	3,621
Earnings per common share:
Basic	$0.24	0.07
Diluted	0.20	0.07

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

During March 2008, Solsil issued an additional 37.14753 shares of common stock at a price of $53,839.39 per share to existing Solsil shareholders. Total proceeds of the offering were $2.0 million, including proceeds received from minority shareholders totaling $374. There was no change in the Company’s ownership in Solsil as a result of this share issuance.

(4)	Treasury Securities

During March 2008, the Company purchased U.S. government treasury securities with a term to maturity of 125 days. These securities are valued at amortized cost, and the $2,987 balance of these securities at March 31, 2008 is recorded in prepaid expenses and other current assets.

(5)	Inventories

Inventories comprise the following:

	March 31,	June 30,
	2008	2007

Finished goods	$15,207	$12,563
Work in process	2,250	778
Raw materials	28,538	18,277
Parts and supplies	9,092	7,475

Total inventory	$55,087	$39,093

At March 31, 2008, $38,577 in inventory is valued using the first-in, first-out method and $16,510 using the average cost method. At June 30, 2007, $26,545 in inventory is valued using the first-in, first-out method and $12,548 using the average cost method.

(6)	Property, Plant, and Equipment

Property, plant, and equipment, net of accumulated depreciation, comprise the following:

	March 31,	June 30,
	2008	2007

Land and improvements	$11,942	11,368
Building and improvements	19,223	18,434
Machinery and equipment	41,790	32,604
Furnaces	90,946	83,546
Other	12,243	9,043
Construction in progress	3,743	2,351

Property, plant, and equipment, gross	179,887	157,346
Less accumulated depreciation	(18,195)	(7,698)

Property, plant, and equipment, net of accumulated depreciation	$161,692	149,648

Depreciation expense for the nine months ended March 31, 2008 was $11,311, of which $10,421 is recorded in cost of goods sold and $890 is recorded in selling, general, and administrative expenses. Depreciation expense for the nine months ended March 31, 2007 was $4,682, of which $4,156 is recorded in cost of goods sold and $526 is recorded in selling, general, and administrative expenses

(7)	Goodwill and Other Intangibles

Goodwill and other intangibles presented below have been allocated to the silicon metal and silicon-based specialty alloys operating segment, which is the Company’s sole operating segment.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

(a)	Goodwill

Changes in the carrying amount of goodwill for the nine months ended March 31, 2008 were as follows:

Balance at June 30, 2007	$48,527
Purchase price allocation adjustment	128
Solsil acquisition	57,606

Balance at March 31, 2008	$106,261

(b)	Other Intangible Assets

Changes in the carrying amounts of definite lived intangible assets for the nine months ended March 31, 2008 were as follows:

	Electricity	Unpatented
	Contracts	Technology	Other

Cost:
Balance at June 30, 2007	$9,574	—	595
Acquisitions	—	13,143	—
Purchase price allocation adjustments	1,243	—	(270)
Tax valuation allowance adjustments	(869)	—	—

Balance at March 31, 2008	9,948	13,143	325
Accumulated amortization:
Balance at June 30, 2007	1,915	—	256
Amortization expense	2,820	55	69

Balance at March 31, 2008	4,735	55	325

Net balance at March 31, 2008	$5,213	13,088	—

There were no changes in the value of the Company’s indefinite lived intangible assets during the nine months ended March 31, 2008, except for the $128 adjustment resulting from the finalization of the purchase price allocation to trade names discussed above. The trade name balance is $476 and $604 at March 31, 2008 and June 30, 2007, respectively.

Amortization expense of purchased intangible assets was $2,944 for the nine months ended March 31, 2008, of which $2,893 is recorded in cost of goods sold and $51 is recorded in selling, general, and administrative expenses. Amortization expense of purchased intangible assets was $1,007 for the nine months ended March 31, 2007, of which $892 is recorded in cost of goods sold and $115 is recorded in selling, general, and administrative expenses.

(c)	Customer Contract Liability

The Company has certain noncancelable executory customer contracts purchased as part of the Company’s historical acquisitions with future cash flows below market rates. The related liability is being amortized over the contractual term of the individual contracts. For the nine months ended March 31, 2008 and 2007, $2,809 and $2,274, respectively, of this liability was amortized and included in net sales. The remaining unamortized liability of $643 at March 31, 2008 is included in other long-term liabilities.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

(8)	Debt

(a)	Short-Term Debt

Short-term debt comprised the following:

		Weighted
	Outstanding	Average	Unused
	Balance	Interest Rate	Credit Line

March 31, 2008:
Type debt:
Revolving credit	$14,600	5.68%	$12,900
Export financing	11,331	6.04	467
Other	1,552	7.70	—

Total	$27,483		$13,367

June 30, 2007:
Type debt:
Revolving credit	$11,685	8.98%	$18,465
Export financing	11,185	5.33	—
Other	580	7.18	2,450

Total	$23,450		$20,915

Revolving Credit Agreements — A summary of the Company’s revolving credit agreements at March 31, 2008 follows:

	Outstanding	Unused	Total
	Balance	Commitment	Commitment

Fortis credit facility	$14,600	6,236	27,500

This credit facility of the Company’s subsidiary, GMI, expires November 2009. Interest accrues at the London Interbank Offered Rate (LIBOR) or prime, at the Company’s option, plus an applicable margin percentage. At March 31, 2008, the interest rate on $8,000 of the revolver was 5.00%, equal to LIBOR plus 2.75%. At March 31, 2008, interest accrues at 6.5%, equal to prime plus 1.75%, on the remaining $6,600 outstanding balance. The total commitment on this credit facility includes $6,664 for letters of credit associated with foreign supplier contracts. The credit facility is secured by substantially all of the assets of GMI and is subject to certain restrictive and financial covenants, which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, and certain minimum interest, debt service, and leverage ratios. The Company was in compliance with these loan covenants at March 31, 2008.

Export Financing Agreements — The Company’s Argentine and Brazilian subsidiaries maintain various short-term export financing arrangements. The terms of these agreements are generally between six and twelve months. Interest accrues at rates ranging from 5.2% to 7.5% at March 31, 2008. Certain export accounts receivable balances are pledged as collateral against these borrowings.

Other — The Company’s subsidiary, Solsil, has $1,500 in outstanding promissory notes, which mature on October 24, 2008. The notes accrue interest at LIBOR plus 3%, with interest payable in kind and capitalized as outstanding principal at the end of each quarter in lieu of payment in cash. The promissory notes are secured by all property and assets of Solsil. In addition, Solsil is subject to restrictions on issuing dividend payments and securities. At March 31, 2008, the total debt balance was $1,552.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

(b)	Long-Term Debt

Long-term debt comprised the following:

	March 31,	June 30,
	2008	2007

Senior term loan	$18,641	24,750
Junior subordinated term loan	8,500	8,500
Junior subordinated term loan	8,500	8,500
Export prepayment financing	20,000	—
Export financing	6,450	9,028
Other	4,379	1,649

Total long-term debt	66,470	52,427
Less current portion of long-term debt	(10,317)	(6,370)

Long-term debt, net of current portion	$56,153	46,057

Senior Term Loan — Loan principal and interest payments are due in quarterly installments of $750 plus interest at LIBOR or prime, at the Company’s option, plus an applicable margin percentage. The interest rate on this loan was 6.6%, equal to LIBOR plus 3.5%, at March 31, 2008. The unpaid principal balance is due in full in November 2010. The loan is secured by substantially all of the assets of GMI and is subject to certain restrictive and financial covenants, which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, and certain minimum interest, debt service, and leverage ratios. The Company was in compliance with these loan covenants at March 31, 2008.

The Company entered into an interest rate swap to fix LIBOR on 50% of the original senior term loan balance. The agreement, which expires in March 2011, involves the exchange of the interest obligations relating to an initial $15,000 notional amount of debt, with the notional amount decreasing by $375 per quarter consistent with half of the debt amortization on the senior term loan. The remaining notional amount is $12,000 at March 31, 2008. Under the interest rate swap, the Company receives LIBOR in exchange for a fixed interest rate of 5.23% over the life of the agreement. The agreement provides for a net cash settlement. The Company believes it is not practical to designate the cash-settled interest rate swap agreement as a fair value hedge as defined under SFAS 133. Therefore, in accordance with SFAS 133, the Company adjusts the interest rate swap agreement to current market value through the consolidated income statement based on the fair value of the swap agreement as of each period end. The related increase in interest expense totaled $880 and $22, respectively, for the nine months ended March 31, 2008 and 2007. The fair value of this derivative is recorded in other long-term liabilities with a balance of $750 at March 31, 2008. The fair value of this derivative is recorded in other assets with a value of $40 at June 30, 2007.

Junior Subordinated Term Loans — These loans with a related party mature in full in November 2011. Interest on one loan accrues quarterly at prime plus 3.25%, with the aggregate rate not to be less than 10.25%. Interest on the other loan accrues monthly at LIBOR plus 8%. The interest rates on these loans were 8.5% and 10.54%, respectively, at March 31, 2008. Both of these loans are secured by substantially all assets of GMI on a subordinated basis and are subject to certain loan covenant restrictions. The Company was in compliance with the loan covenants at March 31, 2008.

Export Prepayment Financing — The Company’s Brazilian subsidiary has entered into a $20,000 export financing arrangement maturing January 31, 2012. The arrangement carries an interest rate of LIBOR plus 2.5%, paid semi-annually. At March 31, 2008, the interest rate on this loan was 6.25%. The principal is payable in seven, semi-annual installments starting in February 2009, with six installments of $3,000 and one final installment of $2,000. As collateral, the Brazilian subsidiary has pledged certain third party customers’ export receivables, 100% of the subsidiary’s property, plant, and equipment, and 2,000 tons of metallic silicon with an approximate value of $3,800. The loan is subject to certain loan covenant restrictions such as limits on

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

issuing dividends, disposal of pledged assets, and selling of forest areas. In addition, the proceeds from certain cash receipts during the sixty days prior to a loan installment payment date are restricted for payment of the respective installment.

Export Financing — The Company’s Brazilian subsidiary maintains long-term export financing arrangements with three banks in Brazil. At March 31, 2008, interest on $2,000 of the balance outstanding accrues quarterly at the rate of LIBOR plus 1.25%. Interest accrues on the remaining balance of $4,450 at rates ranging from 5.65% to 6.50%.

(9)	Pension Plans

The components of net periodic pension benefit for the Company’s defined benefit pension plans follow for the nine months ended March 31, 2008 and 2007:

	2008	2007

Interest cost	$886	420
Expected return on plan assets	(1,095)	(554)
Amortization of net loss	55	52

Net periodic pension benefit	$(154)	(82)

The Company expects to contribute approximately $610 to the plans for the year ended June 30, 2008, of which $598 has been contributed through March 31, 2008.

(10)	Income Taxes

The following is a reconciliation, stated in percentage, of the U.S. statutory federal income tax rate to our effective tax rate for the nine months ended March 31, 2008 and 2007:

	2008	2007

Federal statutory rate	35.0	35.0
State taxes, net of federal benefit	1.8	5.4
Income from tax exempt investments	—	(10.4)
Foreign rate differential	(7.6)	0.2
Other items	(0.5)	0.1

Effective tax rate	28.7	30.3

During the nine months ended March 31, 2008, the Company decreased our valuation allowance by $869, which was reflected as a reduction in the intangible assets related to our Brazilian operations.

Effective July 1, 2007, the Company adopted FIN 48 which provides a comprehensive model for the recognition, measurement and disclosure in financial statements of uncertain income tax positions that a company has taken or expects to take on a tax return. Under FIN 48, a company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. The Company has elected to recognize interest expense and penalties related to uncertain tax positions as a component of income tax expense. As a result of the implementation of FIN 48, the Company recognized no change in the liability for uncertain tax benefits in the consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

The Company is subject to income taxes in the United States and other foreign jurisdictions. In the ordinary course of business, there are transactions and calculations that involve uncertain tax implications. The Company believes we have adequate support for the positions taken on our tax returns and that adequate provisions have been made for all outstanding issues for all jurisdictions and all open years.

(11)	Commitments and Contingencies

(a)	Legal Contingencies

The Company’s subsidiary, GMI, was sued by Westbrook Resources Limited (Westbrook), an English company, in respect of an alleged failure by GMI to perform under a contract entered into in January 2005 to acquire 30,000 tons of manganese ore. Through March 31, 2008, the Company paid an aggregate amount of $2,384 in settlement of this lawsuit, including damages, Westbrook’s legal fees and related interest. In April 2008, the Company was granted permission to appeal this judgment, but there is no assurance that we will be successful in our appeal.

We are subject to various lawsuits, claims, and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

(b)	Environmental Contingencies

It is our policy to accrue for costs associated with environmental assessments, remedial efforts or other environmental liabilities when it becomes probable that a liability has been incurred and the costs can be reasonably estimated. When a liability for environmental remediation is recorded, such amounts will be recorded without giving effect to any possible future recoveries. At March 31, 2008, there are no liabilities recorded for environmental contingencies. With respect to the cost for ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred.

(c)	Purchase Commitments

The Company’s subsidiary, GMI, has entered into agreements to purchase a minimum of approximately $553 and $1,056 of magnesium per month during calendar years 2008 and 2009, respectively. In addition, GMI has entered into an agreement to purchase a minimum of approximately $650, $700, $750, and $750 of coal per month during calendar years 2008 through 2011, respectively. These products will be utilized as raw materials in GMI’s manufacturing process.

(d)	Energy Recycling Agreement

In January 2008, GMI entered into an agreement with Recycled Energy Development (RED), a company that develops power related recycling projects, to recycle hot exhaust from our West Virginia facility. The project is anticipated to be in operation in 2010. RED is required to supply all capital and energy expertise to design, permit, construct, test, and commission the project, is entitled to receive a return on capital and is obligated to share certain financial benefits of the project with us. This agreement is subject to additional feasibility studies being conducted by RED.

(12)	Stockholders’ Equity

In connection with the Company’s initial public offering on October 3, 2005, the Company sold 33,500,000 units (individually, Unit), consisting of one share of the Company’s common stock and two

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

redeemable common stock purchase warrants. Also in connection with its initial public offering, the Company issued an option to purchase 1,675,000 units (individually, UPO) at an exercise price of $7.50 per UPO. Each UPO consists of one share of the Company’s common stock and two redeemable common stock purchase warrants. All of the Company’s outstanding warrants have an exercise price of $5.00 per common share, and expire on October 3, 2009.

At July 1, 2007, 19,646,088 of the warrants issued in connection with the Company’s initial public offering and all 1,675,000 of the UPOs remained outstanding. During the nine months ended March 31, 2008, 699,440 of the warrants issued in connection with the Company’s initial public offering were exercised and an additional 100,262 warrants and 50,131 common shares were issued in connection with a cashless exercise of 67,458 UPOs. As a result of these transactions, 19,046,910 warrants and 1,607,542 UPOs remain outstanding at March 31, 2008.

(13)	Earnings Per Share

Basic earnings per common share is based on the weighted average number of common shares outstanding during the nine months ended March 31, 2008 and 2007, respectively. Diluted earnings per common share assumes the exercise of stock options, the conversion of warrants, and the exercise of the UPOs, provided in each case the effect is dilutive.

The reconciliation of the amounts used to compute basic and diluted earnings per common share follows for the nine months ended March 31, 2008 and 2007:

	2008	2007

Basic earnings per share computation
Numerator:
Net income attributable to common stock	$18,243	6,383

Denominator:
Basic shares outstanding	57,636,156	43,817,226

Basic earnings per common share	$0.32	0.15

Diluted earnings per share computation
Numerator:
Net income attributable to common stock	$18,243	6,383

Denominator:
Basic shares outstanding	57,636,156	43,817,226
Effect of dilutive securities	12,128,756	3,510,578

Diluted shares outstanding	69,764,912	47,327,804

Diluted earnings per common share	$0.26	0.13

The Company has 1,023,335 potential common shares associated with outstanding employee stock options which are excluded from the calculation of diluted earnings per common share because their effect would be anti-dilutive.

(14)	Share-Based Compensation

The Company’s share-based compensation program comprises the Globe Specialty Metals, Inc. 2006 Employee, Director and Consultant Stock Plan (the Stock Plan), which was approved by the Company’s stockholders on November 10, 2006. The Stock Plan provides for the issuance of a maximum of 5,000,000 shares of common stock for the granting of incentive stock options, nonqualified options, stock grants and stock-based awards. Any remaining shares available for grant, but not yet granted, will be carried

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

over and used in the following year. During the nine months ended March 31, 2008, share-based compensation awards were limited to the issuance of nonqualified stock options. No other share-based compensation awards were issued.

At March 31, 2008, there were 3,640,000 shares available for grant. All option grants to date vest and become exercisable in equal one-third increments on the first, second, and third anniversaries of the date of grant and have maximum contractual terms ranging from 5 to 10 years.

A summary of the changes in options outstanding under the Stock Plan for the nine months ended March 31, 2008 is presented below:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Term In	Intrinsic
	Shares	Price	Years	Value

Outstanding as of June 30, 2007	1,220,000	$7.88
Granted	140,000	13.93
Exercised	—	—
Forfeited and expired	—	—

Outstanding as of March 31, 2008	1,360,000	$8.50	4.88	$16,335

Exercisable as of March 31, 2008	339,998	$6.25	3.62	$4,845

The weighted average grant date fair value of stock options granted during the nine months ended March 31, 2008 was $6.10.

The Company estimates the fair value of grants using the Black-Scholes option pricing model. The following assumptions were used to estimate the fair value of stock option awards for the nine months ended March 31, 2008:

Risk-free interest rate	1.76%-3.42%
Expected dividend yield	—
Expected volatility	43.00
Expected forfeiture rate	—
Expected term (years)	4.0 to 6.5
Weighted average per share fair value of
stock option grants at March 31, 2008	$13.23

The risk-free interest rate is based on the yield of zero coupon U.S. Treasury bonds with terms similar to the expected term of the options. The expected dividend yield is zero based on our current expectation to not pay dividends to the Company’s common stockholders for the foreseeable future. Since there is limited historical trading data related to the Company’s common stock, the expected volatility over the term of the options is estimated using the historical volatilities of similar companies. Given that the options granted are under a new plan and that there is relatively no historical data, the expected forfeiture rate is zero, and the expected term is the average of the vesting period and contractual term.

For the nine months ended March 31, 2008 and 2007, share-based compensation expense was $6,617 ($3,570 after tax) and $176 ($95 after tax), respectively. The expense is reported within selling, general, and administrative expenses.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

As of March 31, 2008, the Company has unearned compensation expense of $10,856, before income taxes, related to nonvested stock option awards. The unrecognized compensation expense is expected to be recognized over the following periods:

	Quarter	Year	Year	Year
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2009	2010	2011

Share-based compensation cost (pre-tax)	$1,499	5,996	3,121	240

It is the Company’s policy to issue new shares to satisfy the requirements of its share-based compensation plans. The Company does not expect to repurchase shares in the future to support our share-based compensation plans.

(15)	Related Party Transactions

From time to time, the Company enters into transactions in the normal course of business with related parties. Management believes that such transactions are at arm’s length and for terms that would have been obtained from unaffiliated third parties.

Two members of the Board of Directors are affiliated with Marco International, Marco Realty, and MI Capital. During the nine months ended March 31, 2008 and 2007, the Company:

•	Paid Marco Realty $114 and $75, respectively, to rent office space for its corporate headquarters in New York City, New York.

•	Entered into agreements with Marco International to purchase graphitized carbon electrodes. Marco International billed $7,997 and $2,959, respectively, under these agreements. At March 31, 2008, the Company owed $352 under the agreements.

•	Sold calcium silicon powder to Marco International for $1,152 and $264, respectively. At March 31, 2008, there were no receivables from Marco International.

•	Recognized $377 in interest expense on an $8.5 million financing arrangement, entered into on November 10, 2005 with MI Capital, during the nine months ended March 31, 2007. On April 17, 2007, the loan was sold to D.E. Shaw.

The Company is affiliated with Norchem through its 50.0% equity interest. During the nine months ended March 31, 2008 and 2007, the Company sold Norchem product valued at $3,161 and $932, respectively. At March 31, 2008, receivables from Norchem totaled $341.

D.E. Shaw is a shareholder of the Company. The Company has outstanding financing arrangements totaling $17.0 million with D.E. Shaw at March 31, 2008, including the loan purchased from MI Capital discussed above. Interest expense on these financing arrangements totaled $1,512 and $438 during the nine months ended March 31, 2008 and 2007, respectively.

Solsil has outstanding loans with D.E. Shaw and Plainfield Direct, Inc., shareholders of the Company, totaling $1.5 million, with interest payable at LIBOR plus 3% and due on October 24, 2008. These notes also mature on October 24, 2008.

(16)	Operating Segments

We operate in one reportable segment, silicon metal and silicon-based specialty alloys.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

(a)	Geographic Data

Included in the consolidated income statements are the following amounts related to geographic data for the nine months ended March 31, 2008 and 2007:

	2008
		Depreciation
		and	Operating
	Net Sales	Amortization	Income

United States	$253,679	9,300	11,080
Argentina	26,045	1,508	3,440
Brazil	32,342	3,388	16,087
Poland	4,685	59	56

	$316,751	14,255	30,663

	2007
		Depreciation
		and	Operating
	Net Sales	Amortization	Income

United States	$103,883	4,223	8,105
Argentina	10,340	673	263
Brazil	4,829	774	206
Poland	2,198	19	(163)

	$121,250	5,689	8,411

Net sales are attributed to geographical regions based upon the location of the selling unit.

Long-lived assets by geographical region at March 31, 2008 and June 30, 2007 consist of the following:

	March 31,	June 30,
	2008	2007

United States	$220,333	141,673
Argentina	35,458	36,242
Brazil	30,222	27,970
Poland	717	892

	$286,730	206,777

Long-lived assets consist of property, plant, and equipment, net of accumulated depreciation, and goodwill and other intangible assets.

(b)	Major Customer Data

The following is a summary of the Company’s major customers and their respective percentages of consolidated net sales for the nine months ended March 31, 2008 and 2007:

	2008	2007

Dow Corning	15%	18%
All other customers	85	82

Total	100%	100%

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
March 31, 2008 and 2007
(Dollars in thousands, except per share data)
(UNAUDITED)

The Company has two contracts with Dow Corning. The first agreement is a four year arrangement in which Dow Corning purchases 30,000 metric tons of silicon metal per year through December 31, 2010. Under the second arrangement, effective December 1, 2007 through January 31, 2009, the Company will supply Dow Corning 13,000 metrics tons of silicon metal.

(17)	Subsequent Events

On April 24, 2008, Solsil and GMI entered into a joint development supply agreement with BP Solar International Inc. (BP Solar) for the sale of solar grade silicon. BP Solar and Solsil will also deploy certain existing BP Solar technology at Solsil’s facility and will jointly develop new technology to enhance Solsil’s proprietary upgraded solar silicon metallurgical process. Solsil and BP Solar will both contribute towards the costs of the technology development. In conjunction with the reopening and expansion of our Niagara Falls facility discussed below, a portion of the facility will be dedicated to our Solsil operations.

On May 15, 2008, the Company entered into a business combination which provided an ownership interest of approximately 60% of Ningxia Yongvey Coal Industrial Co., Ltd (Yongvey). Yongvey is a producer of carbon electrodes, an important input in the silicon metal production process. Prior to the business combination, Yongvey’s predecessor was one of the Company’s electrode suppliers. Yongvey’s operations are located in Chonggang Industrial Park, Shizuishan in the Ningxia Hiu Autonomous Region of China. The aggregate purchase price was 75 million Renminbi, approximately $10.7 million based the average exchange rate on May 15, 2008, which is comprised only of cash consideration.

On May 20, 2008, Empire State Development and New York Power Authority announced that hydropower from the Niagara Power Project would be supplied to the Company to enable it to reopen and expand its currently idle manufacturing facility in Niagara Falls, New York. The Company plans to reopen its silicon production facility and invest in upgrading its equipment to produce approximately 30,000 metric tons of metallurgical grade silicon annually. In conjunction with the reopening and expansion of our Niagara Falls facility, a portion of the facility will be used for our Solsil operations and when completed, is expected to permit us to produce annually approximately 4,000 metric tons of solar grade silicon. Empire State Development and New York Power Authority have created an incentive package to the Company that provides 40 megawatts of hydropower over five years, with a potential five year extension, and up to $25 million in Empire Zone tax benefits recognized over ten years subject to achieving specified employment and investment targets.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Financial Statements

June 30, 2007

(With Independent Auditors’ Report Thereon)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Globe Specialty Metals, Inc.:

We have audited the accompanying consolidated balance sheet of Globe Specialty Metals, Inc. and subsidiary companies (the Company) as of June 30, 2007 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Globe Specialty Metals, Inc. and subsidiary companies as of June 30, 2007, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

January 24, 2008

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Balance Sheet
June 30, 2007
(In thousands, except share and per share amounts)

Assets
Current assets:
Cash and cash equivalents	$67,741
Accounts receivable, net of allowance for doubtful accounts of $116	38,092
Inventories	39,093
Prepaid expenses and other current assets	11,307

Total current assets	156,233
Property, plant, and equipment, net of accumulated depreciation	149,648
Goodwill	48,527
Other intangible assets	8,602
Investments in affiliates	7,552
Deferred tax assets	8,948
Other assets	10,252

Total assets	$389,762

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$40,495
Current portion of long-term debt	6,370
Short-term debt	23,450
Accrued expenses and other current liabilities	14,546

Total current liabilities	84,861
Long-term liabilities:
Long-term debt	46,057
Deferred tax liabilities	20,785
Other long-term liabilities	15,438

Total liabilities	167,141

Commitments and contingences (note 13)
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 150,000,000 shares; issued and outstanding 56,672,188 shares	5
Additional paid-in capital	211,861
Retained earnings	10,178
Accumulated other comprehensive income	577

Total stockholders’ equity	222,621

Total liabilities and stockholders’ equity	$389,762

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Income Statement
Year ended June 30, 2007
(In thousands, except per share amounts)

Net sales	$221,928
Cost of goods sold	184,122
Selling, general, and administrative expenses	18,661

Operating income	19,145
Other income (expense):
Interest income	5,851
Interest expense, net of capitalized interest of $66	(5,228)
Foreign exchange gain	688
Other expense	(807)

Income before provision for income taxes and deferred interest attributable to common stock subject to redemption	19,649
Provision for income taxes	7,047

Net income before deferred interest attributable to common stock subject to redemption	12,602
Deferred interest attributable to common stock subject to redemption	(768)

Net income attributable to common stock	$11,834

Weighted average shares outstanding:
Basic	46,922
Diluted	50,231

Earnings per common share:
Basic	$0.25
Diluted	0.24

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Statement of Changes in Stockholders’ Equity
Year ended June 30, 2007
(In thousands)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Income	Equity

Balance at June 30, 2006	41,358	$4	149,005	1,601	—	150,610
Shares issued in acquisition of Globe Metallurgical, Inc.	8,642	1	47,960	—	—	47,961
Retirement of shares converted or redeemed	(7,529)	(1)	(4,561)	—	—	(4,562)
Cash dividend paid	—	—	—	(3,257)	—	(3,257)
Issuance of shares under warrant tender program	14,201	1	19,457	—	—	19,458
Comprehensive income:
Pension liability adjustment (net of income taxes of $316)	—	—	—	—	516	516
Unrealized gain on available for sale securities (net of income taxes of $32)	—	—	—	—	61	61
Net income attributable to common stock	—	—	—	11,834	—	11,834

Total comprehensive income						12,411

Balance at June 30, 2007	56,672	$5	211,861	10,178	577	222,621

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Consolidated Statement of Cash Flows
Year ended June 30, 2007
(In thousands)

Cash flows from operating activities:
Net income attributable to common stock	$11,834
Adjustments to reconcile net income attributable to common stock to net cash provided by operating activities:
Depreciation and amortization of purchased intangible assets	10,641
Amortization of customer contract liability	(3,849)
Share-based compensation	512
Gain on sale of assets	(2)
Deferred taxes	306
Deferred interest attributable to common stock subject to redemption	768
Changes in assets and liabilities:
Decrease in accounts receivable, net	515
Increase in inventories	(2,650)
Increase in prepaid expenses and other current assets	(2,193)
Increase in accounts payable	1,308
Increase in accrued expenses and other current liabilities	5,416
Other operating cash flows	(3,933)

Net cash provided by operating activities	18,673

Cash flows from investing activities:
Capital expenditures	(8,629)
Acquisition of businesses, net of cash acquired of $6,750	(104,894)
Investments in affiliates	(5,963)
Purchase of cash equivalents held in trust	(3,038)
Funds released from trust	190,192

Net cash provided by investing activities	67,668

Cash flows from financing activities:
Dividends paid	(3,257)
Purchase of redeemed shares	(42,802)
Net borrowings of long-term debt	1,544
Net borrowings of short-term debt	5,431
Proceeds from warrant tender program	19,458
Other financing activities	(970)

Net cash used in financing activities	(20,596)

Net increase in cash and cash equivalents	65,745
Cash and cash equivalents at beginning of year	1,996

Cash and cash equivalents at end of year	$67,741

See accompanying notes to consolidated financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements
June 30, 2007
(Dollars in thousands, except per share amounts)

(1)	Organization and Business Operations

Globe Specialty Metals, Inc. and subsidiary companies (GSM, the Company, we, us, or our) is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a variety of industrial and consumer products. The Company’s customers include major silicon chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers.

GSM was incorporated in Delaware on December 23, 2004, under the name International Metal Enterprises, Inc., to serve as a vehicle for the acquisition of operating companies in the metals and mining industry.

On November 12, 2006, the Company acquired 100% of the outstanding stock of Globe Metallurgical, Inc. (GMI), a manufacturer of silicon metal and silicon-based alloys. GMI owns and operates plants in Ohio, West Virginia and Alabama. GMI also owns a currently idle silicon metal and ferroalloy manufacturing plant located in Niagara Falls, New York. GMI’s products are sold primarily to the silicone chemical, aluminum, metal casting, and solar cell industries, primarily in the United States, Canada and Mexico. GMI also owns 50% of the outstanding stock of Norchem, Inc. (Norchem). Norchem manufactures and sells additives that enhance the durability of concrete, refractory material and oil well conditioners. GMI sells silica fume (also known as microsilica), a by-product of its ferrosilicon metal and silicon metal production process, to Norchem as well as other companies.

On November 20, 2006, the Company acquired 100% of the outstanding stock of Stein Ferroaleaciones S.A. (SFA), an Argentine manufacturer of silicon-based alloys, and SFA’s two affiliates, UltraCore Polska Sp.z.o.o. (UCP), a Polish manufacturer of cored wire alloys, and Ultra Core Corporation (UCC), a U.S.-based alloy distributor (collectively, Stein). SFA, incorporated in Argentina in 1974, is among Latin America’s leading producers of silicon-based specialty alloys. Headquartered in Buenos Aires, Argentina, it operates an alloy manufacturing plant in Mendoza province, Argentina and cored wire packing plants in San Luis province, Argentina and Police, Poland. Stein’s products are important ingredients in the manufacturing of steel, ductile iron, machine and auto parts and pipe. SFA has been renamed Globe Metales S.A. (Metales).

On January 31, 2007, the Company acquired 100% of the outstanding stock of Camargo Correa Metais S.A. (CCM), one of Brazil’s largest producers of silicon metal and silica fume. CCM has been renamed Globe Metais Indústria e Comércio S.A. (Globe Metais). Globe Metais operates a manufacturing facility located in Breu Branco, Para, Brazil. It also operates quartzite mining and forest reserves operations in Para, Brazil. Through our Brazilian operations, we are one of Brazil’s largest producers of silicon metal and silica fume, raw materials used in the chemical, metallurgical, electronic, cement and firebrick industries. The silicon metal produced at our Brazilian facility supplies industries worldwide.

See note 3 (Business Combinations) for additional information regarding the GMI, Stein and CCM acquisitions.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and include the accounts of GSM. When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting. For investments in which the Company owns less than 20% of the voting shares and does not have significant influence, the cost method of accounting is used.

The Company also evaluates the consolidation of entities under Financial Accounting Standards Board (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 requires management to evaluate whether an entity or interest is a variable interest entity and whether the Company is the

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

primary beneficiary. Consolidation is required if both of these criteria are met. The Company does not have any variable interest entities requiring consolidation.

All significant intercompany balances and transactions have been eliminated in consolidation.

Certain reclassifications have been made to the consolidated financial statements to conform with the financial statements presented elsewhere in form S-1.

(b)	Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and related notes. Significant estimates and assumptions in these consolidated financial statements include valuation allowances for inventories, the carrying amount of property, plant, and equipment, estimates of fair value associated with accounting for business combinations, goodwill and long-lived asset impairment tests, estimates of fair value of investments, asset retirement obligations, income taxes and deferred tax valuation allowances, valuation of derivative instruments, the determination of discount and other rate assumptions for pension expense and the determination of the fair value of share-based compensation involving assumptions about forfeiture rates, stock volatility, discount rates, and expected time to exercise. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be different from these estimates.

(c)	Revenue Recognition

Revenue is recognized when a firm sales agreement is in place, delivery has occurred and title and risks of ownership have passed to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. Sales of goods do not include multiple product and/or service elements. Shipping and other transportation costs charged to buyers are recorded in both sales and cost of goods sold. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from sales in the consolidated income statement.

(d)	Foreign Currency Translation

The determination of the functional currency for the Company’s foreign subsidiaries is made based on appropriate economic factors, including the currency in which the subsidiary sells its products, the sales market in which the subsidiary operates, and the currency in which the subsidiary’s financing is denominated. Based on these factors, management has determined that the U.S. dollar is the functional currency for Metales and Globe Metais. Translation gains and losses are recognized on transactions in currencies other than the U.S. dollar and included in income for the period in which the exchange rates changed.

(e)	Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments that are readily convertible into cash. Securities with contractual maturities of three months or less, when purchased, are cash equivalents. The carrying amount of these securities approximates fair value because of the short-term maturity of these instruments.

Supplemental disclosure of cash flow information follows:

Cash paid for interest and income taxes:
Interest	$4,166
Income taxes	4,685

Refer to note 3 (Business Combinations) and note 14 (Stockholders’ Equity) for supplement disclosures of noncash investing and financing activities.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

(f)	Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method or the average cost method.

(g)	Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of assets. The estimated useful lives of property, plant, and equipment follow:

Range of
Useful Lives

Asset type:
Land improvements	20 years
Buildings	35 years
Manufacturing equipment	6-25 years
Furnaces	20 years
Other	5-15 years

Costs that do not extend the life of an asset, materially add to its value, or adapt the asset to a new or different use are repair and maintenance costs, which are expensed as incurred.

(h)	Acquisitions

The Company’s acquisitions are accounted for using the purchase method. The purchase price is allocated to the assets acquired and the liabilities assumed based on their estimated fair market values. Any excess purchase price over the fair market value of the net assets acquired is recorded as goodwill. For all acquisitions, operating results are included in the consolidated income statement from the date of acquisition.

(i)	Goodwill and Other Intangible Assets

Goodwill is the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is tested for impairment annually at the end of the third quarter, and will be tested for impairment between annual tests if an event occurs or circumstances change that more likely than not would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Reporting units are either one level below the operating segment level or an aggregation of two or more reporting units within the same operating segment if such reporting units share similar economic characteristics. Goodwill relates and is assigned directly to a specific reporting unit. An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. Refer to note 3 (Business Combinations) and note 7 (Goodwill and Other Intangibles) for additional information.

Other intangible assets include electricity and other supplier contracts, customer relationships, trade names and other intangible assets acquired from an independent party. Except for trade names, our intangible assets have a definite life and are amortized on a straight-line basis over their estimated useful lives: Electricity Contracts — 3 to 11 years; Supplier Contracts — 2 years; Customer Relationships — 1 year; and Software — 1 year. Trade names have indefinite lives and are not amortized but rather tested annually for impairment and written down to fair value as required.

(j)	Impairment of Long-Lived Assets

We review the recoverability of our long-lived assets, such as plant and equipment and definite-lived intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on our ability to

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. We assess the recoverability of the carrying value of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If these cash flows are less than the carrying value of such asset or asset group, an impairment loss is measured based on the difference between estimated fair value and carrying value. Assets to be disposed are written-down to the greater of their fair value or salvage value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

(k)	Share-Based Compensation

Effective July 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)) as no share-based compensation awards were granted prior to July 1, 2006. The Company recognizes compensation expense based on the estimated grant date fair value using the Black-Scholes option-pricing model. As awards are liability-classified given net cash settlement provisions contained in the Company’s stock option plan, each award is required to be remeasured to fair value each reporting period. Prior to vesting, cumulative compensation cost equals the proportionate amount of the award earned to date. The Company has elected to treat each award as a single award and recognize compensation cost on a straight-line basis over the requisite service period of the entire award. Refer to note 16 (Share-Based Compensation) for further information on the Company’s accounting for share-based compensation.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

(m)	Asset Retirement Obligations

Asset retirement obligations are initially recorded at fair value, and are capitalized as part of the cost of the related long-lived asset and depreciated in accordance with the Company’s depreciation policies for property, plant, and equipment. The fair value of the obligation is determined as the discounted value of expected future cash flows. Accretion expense is recorded each month to increase this discounted obligation over time. The Company’s asset retirement obligations primarily relate to mine post-closure restoration costs. Asset retirement obligations of $952 have been recorded within Other Long-Term Liabilities at June 30, 2007.

(n)	Financial Instruments

The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, (SFAS 133), as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company’s sole derivative instrument consists of an interest rate swap employed to manage interest rate exposures on half of the Company’s Senior Term Loan discussed in note 9 (Debt). The agreement, which expires in March 2011, involves the exchange of the interest obligations relating to an initial $15,000 notional amount of debt, with the notional amount decreasing by $375 per quarter consistent with half of the debt amortization on the Senior Term Loan. The remaining notional amount is $13,125 at June 30, 2007. Under the interest rate swap, the Company receives the London Interbank Offered Rate (LIBOR) in exchange for a fixed interest rate of 5.23%

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

over the life of the agreement. The agreement provides for a net cash settlement. The Company believes it is not practical to designate the cash-settled interest rate swap agreement as a fair value hedge as defined under SFAS 133. Therefore, in accordance with SFAS 133, the Company adjusts the interest rate swap agreement to current market value through the consolidated income statement based on the fair value of the swap agreement as of each period end. The related reduction to interest expense totaled $18 for the year ended June 30, 2007. The fair value of this derivative is recorded in Other Assets with a value of $40 at June 30, 2007.

(o)	Fair Value of Financial Instruments

Management believes that the carrying values of financial instruments, including cash and cash equivalents, accounts receivable, marketable securities, accounts payable, and accrued expenses and other current liabilities approximate fair value as a result of the short-term maturities of these instruments. See also note 9 regarding the fair value of debt.

(p)	New Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 changes the requirements of the accounting for, and reporting of, a change in accounting principle. Upon the adoption of SFAS 154 beginning July 1, 2006, the Company has applied the Standard’s guidance to changes in accounting methods as required. The adoption of SFAS 154 was not material to the Company’s consolidated results of operations and financial condition.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (SFAS 155). SFAS 155 is effective for all financial instruments acquired or issued after July 1, 2007, and amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The Company does not expect the adoption of SFAS 155 to have a material impact on its consolidated results of operations and financial condition.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140 (SFAS 156). This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The impact of adopting SFAS 156 was not material to the Company’s consolidated results of operations and financial condition.

In April 2006, the FASB issued FASB Staff Position (FSP) FIN 46R-6, Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R) (FIN 46R-6). This FSP addresses how a reporting enterprise should determine the variability to be considered in applying FIN 46R and is effective on the first day of the first reporting period beginning after June 15, 2006. The Company adopted FIN 46R-6 effective July 1, 2006. The impact of adopting FIN 46R-6 was not material to the Company’s consolidated results of operations and financial condition.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is required to adopt the provisions of FIN 48 as of July 1, 2007. The Company is currently evaluating the impact of FIN 48 on its consolidated results of operations and financial condition.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The Statement does not require any new fair value measures. The Company is required to adopt SFAS 157 beginning on July 1, 2008. SFAS 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. The Company is currently evaluating the impact of adopting SFAS 157 on its results of operations and financial position.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). SFAS 158 requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position, to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income, and to measure the funded status of a plan as of the date of its yearend statement of financial position. The Company adopted SFAS 158 as required on July 1, 2006. The impact of adopting SFAS 158 was not material to the Company’s consolidated results of operations and financial condition.

In September 2006, the FASB issued FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities (AUG AIR-1). The FSP prohibits companies from accruing the cost of planned major maintenance in advance of the activities actually occurring. The Company adopted the provisions of AUG AIR-1 beginning July 1, 2006. The impact of adopting FSP AUG AIR-1 was not material to the Company’s consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). This Statement permits companies, at their option, to choose to measure many financial instruments and certain other items at fair value. If the option to use fair value is chosen, the Standard requires additional disclosures related to the fair value measurements included in the financial statements. This Statement is effective on July 1, 2008 for the Company. The Company is currently evaluating the impact of adopting SFAS 159 on its results of operations and financial position.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This Statement establishes principles and requirements for how the acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after July 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement is effective for the Company on July 1, 2009. The Company is currently assessing the potential effect of SFAS 160 on its financial statements.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

(3)	Business Combinations

(a)	GMI Acquisition

On November 12, 2006, the Company acquired 100% of the outstanding stock of GMI. The results of GMI are included in the consolidated financial statements from that date. The aggregate purchase price was $134,064, comprised of 8.6 million shares of GSM common stock valued at $47,961, cash of $33,220, direct costs associated with the acquisition of $3,348, and assumed debt of $49,535. The value of the common stock issued was determined based on the average market price of GSM’s common stock over the two-day period before and after the terms of the acquisition were agreed to and announced. Refer to note 1 (Organization and Business Operations) for a description of GMI’s business and operations.

(b)	Stein Acquisition

On November 20, 2006, the Company acquired 100% of the outstanding stock of Stein. The aggregate purchase price was $39,136, comprised of cash consideration of $34,476, direct costs associated with the acquisition of $881, and assumed debt of $3,779. The results of Stein are included in the consolidated financial statements from that date. Refer to note 1 (Organization and Business Operations) for a description of Stein’s business and operations.

(c)	CCM Acquisition

On January 31, 2007, GSM acquired 100% of the outstanding stock of CCM. The aggregate purchase price was $56,512, comprised of cash consideration of $38,635, direct costs associated with the acquisition of $1,084, debt assumed of $14,393, and contingent consideration of $2,400. The results of CCM are included in the consolidated financial statements from that date. The contingent consideration represents 5,000 Brazilian Real relating to certain outstanding tax matters that, when resolved, will be paid. Refer to note 1 (Organization and Business Operations) for a description of CCM’s business and operations.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

The following table reflects the preliminary purchase price allocation associated with each acquisition:

	Amortization
	Life
	(In Years)	GMI	Stein	CCM

Current assets		$39,884	21,167	31,863
Property, plant, and equipment		108,865	17,741	22,110
Intangible assets:
Goodwill	Indefinite	31,355	17,172	—
Customer relationships	1	103	50	11
Software	1	94	—	—
Electricity contracts	3-11	—	2,830	7,026
Supplier contracts	2	—	—	337
Trade names	Indefinite	316	288	—
Noncurrent assets		3,215	550	16,561

Total assets acquired		183,832	59,798	77,908

Current liabilities		33,680	15,486	27,217
Noncurrent liabilities		65,623	8,955	8,572

Total liabilities assumed		99,303	24,441	35,789

Net assets acquired		84,529	35,357	42,119
Debt assumed		49,535	3,779	14,393

Total purchase price		$134,064	39,136	56,512

The fair value of net assets acquired relating to the CCM acquisition exceeded the purchase price. As such, the excess cost has been allocated as a pro rata reduction to property, plant, and equipment, purchased intangible assets and other noncurrent assets.

The goodwill amount has been assigned to the silicon metal and silicon-based specialty alloys operating segment, which is the Company’s only business segment.

(d)	Unaudited Pro Forma Financial Information

The unaudited pro forma financial information in the table below summarizes the combined results of operations of GSM and the acquired companies of GMI, Stein and CCM, on a pro forma basis, as though the companies had been combined as of the beginning of the fiscal year presented. The unaudited pro forma financial information for fiscal 2007 combines the historical results of operations of GSM for fiscal 2007, which includes the results of operations of GMI, Stein and CCM subsequent to each company’s respective acquisition date, and the historical results of operations of GMI, Stein and CCM for the period from July 1, 2006 to each company’s respective acquisition date.

This information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions of GMI, Stein and CCM had taken place at the beginning of the fiscal year presented. The unaudited pro forma financial information includes the purchase accounting adjustments on historical GMI, Stein and CCM inventory balances, adjustments to depreciation on acquired property, plant, and equipment, adjustments to amortization expense for acquired intangible assets, adjustments to sales for customer contract liabilities, adjustments to interest income, and related tax effects, as well as other adjustments made in purchase accounting.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

The following table summarizes the unaudited pro forma financial information as if the GMI, Stein and CCM acquisitions were consummated on July 1, 2006:

Unaudited
2007

Net sales	$350,565
Net income attributable to common stock	8,273
Earnings per common share:
Basic	$0.17
Diluted	0.16

(4)	Inventories

Inventories comprise the following:

Finished goods	$12,563
Work in process	778
Raw materials	18,277
Parts and supplies	7,475

Total inventory	$39,093

At June 30, 2007, $26,545 in inventory is valued using the first-in, first-out method and $12,548 using the average cost method.

(5)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets at June 30, 2007 were as follows:

Deferred taxes	$4,762
Other	7,677

Total	$12,439

(6)	Property, Plant, and Equipment

Property, plant, and equipment, net of accumulated depreciation, comprise the following:

Land and improvements	$11,368
Building and improvements	18,434
Machinery and equipment	32,604
Furnaces	83,546
Other	9,043
Construction in progress	2,351

Property, plant, and equipment, gross	157,346
Less accumulated depreciation	(7,698)

Property, plant, and equipment, net of accumulated depreciation	$149,648

Depreciation expense for the year ended June 30, 2007 was $8,470, including $772 of depreciation associated with land reclamation activities. Depreciation expense of $7,665 is recorded in Cost of Goods Sold and $805 is recorded in Selling, General, and Administrative Expenses.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

(7)	Goodwill and Other Intangibles

Goodwill and other intangibles presented below have been allocated to the silicon metal and silicon-based specialty alloys operating segment, which is the Company’s sole operating segment.

(a)	Goodwill

The changes in goodwill for the year ended June 30, 2007 are as follows:

Balance as of July 1, 2006	$—
Acquisition of GMI	31,355
Acquisition of Stein	17,172
Acquisition of CCM	—

Balance as of June 30, 2007	$48,527

(b)	Other Intangible Assets

The carrying amounts of other intangible assets at June 30, 2007 are as follows:

		Accumulated
	Gross	Amortization	Net

Definite lived intangible assets:
Electricity contracts	$9,574	(1,915)	7,659
Customer relationships	164	(103)	61
Supplier contracts	337	(94)	243
Software	94	(59)	35

Total definite lived intangible assets	10,169	(2,171)	7,998
Indefinite lived intangible assets:
Trade names	604	—	604

Total	$10,773	(2,171)	8,602

Amortization expense of purchased intangible assets was $2,171 for the year ended June 30, 2007 of which $1,946 is recorded in Cost of Goods Sold and $225 is recorded in Selling, General, and Administrative Expenses.

The estimated future amortization expense of purchased intangible assets as of June 30, 2007 are as follows:

2008	$4,022
2009	1,469
2010	711
2011	426
2012	361
Thereafter	1,009

(c)	Customer Contract Liability

The Company has certain noncancelable executory customer contracts purchased as part of the GMI and CCM acquisitions with future cash flows below market rates. A $7,234 liability was included in Other Long-Term Liabilities and is being amortized over the contractual term of the individual contracts. As of June 30, 2007, $3,849 of this liability has been amortized and included in net sales.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

(8)	Investments in Affiliates

Investments in affiliates comprise the following:

		Balance at
	Ownership	June 30,
	Interest	2007

Equity method investment:
Norchem, Inc.	50.00%	$1,589
Other investments Inversora Nihuiles S.A(a)	9.75%	3,062
Inversora Diamante S.A.(b)	8.40%	2,901

Total investments in affiliates		$7,552

(a)	This entity owns a 51% interest in Hidroelectrica Los Nihuiles S.A., which is a hydroelectric company in Argentina.

(b)	This entity owns a 59% interest in Hidroelectrica Diamante S.A., which is a hydroelectric company in Argentina.

Equity loss from our Norchem, Inc. investment was $(23) for the year ended June 30, 2007, which is included in Other Expense.

(9)	Debt

(a)	Short-Term Debt

Short-term debt comprised the following at June 30, 2007:

		Weighted
	Outstanding	Average	Unused
	Balance	Interest Rate	Credit Line

Type debt:
Revolving credit	$11,685	8.98%	$18,465
Export financing	11,185	5.33	—
Other	580	7.18	2,450

Total	$23,450		$20,915

Revolving Credit Agreements — A summary of the Company’s revolving credit agreements follows:

	Outstanding	Unused	Total
	Balance	Commitment	Commitment

Fortis credit facility:
GMI(a)	$4,075	17,425	21,500
GMI(b)	6,000	—	6,000
Bank credit facilities — Argentina(c)	1,610	1,040	2,650

Total	$11,685	18,465	30,150

(a)	This GMI credit facility expires November 2009. Interest accrues at LIBOR or prime, at the Company’s option, plus an applicable margin percentage. At June 30, 2007, the interest rate on this revolver was 9.8%, equal to prime plus 1.5%. This credit facility is secured by substantially all of the assets of GMI and is subject to certain covenant restrictions.

(b)	This GMI credit facility expires November 2009. Interest accrues at prime plus 1.5%. At June 30, 2007, the interest rate on this revolver was 7.8%. This credit facility is secured by substantially all of the assets of GMI and is subject to certain covenant restrictions.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

(c)	The Company’s Argentine subsidiary maintains three, six-month unsecured revolving credit agreements. Interest accrues at 11.0 to 11.5%.

Export Financing Agreements — The Company’s Argentine and Brazilian subsidiaries maintain various short-term export financing arrangements. The terms of these agreements are generally between six and twelve months. Interest accrues at rates ranging from 4.1 to 7.0%. Certain export accounts receivable balances are pledged as collateral against these borrowings.

(b)	Long-Term Debt

Outstanding
Balance

Fortis — senior term loan	$24,750
SPV Capital Funding, Inc. junior term loan	8,500
SPV Capital Funding, Inc. junior term loan	8,500
Export financing	9,028
Other	1,649

Total long-term debt	52,427
Less current portion of long-term debt	(6,370)

Long-term debt, net of current portion	$46,057

Senior Term Loan — Loan principal and interest payments are due in quarterly installments of $750 plus interest at LIBOR or prime, at the Company’s option, plus an applicable margin percentage. The interest rate on this loan was 9.07% at June 30, 2007. The unpaid principal balance is due in full in November 2010. The loan is secured by substantially all of the assets of GMI and is subject to certain restrictive and financial covenants which include limits on additional debt, restrictions on capital expenditures, restrictions on dividend and other equity distributions, and certain minimum interest, debt service, and leverage ratios. The Company was in compliance with these loan covenants at June 30, 2007, except that the Company has received a waiver with respect to the timing of delivery of select financial statements and certain lien restrictions.

The Company has entered into an interest rate swap to fix the LIBOR on approximately 50% of the outstanding balance. Refer to the related discussion in note 2 (Summary of Significant Accounting Policies — Financial Instruments).

Junior Subordinated Term Loans — These loans with a related party mature in full in November 2011. Interest on one loan accrues quarterly at prime plus 3.25%, with the aggregate rate not to be less than 10.25%. Interest on the other loan accrues monthly at LIBOR plus 8%. The interest rates on these loans were 11.50% and 13.32%, respectively, at June 30, 2007. Both of these loans are secured by substantially all of the assets of GMI on a subordinated basis and are subject to certain loan covenant restrictions. The Company was in compliance with the loan covenants at June 30, 2007, except that the Company has received a waiver with respect to the timing of delivery of select financial statements, as well as certain notice requirements and lien restrictions.

Export Financing — The Company’s subsidiary, Metais, maintains three long-term export financing arrangements with three banks in Brazil. At June 30, 2007, interest on the $3,918 and $1,052 balances outstanding accrues quarterly at the rate of 6.50% and 8.13%, respectively. Interest on the $4,058 balance outstanding accrues quarterly at LIBOR plus 1.25%.

(c)	Debt Maturities

The following table shows debt maturities by fiscal year at June 30, 2007:

2008	2009	2010	2011	2012	Total

$6,370	10,117	3,150	15,790	17,000	52,427

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

At June 30, 2007, the recorded carrying values of our debt balances approximate fair market value given the majority of our debt is at variable rates tied to market indicators or short-term in nature.

(10)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities at June 30, 2007 were as follows:

Accrued salaries, wages and benefits	$6,139
Deferred taxes	2,280
Accrued income taxes	2,071
Accrued property taxes	1,062
Accrued legal fees	734
Other	3,392

Total	$15,678

(11)	Pension and Other Employee Benefit Plans

(a)	Defined Benefit Pension Plans

The Company’s subsidiary, GMI, which was acquired on November 12, 2006, sponsors three noncontributory defined benefit pension plans covering certain domestic employees. These plans were frozen in 2003.

The Company’s funding policy has been to contribute, as necessary, an amount in excess of the minimum requirements in order to achieve the Company’s long-term funding targets. In fiscal 2007, the Company made contributions of $473 to the domestic pension plans.

We use a June 30 measurement date for these defined benefit pension plans.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

Obligation and Funded Status — The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans at June 30, 2007:

Change in benefit obligation:
Benefit obligation at November 13, 2006	$20,081
Interest cost	701
Actuarial gains	(608)
Benefits paid	(662)

Benefit obligation at end of year	$19,512

Change in plan assets:
Fair value of plan assets at November 13, 2006	$17,518
Actual gain on plan assets	1,061
Employer contributions	473
Benefits paid	(662)

Fair value of plan assets at end of year	$18,390

Funded status at end of year:
Fair value of plan assets	$18,390
Benefit obligation	(19,512)

Funded status	$(1,122)

Amounts recognized in the consolidated balance sheet consist of:
Noncurrent liability	$(1,122)
Amounts recognized in accumulated other comprehensive income at end of year consist of:
Net actuarial gain	832

The accumulated benefit obligation for defined benefit pension plans was $19,512 at June 30, 2007.

The following information is presented for pension plans where the projected benefit obligation and accumulated benefit obligation as of June 30, 2007 exceeded the fair value of plan assets:

Projected benefit obligation / accumulated benefit obligation	$16,715
Fair value of plan assets	15,524

Net Periodic Pension Expense — The components of net periodic pension expense for the defined benefit pension plans follow:

Interest cost	$701
Expected return on plan assets	(923)
Amortization of net loss	86

Net periodic benefit	$(136)

During the year ended June 30, 2008, the Company expects to recognize $87 in pre-tax accumulated other comprehensive loss, relating entirely to net losses, as net pension cost.

Assumptions and Other Data — The weighted average assumptions used to determine benefit obligations at June 30, 2007 follow:

Discount rate	6.25%

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

The weighted average assumptions used to determine net periodic benefit cost for year ended June 30, 2007 follow:

Discount rate	5.75%
Expected return on plan assets	8.50

Expected return on plan assets is determined based on historical results adjusted for anticipated market movements.

The Company expects to contribute approximately $1,054 to the plans for the year ended June 30, 2008.

The following reflects the gross benefit payments which are expected to be paid for the domestic pension plans the years ended June 30:

2008	$1,071
2009	1,115
2010	1,184
2011	1,199
2012	1,221
Years 2013-2016	6,473

The Company’s overall strategy is to invest in high-grade securities and other assets with a limited risk of market value fluctuation. In general, the Company’s goal is to maintain the following allocation ranges:

Equity securities	55-70%
Fixed income securities	30-40%
Real estate	5-10%

The weighted average asset allocation for the pension plans at June 30, 2007 by asset category follows:

Equity securities	63.3%
Fixed income securities	31.6
Real estate	4.6
Other	0.5

Total	100.0%

(b)	Other Benefit Plans

The Company administers healthcare benefits for certain retired employees through a separate welfare plan requiring reimbursement from the retirees.

The Company provides two defined contribution plans (401(k) plans) that allow for employee contributions on a pre-tax basis. Employer contributions have been suspended.

Other benefit plans offered by the Company include a Section 125 Cafeteria Plan for the pre-tax payment of healthcare costs and a flexible spending arrangement.

(12)	Income Taxes

The sources of income before provision for income taxes and deferred interest attributable to common stock subject to redemption for the year ended June 30, 2007 were as follows:

U.S. operations	$19,288
Non-U.S. operations	361

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

Our tax provision consists of the following:

June 30, 2007

Current:
Federal	$4,419
State	1,118
Foreign	340

Total current	5,877
Deferred:
Federal	633
State	348
Foreign	189

Total deferred	1,170

Total tax provision	$7,047

The following is a reconciliation, stated in percentage, of the U.S. statutory federal income tax rate to our effective tax rate:

Year Ended
June 30, 2007

Federal statutory rate	35.0
State taxes, net of federal benefit	4.9
Income from tax exempt investments	(5.4)
Foreign rate differential	1.9
Other items	(0.5)

Effective tax rate	35.9

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

Significant components of the Company’s deferred tax assets and deferred tax liabilities at June 30, 2007 consist of the following:

June 30, 2007

Deferred tax assets:
Inventory reserves	$998
Accruals	2,983
Net operating losses and other carryforwards	40,748
Intangibles	1,050
Other assets	1,467
Share-based compensation	237

Gross deferred tax assets	47,483
Valuation allowance	(31,830)

Net deferred tax assets	15,653

Deferred tax liabilities:
Fixed assets	(23,879)
Accounts receivable	(604)
Investments	(525)

Total deferred tax liabilities	(25,008)

Net deferred tax liabilities	$(9,355)

During the year ended June 30, 2007, the Company adopted a policy of permanent reinvestment of earnings from foreign subsidiaries in accordance with APB Opinion No. 23, Accounting for Income Taxes — Special Areas (APB 23). As a result, U.S. taxes have not been provided on unremitted earnings of our foreign subsidiaries. Unremitted earnings of foreign subsidiaries are determined to be permanently reinvested in accordance with APB 23.

The Company has tax benefits for net operating loss carryforwards (NOLs) which expire at various dates in the future. The Company’s NOLs and expiration dates at June 30, 2007 are as follows:

	Amount	Expires

Federal	$10,987	Various dates through 2026
State	2,076	Various dates
Foreign	26,263	No expiration

The Company maintains a valuation allowance for the entire amount of our Brazil and Poland NOLs. The Company decreased our valuation allowance during the year by $282 which was reflected as a reduction in the intangible assets related to Brazil. The total valuation allowance at June 30, 2007 is $31,830 and consists of the following:

Federal NOLs	$3,848
State NOLs	292
Foreign NOLs	26,263
Federal credits	1,336
Capital loss carryover	91

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

(13)	Commitments and Contingencies

(a)	Legal Contingencies

The Company’s subsidiary, GMI, was sued by Westbrook Resources Limited, an English company, in respect of an alleged failure by GMI to perform under a contract entered into in January 2005 to acquire 30,000 tons of manganese ore. There is a counter claim by GMI against Westbrook in respect to the same subject matter whereby GMI maintains that the quality, quantity and delivery schedules maintained by Westbrook were in breach of the contract. The case went to trial in June 2007, and a judgment was rendered in November 2007 in favor of Westbrook for a sum to be assessed. The assessment hearing will take place early in 2008. Westbrook is seeking damages of approximately $2,750 and reimbursement of legal costs of approximately GBP500. Management intends to appeal any such judgment but there is no assurance that GMI will be successful in its appeal. GMI has reserved a total of $3,800 related to this contingency at June 30, 2007.

We are subject to various lawsuits, claims and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

(b)	Environmental Contingencies

It is our policy to accrue for costs associated with environmental assessments, remedial efforts or other environmental liabilities when it becomes probable that a liability has been incurred and the costs can be reasonably estimated. When a liability for environmental remediation is recorded, such amounts will be recorded without giving effect to any possible future recoveries. At June 30, 2007, there are no liabilities recorded for environmental contingencies. With respect to the cost for ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred.

(c)	Tax Contingencies

The Company is subject to income taxes in the United States and other foreign jurisdictions. In the ordinary course of business, there are transactions and calculations that involve uncertain tax implications. Accruals for tax contingencies are provided for in accordance with the requirements of SFAS No. 5, Accounting for Contingencies. The Company believes that it has adequate support for the positions taken on its tax returns and that adequate provisions have been made for all outstanding issues for all jurisdictions and all open years.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

(d)	Power Commitments

Electric power is a major cost of the Company’s production process, as large amounts of electricity are required to operate arc furnaces. A summary of electric power purchase commitments follows:

Price
Facility	Supplier	Terms	Structure	Capacity

Beverly, Ohio	American Electric Power	Evergreen, 1-year termination notice	Published tariff rate	2.5 MW firm 85 MW interruptible
Breu Branco, Brazil	Electronorte	Through June 30, 2018	Fixed rate until June 2008, afterwards captive regulated price with specified discount	73 MW
Mendoza, Argentina	EDEMSA	Through October 31, 2009	Specified discount from price established by CAMMESA	24 MW
Selma, Alabama	Alabama Power	Evergreen, 1-year termination notice	Published tariff rate	43 MW
Alloy, West Virginia	Appalachian Power	Through December 31, 2007, with option to renew for 1-year	Published tariff rate	75 MW
Alloy, West Virginia	Brookfield Power	Through December 31, 2021	Fixed rate	100 MW

(e)	Operating Lease Commitments

The Company leases certain machinery and equipment, automobiles and rail cars. For the year ended June 30, 2007, lease expense was $281.

Minimum rental commitments under noncancelable leases outstanding at June 30, 2007 are as follows:

					2013 and
2008	2009	2010	2011	2012	Thereafter

$947	1,317	855	191	—	—

(14)	Stockholders’ Equity

(a)	Preferred Stock

The Company is authorized to issue 1 million shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. To date, no preferred stock has been issued by the Company.

(b)	Conversion and Redemption of Common Stock

Under the provisions of the Company’s amended and restated certificate of incorporation, any stockholder who voted against the Company’s acquisition of GMI had the option to demand that the Company convert common stock held by the dissenting stockholder to cash. In addition, the Company’s Board of Directors opted to permit each stockholder holding offering shares to vote “for” the business combination while at the same time electing to redeem his shares for cash. Approximately 8.4% of stockholders voted against the GMI acquisition and approximately 9.8% voted for the acquisition but elected to redeem their shares. A total of 7,528,857 of common shares were redeemed for cash payments totaling $42,802. As of June 30, 2006, 6,699,999 of the redeemed shares were recorded outside of permanent equity. The redemption of the additional 828,858 shares was treated as a reduction of stockholders’ equity in fiscal 2007.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

(c)	Warrants

In connection with the Company’s initial public offering on October 3, 2005, the Company sold 33,500,000 units (individually, Unit) in the offering at a price of $6.00 per Unit, generating gross offering proceeds of $201,000. Each Unit consisted of one share of the Company’s common stock, having a par value of $0.0001 per share, and two redeemable common stock purchase warrants. The warrants became exercisable at the later of the completion of a business combination or October 3, 2006. With the acquisition of GMI completed on November 13, 2006, the warrants became exercisable at that date. The warrants have an exercise price of $5.00 per common share, and expire on October 3, 2009.

During the fiscal year, the Company executed public and private tender offers to repurchase, redeem or convert outstanding warrants. As a result of these tender offers, 47,353,912 of the 67,000,000 warrants issued in connection with the Company’s initial public offering were repurchased, redeemed or converted, resulting in remaining outstanding warrants of 19,646,088 at June 30, 2007. The tender offers resulted in the issuance of additional 14,201,302 shares of common stock and proceeds of $19,458.

Also in connection with its initial public offering, the Company issued, for minimal consideration, an option to the representative of the underwriters to purchase 1,675,000 units (individually, UPO) at an exercise price of $7.50 per UPO. Each UPO consists of one share of the Company’s common stock, having a par value of $0.0001 per share, and two redeemable common stock purchase warrants. The warrants became exercisable at the later of the completion of a business combination or October 3, 2006. With the acquisition of GMI completed on November 13, 2006, the warrants became exercisable at that date. The warrants have an exercise price of $5.00 per common share, and expire on October 3, 2009. At June 30, 2007, all 1,675,000 UPOs remain outstanding.

The Company has accounted for all warrant transactions as a component of stockholders’ equity.

(d)	Cash Dividend

A cash dividend of $0.07 per share was declared for shareholders of record as of November 17, 2006. The $3.3 million dividend was distributed on December 8, 2006.

(15)	Earnings Per Share

Basic earnings per common share is based on the weighted average number of common shares outstanding during the year ended June 30, 2007. Diluted earnings per common share assumes the exercise of stock options, the conversion of warrants, and the exercise of the UPOs, provided in each case the effect is dilutive.

The reconciliation of the amounts used to compute basic and diluted earnings per common share follows:

	Net Income	Weighted	Per Common
	Attributable to	Average	Share
	Common Stock	Shares	Amount

Basic earnings per common share	$11,834	46,922,343	$0.25
Effect of dilutive securities	—	3,308,970

Diluted earnings per common share	$11,834	50,231,313	$0.24

The following potential common shares were excluded from the calculation of diluted earnings per common share because their exercise price was greater than the average market price for the period presented:

Stock options	1,220,000
UPOs	5,025,000

Total	6,245,000

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

(16)	Share-Based Compensation

The Company’s share-based compensation program comprises the Globe Specialty Metals, Inc. 2006 Employee, Director and Consultant Stock Plan (the Stock Plan), which was approved by the Company’s stockholders on November 10, 2006. The Stock Plan provides for the issuance of a maximum of 5,000,000 shares of common stock for the granting of incentive stock options, nonqualified options, stock grants and stock-based awards. Any remaining shares available for grant, but not yet granted, will be carried over and used in the following year. During the year ended June 30, 2007, share-based compensation awards were limited to the issuance of nonqualified stock options. No other share-based compensation awards were issued.

At June 30, 2007, there were 3,780,000 shares available for grant. All option grants to date vest and become exercisable in equal one-third increments on the first, second, and third anniversaries of the date of grant and have maximum contractual terms ranging from 5 to 10 years.

A summary of the changes in options outstanding, all of which are nonvested and not exercisable, under the Stock Plan for the year ended June 30, 2007 is presented below:

Weighted-
Average
		Weighted-	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Shares	Exercise Price	Term in Years	Value

As of July 1, 2006	—	$—
Granted	1,220,000	7.88
Exercised	—	—
Forfeited and expired	—	—

As of June 30, 2007	1,220,000	$7.88	5.28	$536

The weighted average grant date fair value of stock options granted during the year was $1.71.

The Company estimates the fair value of grants using the Black-Scholes option pricing model. The following assumptions were used to estimate the fair value of stock option awards for the year ended June 30, 2007:

Risk-free interest rate	4.84%-4.97%
Expected dividend yield	—
Expected volatility	43.00
Expected forfeiture rate	—
Expected term (years)	4.0 to 6.5
Weighted average per share fair value of
stock option grants at June 30, 2007	$2.57

The risk-free interest rate is based on the yield of zero coupon U.S. Treasury bonds with terms similar to the expected term of the options. The expected dividend yield is zero based on our current expectation to not pay dividends to the Company’s common stockholders for the foreseeable future. Since there is limited historical trading data related to the Company’s common stock, the expected volatility over the term of the options is estimated using the historical volatilities of similar companies. Given that the options granted are under a new plan and that there is relatively no historical data, the expected forfeiture rate is zero, and the expected term is the average of the vesting period and contractual term.

For the year ended June 30, 2007, share-based compensation expense was $512 ($312 after tax). The expense is reported within Selling, General, and Administrative Expenses. The Company has recorded its $512 liability for share-based compensation expense within Other Long-Term Liabilities.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

As of June 30, 2007, the Company has unearned compensation expense of $2,628, before income taxes, related to nonvested stock option awards. This expense will be recognized over a weighted average period of 3 years. The unrecognized compensation expense is expected to be recognized over the following periods:

	2008	2009	2010

Share-based compensation cost (pre-tax)	$1,047	1,047	534

It is the Company’s policy to issue new shares to satisfy the requirements of its share-based compensation plans. The Company does not expect to repurchase shares in the future to support our share-based compensation plans.

(17)	Related Party Transactions

From time to time, the Company enters into transactions in the normal course of business with related parties. Management believes that such transactions are at arm’s length and for terms that would have been obtained from unaffiliated third parties.

Two members of the Board of Directors are affiliated with Marco International, MI Capital, and Marco Realty. During fiscal 2007, the Company:

•	Recognized $421 in interest expense on an $8.5 million financing arrangement entered into on November 10, 2005 between MI Capital and GMI. On April 17, 2007, the loan was sold to D.E. Shaw.

•	Paid Marco Realty $105 to rent office space for its corporate headquarters in New York City, New York.

•	Entered into agreements with Marco International to purchase graphitized carbon electrodes. Marco International billed GMI $4,847 under these agreements.

•	Entered into an agreement to sell 1,152 metric tons of calcium silicon powder to Marco International. Marco International agreed to pay 80% of the price in advance in return for interest at LIBOR + 5.0%. Interest was payable until Marco International was paid by its customer. As of June 30, 2007, sales under this agreement totaled $1,438. Interest paid to Marco International totaled $45. At June 30, 2007, Metales owed $111 under the agreement.

Alan Kestenbaum, Chief Executive Officer, and Arden Sims, Chief Operating Officer, are affiliated with Solsil, Inc. (Solsil). During fiscal 2007, the Company:

•	Earned $2,205 under an operating and lease agreement in which Solsil is provided administrative and operating support, plus facility space. At June 30, 2007, Solsil owed $1,186 under the agreement.

•	Sold $1,512 in “S-1” metallurgical grade silicon grade material to Solsil under a supply agreement that ends in December 2026. As of June 30, 2007, Solsil owed $571 under the agreement.

•	Purchased $954 in silicon from Solsil. At June 30, 2007, GMI owed $137 under the agreement.

The Company is affiliated with Norchem through its 50.0% equity interest. During the year, the Company sold Norchem product valued at $2,403. At June 30, 2007, receivables from Norchem totaled $711.

D.E. Shaw is a shareholder of the Company. The Company has outstanding financing arrangements totaling $17.0 million with D.E. Shaw at June 30, 2007, including the loan purchased from M.I. Capital discussed above. Interest expense on these financing arrangements totaled $928 during the year ended June 30, 2007.

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

(18)	Operating Segments

We operate in one reportable segment, silicon metal and silicon-based specialty alloys.

(a)	Geographic Data

Included in the consolidated financial statements are the following amounts related to geographic data:

		Depreciation
		and	Operating	Long-Lived
	Net Sales	Amortization	Income	Assets

United States	$172,158	7,494	16,277	141,673
Argentina	18,633	1,180	756	36,242
Brazil	27,606	1,940	2,361	27,970
Poland	3,531	27	(249)	892

	$221,928	10,641	19,145	206,777

Net sales are attributed to geographical regions based upon the location of the selling unit. Long-lived assets consist of property, plant, and equipment, net of accumulated depreciation, and goodwill and other intangible assets.

(b)	Major Customer Data

The following is a summary of the Company’s major customers and their respective percentages of consolidated net sales for the year ended June 30, 2007:

Dow Corning	15%
All other customers	85

Total	100%

The Company has two contracts with Dow Corning. The first agreement is a 4-year arrangement in which Dow Corning purchases 30,000 metric tons of silicon metal per year through December 31, 2010. The second arrangement is a 1-year deal for 6,000 metric tons ending December 31, 2007.

(19)	Parent Company Condensed Financial Information

As discussed in note 9, the Company’s subsidiary, GMI, has long-term debt outstanding as of June 30, 2007 which places restrictions on dividend and other equity distributions. As GMI’s restricted net assets represent a significant portion of the Company’s consolidated net assets, the Company is presenting the following parent company only condensed financial information:

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

GLOBE SPECIALTY METALS, INC.
(Parent Company Only)

Condensed Balance Sheet
June 30, 2007

Assets
Current assets:
Cash and cash equivalents	$52,027
Prepaid expenses and other current assets	266

Total current assets	52,293
Investments in affiliates	153,874
Deferred tax assets	237
Due from affiliates	19,724
Other assets	833

Total assets	$226,961

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11
Due to affiliates	190
Accrued expenses and other current liabilities	1,212

Total current liabilities	1,413
Long-term liabilities:
Other long-term liabilities	2,927

Total liabilities	4,340

Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 150,000,000 shares; issued and outstanding 56,672,188 shares	5
Additional paid-in capital	211,861
Retained earnings	10,178
Accumulated other comprehensive income	577

Total stockholders’ equity	222,621

Total liabilities and stockholders’ equity	$226,961

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

GLOBE SPECIALTY METALS, INC.
(Parent Company Only)

Condensed Income Statement
Year ended June 30, 2007

Equity in income from operating subsidiaries, net of tax	$10,344
Selling, general, and administrative expenses	(3,040)
Interest income	5,243

Income before income taxes and deferred interest attributable to common stock subject to redemption	12,547
Income tax benefit	55

Net income before deferred interest attributable to common stock subject to redemption	12,602
Deferred interest attributable to common stock subject to redemption	(768)

Net income attributable to common stock	$11,834

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES

Notes to Consolidated Financial Statements — (Continued)
June 30, 2007
(Dollars in thousands, except per share amounts)

GLOBE SPECIALTY METALS, INC.
(Parent Company Only)

Condensed Statement of Cash Flows
Year ended June 30, 2007

Cash flows from operating activities:
Net income attributable to common stock	$11,834
Adjustments to reconcile net income attributable to common stock to net cash used in operating activities:
Equity in income from operating subsidiaries	(10,344)
Share-based compensation	512
Deferred taxes	(237)
Deferred interest attributable to common stock subject to redemption	768
Changes in assets and liabilities:
Increase in due from affiliates	(19,724)
Increase in prepaid expenses and other current assets	(266)
Decrease in accounts payable	(79)
Increase in accrued expenses and other current liabilities	1,202
Increase in due to affiliates	190
Other operating cash flows	(827)

Net cash used in operating activities	(16,971)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired of $6,750	(92,581)
Purchase of cash equivalents held in trust	(3,038)
Funds released from trust	190,192

Net cash provided by investing activities	94,573

Cash flows from financing activities:
Dividends paid	(3,257)
Purchase of redeemed shares	(42,802)
Proceeds from warrant tender program	19,458
Other financing activities	(970)

Net cash used in financing activities	(27,571)

Net increase in cash and cash equivalents	50,031
Cash and cash equivalents at beginning of year	1,996

Cash and cash equivalents at end of year	$52,027

GLOBE SPECIALTY METALS, INC.
(formerly known as International Metal Enterprises, Inc.)

Financial Statements

June 30, 2006 and December 31, 2005 and 2004

(With Independent Auditors’ Report Thereon)

Report of Independent Registered Public Accounting Firm

The Board of Directors
Globe Specialty Metals, Inc.:

We have audited the accompanying balance sheets of Globe Specialty Metals, Inc., formerly known as International Metal Enterprises, Inc., as of December 31, 2004 and December 31, 2005 and June 30, 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from December 23, 2004 (inception) to December 31, 2004, the year ended December 31, 2005 and the six months ended June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Globe Specialty Metals, Inc. as of December 31, 2004 and 2005 and June 30, 2006, and the results of its operations and its cash flows for the periods then ended in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

June 25, 2008

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Balance Sheets
June 30, 2006 and December 31, 2005 and 2004

	2006	2005	2004

Assets
Current assets:
Cash and cash equivalents	$1,996,309	2,132,432	25,000
Investments held in trust, including trust interest receivable	187,104,616	184,952,629	—
Prepaid insurance	—	71,250	—

Total current assets	189,100,925	187,156,311	25,000
Deferred offering costs	—	—	75,000

Total assets	$189,100,925	187,156,311	100,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$90,205	53,723	—
Due to affiliates	—	—	75,000
Accrued expenses	10,000	31,407	1,100

Total current liabilities	100,205	85,130	76,100

Deferred underwriters fees	970,000	970,000	—
Common stock subject to possible redemption; 6,699,999 shares at $5.50 per share	36,820,000	36,820,000	—
Deferred interest attributable to common stock subject to possible redemption	600,923	170,526	—
Commitments and contingencies (note 7)
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 150,000,000 shares, 150,000,000 shares and 75,000,000 shares at June 30, 2006 and December 31, 2005 and 2004, respectively; issued and outstanding 41,358,025 shares, 41,358,025 shares and 4,250,000 shares at June 30, 2006 and December 31, 2005 and 2004, respectively	4,136	4,136	425
Additional paid-in capital	149,005,230	149,005,230	24,575
Retained earnings (accumulated deficit)	1,600,431	101,289	(1,100)

Total stockholders’ equity	150,609,797	149,110,655	23,900

Total liabilities and stockholders’ equity	$189,100,925	187,156,311	100,000

See accompanying notes to financial statements.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Statements of Operations
Six months ended June 30, 2006, year ended December 31, 2005 and period from December 23, 2004 (inception) to December 31, 2004

	2006	2005	2004

Trust investment income	$2,151,987	852,629	—
Interest income	43,299	17,120	—
Formation and operating costs	(265,747)	(596,834)	(1,100)

Net income (loss) before provision for income taxes and deferred interest attributable to common stock subject to possible redemption	1,929,539	272,915	(1,100)
Provision for income taxes	—	—	—

Net income (loss) before deferred interest attributable to common stock subject to possible redemption	1,929,539	272,915	(1,100)
Deferred interest attributable to common stock subject to possible redemption	(430,397)	(170,526)	—

Net income (loss) attributable to common stock	$1,499,142	102,389	(1,100)

Weighted average shares outstanding:
Basic and diluted	41,358,025	16,026,518	7,858,025
Earnings (loss) per common share:
Basic and diluted	$0.04	0.01	0.00

See accompanying notes to financial statements.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Statements of Changes in Stockholders’ Equity
Six months ended June 30, 2006, year ended December 31, 2005 and period from December 23, 2004 (inception) to December 31, 2004

				Retained
			Additional	Earnings	Total
	Common Stock		Paid-in	(accumulated	Stockholders’
	Shares	Amount	Capital	deficit)	Equity

Common shares issued December 23, 2004	4,250,000	$425	24,575	—	25,000
Net loss attributable to common stock	—	—	—	(1,100)	(1,100)

Balance at December 31, 2004	4,250,000	425	24,575	(1,100)	23,900
Stock dividends	3,608,025	361	(361)	—	—
Sale of 33,500,000 units, net of offering expenses	33,500,000	3,350	186,771,016	—	186,774,366
Net proceeds subject to possible redemption of 6,699,999 shares	—	—	(36,820,000)	—	(36,820,000)
Deferred underwriters fees	—	—	(970,000)	—	(970,000)
Net income attributable to common stock	—	—	—	102,389	102,389

Balance at December 31, 2005	41,358,025	4,136	149,005,230	101,289	149,110,655
Net income attributable to common stock	—	—	—	1,499,142	1,499,142

Balance at June 30, 2006	41,358,025	$4,136	149,005,230	1,600,431	150,609,797

See accompanying notes to financial statements

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Statements of Cash Flows
Six months ended June 30, 2006, year ended December 31, 2005 and period from December 23, 2004 (inception) to December 31, 2004

	2006	2005	2004

Cash flows from operating activities:
Net income (loss) attributable to common stock	$1,499,142	102,389	(1,100)
Adjustments to reconcile net income (loss) attributable to common stock to net cash provided by (used in) operating activities:
Deferred interest attributable to common stock subject to possible redemption	430,397	170,526	—
Changes in operating assets/liabilities:
Trust interest receivable	507,948	(507,948)	—
Prepaid insurance	71,250	(71,250)	—
Accounts payable	36,482	53,723	—
Accrued expenses	(21,407)	30,307	1,100

Net cash provided by (used in) operating activities	2,523,812	(222,253)	—

Cash flows from investing activities:
Purchase of investments held in trust	(2,659,935)	(184,444,681)	—

Net cash used in investing activities	(2,659,935)	(184,444,681)	—

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering expenses of $14,150,634 and $75,000 in 2005 and 2004, respectively	—	186,849,366	(50,000)
Proceeds from loans payable — related party and due to affiliates	—	325,000	75,000
Repayment of loans payable — related party	—	(400,000)	—

Net cash provided by financing activities	—	186,774,366	25,000

Net increase (decrease) in cash	(136,123)	2,107,432	25,000
Cash and cash equivalents, beginning of period	2,132,432	25,000	—

Cash and cash equivalents, end of period	$1,996,309	2,132,432	25,000

See accompanying notes to financial statements.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements
June 30, 2006 and December 31, 2005 and 2004

(1)	Organization and Business Operations

Globe Specialty Metals, Inc. (formerly known as International Metal Enterprises, Inc.) (the Company or our) was incorporated in the United States of America in the State of Delaware on December 23, 2004 to serve as a vehicle for the acquisition of operating companies in the metals and mining industry. Primarily all activity through June 30, 2006 relates to the Company’s formation, organizational activities, the completion of its initial public offering and activities related to identifying and evaluating prospective acquisition candidates. As of June 30, 2006, the Company had not yet commenced any commercial operations. See note 11 (Subsequent Events) for discussion of the Company’s subsequent business combinations.

(2)	Initial Public Offering

On October 3, 2005, the Company sold 33,500,000 units (individually, Unit) in an initial public offering (the Offering) at a price of $6.00 per unit, generating gross offering proceeds of $201,000,000. The total costs of the Offering were $14,225,634, resulting in net proceeds of $186,774,366. Each Unit consists of one share of the Company’s common stock, having a par value of $0.0001 per share, and two redeemable common stock purchase warrants. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 per share. The warrants become exercisable on the later of (i) the completion of a business combination, and (ii) October 3, 2006. The warrants expire on October 3, 2009. Also in connection with the Offering, the Company issued, for $100, an option to the representative of the underwriters to purchase 1,675,000 units (individually, UPO) at an exercise price of $7.50 per UPO. Each UPO consists of one share of the Company’s common stock and two redeemable common stock purchase warrants. The warrants underlying each UPO are exercisable at $5.00 per share. The warrants become exercisable on the later of (i) the completion of a business combination, and (ii) October 3, 2006. The warrants expire on October 3, 2009.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with a company that is engaged in the metals and mining industry.

$184,100,000 of the net proceeds of the Offering were placed in a trust account (the Trust Fund) to be held there until the earlier of the (i) consummation of the Company’s first business combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States municipal, tax-exempt securities with a maturity of 180 days or less. The investments held in trust amounted to $187,104,616 and $184,952,629 at June 30, 2006 and December 31, 2005, respectively. These amounts, which include related income from the change in market value in the period, are restricted, and are not at the Company’s disposal until the consummation of a business combination. The remaining net proceeds received from the Offering may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock, excluding, for this purpose, those persons who were stockholders prior to the Offering, vote against a proposed business combination and exercise their conversion rights as described in note 8 (Stockholders’ Equity), the business combination will not be consummated. All of the Company’s stockholders prior to the Offering, which include all of the Officers and Directors of the Company (Initial Stockholders), have agreed to vote their 8,476,025 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (Public Stockholders) with respect to a proposed

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements — (Continued)
June 30, 2006 and December 31, 2005 and 2004

business combination. After consummation of a business combination, these voting provisions will no longer be applicable.

The Company’s amended and restated certificate of incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination by the later of (i) 12 months from the date of the consummation of the Offering or (ii) 18 months after the date of the consummation of the Offering in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination is executed but not consummated within such 12 month period. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering, due to costs related to the Offering and since no value would be attached to the warrants contained in the Units sold.

(3)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and related notes. Significant estimates and assumptions in these financial statements include estimates of the fair value of investments. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be different from these estimates.

(c)	Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments that are readily convertible into cash. Securities with contractual maturities of three months or less, when purchased, are cash equivalents. The carrying amount of these securities approximates fair value because of the short-term maturity of these instruments.

(d)	Investments Held in Trust

Investments held in trust represents amounts invested in short-term, tax-exempt U.S. municipal bonds with a maturity of 180 days or less. Investments held in trust are recorded at fair value and include the related investment income receivable earned at the respective balance sheet date. These funds will be held in trust until the earlier of the (i) consummation of a business combination or (ii) liquidation of the Company.

(e)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

(f)	Fair Value of Financial Instruments

Management believes that the carrying values of financial instruments, including cash and cash equivalents, investments held in trust, trust interest receivable, accounts payable, and accrued expenses approximate fair value as a result of the short-term maturities of these instruments.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements — (Continued)
June 30, 2006 and December 31, 2005 and 2004

(4)	Accrued Expenses

Accrued expenses of $10,000, $31,407 and $1,100 at June 30, 2006, December 31, 2005 and December 31, 2004, respectively, are principally related to unbilled professional fees.

(5)	Deferred Underwriters Fees

The Company’s lead manager and placing agent, and its nominated adviser elected to defer their nonaccountable fees in connection with the Offering in the amounts of $921,250 and $48,750, respectively. Upon completion of a business combination, $921,250 of the funds now in the Trust Fund will be payable to the placing agent and $48,750 will be payable to its nominated adviser.

(6)	Income Taxes

The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:

	2006	2005	2004

Federal tax (benefit) at 34% statutory rate	$656,043	92,791	(374)
State income taxes, net of federal benefit	203,123	28,730	(116)
Tax effect of:
Investment income from tax exempt investments	(958,215)	(379,650)	—
Valuation allowance provision	67,324	287,924	490
Other	31,725	(29,795)	—

Income tax expense	$—	—	—

The Company recorded a deferred income tax asset to reflect the tax effect of federal net operating loss carryforwards of approximately $271,635, $220,228, and $374 at June 30, 2006, December 31, 2005, and December 31, 2004, respectively. The Company also recorded a deferred income tax asset to reflect the tax effect of state net operating loss carryforwards of approximately $84,103, $68,186, and $116 at June 30, 2006, December 31, 2005, and December 31, 2004, respectively. The Company’s federal and state net operating loss carryforwards expire between 2024 and 2026. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance against these assets.

(7)	Commitments and Contingencies

(a)	Tax Contingencies

The Company is subject to income taxes in the United States. In the ordinary course of business, there are transactions and calculations that involve uncertain tax implications. Accruals for tax contingencies are provided for in accordance with the requirements of SFAS No. 5, Accounting for Contingencies. The Company believes that it has adequate support for the positions taken on its tax returns and that adequate provisions have been made for all outstanding issues for all jurisdictions and all open years.

(b)	Operating Commitments

The Company presently occupies office space provided by an affiliate of a founding stockholder. This affiliate, Marco Realty, has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay this affiliate $7,500 per month for such services, commencing on the effective date of the Offering. Upon completion of a business combination or the distribution of the Trust Fund to our new stockholders, the Company will no longer be required to pay this monthly fee.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements — (Continued)
June 30, 2006 and December 31, 2005 and 2004

(8)	Stockholders’ Equity

(a)	Stock Dividends

Under our initial certificate of incorporation, the Company was authorized to issue 75,000,000 shares of common stock with a par value of $0.0001. On December 23, 2004, the Company sold 4,250,000 shares of common stock at the price of $0.00588 per share to the Directors and Officers of the Company and their affiliates. Total proceeds from this offering were $25,000.

On February 18, 2005, the Company declared a stock dividend of 0.76470588 shares of common stock for every one share of common stock of the Company, payable to holders of record on February 18, 2005. The result of this stock dividend was to increase outstanding common shares by 3,250,000 shares. Also on February 18, 2005, the total number of authorized common shares was increased to 120,000,000 shares.

On March 24, 2005, the Company declared a stock dividend of 0.11666666 shares of common stock for every one share of common stock of the Company, payable to holders of record on March 24, 2005. The result of this stock dividend was to increase outstanding common shares by 875,000 shares. Also on March 24, 2005, the total number of authorized common shares was increased to 150,000,000 shares.

On September 23, 2005, the Company declared a stock dividend such that every one share of outstanding common stock of the Company was to be combined into and automatically became, without any action on the part of the shareholder, 0.93827156701 outstanding shares of common stock of the Company. The result of this stock dividend was to reduce outstanding common shares by 516,975 shares.

The par value of common shares was unchanged by the above stock dividends. Weighted average shares outstanding and earnings per share amounts have been adjusted to give effect to these stock dividends.

(b)	Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s Board of Directors. To date, no preferred stock has been issued by the Company.

(c)	Conversion and Redemption of Common Stock

With respect to a business combination which is approved and consummated, any Public Stockholder who votes against the business combination may demand that the Company convert his shares to cash. The per share conversion price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the business combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding up to 20% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a business combination. The number of shares subject to such conversion was 6,699,999 at both June 30, 2006 and December 31, 2005. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders. Due to this potential redemption, which is not under the Company’s control, 20% of the Trust Fund balance, including investment income earned, is recorded outside of stockholders’ equity at June 30, 2006 and December 31, 2005.

(9)	Earnings Per Share

Basic and diluted earnings (loss) per common share is based on the weighted average number of common shares outstanding during the six months ended June 30, 2006, the year ended December 31, 2005 and the period from December 23, 2004 (inception) to December 31, 2004.

The warrants and UPOs issued in connection with the Offering are not considered to have a dilutive effect as these instruments are only exercisable at the later of the completion of a business combination or October 3, 2006, and this contingency had not be satisfied as of June 30, 2006.

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements — (Continued)
June 30, 2006 and December 31, 2005 and 2004

The amounts used to compute basic and diluted earnings (loss) per common share are as follows:

	Net Income	Weighted
	(Loss)	Average	Per Common
	Attributable to	Shares	Share
	Common Stock	Outstanding	Amount

Basic and diluted loss per common share for the nine days ended
December 31, 2004	$(1,100)	7,858,025	$—
Basic and diluted income per common share for the year ended June 30, 2005	$102,389	16,026,518	$0.01
Basic and diluted income per common share for the six months ended June 30, 2006	$1,499,142	41,358,025	$0.04

(10)	Related Party Transactions

From time to time, the Company enters into transactions in the normal course of business with related parties. Management believes that such transactions are at arm’s length and for terms that would have been obtained from unaffiliated third parties.

Two members of the Company’s Board of Directors, Alan Kestenbaum and Michael Barenholtz, are affiliated with Marco International, Marco Realty and MI Capital, Inc.

From December 23, 2004 (inception) to June 30, 2006, the salaries of the Company’s Officers and Directors have been paid by Marco International. There is no obligation or intent for the Company to reimburse Marco International directly or indirectly for these costs. Accordingly, the Company’s financial statements do not include any salary costs for our Officers and Directors.

Marco Realty has provided office space, as well as certain office and secretarial services, to the Company. The statements of operations include charges of $22,500 and $45,000 for such fees for the year ended December 31, 2005 and six months ended June 30, 2006, respectively.

At December 31, 2004, the Company had an accounts payable balance due to MI Capital, Inc. of $75,000 that was converted into a non-interest bearing note payable on March 24, 2005. The note was repayable on the earlier of February 15, 2006 or the date on which the Company consummated an initial public offering of its securities. This note was paid in October 2005 after consummation of the Offering.

On February 14, 2005, the Company signed a $225,000, non-interest bearing promissory note payable with MI Capital, Inc. to be paid on the earlier of February 15, 2006 or the date on which the Company consummated an initial public offering. This note was paid in October 2005 after consummation of the Offering.

On July 20, 2005, the Company signed a $100,000, non-interest bearing promissory note payable with MI Capital, Inc. to be paid on the earlier of February 23, 2006 or the date on which the Company consummated an initial public offering. This note was paid in October 2005 after consummation of the Offering.

(11)	Subsequent Events

On November 12, 2006, the Company acquired 100% of the outstanding stock of Globe Metallurgical, Inc. (GMI), a manufacturer of silicon metal and silicon-based alloys. The aggregate purchase price was $134.1 million, comprised of 8.6 million shares of the Company’s common stock valued at $48.0 million, cash of $33.2 million, direct costs associated with the acquisition of $3.3 million, and assumed debt of $49.5 million. GMI owns and operates plants in Ohio, West Virginia and Alabama. GMI also owns a currently idle silicon metal and ferroalloy manufacturing plant located in Niagara Falls, New York. GMI’s products are sold primarily to the silicone chemical, aluminum, metal casting, and solar cell industries, primarily in the United States, Canada and Mexico. GMI also owns 50% of the outstanding stock of Norchem, Inc. (Norchem). Norchem manufactures and sells additives that enhance the durability of concrete, refractory material and oil well conditioners. GMI sells silica fume (also known as microsilica), a by-product of its ferrosilicon metal and

GLOBE SPECIALTY METALS, INC.

(formerly known as International Metal Enterprises, Inc.)
Notes to Financial Statements — (Continued)
June 30, 2006 and December 31, 2005 and 2004

silicon metal production process, to Norchem as well as other companies. With the acquisition of GMI, the tax-exempt interest earned by the Trust Fund during calendar year 2006 became taxable to the Company for New York State income tax purposes.

Under the provisions of the Company’s amended and restated certificate of incorporation, any stockholder who voted against the Company’s acquisition of GMI had the option to demand that the Company convert common stock held by the dissenting stockholder to cash. In addition, the Company’s Board of Directors opted to permit each stockholder holding offering shares to vote ”for” the business combination while at the same time electing to redeem his shares for cash. Approximately 8.4% of stockholders voted against the GMI acquisition and approximately 9.8% voted for the acquisition but elected to redeem their shares. A total of 7,528,857 of common shares were redeemed for cash payments totaling $42.8 million. As of June 30, 2006, 6,699,999 of the redeemed shares were recorded outside of stockholders’ equity. The redemption of the additional 828,858 shares was treated as a reduction of stockholders’ equity in during the year ended June 30, 2007.

With the acquisition of GMI completed on November 12, 2006, the 67,000,000 warrants and the 1,675,000 UPOs issued in connection with the Offering became exercisable at that date. During the year ended June 30, 2007, the Company executed public and private tender offers to repurchase, redeem or convert outstanding warrants. As a result of these tender offers, 47,353,912 of the warrants issued in connection with the Offering were repurchased, redeemed or converted. The tender offers resulted in the issuance of additional 14,201,302 shares of common stock and proceeds of $19.5 million.

On November 20, 2006, the Company acquired 100% of the outstanding stock of Stein Ferroaleaciones S.A. (SFA), an Argentine manufacturer of silicon-based alloys, and SFA’s two affiliates, UltraCore Polska Sp.z.o.o., a Polish manufacturer of cored wire alloys, and Ultra Core Corporation, a U.S.-based alloy distributor (collectively, Stein). The aggregate purchase price was $39.1 million, comprised of cash consideration of $34.5 million, direct costs associated with the acquisition of $0.9 million, and assumed debt of $3.8 million. SFA is among Latin America’s leading producers of silicon-based specialty alloys. Headquartered in Buenos Aires, Argentina, it operates an alloy manufacturing plant in Mendoza province, Argentina and cored wire packing plants in San Luis province, Argentina and Police, Poland. Stein’s products are important ingredients in the manufacturing of steel, ductile iron, machine and auto parts and pipe. SFA has been renamed Globe Metales S.A.

A cash dividend of $0.07 per share was declared for shareholders of record as of November 17, 2006. The $3.3 million dividend was distributed on December 8, 2006.

On January 31, 2007, the Company acquired 100% of the outstanding stock of Camargo Correa Metais S.A. (CCM), one of Brazil’s largest producers of silicon metal and silica fume. The aggregate purchase price was $56.5 million, comprised of cash consideration of $38.6 million, direct costs associated with the acquisition of $1.1 million, debt assumed of $14.4 million, and contingent consideration of $2.4 million. CCM has been renamed Globe Metais Indústria e Comércio S.A. (Globe Metais). Globe Metais operates a manufacturing facility located in Breu Branco, Para, Brazil. It also operates quartzite mining and forest reserves operations in Para, Brazil and is one of Brazil’s largest producers of silicon metal and silica fume, raw materials used in the chemical, metallurgical, electronic, cement and firebrick industries.

On February 29, 2008, the Company acquired approximately 81% of the outstanding stock of Solsil, Inc. (Solsil), a producer of high purity silicon manufactured through a proprietary metallurgical process for use in silicon-based solar cells. Solsil supplies its silicon to several leading global manufacturers of photovoltaic cells, ingots and wafers. Based on the terms of the acquisition agreement, 5,628,657 new shares of common stock of the Company were issued to shareholders and option holders of Solsil in connection with the acquisition of approximately 81% of the share capital of Solsil.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Consolidated Financial Statements

November 12, 2006 and June 30, 2006 and 2005

(With Independent Auditors’ Reports Thereon)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Globe Metallurgical, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Globe Metallurgical, Inc. and Subsidiaries (the Company) as of November 12, 2006 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the period from July 1, 2006 to November 12, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Globe Metallurgical, Inc. and Subsidiaries as of November 12, 2006, and the results of their operations and their cash flow for the period from July 1, 2006 to November 12, 2006, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

July 18, 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Globe Metallurgical, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Globe Metallurgical, Inc. and Subsidiaries as of June 30, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Globe Metallurgical, Inc. and Subsidiaries as of June 30, 2006 and 2005, and the results of their operation and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/  Hobe & Lucas
     Certified Public Accountants, Inc.

Hobe & Lucas
Certified Public Accountants, Inc.

Independence, Ohio
October 11, 2006

Globe Metallurgical, Inc. and Subsidiaries

Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	November 12,	June 30,	June 30,
	2006	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$—	—	—
Trade accounts receivable, net	18,292	17,095	10,443
Accounts receivable, other	887	2,222	87
Inventory	20,695	17,200	13,842
Prepaid expenses	907	1,537	2,982

Total current assets	40,781	38,054	27,354
Property, machinery, and equipment, net	54,382	54,860	30,008
Other assets
Deferred expenses	2,111	2,179	350
Customer contract, net	1,951	2,180	—
Deferred tax asset	4,409	—	—
Investment in subsidiary	1,740	1,618	1,598
Other assets	151	278	141
Goodwill	1,194	1,194	—
Reorganization value in excess of amounts allocable to identifiable assets	26,995	40,209	40,209

Total other assets	38,551	47,658	42,298

Total assets	$133,714	140,572	99,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable trade	$19,695	12,078	7,232
Revolving credit facility	5,375	5,500	5,525
Accrued expenses and other liabilities	3,759	2,007	1,432
Current portion of long-term debt	3,066	3,066	1,982
Accrued taxes payable	1,533	8,107	6,112
Accrued pension payable, current portion	—	1,433	1,150
Interest payable	383	306	357

Total current liabilities	33,811	32,497	23,790
Long-term liabilities
Pension, net of current portion	2,563	1,014	2,478
Preferred stock, $.01 par value. Authorized 10,000 shares; 2,500 shares issued and outstanding, at June 30, 2006 and June 30, 2005 subject to mandatory redemption	—	1,696	1,637
Deferred tax liability	—	4,900	4,898
Other liabilities	4,033	175	—
Long-term debt, net of current portion	41,094	41,865	46,548

Total long-term liabilities	47,690	49,650	55,561
Stockholders’ equity
Common stock, $.0001 par value. Authorized 2,500 shares, 1,993 shares issued and outstanding at November 12, 2006 and June 30, 2006; 1,000 shares issued and outstanding at June 30, 2005	—	—	—
Additional paid-in capital	47,508	47,508	12,508
Accumulated other comprehensive loss	(1,098)	(584)	(559)
Retained earnings	5,803	11,501	8,360

Total stockholders’ equity	52,213	58,425	20,309

Total liabilities and stockholders’ equity	$133,714	140,572	99,660

See accompanying notes to consolidated financial statements.

Globe Metallurgical, Inc. and Subsidiaries

Consolidated Statements of Operations
Period from July 1, 2006 to November 12, 2006, and Years Ended June 30, 2006 and 2005
(In thousands, except per share amounts)

	November 12,	June 30,	June 30,
	2006	2006	2005

Net sales	$73,173	173,008	132,223
Cost of sales	66,683	147,682	103,566
Selling, general, and administrative expenses	7,409	14,261	9,180

Operating income (loss)	(919)	11,065	19,477
Other income (expense)
Equity in income of affiliate	122	20	147
Bankruptcy and restructuring professional costs	(163)	(237)	(611)
Interest expense	(3,066)	(5,677)	(5,099)
Westbrook legal expense	(3,800)	—	—
Miscellaneous income (expense)	(672)	(116)	272

Income (loss) before income taxes	(8,498)	5,055	14,186
(Provisions for) benefit from income taxes	2,800	(1,914)	(4,968)

Net income (loss)	$(5,698)	3,141	9,218

Earnings (loss) per common share — basic and diluted	$(2,947.26)	2,067.04	9,218.06

See accompanying notes to consolidated financial statements.

Globe Metallurgical, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income
For the Period July 1, 2006 to November 12, 2006, and Years Ended June 30, 2006 and 2005
(In thousands, except share amounts)

				Accumulated
				Other
	Common Stock		Additional	Comprehensive	Retained
	Shares	Amount	Paid-In Capital	Income (Loss)	Earnings	Total

Beginning balance, July 1, 2004	1,000	$—	12,508	135	(858)	11,785
Comprehensive income
Net income	—	—	—	—	9,218	9,218
Accrued pension, net of taxes	—	—	—	(694)	—	(694)

Total comprehensive income	—	—	—	—	—	8,524

Balance, June 30, 2005	1,000	—	12,508	(559)	8,360	20,309
Issuance of common stock December 21, 2005	993	—	35,000	—	—	35,000
Comprehensive income
Net income	—	—	—	—	3,141	3,141
Accrued pension, net of taxes	—	—	—	(25)	—	(25)

Total comprehensive income						3,116

Balance, June 30, 2006	1,993	—	47,508	(584)	11,501	58,425
Comprehensive income
Net loss	—	—	—	—	(5,698)	(5,698)
Accrued pension, net of taxes	—	—	—	(514)	—	(514)

Total comprehensive loss	—	—	—	—	—	(6,212)

Balance, November 12, 2006	1,993	$—	47,508	(1,098)	5,803	52,213

See accompanying notes to consolidated financial statements.

Globe Metallurgical, Inc. and Subsidiaries

Consolidated Statement of Cash Flows
For the Period July 1, 2006 to November 12, 2006, and Years Ended June 30, 2006 and 2005
(In thousands)

	November 12,	June 30,	June 30,
	2006	2006	2005

Cash flows from operating activities:
Net income (loss)	$(5,698)	3,141	9,218
Adjustments to reconcile net income (loss)to net cash provided by operating activities:
Depreciation	2,533	5,156	3,332
Amortization	229	875	190
(Gain) loss on sale of assets	(6)	—	38
Deferred income taxes	(2,828)	2	(532)
Equity in income of affiliate	(122)	(20)	(147)
Pension (benefit) cost	(45)	(104)	(62)
Pension contributions	(669)	(1,121)	(679)
Non-cash interest	804	596	1,478
Changes in operating assets and liabilities:
Accounts receivable	362	(8,546)	179
Inventories	(3,495)	6,710	(3,638)
Prepaid expenses and other current assets	630	1,462	(2,455)
Deferred expenses	68	(2,518)	59
Cash surrender value — officer’s life insurance	—	55	89
Restricted cash	—	—	780
Other assets	127	(112)	(4)
Accounts payable	7,617	4,846	1,940
Accrued expenses and other liabilities	6,162	2,401	5,447

Net cash provided by operating activities	5,669	12,823	15,233

Cash flows from investing activities:
Acquisition of businesses	—	(38,764)	—
Purchases of property, machinery, and equipment	(2,273)	(4,884)	(3,841)

Net cash used in investing activities	(2,273)	(43,648)	(3,841)

Cash flows from financing activities:
Preferred stock redemption	(2,500)	—	—
Repayments of long-term debt	(771)	(51,348)	(10,737)
Proceeds from long-term debt	—	47,198	—
Issuance of common stock	—	35,000	—
Net borrowings of short-term debt	(125)	(25)	(3,256)

Net cash provided by (used in) financing activities	(3,396)	30,825	(13,993)

Net change in cash and cash equivalents	—	—	(2,601)
Cash and cash equivalents at beginning of period	—	—	2,601

Cash and cash equivalents at end of period	$—	—	—

Interest paid	$1,936	4,358	2,541

Income taxes paid	$56	505	—

See accompanying notes to consolidated financial statements.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(1)	Nature of Business and Summary of Significant Accounting Policies

(a)	Background

Globe Metallurgical, Inc. and Subsidiaries (the Company) own and operate plants in Ohio, West Virginia and Alabama, which produce silicon metal and ferroalloy products. The Company’s products are sold primarily to the chemical, aluminum, metal castings and solar cell industries, nationally and internationally. Additionally, the Company owns an idle plant located in Niagara Falls, New York.

(b)	Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company, from December 21, 2005 forward, its wholly owned subsidiary, West Virginia Alloys, Inc., and from January 20, 2006 forward, its wholly owned subsidiary, Alabama Sand and Gravel, Inc. (ASG). The June 30, 2006 accounts also include the accounts of West Virginia Environmental Services, Inc. which the Company sold prior to June 30, 2006 at a net loss of $249 (note 6). Intercompany transactions are eliminated.

The Company’s 50% ownership of Norchem, Inc. (Norchem) is accounted for under the equity method.

(c)	Cash and Cash Equivalents

The Company considers cash equivalents to be highly liquid investments that are readily convertible into cash. Securities with contractual maturities of three months or less, when purchased, are considered cash equivalents. The Company records changes in a book overdraft position, in which the Company’s bank account is not overdrawn but recently issued and outstanding checks result in a negative general ledger balance as cash flows from operating activities.

(d)	Accounts Receivable

Credit is granted to both domestic and international customers. An allowance for doubtful accounts in the amount of $114 at November 12, 2006 and June 30, 2006 and 2005 is recorded using the Company’s prior bad debt experience and current estimates of uncollectible accounts. The Company’s policy is to maintain credit insurance coverage on substantially all trade receivables over $25 which are not covered by letters of credit or bank documentary collections.

(e)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

(f)	Property, Machinery, and Equipment

Property, machinery, and equipment are carried at cost, except as required by fresh-start reporting. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets; 20 years for land improvements, 30 years for buildings and improvements and 5 to 15 years for machinery and equipment. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized as income for the period. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(g)	Impairment of Long-Lived Assets

The Company reviews the recoverability of our long-lived assets, such as machinery and equipment and definite-lived intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset or asset group from the expected future pretax cash flows (undiscounted and without interest charges) of the related operations. We assess the recoverability of the carrying value of long-lived assets at the lowest level for which identifiable cash flows are largely independent

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

of the cash flows of other assets and liabilities. If these cash flows are less than the carrying value of such asset or asset group, an impairment loss is measured based on the difference between estimated fair value and carrying value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

(h)	Revenue Recognition

Revenue is recognized when a firm sales agreement is in place, delivery has occurred and title and risks of ownership have passed to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. Sales of goods do not include multiple product and/or service elements. Shipping and other transportation costs charged to buyers are recorded in both sales and cost of goods sold. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from sales in the consolidated income statements.

(i)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(j)	Income Tax

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

(k)	Asset Retirement Obligations

Asset retirement obligations are initially recorded at fair value and are capitalized as part of the cost of the related long-lived asset and depreciated in accordance with the Company’s depreciation policies for property, machinery and equipment. The fair value of the obligation is determined as the discounted value of expected future cash flows. Accretion expense is recorded each month to increase this discounted obligation over time. The Company’s asset retirement obligations primarily relate to mine post closure restoration costs. Asset retirement obligations of $65, $175 and $0 have been recorded within other liabilities at November 12, 2006 and June 30, 2006 and 2005, respectively.

(l)	Financial Instruments

The Company accounts for derivatives and hedging activities in accordance with Statement of Financial Standards (SFAS) No. 133, Accounting for Derivative Instruments and Certain hedging Activities (SFAS 133), as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company’s sole derivative instrument consists of an interest rate swap employed to manage interest rate exposures on half of the Company’s initial balance of the senior term loan discussed in note 9. The agreement, which expires in March 2011, involves the exchange of the interest obligations relating

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

to an initial $15,000 notional amount of debt, with the notional amount decreasing by $375 per quarter consistent with half of the debt amortization on the senior term loan. The remaining notional amount is $13,125 at November 12, 2006. Under the interest rate swap, the Company receives the London Interbank Offered Rate (LIBOR) in exchange for a fixed interest rate of 5.23% over the life of the agreement. The agreement provides for a net cash settlement. The Company believes it is not practical to designate the cash-settled interest rate swap agreement as a fair value hedge as defined under SFAS 133. Therefore, in accordance with SFAS 133, the Company adjusts the interest rate swap agreement to current market value through the consolidated income statement based on the fair value of the swap agreement as of each period-end. The approximate fair value of this derivative is recorded in other assets with a value of $75 at November 12, 2006.

(m)	Reorganization Value in Excess of Amounts Allocable to Identifiable Assets and Goodwill

The Company follows the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. The standard provides that goodwill and intangible assets with indefinite lives are no longer amortized. The standard provides that goodwill be tested for impairment annually and will be tested for impairment between annual tests if an event occurs or circumstances change that more likely than not would indicate the carrying amount may be impaired. The Company selected June 30 for its annual impairment testing. The Company recognized no impairment during the period from July 1, 2006 to November 12, 2006 or the years ended June 30, 2006 and 2005.

(n)	Intangibles Subject to Amortization

An acquired customer contract (note 6) with a life of four years is amortized using the straight-line method.

	November 12,	June 30,
	2006	2006	2005

Customer contract	$2,491	2,491	—
Accumulated amortization	540	311	—

	$1,951	2,180	—

Amortization expense for the period from July 1, 2006 to November 12, 2006 and the year ended June 30, 2006 was $229 and $311, respectively. Total estimated future amortization expense for the period from November 13, 2006 to June 30, 2007 and for the subsequent years ended June 30, 2008, 2009 and 2010 is $396, $622, $622 and $311, respectively.

(o)	Deferred Issuance Costs

Deferred financing costs are amortized as interest expense over the lives of the respective debt using the straight-line method.

(p)	Legal Costs

Loss contingencies associated with outstanding litigation for which it is determined it is probable that a loss has occurred and the amount of loss can be reasonably estimated are accrued when those costs can be reasonably estimated. Legal fees are expensed as incurred.

(q)	Operating Leases

The Company enters into operating leases as described in note 11. Rent expense on operating leases is charged to the profit and loss account on a straight-line basis over the lease term, even if the payments are not made on such a basis.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(r)	New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the application of SFAS No. 109, Accounting for Income Taxes, by establishing a threshold condition that a tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. In addition to recognition, FIN 48 provides guidance concerning measurement, derecognition, classification, and disclosure of tax positions. The requirements of FIN 48 were originally effective for the years beginning after December 15, 2006, however, the FASB decided to defer the effective date of FIN 48 for nonpublic entities for a period of one year if certain conditions are met. As such, the Company has elected to defer the adoption of FIN 48 for the period ended November 12, 2006.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The statement does not require any new fair value measures. The Company is required to adopt SFAS 157 beginning on July 1, 2008. SFAS 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. The Company is currently evaluating the impact of adopting SFAS 157 on its results of operations and financial position.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). SFAS 158 requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position, to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income, and to measure the funded status of a plan as of the date of its yearend statement of financial position. The Company will adopt SFAS 158 as required on June 30, 2007. The impact of adopting SFAS 158 will not be material to the Company’s consolidated results of operations and financial condition.

In September 2006, the FASB issued FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities (AUG AIR-1). The FSP prohibits companies from accruing the cost of planned major maintenance in advance of the activities actually occurring. The Company adopted the provisions of AUG AIR-1 beginning July 1, 2006. The impact of adopting FSP AUG AIR-1 was not material to the Company’s consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). This statement permits companies, at their option, to choose to measure many financial instruments and certain other items at fair value. If the option to use fair value is chosen, the statement requires additional disclosures related to the fair value measurements included in the financial statements. This statement is effective on July 1, 2008 for the Company. The Company is currently evaluating the impact of adopting SFAS 159 on its results of operations and financial position.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This statement establishes principles and requirements for how the acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after July 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). The objective of this statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for the Company on July 1, 2009. The Company is currently assessing the potential effect of SFAS 160 on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing the potential effect of SFAS 161 on its results of operations and financial position.

In March 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not expect the implementation of this statement to have an impact on its results of operations and financial position.

(2)	Inventory

Inventory, net at November 12, 2006 and June 30, 2006 and 2005 consisted of the following:

	November 12,	June 30,
	2006	2006	2005

Finished goods	$9,205	4,669	2,601
Raw materials	5,519	6,387	6,635
Supplies	5,971	6,144	4,606

	$20,695	17,200	13,842

(3)	Property, Machinery, and Equipment

Property, machinery, and equipment at November 12, 2006 and June 30, 2006 and 2005 consisted of the following:

	November 12,	June 30,
	2006	2006	2005

Land and improvements	$3,277	3,332	965
Buildings and improvements	3,650	3,650	2,481
Equipment	57,112	56,476	29,403
Construction in progress	1,814	411	1,014

	65,853	63,869	33,863
Less accumulated depreciation	11,471	9,009	3,855

	$54,382	54,860	30,008

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

Depreciation expense for the periods from July 1, 2006 to November 12, 2006, and for the years ended June 30, 2006 and 2005 was $2,533, $5,156 and $3,332 of which $1,863, $4,040 and $2,826 was included in Cost of Sales and $670, $1,116 and $506 was included in Selling, General and Administrative Expenses, respectively.

(4)	Financial Information of Equity Affiliates

The Company has a 50% ownership of Norchem. Norchem sells additives that enhance the durability of concrete. Certain of these additives are derived from by-products generated in the Company’s production process. The equity method of accounting has been used for this investment because the Company has the ability to exercise significant influence over, but does not control this entity. The Company received back office fees from Norchem of $0, $225 and $255 from July 1, 2006 to November 12, 2006, and the years ended June 30, 2006 and 2005, respectively. The Company had $1,111, $2,798, and $2,404 in sales to Norchem during the period from July 1, 2006 to November 12, 2006 and years ended June 30, 2006 and 2005, respectively.

(5)	Earnings (Loss) per Common Share

Basic earnings (loss) per common share is based on net income (loss) divided by the weighted average number of common shares outstanding for the period from July 1, 2006 to November 12, 2006, and years ended June 30, 2006 and 2005. The Company had no instruments outstanding which would result in dilutive potential common share during the period from November 12, 2006 or during the years ended June 30, 2006 and 2005.

		June 30,	June 30,
	November 12, 2006	2006	2005

Net (loss) income	$(5,698)	3,141	9,218
Weighted average common shares	1,933	1,520	1,000

Earnings (loss) per share — basic and diluted	$(2,947.26)	2,067.04	9,218.06

(6)	Acquisitions

On December 21, 2005, the Company, through its wholly owned subsidiaries established on that date, West Virginia Alloys, Inc. (WVA) and West Virginia Environmental Services, Inc. (WVES), purchased the West Virginia smelting assets of Elkem Metals Company-Alloy, L.P. (Elkem) for $36,000 plus $1,014 of acquisition costs. Accordingly, the results of the West Virginia smelting operations have been included in the accompanying consolidated financial statements from that date forward. The acquisition was made for the purpose of expanding the Company’s manufacturing capacity in silicon metal. The Company disposed of the stock of WVES on June 16, 2006 at a loss of $249. Subsequent to the sale of the stock, the Company entered into a 30-year cost sharing agreement with WVES under which it agreed to monthly disposal services of $46 subject to volume and cost adjustments. In addition, the Company agreed to reimburse, if required, up to $600 of closure costs related to a nonhazardous industrial waste disposal facility owned by WVES. Following is a condensed balance sheet showing the fair value of the assets acquired and the liabilities assumed as of the date of acquisition:

WVA

Current assets	$10,061
Property, machinery, and equipment	24,412
Customer contract	2,491
Intangible assets	50

Net assets acquired	$37,014

The remaining assets of Elkem, a hydroelectric facility, were purchased by a related party, Alloy Power (note 15).

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

On January 20, 2006 the Company acquired the stock of ASG from Elkem for $1,750. Accordingly, the results of ASG operations are included in the accompanying consolidated financial statements from that date forward. The acquisition was made to vertically integrate a producer of the principal raw material used in the Company’s manufacturing processes. Following is a condensed balance sheet showing the fair values of assets acquired and the liabilities assumed as of the date of acquisition:

ASG

Current assets	$274
Property, machinery and equipment	713
Other assets	25
Goodwill arising in the acquisition	1,194

2,206
Current liabilities	281
Long-term liabilities	175

Net assets acquired	$1,750

For both acquisitions noted above, the allocation of the acquisition cost is based on an appraisal of fair values.

(7)	Preferred Stock

The Company’s preferred stock pays no dividends and provides for its redemption at $1 per share ($2,500) from 20% of the Company’s Free Cash Flow, as defined, beginning September 30, 2005, but no later than May 2010. The Company is restricted from amending its Articles of Incorporation and Bylaws, issuing additional preferred shares or declaring any dividends as long as any of the preferred shares remain outstanding. The Company did not anticipate the redemption of these shares until May 2010. As a result, the preferred stock is presented as a discounted long-term liability at June 30, 2006 and 2005.

On November 12, 2006, the Company redeemed the preferred stock for $2,500, including accreted interest of $804, which was recorded in interest expense.

(8)	Revolving Loan

	November 12,	June 30,
	2006	2006	2005

Revolving credit facility due to a bank:
$27,500 limit expiring November 10, 2009; interest accrued at LIBOR or prime, at the Company’s option, plus an applicable margin percentage; (7.82% at November 12, 2006 and 7.92% at June 30, 2006), secured by substantially all assets of the Company and subject to certain covenant restrictions	$5,375	5,500	—
Revolving credit facility — DE Shaw*:
$17,000 limit expiring June 22, 2007; interest accrued at LIBOR plus 5.00%; (8.13%) secured by substantially all assets of the Company	—	—	5,525

	5,375	5,500	5,525

*	Related Party

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

(9)	Long-Term Debt

	November 12,	June 30,
	2006	2006	2005

Senior term loan due to a bank:
Principal due in quarterly payments of $750 plus interest at LIBOR or prime, at the Company’s option, plus an applicable margin percentage (9.07% at November 12, 2006 and 9.35% at June 30, 2006) unpaid principal due November 2010; secured by substantially all assets of the Company and subject to certain covenant restrictions	$27,000	27,750	—
Junior subordinated term debt —
MI Capital*:
Principal due November 2011; interest accrues quarterly at prime plus 3.25%, minimum 10% (11.50% at November 12, 2006 and at June 30, 2006); secured by substantially all assets of the Company and subject to certain loan covenant restrictions	8,500	8,500	—
Junior subordinated term debt — DE Shaw*:
Principal due November 2011; interest accrues monthly at LIBOR plus 8%, minimum 10% (13.32% at November 12, 2006 and 13.2% at June 30, 2006); secured by substantially all assets of the Company on a subordinated basis and subject to certain loan covenant restrictions	8,500	8,500	—
Various capital leases with monthly payments aggregating $6	160	181	—
Term loan agreement — DE Shaw*:
Principal due in 2005; interest accrued at LIBOR plus 5.70% (8.83%); secured by substantially all assets of the Company	—	—	1,982
Term loan A — MI Capital*:
Principal due in 2010; interest accrued quarterly at 7.00%; secured by substantially all assets of the Company	—	—	20,000
Term loan B — MI Capital*:
Principal due in 2010; interest accrued at the prime rate plus 3.00%, minimum 10% beginning November 11, 2005 and payable in kind; secured by substantially all assets of the Company	—	—	23,448
Term loan C — MI Capital*:
Principal due in 2009; interest accrued at 12.00%; (5% payable in cash and 7% payable in kind); secured by substantially all assets of the Company	—	—	3,000
Term loan C — finance fee — MI Capital*:
Principal due in 2009; interest accrued quarterly at 12.00%; secured by substantially all assets of the Company	—	—	100

	44,160	44,931	48,530
Less current portion	3,066	3,066	1,982

	$41,094	41,865	46,548

*	Related parties

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

Future principal payments on long-term debt are as follows:

November 12:

2007	$3,066
2008	3,066
2009	3,028
2010	3,000
2011	32,000

$44,160

Additionally, the Company has two letters of credit with a lender totaling $425 and $425 at November 12, 2006 and June 30, 2006, respectively.

(10)	Pension and Other Benefits

The Company sponsors three noncontributory defined benefit pension plans that were frozen in 2003.

The Company used a November 12, 2006 measurement date for the period from July 1, 2006 to November 12, 2006 and a June 30 measurement date for the years ended June 30, 2006 and 2005. The following provides a reconciliation of benefit obligations, plan assets and funded status of these plans:

	November 12,	June 30,
	2006	2006	2005

Change in benefit obligation:
Benefit obligation, beginning of year	$18,506	18,426	16,942
Interest cost	428	1,078	1,072
Actuarial loss (gain)	1,504	(10)	1,355
Benefit payments	(357)	(988)	(943)

Benefit obligation, end of year	20,081	18,506	18,426

Change in plan assets:
Fair value of plan assets, beginning of year	16,057	14,794	13,791
Actual return on assets	1,149	1,131	1,267
Employer contributions	669	1,122	679
Benefit payments	(357)	(988)	(943)

Fair value of plan assets, end of year	17,518	16,059	14,794

Funded status	(2,563)	(2,447)	(3,632)
Calculation of net amount recognized:
Fund status end of year	(2,563)	(2,447)	(3,632)
Unrecognized net actuarial loss	1,854	1,025	984

Net amount recognized	(709)	(1,422)	(2,648)

Classification of net amount recognized:
Accrued benefit cost	(2,563)	(2,447)	(3,632)
Accumulated other comprehensive loss	1,854	1,025	984

Net amount recognized	$(709)	(1,422)	(2,648)

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

Plans with accumulated benefit obligations in excess of plan assets as of November 12, 2006 and June 30, 2006 and 2005, consist of the following:

	Accumulated Benefit Obligation Exceeds
	Fair Value of Plan Assets
	November 12,	June 30,
	2006	2006	2005

Projected benefit obligation	$20,081	18,506	18,426
Accumulated benefit obligation	20,081	18,506	18,426
Fair value of plan assets	17,518	16,059	14,794

Components of the net periodic pension benefit were as follows:

	November 12,	June 30,
	2006	2006	2005

Interest cost	$428	1,078	1,072
Expected return on plan assets	(514)	(1,268)	(1,134)
Recognized actuarial loss	41	86	—

Net periodic pension benefit	$(45)	(104)	(62)

Assumptions

The Company determines its actuarial assumptions on an annual basis. The assumptions for the defined benefit calculations for the period from July 1, 2006 to November 12, 2006 and years ended June 30, 2006 and 2005 are as follows:

	Period from
	July 1,
	2006
	through
	November 12,	Years Ended June 30,
	2006	2006	2005

Discount rate	5.75%	6.25%	6.00%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	N/A	N/A	N/A

Expected return on plan assets is determined based on historical results adjusted for anticipated market movements.

The Company expects to contribute approximately $473 to the plan from November 13, 2006 to June 30, 2007. Benefits expected to be paid by the plan during the ensuing five years and thereafter are approximately as follows:

11/13/06 - 6/30/07	$635
7/1/07 - 6/30/08	986
7/1/08 - 6/30/09	1,041
7/1/09 - 6/30/10	1,122
7/1/10 - 6/30/11	1,178
7/1/12 - 6/30/16	6,211

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

Following is an analysis of plan assets by category:

	November 12,	June 30,
	2006	2006	2005

Fair value:
Fixed income	32%	32%	37%
Equity	53	52	46
International equity	15	16	17

	100%	100%	100%

The Company’s overall strategy is to invest in high-grade securities and other assets with a limited risk of market value fluctuation. In general, the Company’s goal is to maintain the following allocation ranges:

Fixed income	30%-40%
Equity	40-50
International equity	15-20

The Company administers healthcare benefits for certain retired employees through a separate welfare plan requiring reimbursement from the retirees.

The Company provides two defined contribution plans (401(k) Plans) that allow for employee contributions on a pretax basis. Employer contributions have been suspended.

Other benefit plans offered by the Company include a Section 125 Cafeteria Plan for the pretax payment of healthcare costs and a flexible spending arrangement.

(11)	Lease Arrangements

The Company leases certain machinery and equipment, automobiles, and railcars under both operating leases and on a month-to-month basis. Rent expense was $660, $745, and $814 for the period from July 1, 2006 to November 12, 2006 and the years ended June 30, 2006 and 2005, respectively.

Future minimum lease payments under noncancelable operating leases with initial lease terms longer than one year at November 12, 2006 were as follows:

2007	$1,372
2008	1,018
2009	517
2010	18

$2,925

(12)	Commitments and Contingencies

Legal Contingencies

The Company was sued by Westbrook Resources Limited, an English company, for an alleged failure to perform under a contract entered into in January 2005, to acquire 30,000 tons of manganese ore. There is a counterclaim by the Company against Westbrook in respect to the same subject matter whereby we maintain that the quality, quantity and delivery schedules maintained by Westbrook were in breach of the contract. The case went to trial in June 2007, and a judgment was rendered in November 2007 in favor of Westbrook for a sum to be assessed. The assessment hearing took place early in 2008. Westbrook is seeking damages of approximately $2,750 and reimbursement of legal costs of approximately GBP 500. Management intends to appeal any such judgment but there is no assurance that the Company will be successful in its appeal. The Company has reserved a total of $3,800 related to this contingency at November 12, 2006.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

We are subject to various lawsuits, claims, and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

Environmental Contingencies

The Company accrues for costs associated with environmental assessments, remedial efforts and other environmental liabilities when it becomes probable that a liability has been incurred and the costs can be reasonably estimated. When a liability for environmental remediation is recorded, such amounts will be recorded without giving effect to any possible future recoveries. At November 12, 2006, June 30, 2006 and June 30, 2005 there are no liabilities recorded for environmental contingencies. With respect to the cost of ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred.

Tax Contingencies

The Company is subject to income taxes in the United States. In the ordinary course of business, there are transactions and calculations that involve uncertain tax implications. Accruals for tax contingencies are provided for in accordance with the requirements of SFAS No. 5, Accounting for Contingencies. The Company believes we have adequate support for the positions taken on our tax returns and that adequate provisions have been made for all outstanding issues for all jurisdictions and all open years.

Concentration of Credit Risk

The Company’s products are sold primarily to the chemical, aluminum, metal castings and solar cell industries.

For the period from July 1, 2006 to November 12, 2006, two customers accounted for 16.3% and 10.7% of sales, respectively. Accounts receivable from these customers were $1,329 and $1,019, respectively, at November 12, 2006.

For the year ended June 30, 2006, three customers accounted for 13%, 12%, and 10% of sales, respectively. Accounts receivable from these customers were $2,460, $2,808, and $841, respectively, at June 30, 2006.

For the year ended June 30, 2005, one customer accounted for 13% of sales. Accounts receivable from this customer were $477 at June 30, 2005.

The Company’s policy is to maintain credit insurance coverage on substantially all trade receivables over $25 which are not covered by letters of credit or bank documentary collections. Trade receivables of $18,292, $17,095 and $10,443 were outstanding at November 12, 2006 and June 30, 2006 and 2005, respectively.

At November 12, 2006, 44% of the Company’s labor force was subject to collective bargaining agreements. No contracts are scheduled to expire in the next year.

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

Power Commitments

Electric power is a major cost of the Company’s production process, as large amounts of electricity are required to operate arc furnaces. A summary of electric power purchase commitments follows:

Price
Facility	Supplier	Terms	Structure	Capacity

Beverly, Ohio	American Electric Power	Evergreen, 1 year	Published tariff rate	2.5 MW firm, 85 MW interruptible
Selma, Alabama	Alabama Power	Evergreen, 1 year	Published tariff rate	43 MW

Alloy, West Virginia	Appalachian Power	Through October 30, 2012	Published tariff rate	110 MW
Alloy, West Virginia	Brookfield Power	Through December 31, 2021	Fixed rate	100 MW

(13)	Income Taxes

Income taxes for the period from July 1, 2006 to November 12, 2006 and the years ended June 30, 2006 and 2005 are as follows:

	November 12,	June 30,
	2006	2006	2005

Current	$28	1,912	5,500
Deferred	(2,828)	2	(532)

	$(2,800)	1,914	4,968

The following is a reconciliation of the U.S. statutory federal income tax rate to our effective tax rate stated in percentages:

	November 12,	June 30,
	2006	2006	2005

Federal statutory rate	34.0%	34.0	34.0
State taxes, net of federal benefit	2.4	3.9	1.0
Nondeductible interest expense	(3.0)	—	—
Other	(0.4)	—	—

Effective tax rate	33.0%	37.9	35.0

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

The Company’s deferred tax assets and liabilities at November 12, 2006 and June 30, 2006 and 2005 consist of:

	November 12,	June 30,
	2006	2006	2005

Deferred tax assets:
Net operating losses and carryforwards	$13,349	19,192	18,960
Inventory reserves	—	71	—
Accruals	3,184	1,262	1,589
Other assets	81	135	61

	16,614	20,660	20,610
Deferred tax liabilities:
Fixed assets	(6,107)	(6,030)	(5,845)
Investments	(558)	(513)	(505)
Intangibles	(16)	(57)	—
Other	(36)	—	(198)

	(6,717)	(6,600)	(6,548)
Valuation allowance	(5,488)	(18,960)	(18,960)

Net deferred tax assets (liabilities)	$4,409	(4,900)	(4,898)

Deferred taxes are provided for the difference between the book and tax basis of assets and liabilities recorded for financial statement and income tax reporting purposes. Principal differences relate to net operating loss carryforwards, depreciable assets (use of different depreciation lives and methods), accounts receivable (use of different valuation reserve methods), inventory (use of different cost capitalization and valuation reserve methods), investments (different valuation methods) and certain accrued expenses (use of different expensing methods).

At November 12, 2006, the Company has, for book purposes, approximately $11,816 of net operating loss carryforwards (NOLs), expiring through 2026. The Company has approximately $1,540 of alternative minimum tax and tax credit carryforwards at November 12, 2006. At November 12, 2006, the valuation allowance was reduced $13,472 of which $13,213 reduced the reorganization value in excess of amounts allocable to identifiable assets for changes to the methodology used to determine the availability of the Company’s historical net operating losses available to offset future earnings.

The composition of the valuation allowance at November 12, 2006 is as follows:

November 12,
2006
Federal NOLs	$(3,738)
State NOLs	(330)
Federal credits	(1,336)
Capital loss carryover	(84)

$(5,488)

(14)	Financial Instruments

The Company used the following methods and assumptions to estimate the fair value of financial instruments:

Cash and Cash Equivalents — The carrying amounts approximate fair value.

Long and Short-Term Debt — The carrying amounts of short-term borrowings approximate fair value. The fair value of long-term debt with fixed interest rates is based on current rates at which the Company

GLOBE METALLURGICAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
November 12, 2006 and June 30, 2006 and 2005
(Dollars in thousands, except share and per share amounts)

could borrow funds with similar remaining maturities. The carrying amount of borrowings under variable interest rate agreements approximates fair value.

The carrying amounts and fair values of financial instruments at November 12, 2006 and June 30, 2006 and 2005 are as follows:

	November 12, 2006		2006		2005
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

Cash and cash equivalents	$—	—	—	—	—	—
Long-term debt:
Revolving credit	5,375	5,375	5,500	5,500	5,525	5,525
Variable rate debt	44,000	44,000	44,750	44,750	25,430	25,430
Fixed rate debt	160	160	181	181	23,100	22,665

(15)	Related-Party Transactions

In December 2005, the Company entered into a 15-year supply agreement with Alloy Power to purchase hydroelectric power, which amounted to $7,653 during the period from December 21, 2005 to June 30, 2006 and no payable balance from July 1, 2006 to November 12, 2006. This supply of hydroelectric power to the Company was subsequently contracted to be purchased from an unrelated third party in October 2006.

Shareholders and affiliates have entered into financing arrangements with the Company (notes 8 and 9).

The Company sold intellectual property and other assets for making refined silicon to Solsil, Inc. (Solsil) during the year ended June 30, 2006. Solsil paid approximately $2,510 for the reimbursement of administrative expenses and other costs and the Company recorded the proceeds against selling, general, and administrative expenses. The total amount sold to Solsil under a supply agreement for the period from July 1, 2006 and November 12, 2006 was $687. The receivable associated with this supply agreement was $161 at November 12, 2006. Additionally, the Company entered into a facility site lease with Solsil. The site lease begins July 1, 2006 at a monthly rate of approximately $6 per month. Amounts purchased from Solsil were $198 during the period from July 1, 2006 to November 12, 2006, of which $37 was payable to Solsil at November 12, 2006. There were no amounts purchased from Solsil prior to June 30, 2006. Additionally, there were receivables from Solsil in the amount of $1,543 as of June 30, 2006 related to the sale of assets to Solsil. Additional sales of assets were sold to this related party from July 1, 2006 to November 12, 2006 in the amount of $225.

The Company has a 50% ownership interest in Norchem. The Company received a back office fee from Norchem of $0, $225 and $225 and sales to Norchem of $1,111, $2,798 and $2,404 during the period from July 1, 2006 to November 12, 2006 and years ended June 30, 2006 and 2005, respectively. Amounts due from Norchem and included in accounts receivable were $299, $242, and $137 at November 12, 2006, June 30, 2006 and 2005, respectively.

The Company paid a management fee to MI Capital for various services of $125, $300 and $300 during the period from July 1, 2006 and November 12, 2006, and the years ended June 30, 2006 and 2005, respectively.

(16)	Operating Segment

We operate in one reportable segment, silicon metal and silicon-based specialty alloys.

(17)	Subsequent Event

In August 2006, the Company entered into a merger agreement with International Metal Enterprises, Inc. whose name was subsequently changed to Globe Specialty Metals, Inc. (GSM). On the November 12, 2006, GSM finalized the merger agreement by acquiring 100% of the outstanding stock of the Company. The aggregate purchase price was $134,064, which comprised 8.6 million shares of GSM common stock valued at $47,961, cash of $33,220, GSM’s direct costs associated with the acquisition of $3,348 and assumed debt of $49,535.

CAMARGO CORREA METAIS S.A.

FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2006, 2005 AND 2004

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Management of
Camargo Corrêa Metais S.A.
Breu Branco — PA

1.	We have audited the consolidated balance sheets of Camargo Corrêa Metais S.A. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity, and changes in financial position for the three years ended December 31, 2006, 2005 and 2004, all expressed in Brazilian reais and prepared under the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements.

2.	We conducted our audits in accordance with auditing standards generally accepted in Brazil and with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Camargo Corrêa Metais S.A. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity, and changes in financial position for the three years ended December 31, 2006, 2005 and 2004 in conformity with Brazilian accounting standards.

4.	As mentioned in Note 7, the Company has total recoverable taxes of R$15.984 thousand and R$9.834 thousand as of December 31, 2006 and 2005, respectively, that may be compensated with other Federal tax debits arising from the Company’s normal business future operations, and for which the Company depends on Tax Authorities’ approval for both compensation and/or refund. The Company estimates to use the total amount of its recoverable taxes in 5 years starting in year 2008. The Brazilian Federal Revenue Service has a 5-year period to approve the Company’s requests.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Management of
Camargo Corrêa Metais S.A.
Breu Branco — PA

1.	Brazilian accounting standards vary in certain respects from the accounting principles generally accepted in the United States of America, including the presentation of a statement of cash flow. Information relating to the nature and effect of such differences is presented in Notes 18 and 19 in the consolidated financial statements.

2.	This report is being reissued in connection with the consolidated financial statements of the Company’s new parent company Globe Specialty Metals, Inc. as commented in Note 20.

São Paulo, March 30, 2007,
except for Notes 7, 18 and 19 for which the date is June 11, 2008.

/s/  Esmir de Oliveira
Esmir de Oliveira
Audit Partner
BDO Trevisan Auditores Independentes

SCHEDULE 1 (Page 1)

CAMARGO CORRÊA METAIS S.A.

Section .1.	CONSOLIDATED BALANCE SHEETS IN DECEMBER 31, 2006 AND 2005

	December 31,	December 31,
	2006	2005
	(Amounts stated in thousands of Brazilian Reais - R$)

ASSETS

Current
Cash and banks	12,522	299
Accounts receivable from customers	19,414	19,393
Inventories	19,793	21,285
Recoverable taxes	2,290	2,032
Other receivables	459	396

	54,478	43,405

Non-current
Long-term assets
Recoverable taxes	13,694	7,802
Other receivables	275	193

	13,969	7,995
Investments	650	650
Deferred charges	4,314	4,655
Property, plant and equipment, net	97,043	103,490

Total noncurrent assets	115,976	116,790

Total assets	170,454	160,195

SCHEDULE 1 (Page 2)

CAMARGO CORRÊA METAIS S.A.

Section .2.	CONSOLIDATED BALANCE SHEETS IN DECEMBER 31, 2006 AND 2005

	December 31,	December 31,
	2006	2005
	(Amounts stated in thousands of Brazilian Reais - R$)

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Suppliers — trade payables	25,949	12,387
Financial institutions	12,469	15,081
Salary and vacations payable	2,111	2,492
Dividends and interest on equity capital	—	319
Taxes payable	3,271	158
Other liabilities	261	—

Total current liabilities	44,061	30,437

Non-current
Financial institutions	7,114	10,556
Other liabilities	1,953	1,528

Total non-current liabilities	9,067	12,084
Stockholders’ equity
Capital stock	289,010	289,010
Capital reserve	15	15
Accumulated losses	(171,699)	(171,351)

	117,326	117,674

Total liabilities and stockholders’ equity	170,454	160,195

The accompanying notes are an integral part of these financial statements.

SCHEDULE 2

CAMARGO CORRÊA METAIS S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS
AS OF DECEMBER 31, 2006, 2005 AND 2004

	December 31,	December 31,	December 31,
	2006	2005	2004
	(Amounts stated in thousands of
	Brazilian Reais - R$)

Gross sales	137,354	114,675	125,301
Deductions from sales	(5,665)	(3,372)	(2,927)

	131,689	111,303	122,374
Cost of goods sold	(103,402)	(90,508)	(96,896)
Depreciation	(8,847)	(8,208)	(8,374)

Gross profit	19,440	12,587	17,104

Operating expenses
Selling expenses	(12,434)	(6,030)	(5,430)
Administrative expenses	(5,382)	(5,578)	(4,472)
Depreciation	(687)	(653)	(473)

	937	326	6,729
Financial results, net	(153)	(204)	617
Other income (expense), net	(908)	(8,636)	613

Operating (loss) income	(124)	(8,514)	7,959
Non-operating results	(30)	93	(748)

Results before income taxes and participation of employees and administrators	(154)	(8,421)	7,211
Provision for income taxes	—	—	(1,443)
Participation of the employees and administrators in the results	(194)	(826)	(339)

Net (loss) income	(348)	(9,247)	5,429

The accompanying notes are an integral part of these financial statements.

SCHEDULE 3

CAMARGO CORRÊA METAIS S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
AS OF DECEMBER 31, 2006, 2005 AND 2004

			Retained
			Earnings
	Capital	Capital	(Accumulated
	Stock	Reserve	Losses)	Total
	(Amounts stated in thousands of Brazilian Reais — R$)

Balances as of December 31, 2003	289,010	15	(165,775)	123,250
Profit for the year	—	—	5,429	5,429
Proportional distribution of profit	—	—	(1,758)	(1,758)

Balances as of December 31, 2004	289,010	15	(162,104)	126,921
Loss for the year	—	—	(9,247)	(9,247)

Balances as of December 31, 2005	289,010	15	(171,351)	117,674
Loss for the year	—	—	(348)	(348)

Balances as of December 31, 2006	289,010	15	(171,699)	117,326

The accompanying notes are an integral part of these financial statements.

SCHEDULE 4

CAMARGO CORRÊA METAIS S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
AS OF DECEMBER, 31 2006, 2005 AND 2004

	December 31,	December 31,	December 31,
	2006	2005	2004
	(Amounts stated in thousands of Brazilian Reais — R$)

SOURCES OF FUNDS

Cash flows from operating activities:

From operations
Noncash items
Depreciation and amortization	9,534	8,861	8,847
Write-off of property, plant and equipment	1,126	148	748

	10,660	9,009	9,595
From third parties
Increase in other long-term liabilities	425	10,204	2,118
Transfers from long-term assets to current assets	79	—	—

	504	10,204	2,118
Total sources of funds	11,164	19,213	11,713

USES OF FUNDS

(Loss) Income for the year	348	9,247	(5,429)
Addition to property, plant and equipment	2,869	4,861	11,247
Additions to deferred charges	1,004	1,406	1,785
Increase in other long-term assets	6,052	7,803	23
Dividends and interest on equity capital	—	—	1,758
Decrease in long-term liabilities	812	—	—
Transfer from long-term liabilities to current liabilities	2,630	702	178

	13,715	24,019	9,562
(Decrease) increase in working capital	(2,551)	(4,806)	2,151

Represented by:

Current assets
At end of year	54,478	43,405	44,565
At beginning of year	43,405	44,565	42,245

Increase (decrease)	11,073	(1,160)	2,320

Current liabilities
At end of year	44,061	30,437	26,791
At beginning of year	30,437	26,791	26,622

	13,624	3,646	169
(Decrease) increase in working capital	(2,551)	(4,806)	2,151

The accompanying notes are an integral part of these financial statements.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006, 2005 AND 2004

1.  OPERATIONS

Camargo Corrêa Metais S.A. (the “Company”) main purpose is the production, sale, and export of silicon metal and silica fume. Their exports represent a substantial part of the Company’s sales. Its plant, installed in the town of Breu Branco, State of Para, serves metallurgical and chemical industries. To that end it may explore mineral deposits in Brazil, sell minerals for producing and selling silicon, silica fume and other alloys, produce and sell charcoal and timber and forested and reforested land.

2.  PRESENTATION OF THE FINANCIAL STATEMENTS

The Company’s financial statements have been prepared in accordance with Laws 6.404/76 and 9.249/95 that, in 1996, extinguished adjustment for inflation of permanent assets, shareholders’ equity, and other non-cash items of the Balance Sheets.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

3.1.  Statement of income, and current and noncurrent assets and liabilities

a.	they are based on the accrual basis of accounting;

b.	the classification of current and noncurrent assets and liabilities is made in compliance with articles 179 and 180 of Law No. 6.404/76;

c.	rights are stated at their realizable values, including earnings and monetary variations incurred, less the corresponding income to recognize, when applicable;

d.	obligations are stated at their known or calculable values, plus the corresponding charges and monetary variations incurred, less the corresponding expenses to recognize, when applicable;

e.	income and social contribution taxes were determined based on the respective rates in effect on the tax basis and in conformity with legal provisions; and

f.	for better presentation and accounting disclosure, the Company reclassified expenditures from CPMF to Financing Expenditures that were previously classified in Administrative Expenses.

3.2.  Inventories

Stated at the lower of average acquisition cost or market or realization values. (note 6)

3.3.  Investments

Valued at cost, adjusted for inflation through December 1995. A provision for possible losses during realization are recognized at the amount deemed necessary.

3.4.  Property, plant and equipment

Recorded at acquisition and installation cost, less accumulated depreciation. Depreciation was calculated on the straight-line method at rates that take into consideration the useful lives of assets and were established in conformity with a technical report, except for forest, for which depletion is based on the area harvested during the year.

3.5.  Revenue recognition

Revenue is recorded when title passes to the customer, represented by the date in which the products are shipped normally at FOB sales method to the client. Selling prices are fixed based on purchase orders or contractual arrangements. Provision, when applicable, is made for estimated returns and estimated credit losses.

Shipping and handling costs are classified as selling expenses in the consolidated statement of income.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

3.6.  Income tax and social contribution

Income tax and social contribution are calculated according to prevailing tax legislation over taxable income, adjusted from income before tax. The provision for income tax is recognized at the rate of 15%, plus 10% surtax on taxable income. The provision for social contribution tax is recognized at the rate of 9%.

3.7.  Use of estimates

The preparation of financial statements in accordance with Brazilian accounting practices requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.  CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements as of December 31, 2006, 2005 and 2004 were prepared in accordance with the consolidation practices provided in the Corporate Law and comprise the individual financial statements of Camargo Corrêa Metais S.A. and of its subsidiary Reflorestadora Água Azul Ltda.

The consolidation process of balance sheet accounts and statement of operations accounts corresponds to the sum of the balances of assets, liabilities, income and expenses of the companies included in the consolidation, according to their nature, complemented by the elimination of interests held in the shareholders’ equity of Camargo Corrêa Metais S.A., as well as assets, liabilities, income, costs and expenses arising from transactions between them.

5.  CUSTOMERS — TRADE RECEIVABLES

	12/31/2006	12/31/2005
	(R$’000)

Trade notes receivable — Domestic customers	3,348	1,862
Customers overseas — Third parties	6,828	128
Customers overseas — Companies of the Group	19,836	25,157
(-) Advances on export contracts	(10,598)	(7,754)

Total	19,414	19,393

6.  INVENTORIES

	12/31/2006	12/31/2005
	(R$’000)

Finished products	7,881	8,229
Work in process	3,074	5,005
Raw materials	6,577	5,536
Production and packing materials	448	577
Advances to suppliers	252	304
Others	1,561	1,634

Total	19,793	21,285

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

7.  RECOVERABLE TAXES

	12/31/2006	12/31/2005
	(R$’000)

Short-term
IRPJ and CSL — Prepayments in the current year	1,097	2,032
COFINS to offset	174	—
IPI to offset	804	—
Other taxes recoverable	215	—

Total	2,290	2,032

Long-term
IRPJ and CSL — Prepayments from prior years	2,627	259
PIS recoverable	1,924	1,480
COFINS recoverable	8,140	5,324
IPI credits — Refund requests	990	726
Other taxes recoverable	13	13

	13,694	7,802

Total	15,984	9,834

Captions:
IRPJ — Corporate Income Tax
CSL — Social Contribution Tax on Income
PIS — Contribution the Social Integration Program
COFINS — Contribution for Social Security Funding
IPI — Federal VAT

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

Refund requests regarding PIS and COFINS are associated with credits taken on the acquisition of electric power, services, and inputs used in the production process. Refund requests for all the above-mentioned tax credits have been filed with the Federal Revenue Service, as legally required. The Company may also compensate all Federal tax credits, including PIS and COFINS, with other Federal tax debits arising from the Company’s normal business future operations, for which the Company depends on Tax Authorities’ approval. The Company estimates to use the total amount of its recoverable taxes in 5 years starting in year 2008. The Brazilian Federal Revenue Service has a 5-year period to approve the Company’s requests.

8.	PROPERTY, PLANT AND EQUIPMENT

	12/31/2006				12/31/2005
			Accumulated
		Cost	Depreciation
	Depreciation Rates	(R$’000)	(R$’000)	Net (R$’000)	Net (R$’000)

Plots of land	—	1,061	—	1,061	1,061
Buildings and facilities	2,33 to 4,00	60,912	25,067	35,845	37,114
Machinery and equipment	3,33 to 33,33	103,074	70,376	32,698	38,968
Furniture and fixtures	10	514	394	120	154
Vehicles	5,00 to 20,00	447	407	40	160
Forests information(1)	Variable according
	to the extraction	31,464	5,362	26,102	24,893
Rights and trademarks	Variable according
	to the extraction	929	268	661	701
Others	—	959	443	516	439

Total		199,360	102,317	97,043	103,490

(1)	Forests information refers to accumulated costs of the Company’s reforestation project. Depletion is calculated as the area is being exploited.

9.	SUPPLIERS — TRADE PAYABLES

	12/31/2006	12/31/2005
	(R$’000)

Centrais Betricas Norte do Brasil
Eletronorte	16,978	4,647
SGL Carbon	2,460	2,493
Other suppliers and accounts payable	6,511	5,247

Total	25,949	12,387

The Company has an electric power supply contract until 2018 with Eletronorte. In 2008, in compliance with the contract, the tariff will be adjusted. Since August 2005, Eletronorte has not included in its invoices amounts representing the collection of the power transmission. The Company, following the opinion of its legal counselors, has been formally protesting on a monthly basis that non-billing, and the amount is duly recorded in Trade Payable. ANEEL — Brazilian Electric Power Agency, started the mediation between the parties.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

10.	FINANCIAL INSTITUTIONS

Loans and financing were made chiefly for export operations and acquisition of property, plant, and equipment for the Company. Their composition is shown below:

Bank	Type	Interest Rates	12/31/2006	12/31/2005
			(R$’000)

Short-term:
Bradesco	Export financing	5,49% to 5,80%	94	7
Unibanco	Export financing	4,40% to 6,00%	1,664	3,582
Unibanco	Export prepayment	Libor + 1,25%	2,256	—
Banco Votorantim	Export financing	5.80%	1,596	—
Citibank	Export financing	5,13% to 5,29%	—	706
HSBC	Export financing	4,10% to 5,71%	—	4,755
Banco do Brasil	Export financing	4,15% to 6,02%	6,359	5,557
Banco do Brasil	FINAME	TJLP	500	474

			12,469	15,081
Long-term:
Unibanco	Export prepayment	Libor + 1,25%	6,412	9,360
Banco do Brasil	FINAME	TJLP	702	1,196

			7,114	10,556
			19,583	25,637

Captions:

TJLP — Long-term Interest Rate
FINAME — Government Agency for Machinery & Equipment Financing

Long-term amounts have the following composition per year of maturity:

Maturity	12/31/2006	12/31/2005
	(R$’000)

2007	—	2,834
2008	6,908	7,515
2009	206	207

	7,114	10,556

11.	TAXES PAYABLE

	12/31/2006	12/31/2005
	(R$’000)

State VAT (ICMS)	2,644	48
Other taxes and contributions	627	110

Total	3,271	158

Until April 2006, in compliance with Law 6,489/02, the Company, as well as other 186 companies, had a tax incentive from the government of the State of Pará regarding ICMS. Starting in April 2006, item I of article 5 of Law 6,489/02 was declared unconstitutional by the Brazilian Supreme Federal Court. The amounts of ICMS payable since then are recorded in Taxes Payable, whose period was extended by the Government of Pará, as a way of softening the effect of the incentive loss.

On December 15, 2006, the Government of Pará enacted Decree 2680, reestablishing the Tax Incentive with the same previous benefits.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

12.	RELATED PARTY TRANSACTIONS

	Camargo Correa		Camargo Correa
	Overseas LTD		Cimentos S/A		Camargo Correa S/A		Other Related Parties
	12/31/2006	12/31/2005	12/31/2006	12/31/2005	12/31/2006	12/31/2005	12/31/2006	12/31/2005
	(R$’000)

Balance sheet positions:
Accounts receivable	19,836	25,157	—	5	—	—	—	—
Accounts payable	—	—	—	—	—	—	370	546
Interest on equity (capital payable)	—	—	—	—	—	319	—	—
Income statement:
Sales	82,931	77,096	3,047		—	—	—	—
Exchange variation	(894)	1,570	—	—	—	—	—	—
Cost and/ or expenses	—	—	—	—	—	—	1,028	1,587

13.	CONTINGENT LIABILITIES

Based on the evaluation of legal advisors, the financial statements do not include provisions for contingent liabilities of civil, tax / fiscal or labor natures. According to that evaluation, the most relevant proceedings against the Company classified as possible loss are commented below:

13.1.  Tax contingencies

The Company is a defendant in the following Tax Proceedings:

•	Tax deficiency notice issued by the Federal Revenue Service and taxes claimed in court by the National Treasury, concerning Import Tax and Federal VAT (IPI), supposedly due to the non-compliance with the Drawback regime, at an amount of R$2,871 thousand (R$2,155 thousand in 2005);

•	Tax deficiency notice issued by the Treasury Department of the State of Pará due to the assumed lack of payment of the ICMS rate difference in the acquisition of materials used in the Production process, at an amount of R$334 thousand;

•	Tax deficiency notice of IBAMA for the assumed suppression of native vegetation without authorization of the competent agency, at an amount of R$214 thousand;

•	Fiscal execution by the National Treasury in relation to taxes offset in the Statement of Federal Taxes and Contributions (DCTF), rejected due to the supposed expiration of the right to the Credits used in the offsetting, at an amount of R$47 thousand;

•	Fiscal execution by the National Treasury in relation to taxes offset in the Statement of Federal Taxes and Contributions (DCTF) and rejected due to the supposed expiration of the right to the Credits used in the offsetting, at an amount of R$221 thousand; and

•	Taxes offset in the Statement of Federal Taxes and Contributions (DCTF), whose credits used in the process were partially rejected by the Federal Revenue Service, at an amount of R$448 thousand.

13.2.  Labor Contingencies

The Company is a defendant in individual and collective Labor Proceedings, and is codefendant in labor complaints filed by employees of outsourced companies, at an amount of R$616 thousand.

13.3.  Civil Contingencies

The Company is a defendant in the following Civil Proceedings:

•	An action filed by OSCAR LUIS DE MORAES for compensation of assumed losses to a Rural Property, at an amount of R$850 thousand;

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

•	An action filed by TRANSMIX — Comercio, Representacoes e Trasportes Ltda, for compensation of supposed material and moral damages, and loss of profits, amounting to R$17,931 thousand, whose sentence was favorable to CCM, determining the termination of the action without judgment of merit.

14.	SHAREHOLDERS’ EQUITY

14.1.  Capital Stock

The company’s capital stock is represented by 33,115,708,363 common shares, all nominative and without par value.

14.2.  Capital Reserve

Refer to investment in Fiscal Incentives.

15.	TAX LOSSES AND CREDITS TO OFFSET

The Company has tax losses at the amount of R$181,489 thousand (R$181,217 thousand in 2005) and social contribution tax negative basis of R$119,368 thousand (R$119,097 thousand in 2005) to be offset with future income. The company did not recognize a deferred tax asset from these bases because of the lack of historical losses in current earnings. The Company’s management intends to accrue a deferred tax asset as soon as conditions for recovery together with expectation of future positive basis begin to be of reasonable occurrence.

16.	INSURANCE

The Company has insurance policies to cover its assets of the kinds named and operational risks (fire, break of machines, electric damages, tumults and strikes, flooding, equipment in general and others), loss of profits, civil liability, group life insurance, and transportation. For renewal of the policy to the period 2006/2007, the services of a specialized company was contracted to evaluate the assets and real estate properties of the Company, based on market values.

17.	FINANCIAL INSTRUMENTS

The Company operates and manages those investments through control policies and establishment of operating strategy approved by the management.

As established by CVM (Brazilian SEC) Instruction No. 235/95, we present the following information about financial instruments:

Cash on hand, in banks and financial investments:

The amounts accounted for are close to their realization values.

Derivatives:

The Company does not operate with derivatives.

Risk management:

(i) Exchange and interest rate risks

This risk is due to the possibility of the Company incurring losses in view of fluctuations in exchange and interest rates. Therefore, the Company continually monitors those oscillations, with the purpose of evaluating the need of contracting operations to protect the Company against the risk of instability in exchange and interest rates, and the Company adopts a conservative policy in the investment of its resources. The Company does not have financial instruments deemed to protect exposure to exchange rates and interest rates as of December 31, 2006 and 2005.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

(ii) Credit Risks

The Company’s sales policy is associated to the level of credit risk it is willing to run in the course of business.

The diversification of its receivables, the selection of customers, as well as the follow-up of financing periods of sales and individual limits are procedures adopted to minimize possible problems of default related to accounts receivable.

18.	RECONCILIATION OF STATEMENTS OF SHAREHOLDERS’ EQUITY AND NET INCOME FOR DIFFERENCES BETWEEN BRAZILIAN GAAP AND US GAAP AS OF DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
	(R$’000)

Shareholders’ equity — BR GAAP	117,326	117,674	126,921
US GAAP adjustments:
Deferred charges written-off under US GAAP (Note A)	(4,314)	(4,655)	(4,447)
Asset retirement obligation — SFAS 143 (Note B)	(126)	(84)	(42)
Deferred income tax on US GAAP differences (Note C)	1,492	1,583	1,512
Inflationary restatement period when Brazilian Reais not considered to be a functional currency (Note D)	8,739	9,712	10,585

Shareholders’ equity — US GAAP	123,117	124,230	134,529

Net (loss) income — BR GAAP	(348)	(9,247)	5,429

US GAAP adjustments:
Deferred charges treatment — (Note A)	266	(208)	(1)
Asset retirement obligation — SFAS 143 (Note B)	(63)	(63)	(63)
Deferred tax on US GAAP differences (Note C)	(69)	92	447
Inflationary restatement (Note D)	(851)	(871)	166

Net (loss) income — US GAAP	(1,065)	(10,297)	5,978

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

A.	ACCUMULATED EFFECTS OF DEFERRED CHARGES

	2006	2005	2004
	(R$’000)

Write-off of deferred charges from balance position:
Research and development	(1,652)	(1,957)	(1,738)
SAP implementation	(1,548)	(1,333)	(981)
Other maintenance	(1,114)	(1,365)	(1,728)

Total write-off	(4,314)	(4,655)	(4,447)
Effect in shareholder’s equity:
Beginning balance of 2004	(3,193)	(3,193)	(3,193)
Current earnings 2004	(827)	(827)	(827)
Current earnings 2005	(137)	(137)	—
Current earnings 2006	176	—	—
Deferred tax effect 2004	(427)	(427)	(427)
Deferred tax effect 2005	(71)	(71)	—
Deferred tax effect 2006	90	—	—
Write off	75	—	—

Total effect in equity	(4,314)	(4,655)	(4,447)
Effect in net income:
Cost of goods sold: depreciation	936	933	497
Selling, general and administrative: depreciation	333	265	34
Administrative expenses	(1,003)	(1,406)	(1,785)

Gross effect in net income	266	(208)	(1,254)
Deferred tax effect (34%)	(90)	71	427

Total net effect in net income	176	(137)	(827)

Under Brazilian GAAP pre-operational expenses relating to start-up operations, research and development, implementation of software and other maintenance costs are registered as deferred charges in long-term assets and amortized over a five year period using the straight-line method. According to US GAAP those expenses are expensed immediately in current earnings when incurred. Accordingly, the net amounts of R$4,314 thousand, R$4,655 thousand and R$4,447 thousand were written off against accumulated losses, including reversion of the amount amortized in current earnings of 2006, 2005 and 2004, respectively.

B.	ASSET RETIREMENT OBLIGATIONS (ARO)

Under Brazilian GAAP no accounting provision exists for costs to be incurred by the company for closing and restoration of the pit mines. For US GAAP, according to SFAS 143 all future costs incurred by the company related to closing, reforestation, and restoration should be measured as per its discounted present value. This value is calculated as the present value to restore four pit mines in time ranges from five to thirty years. The average value used to restore each mine is $0.50 of Reais (fifty cents of Reais) per depleted ton. The estimate of $0.50 per ton is based on past costs incurred by the Company with other mines already depleted. The total future value restoration cost for the four mines with different depletion time horizons is R$1,198 thousand. This value is equivalent to R$186 thousand in 2003 present value terms. The discount rate used to calculate the present value obligations is the TJLP — Long Term Interest Rate issued by the Brazilian National Monetary Council of 9% representing the discount rate on long-term liabilities.

The reconciliation statement to US GAAP recognizes an ARO in 2003 and increased its carrying amount by R$186 thousand, which is accrued against the liability.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

The reconciliation statement to US GAAP also recognizes yearly amortization of R$14 thousand on the asset portion of ARO. Concurrently, the annual amount of R$49 thousand is accrued to liabilities as accretion (interest) expense to justify the ARO’s additional future cost.

The adjustments relating to recognition of the Asset Retirement Obligation are as follows:

	2006	2005	2004
	(R$’000)

Adjustments in assets:
Current assets
Deferred tax over ARO (accumulated net income effect x 34%)	63	42	21
Other assets
Asset retirement obligation	144	158	172

ARO related assets	207	200	193
Adjustments in liabilities:
Other liabilities
ARO liability	333	284	235
Adjustments in shareholder’s equity:
Current earnings 2004	(42)	(42)	(42)
Current earnings 2005	(42)	(42)	—
Current earnings 2006	(42)	—	—

Total shareholders’ equity	(126)	(84)	(42)

Total liabilities & equity — US GAAP	207	200	193

Adjustments in current earnings:
Income US GAAP adjustment
Accretion (interest) expense	(49)	(49)	(49)
ARO depreciation expense	(14)	(14)	(14)

Deferred charges (deferred tax effect not included)	(63)	(63)	(63)

C.  DEFERRED INCOME TAXES

The reconciliation statement to US GAAP recognizes the deferred income tax effect over all temporary differences from the restatement from Brazilian GAAP. Only the adjustments of ARO and write-off of Deferred Charges are considered temporary differences. The inflationary restatement of fixed assets and share capital based on EITF 94-2 is considered a permanent difference since it will not reoccur in the future.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

The adjustments of deferred tax assets can be summarized as follows:

	2006	2005	2004
	(R$’000)

Adjustments affecting equity:
Deferred charges written off from long-term assets	(4,314)	(4,655)	(4,447)
Creation of ARO	(126)	(84)	(42)
Other	52	84	42

	(4,388)	(4,655)	(4,447)
	x 34%	x 34%	x 34%

Deferred tax credit created against accumulated earnings	1,492	1,583	1,512
Adjustments affecting current earnings:
Deferred charges adjustments to income statement to agree with US GAAP	266	(208)	(1,252)
Amortization of ARO in current earnings	(63)	(63)	(63)

	203	(271)	(1,315)
Deferred tax effect over:
Deferred charges (34%)	(90)	71	426
ARO (34%)	21	21	21

Deferred tax (expense) created in current earnings	(69)	92	447

D.  INFLATIONARY RESTATEMENT

Brazil changed its currency during 1995 from Cruzeiro to Real. Prior to 1995 Brazil was considered a hyperinflationary economy. This practice usually converged to the U.S. Dollar to serve as proxy functional currency. Starting in 1995 Brazil entered a period of currency stability. Starting from end of 1997 the Brazilian economy was no longer considered hyperinflationary after the three consecutive years, and the new currency, the Real, could be used as a functional currency for US GAAP purposes. This adjustment to the Real as a new functional currency creates an inflationary restatement.

The effects of the inflationary restatement to US GAAP are demonstrated as follows:

	2006	2005	2004
	(R$’000)

Effect in equity:
Share capital restatement	31,949	31,949	31,949
Fixed asset restatement (net effect)	(23,210)	(22,237)	(21,364)

Net effect in equity	8,739	9,712	10,585

Effect in current earnings:
(Reversal) Addition of depreciation expense from restatement	(851)	(871)	166

E.	FAIR VALUE ADJUSTMENT OF AVAILABLE FOR SALE SECURITY — ELETROBRÁS

The Company has interest shares on Eletrobrás (public trading company in Brazil), which is kept at cost method with no adjustment at fair value in accordance with Brazilian GAAP. For US GAAP purposes, this investment is classified as an available for sale security and in this regard has to be adjusted at fair value against Other Comprehensive Income, within the equity account, with no effect in the income statement, as in accordance with FAS 115 — Accounting for Certain Instruments in Debit and Equity Securities. The adjustments presented in the reconciliation are net of 34% income tax. The Company obtained the shares on Eletrobrás on April 28, 2005. The shares of Eletrobrás are quoted at Bovespa (São Paulo Stock Exchange).

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

F.	DEFERRED TAX ASSET AND VALUATION ALLOWANCE

FAS 109 requires establishment of a deferred tax asset with the related valuation allowance arisen from accumulated tax losses presumed to be offset in the future. According to Brazilian income tax, accumulated losses are indefinite and can be compensated up to 30% with future income. Income tax rate is 34% (25% income tax and 9% social contribution). The Company’s deferred tax asset would be around R$61.706 thousand in 2006 and R$61.614 thousand in 2005, which are reduced by a 100% valuation allowance.

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

19.	STATEMENTS OF CASH FLOW AS OF DECEMBER 31, 2006, 2005 AND 2004

19.1.  Statements of Cash Flow per Brazilian GAAP

	2006	2005	2004
	(R$’000)

Cash flows from operating activities:
Net income (loss) for the year	(348)	(9,247)	5,429
Adjustments to reconcile net income (loss):
Depreciation and amortization	9,534	8,861	8,847
Loss on disposal of permanent assets	1,126	148	748
Interest, monetary and exchange variation	95	1,079	750
Increases and decreases in operating assets and liabilities:
Trade receivable	(21)	(9,040)	13,192
Inventories	1,492	1,822	(9,178)
Suppliers	13,562	1,639	(2,557)
Tax and contribution payable	3,113	(274)	(139)
Payment of software implementation costs	(697)	(575)	(1,148)
Payment of research and development costs	(307)	(831)	(637)
Other assets and liabilities, net	(5,990)	(2,765)	(2,739)

	21,907	64	7,139
Net cash provided by operating activities	21,559	(9,183)	12,568

Cash flow from investing activities:
Acquisition of property plant and equipment	(2,869)	(4,861)	(11,247)

Net cash used in investing activities	(2,869)	(4,861)	(11,247)
Cash flow from financing activities:
Borrowings from short and long term debts	19,719	29,308	28,768
Payments of short and long term debts	(25,867)	(18,121)	(25,710)
Payment of interest on equity capital	(319)	(1,176)	(1,952)

Net cash used in financing activities	(6,467)	10,011	1,106
Net increase (decrease) in cash	12,223	(4,033)	2,427
Cash at the beginning of the year	299	4,332	1,905

Cash at the end of the year	12,522	299	4,332

Additional information:
Interest paid	1,477	686	398

Income tax paid or compensated	—	—	1,443

CAMARGO CORRÊA METAIS S.A.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2006, 2005 AND 2004

19.2.  Reconciliation of Statements of Cash Flow for differences between Brazilian GAAP and US GAAP

	2006			2005			2004
	Brazilian		U.S.	Brazilian		U.S.	Brazilian		U.S.
	GAAP	Adjust.	GAAP	GAAP	Adjust.	GAAP	GAAP	Adjust.	GAAP
	(R$’000)

Net Income	(348)	(717)	(1,065)	(9,247)	(1,050)	(10,297)	5,429	(704)	4,725
Operating activities per Brazilian GAAP	21,907	—	21,907	64	—	64	7,139	—	7,139
US GAAP adjustments:
Deferred charges treatment — (Note 19-A)	—	(266)	(266)	—	208	208	—	1,254	1,254
Asset retirement obligations — (Note 19-B)	—	63	63	—	63	63	—	63	63
Deferred tax on US GAAP differences - (Note 19-C)	—	69	69	—	(92)	(92)	—	(447)	(447)
Inflationary restatement — (Note 19-D)	—	851	851	—	871	871	—	(166)	(166)

Total cash provided by operating activities	21,559	—	21,559	(9,183)	—	(9,183)	12,568	—	12,568
Total cash provided by (used in) investing activities	(2,869)	—	(2,869)	(4,861)	—	(4,861)	(11,247)	—	(11,247)
Total cash provided by (used in) financing activities	(6,467)	—	(6,467)	10,011	—	10,011	1,106	—	1,106

Net increase (decrease) in cash	12,223	—	12,223	(4,033)	—	(4,033)	2,427	—	2,427
Cash at the beginning of the year	299	—	299	4,332	—	4,332	1,905	—	1,905

Cash at the end of the year	12,522	—	12,522	299	—	299	4,332	—	4,332

Additional information:
Interest paid	1,477	—	1,477	686	—	686	398	—	398

Income tax paid / compensated	—	—	—	—	—	—	1,443	—	1,443

20.	SUBSEQUENT EVENTS

In January 2007 there was a change in the Company’s shareholding. The 33.115.698.412 registered common shares belonging to Camargo Corrêa S.A. were sold to Globe Metais Participações Ltda.

During an Extraordinary Meeting held on February 26, 2007 the new shareholders decided to change the Company’s name to Globe Metais Ind. e Com. S.A. During the same meeting, it approved the merger between Globe Metais Participações Ltda and Globe Metais Ind. e Com. S.A., with all shares of the new company being held by Globe Specialty Metals, Inc.

GLOBE METALES S.A.
(FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)
Carlos Pellegrini 1141 — Piso 11
CIUDAD AUTÓNOMA DE BUENOS AIRES — ARGENTINA

Main activity:	Manufacture and sale of special ferrous alloys

Date of Registration with the Argentina Public Registry of Commerce:	February 28, 1975

Last amendment to the Bylaws:	May 24, 2007

Registration with the Company’s Inspection Bureau (IGJ):	252,694

Expiration date of its Bylaws:	February 28, 2074

Name of Parent Company (Note 1):	Global Specialty Metals, Inc.

Legal Address:	615 DuPont Highway, Kent County, Dove, Delaware, United States of America

Main activity of Parent Company:	Manufacture and sale of special ferrous alloys

Ownership interest held by the Parent Company (direct and indirect interest):	100%

FISCAL YEAR No 32
BEGINNING ON JULY 1, 2005

FINANCIAL STATEMENTS AS OF JUNE 30, 2006
(presented comparatively with fiscal years ended June 30, 2005 and 2004)

CAPITAL STRUCTURE AS OF JUNE 30, 2006 and 2005
(in Argentine pesos — Note 4)

Subscribed and Paid in

25,000,000 common non-endorsable shares with a face value of $1 and one vote per share	25,000,000

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders
of Globe Metales S.A. (formerly Stein Ferroaleaciones S.A.C.I.F.yA.):

We have audited the accompanying balance sheets of Globe Metales S. A. (the “Company”) as of June 30, 2006 and 2005, and the related statements of income, shareholders’ equity, and cash flows for the each of the three years in the period ended June 30, 2006 with related notes 1 to 17 and supplemental appendices I to VI, thereto. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2006 and 2005, and the results of their operations and their cash flows for the each of the three years in the period ended June 30, 2006 in conformity with accounting principles generally accepted in Buenos Aires City, Argentina.

Accounting principles generally accepted in Buenos Aires City, Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America (US GAAP). A description of the significant differences between such principles and those accounting principles generally accepted in the United States of America and the effect of those differences on the determination of the results of operations and the statements of cash flows for each of the three years in the period ended June 30, 2006 and on the determination of shareholders’ equity as of June, 2006 and 2005, are set forth in Notes 16 and 17 to the accompanying financial statements.

Deloitte & Co. S.R.L.
Buenos Aires City, Argentina

/s/  Guillermo Cohen

Guillermo Cohen
(Partner)

July 11, 2008

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

BALANCE SHEET AS OF JUNE 30, 2006
(presented comparatively with fiscal year ended June 30, 2005) (Note 2.1)

	2006	2005
	(In Argentine pesos)

ASSETS
CURRENT ASSETS
Cash on hand and banks (Note 3.a)	4,720,941	4,873,739
Investments (Appendix I)	343,676	190,844
Trade receivables (Note 3.b)	10,619,625	5,188,505
Other receivables (Note 3.c)	6,745,126	5,566,873
Inventories (Note 3.d)	12,024,420	9,864,422
Other assets (Note 3.e)	1,573,706	1,032,260

Total current assets	36,027,494	26,716,643

NON-CURRENT ASSETS
Other receivables (Note 3.c)	4,435,896	9,544,914
Fixed assets (Appendix II)	35,366,938	36,465,785

Total non-current assets	39,802,834	46,010,699

TOTAL ASSETS	75,830,328	72,727,342

LIABILITIES
CURRENT LIABILITIES
Trade accounts payable (Note 3.f)	12,668,760	10,022,636
Bank and financial loans (Note 3.g)	3,854,865	3,311,364
Salaries and social security contributions (Note 3.h)	932,865	739,495
Taxes payable (Note 3.i)	489,314	233,698
Other liabilities (Note 3.j)	214,020	238,854

Total current liabilities	18,159,824	14,546,047

NON-CURRENT LIABILITIES
Trade accounts payable (Note 3.f)	1,119,041	—
Bank and financial loans (Note 3.g)	1,542,000	2,089,132
Deferred income taxes (Note 3.k)	2,525,284	1,844,775
Other liabilities (Note 3.j)	3,758,382	3,891,265
Reserves (Appendix III)	3,961,715	3,126,060

Total non-current liabilities	12,906,422	10,951,232

TOTAL LIABILITIES	31,066,246	25,497,279

SHAREHOLDERS’ EQUITY (according to the corresponding statement)	44,764,082	47,230,063

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	75,830,328	72,727,342

Notes 1 to 17 and appendixes I to VI
are an integral part of these financial statements

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

STATEMENT OF INCOME FOR THE FISCAL YEAR ENDED JUNE 30, 2006
(presented comparatively with the fiscal years ended June 30, 2005 and 2004) (Note 2.1)

	2006	2005	2004
	(In Argentine pesos)

Net sales (Note 3.l)	101,462,933	99,316,171	78,058,542
Cost of sales (Appendix IV)	(76,060,325)	(71,446,936)	(60,947,297)

Gross profit	25,402,608	27,869,235	17,111,245
Selling expenses (Appendix VI)	(14,545,136)	(14,467,711)	(10,418,592)
Administrative expenses (Appendix VI)	(1,440,423)	(1,204,386)	(1,138,530)
Financial results — net (Note 3.m)	(3,039,276)	(3,614,996)	(1,391,771)
Other income and expenses (Note 3.n)	1,578,672	722,689	(951,068)

Income from ordinary operations before income tax	7,956,445	9,304,831	3,211,284
Income tax (Note 3.o)	(1,879,203)	(3,125,810)	(1,030,211)

Income from ordinary operations	6,077,242	6,179,021	2,181,073
Extraordinary loss (Note 3.p)	—	(28,910)	(6,597)

Net income for the year	6,077,242	6,150,111	2,174,476

Notes 1 to 17 and appendixes I to VI
are an integral part of these financial statements

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE FISCAL YEAR ENDED JUNE 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005) (Note 2.1)

	2006									2005
	Shareholders’ Contributions			Retained Earnings
		Adjustment						Technical
		to Capital		Legal			Unappropriated	Appraisal
	Capital	Stock		Reserves	Other	Total	Retained	Reserve
	Stock	(Note 2.3.h)	Total	(Note 2.3.h)	Reserves	Reserves	Earnings	(Note 2.3.g)	Total	Total
	(In Argentine pesos)

Balance at the beginning of the year	25,000,000	6,969,027	31,969,027	2,847,015	—	2,847,015	9,816,061	6,207,930	50,840,033	43,418,637
Adjustment to prior years (Notes 2.1 and 15)	—	—	—	—	—	—	(3,609,970)	—	(3,609,970)	(1,359,944)

Total balances modified at the beginning of the year	25,000,000	6,969,027	31,969,027	2,847,015	—	2,847,015	6,206,091	6,207,930	47,230,063	42,058,693
Resolution of the Ordinary Shareholders’
Meeting held on September 14, 2005:
— Legal reserves and other reserves	—	—	—	420,007	1,500,000	1,920,007	(1,920,007)	—	—	—
— Dividends declared	—	—	—	—	—	—	(7,880,055)	—	(7,880,055)	(337,102)
Technical appraisal reserve decrease due to:
— Fixed assets depreciation (Appendix II)	—	—	—	—	—	—	—	(663,168)	(663,168)	(641,639)
Net income for the year	—	—	—	—	—	—	6,077,242	—	6,077,242	6,150,111

Balance at the end of year	25,000,000	6,969,027	31,969,027	3,267,022	1,500,000	4,767,022	2,483,271	5,544,762	44,764,082	47,230,063

Notes 1 to 17 and appendixes I to VI
are an integral part of these financial statements

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

STATEMENT OF CASH FLOWS FOR THE FISCAL YEAR ENDED JUNE 30, 2006
(presented comparatively with the fiscal years ended June 30, 2005 and 2004) (Note 2.1)

	2006	2005	2004
	(In Argentine pesos)

CASH VARIATION
Cash and cash equivalent at the beginning of the year(1)	4,873,739	1,911,909	4,850,086
Cash and cash equivalent at the end of year(1)	4,720,941	4,873,739	1,911,909

Net (decrease) increase in cash and cash equivalent	(152,798)	2,961,830	(2,938,177)

CAUSES OF VARIATION
Cash flows from operating activities
Ordinary income for the year	6,077,242	6,179,021	2,181,073
Interest income	(163,569)	(379,930)	(362,254)
Interest expense	1,460,415	1,089,710	661,200
Income tax	1,879,203	3,125,810	1,030,211
Adjustments to reconcile the net cash flow from operating activities:
Expenses not representing use of cash (Note 11.a)	3,816,745	3,330,278	2,572,622
Income not representing sources of cash (Note 11.b)	(122,778)	(299,614)	(878,677)
Net changes in operating assets and liabilities:
(Increase) decrease in trade receivables	(5,267,551)	267,892	251,197
(Increase) decrease in current investments	(97,640)	(122,021)	19,316
Increase in other receivables	(1,960,674)	(278,247)	(3,211,253)
Increase in inventories	(2,159,998)	(2,953,475)	(1,358,510)
Increase in other assets	(298,885)	(45,759)	—
Net increase (decrease) in current and non-current liabilities except insolvency proceedings and financial loans	3,111,859	(127,189)	4,083,374
Net decrease of insolvency proceedings	(10,105)	—	(15,951)
Decrease in reserves	—	(60,037)	—
Dividend payments	(1,447,357)	(337,102)	—

Net cash provided by ordinary operations	4,816,907	9,389,337	4,972,348

Extraordinary loss for the year	—	(28,910)	(6,597)

Net cash provided by operating activities	4,816,907	9,360,427	4,965,751

Cash flows from investing activities
Acquisition of fixed assets	(2,384,735)	(3,530,777)	(14,124,609)
Loans to related companies	(2,223,216)	(485,778)	(148,350)
Proceeds from sale of fixed assets	—	—	70,441

Net cash used in investing activities	(4,607,951)	(4,016,555)	(14,202,518)

Cash flows from financing activities
Net (decrease) increase in loans	(361,754)	(2,382,042)	6,298,590

Net cash (used in) provided by financing activities	(361,754)	(2,382,042)	6,298,590

Net (decrease) increase in cash and cash equivalent	(152,798)	2,961,830	(2,938,177)

(1)	The Company considers as cash and cash equivalent the balances of cash on hand and banks and highly liquid short term investments with originally maturities of three month or less.

Notes 1 to 17 and appendixes I to VI
are an integral part of these financial statements

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS
(in Argentine Pesos, except where otherwise indicated)

1.	BUSINESS DESCRIPTION AND CHANGES IN THE COMPANY’S OWNERSHIP

Globe Metales S.A. (former Stein Ferroaleaciones S.A.C.I.F.y A.) (the “Company”), manufactures silicon metal alloys, primarily calcium silicide and magnesium ferrosilicon, in industrial plants located in the provinces of Mendoza and San Luis in Argentina. Approximately 80% of its production is exported, and the remaining 20% goes to the domestic market. Its primary clients are several national and worldwide steel mills and casting companies.

On November 20, 2006, 100% of Stein Ferroaleaciones S.A.C.I.F.y A.’s capital stock was acquired by Globe Specialty Metals, Inc., located in the United States. As a consequence of such acquisition, the Company is now a subsidiary of Globe Specialty Metals, Inc. which has operations and industrial plants for silicon metal alloy production in the United States, Brazil, Argentina and Poland.

Due to the abovementioned shares transfer, on May 21, 2007, the Company’s Special Shareholders’ Meeting was called and decided to change Stein Ferroaleaciones S.A.C.I.F.y A.’s corporation name to Globe Metales S.A.

On February 10, 2000, the First National Commercial Circuit Court No. 9 approved the agreement entered into by the Company with its common creditors who were verified by the Company’s Insolvency Proceedings. At the issuing of these financial statements, the Company has been paying these liabilities in accordance with agreed payment proposal agreement (Note 3.j).

The present value of these liabilities presented as current amount to 214,020 and 212,961 as of June 30, 2006 and 2005, respectively, and non-current amount to 3,713,678 and 3,841,265 as of June 30, 2006 and 2005, respectively (Note 3.j).

2.	BASIS FOR THE PREPARATION OF THESE FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES

2.1 Accounting policies applied and purpose of the financial statements

These financial statements have been prepared in accordance with the provisions of Technical Resolutions of the Federación Argentina de Consejos Profesionales de Ciencias Economicas (F.A.C.P.C.E.) (Argentine Federation of Professional Economic Council), with the modifications adopted by the Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires (C.P.C.E.C.A.B.A.) (Institute of Professional Economic Council of the City of Buenos Aires), herein (Argentine GAAP).

These financial statements have been prepared for inclusion in its parent company’s registration statement on Form S-1 to be filed with the United States Securities and Exchange Commission (SEC).

The Company’s financial statements for the fiscal years ended June 30, 2006, 2005 and 2004 have been prepared in accordance with Argentine GAAP. The Argentine GAAP financial statements were previously issued by the Company for statutory purposes in Argentina and approved by the Company’s Board of Directors on September 11, 2006, September 8, 2005 and October 14, 2004, respectively.

These Argentine GAAP financial statements included herein contain certain adjustments and reclassifications as approved by the Company’s Shareholders meeting held on May 5, 2008 and the Company’s Board of Directors meeting held on July 11, 2008, as detailed in Note 15.

2.2 Consideration for the effects of inflation

These financial statements have been price level adjusted to December 31, 2002, to reflect the effects of the price level variations, applying the method established by Argentine Technical Resolution No 6 of the F.A.C.P.C.E.

Decree No 664/03 and Resolution No 4/03 issued by the Inspección General de Justicia (Company Inspection Bureau) suspended the adjustment for inflation of financial statements effective March 1, 2003, whereas the C.P.C.E.C.A.B.A. did the same effective October 1, 2003, (according to Resolution CD 190/2003 issued by the C.P.C.E.C.A.B.A.)

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

Given the low inflation rates measured by the variation of the wholesale internal price index general level, which is the index established to homogeneously adjust financial statements between December, 2002 and September, 2003, the Company decided not to apply any adjustment for such period.

2.3 Principal valuation criteria

The main valuation criteria used in the preparation of the financial statements are as follow:

a) Current monetary items:

Cash on hand and banks, receivables and liabilities in Argentine pesos have been stated at their nominal values, including, when applicable, the interest accrued at each year-end. Due to the low variation level of the overall wholesale internal price index, both year-ends as of June 30, 2006 and 2005 are regarded as periods of monetary stability, therefore implicit financial components of current items have not been segregated.

b) Assets and liabilities denominated in foreign currency

Assets and liabilities stated in foreign currency have been valued at the prevailing exchange rate at each year-end. Due to the low variation level of the wholesale internal price index, both year-ends have been regarded as periods of monetary stability, therefore implicit financial components of current items have not been segregated.

c) Investments:

Investments in government securities have been valued at their market value at the end of each year.

Investments in deposits in guarantees for future foreign exchange contracts have been valued at face value, adjusted, as applicable, for the market value change of such contract at the end of the year (Notes 7 and 12).

d) Non-current receivables and payables:

Long-term receivables and payables with no associated interest rate or other type of financial compensation have been valued at their discounted value or net realizable value, as applicable, at the end of the year.

e) Inventories:

Inventories have been valued at cost and approximately at their replacement cost at the end of each year. The value of inventories does not exceed their recoverable value at the end of each year.

f) Other assets:

Assets held for sale: have been valued at their net realizable value at the end of the year.

Spare parts: have been valued at the cost of last purchase, which is representative of replacement costs value at the end of each year.

The values determined do not exceed their recoverable values.

g) Fixed assets:

Original values: were inflation adjusted as detailed in Note 2.2, net of accumulated depreciation corresponding to their assigned useful life.

Depreciation: is calculated by the straight-line method on their inflation adjusted values as detailed in Note 2.2 according to their estimated useful life of each group of assets.

In October 1996, the Company’s fixed assets located in Mendoza and San Luis were technically revaluated. The Company’s management, in consultation with the third parties, concluded to recognize the valuation excess over the book value with an offsetting entry in the technical appraisal reserve account in the statement of changes in shareholders’ equity. The adjusted book value, which includes revaluation and adjustment for inflation as detailed in Note 2.2, was the basis to assess such fixed assets depreciation.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

The technical appraisal reserve is depreciated over the remaining useful life of fixed assets with an off-set by reducing in the same amount the reserve initially recorded in the statement of changes in shareholders’ equity.

The carrying value of fixed assets does not exceed their recoverable value.

h) Shareholders’ equity:

Capital Stock, Reserves and Retained Earnings: these accounts have been adjusted by inflation as detailed in Note 2.2. Excess value of adjusted Capital Stock over its face value is allocated to Adjustment to Capital Stock account in Shareholders’ Equity.

Legal reserve: in accordance with the provisions of Argentine Law N° 19,550; 5% of net income for the year is to be appropriated to the legal reserve until such reserve reaches 20% of the Company’s capital stock plus adjustment to capital stock.

i) Income accounts:

These accounts were stated at their nominal values, except charges for assets consumed (depreciation and decreases of fixed assets) recognized according to the adjusted values of such assets as detailed in Note 2.2.

j) Income taxes:

Argentine GAAP require that income taxes be recorded by applying the deferred income tax method. This criterion implies recognizing tax assets and liabilities from temporary differences between accounting and tax valuations.

According to the new generally accepted accounting principles set forth in resolution CD No. 93/2005 of the C.P.C.E.C.A.B.A., effective as of January 1, 2008, the difference between the book value of fixed assets adjusted into constant Argentine pesos and their corresponding basis used for tax purposes corresponds to a temporary difference considered in deferred income tax computations. However, Argentine GAAP allows the option to disclose the mentioned effect in a note to the financial statements. The Company has opted, as allowed by accounting standards, not to recognize the deferred tax liability due to the difference between the adjusted value of fixed assets and their tax value. The value of this liability not recognized in the financial statements is approximately 3,600,000 and 3,900,000 as of June 30, 2006 and 2005, respectively, with an estimated reversal period of 17 years.

k) Allowances and reserves:

Allowances: amounts have been provided in order to reduce the valuation of trade receivables based on analysis of doubtful accounts.

Reserves: amounts have been provided for various contingencies which are probable and can be reasonably estimated, based on management’s expectations in consultation with the legal counsels.

l) Use of estimates:

The preparation of financial statements in conformity with Argentine GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities disclosed and the disclosure of contingent assets and liabilities in the financial statements and the amounts of reported revenue and expenses during the reporting period. Actual results could differ from these estimates.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

3.	DETAIL OF MAIN ACCOUNTS OF THE FINANCIAL STATEMENTS

a)  Cash on hand and banks

	2006	2005

In Argentine Pesos
Cash on hand	24,058	26,374
Banks	1,791,748	220,656

Subtotal	1,815,806	247,030

In foreign currency (Appendix V)
Cash on hand	24,674	10,766
Banks	2,880,461	4,615,943

Subtotal	2,905,135	4,626,709

Total	4,720,941	4,873,739

b)  Trade receivables

	2006	2005

In Argentine Pesos
Accounts receivable	3,510,672	641,434
Checks to be deposited	427,440	213,110

Subtotal	3,938,112	854,544
In foreign currency (Appendix V)
Accounts receivable	1,552,128	1,897,908
Related companies (Note 13)	5,211,857	2,518,525

Subtotal	6,763,985	4,416,433
Deduct:
Allowance for doubtful accounts (Appendix III)	(82,472)	(82,472)

Total	10,619,625	5,188,505

c)  Other receivables

	2006	2005

Current
In Argentine Pesos
Export VAT reimbursement	1,327,942	1,976,466
Tax credit balances	2,828,382	2,111,023
Income tax advances and withholdings (net of income tax
provision of 1,198,695 in 2006 and 1,638,429 in 2005)	538,085	15,617
Prepaid expenses	702,590	411,620
Deposits in guarantee	47,775	32,602
Loans to personnel	35,493	18,500

Subtotal	5,480,267	4,565,828

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

	2006	2005

In foreign currency (Appendix V)
Export VAT reimbursements	1,264,859	875,766
Other receivables	—	125,279

Subtotal	1,264,859	1,001,045

Total	6,745,126	5,566,873

Non-current
In Argentine Pesos
Loans	485,778	485,778
Tax credit balances	1,443,458	2,262,976

Subtotal	1,929,236	2,748,754

In foreign currency (Appendix V)
Loan to related companies (Note 13)	2,506,660	283,444
Parent company (Note 13)	—	6,432,697
Other receivables	—	80,019

Subtotal	2,506,660	6,796,160

Total	4,435,896	9,544,914

d)  Inventories

	2006	2005

Finished products	4,456,910	3,370,031
Raw materials	6,793,566	5,743,768
Packaging materials	531,705	354,964
Goods in transit	242,239	207,569

Subtotal	12,024,420	9,676,332
Advances to suppliers	—	188,090

Total	12,024,420	9,864,422

e)  Other assets

	2006	2005

Assets held for sale	487,360	244,799
Spare parts	1,086,346	787,461

Total	1,573,706	1,032,260

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

f)  Trade accounts payable

	2006	2005

Current
In Argentine Pesos
Trade accounts payable	7,191,808	6,186,466
Accrual for invoices to be received	2,865,426	2,351,931

Subtotal	10,057,234	8,538,397

In foreign currency (Appendix V)
Trade accounts payable	1,687,282	1,346,824
Related companies (Note 13)	924,244	137,415

Subtotal	2,611,526	1,484,239

Total	12,668,760	10,022,636

Non-current
In Argentine Pesos Trade accounts payable	1,119,041	—

Total	1,119,041	—

g)  Bank and financial loans

	2006	2005

Current
In Argentine Pesos
Bank loans(1)	2,012,516	—

Subtotal	2,012,516	—

In foreign currency (Appendix V)
Financial loans(2) and (3)	1,842,349	3,311,364

Total	3,854,865	3,311,364

Non-current
In foreign currency (Appendix V)
Financial loans(2)	1,542,000	2,089,132

Total	1,542,000	2,089,132

(1)	In June 2006, the Company obtained a 2,000,000 loan maturing in November 2006 that accrues interest of BIBOR (Buenos Aires Interbank Offered Rate) plus 2.5%.

(2)	In the year 2004, the Company entered into an exclusive distribution agreement by which the Company received US$1,250,000 as advanced payment for exports. Such amount accrues an annual interest rate of 8% and has a final maturity in 2009. The outstanding balances as of June 30, 2006 and 2005 are current of 981,842 and 762,605 and non-current of 1,542,000 and 2,089,132, respectively.

(3)	In June 2005, the Company obtained on different dates US$500,000 maturing between July and August 2006 and accruing 8.25% annual interest.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

h)  Salaries and social security contributions

	2006	2005

Salaries payable	659,326	517,101
Social security payable	273,539	222,394

Total	932,865	739,495

i)  Taxes payable

	2006	2007

Withholdings	475,764	215,764
Other tax liabilities	13,550	17,934

Total	489,314	233,698

j)  Other liabilities

	2006	2005

Current
Insolvency proceedings:
Preferred creditors	5,145	10,095
Common creditors	208,875	202,866
Others	—	25,893

Total	214,020	238,854

Non-current
Insolvency proceedings:
Common creditors	3,576,091	3,314,629
Late reviewed creditors	330,072	330,072
Preferred creditors	—	4,809
Discount present value adjustment	(806,435)	(422,195)
Creditors with preference under review	613,950	613,950

Subtotal	3,713,678	3,841,265

Others accruals	44,704	50,000

Subtotal	44,704	50,000

Total	3,758,382	3,891,265

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

k)  Deferred income taxes

	2006	2005

Deferred income tax details are as follows:
Non-current liabilities for deferred taxes, net
Trade accounts receivable	(1,313,283)	(964,369)
Other receivables	(351,580)	(182,439)
Inventories	843,372	591,570
Fixed assets	4,190,739	3,138,882
Other assets	122,034	—
Other liabilities	255,216	189,866
Reserves	(1,221,214)	(928,735)

Total	2,525,284	1,844,775

l)  Net sales

	2006	2005	2004

Domestic market sales	22,450,612	20,090,253	16,840,638
Export market sales	80,351,406	80,162,511	61,986,701
Tax refund on exports	1,898,305	1,934,967	1,469,525
Withholdings taxes on exports	(3,237,390)	(2,871,560)	(2,238,322)

Total	101,462,933	99,316,171	78,058,542

m)  Financial results — net

	2006	2005	2004

Generated by assets
Interest income	163,569	379,930	362,264
Adjustment of discounted value of tax credits	(483,266)	73,904	—
Exchange differences	232,658	(1,222,136)	148,020
Holding results of other assets(1)	242,561	—	—

Subtotal profit — (loss)	155,522	(768,302)	510,284

Generated by liabilities
Financial expenses (Appendix VI)	(3,317,576)	(2,823,952)	(1,776,312)
Adjustment of insolvency proceeding liabilities	122,778	(100,316)	(62,370)
Exchange differences	—	77,574	(63,373)
Subtotal loss	(3,194,798)	(2,846,694)	(1,902,055)

Total loss	(3,039,276)	(3,614,996)	(1,391,771)

(1)	Corresponds to holding results from the valuation of assets held for sale at their realizable value at the end of the fiscal year ended June 30, 2006.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

n)  Other income and expenses

	2006	2005	2004

Decrease in insolvency proceedings liabilities	—	428,840	—
Insurance refunds(1)	4,616,328	409,630	—
Income from sale of fixed assets	234,720	6,300	—
Insolvency proceedings expenses	(606)	(11,973)	(159,495)
Decrease in tax credits	—	(110,108)	—
Reserve for labor lawsuits	(52,557)	—	(210,117)
Legal expenses	—	—	(146,848)
Reserve for contingencies	(300,693)	—	—
Results for sale of other assets	—	—	148,824
Renegotiations of electric supply contract(2)	(2,918,520)	—	—
Others	—	—	(583,432)

Total income — (loss)	1,578,672	722,689	(951,068)

(1)	On January 23, 2005, an accident occurred which resulted in shutting down alloy number 3 (furnace). The Company negotiated and received from the insurance company compensation for its losses.

(2)	In August 2005, the Company signed an agreement with Empresa Distribuidora de Energía de Mendoza S.A. (EDEMSA) by which the amount paid for energy in previous periods was revised with an impact of 2,918,520 recorded as other expense. Such amount will be paid in 31 monthly installments. The balance of this amount as of June 30, 2006 is included in trade accounts payable current for 1,220,771 and trade accounts payable non-current for 1,119,041 and accrues interest at an annual rate of 16%.

o)  Income tax

	2006	2005	2004

Current tax (Note 10)	(1,198,695)	(1,638,429)	(184,746)
Deferred tax	(680,508)	(1,487,381)	(845,465)

Total	(1,879,203)	(3,125,810)	(1,030,211)

The reconciliation between the income tax recognized in the statement of income and the income tax resulting from applying the tax rate effective to income before income taxes for the years ended on June 30, 2006, 2005 and 2004 is as follows:

	2006	2005	2004

Net income for the year before income tax	7,956,445	9,275,921	3,204,687
Income tax rate in effect	35%	35%	35%

Income tax rate in effect applied to net
income for the year before income tax	(2,784,756)	(3,246,572)	(1,121,640)
Permanent differences	905,553	120,762	91,429

Total income tax	(1,879,203)	(3,125,810)	(1,030,211)

p)  Extraordinary loss

	2006	2005	2004

Results for adjustments in relation to insolvency proceedings	—	(28,910)	(6,597)

Total loss	—	(28,910)	(6,597)

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

4.	CAPITAL STOCK

As of June 30, 2006 and 2005 and according to the minutes of the Extraordinary General Shareholders meeting held on August 2, 1996, the Company’s capital stock amounted to 25,000,000 shares, subscribed and paid in, and registered with the Company Inspection Bureau of the Buenos Aires City on December 3, 1996.

5.	TERMS AND INTEREST RATES OF INVESTMENTS, RECEIVABLES AND LIABILITIES

a)  Classification of investments and receivables

	2006	2005

Past due	1,554,124	1,485,025
Without fixed maturity	391,450	6,939,588
Due:
Up to 3 months	12,122,685	8,592,587
Between 3 to 6 months	1,967,447	277,224
Between 6 to 9 months	1,257,223	223,654
Between 9 to 12 months	497,970	157,513
Between 1 to 2 years	3,425,276	1,177,372
Between 2 to 3 years	1,010,620	1,720,645

Subtotal	22,226,795	20,573,608

Less: Allowance for doubtful accounts	(82,472)	(82,472)

Total	22,144,323	20,491,136

Accrual of interest:

As of June 30, 2006, accounts receivables with related companies accrue interest at LIBOR (London Interbank Offered Rate) plus 4% annually.

b)  Classification of liabilities

	2006	2005

Without fixed maturity	1,992,060	476,575
Due:
Up to 3 months	12,862,554	11,918,574
Between 3 to 6 months	2,171,347	1,275,452
Between 6 to 9 months	875,823	231,853
Between 9 to 12 months	442,260	763,872
Between 1 to 2 years	5,917,714	2,902,700
Between 2 and 3 years	865,141	814,141
Over 3 years	1,977,632	3,988,052

	27,104,531	22,371,219

Interest rate in relation to bank and financial loans and the trade account payable in relation to the contract with EDEMSA are detailed in Notes 3.g and 3.n, respectively.

6.	ASSETS SUBJECT TO AUTHORIZATION FOR DISPOSAL

The insolvency agreement noted in Note 1 restricts the Company from selling certain assets and requires an approval to be obtained for disposal. As of June 30, 2006 and 2005, the Company was in compliance with these restrictions.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

7.	GUARANTEES GRANTED

As of June 30, 2006, the Company guaranteed a US$1,000,000 bank loan by transferring trade accounts receivable balances until the loan is paid.

As of June 30, 2006, the Company had deposits in the amount of 97,640 for open foreign currency positions (Note 12).

As of June 30, 2006, the Company granted the rights of collection of certain purchase orders to a local client for the payment of a 2,000,000 loan until the loan is paid in full.

As of June 30, 2006, the Company had an outstanding revolving pledge on a distribution contract for 179 tons of steel strips that guaranteed a US$99,196 bank debt. The debt was paid in full in July 2006.

8.	MORTGAGED ASSETS

During 2004, the Company received, as an export advance payment, US$1,250,000 for a distribution agreement signed with an overseas client, which was approved by the Company’s Board of Directors. As guarantee for such advance payment, the electrical furnace No. 4 from the plant in Mendoza was pledged for an amount of US$1,400,000. The amount of the liability in relation to such advance is 2,523,842 and 2,851,737 as of June 30, 2006 and 2005, respectively.

9.	PROMOTIONAL BENEFITS

In accordance with law No 22.095 and as a consequence of the merger that took place in 1996 with Silarsa S.A., the Company has the following benefits: Mining promotion Regime established by Resolution No 20/88 of the Mining Secretariat and its modification 4/2005, whereby it exempts the production of Furnace No 4 from income tax payments until 2008 and the production of Furnace No 5 until 2012, in agreement with a decreasing exemption scale. These benefits are conditioned to the export of a minimum of 80% of annual sales.

The plant located in the Lujan de Cuyo Petrochemical Industrial Park, in the Province of Mendoza, has the benefits of Law No 24.196 of mining promotion. The assets included in the calculation of the presumptive minimum income tax are exempt by this law.

10.	INCOME TAX AND PRESUMPTIVE MINIMUM INCOME TAX

For the fiscal years ended June 30, 2006, 2005 and 2004, the Company determined income tax due by applying the corresponding tax rate to net taxable income, which resulted in charges to income of such fiscal years for 1,198,695, 1,638,429 and 184,746, respectively.

Additionally, the Company calculates tax on minimum presumed income applying the current 1% tax rate to taxable assets estimated at year-end. This tax is complementary to income tax. The Company’s tax liability will coincide with the higher of such taxes. However, if the tax on minimum presumed income exceeds income tax during one tax year, such excess may be computed as prepayment of any income tax excess over the tax on minimum presumed income that may be generated in the next ten years. For the fiscal years ended June 30, 2006, 2005 and 2004, no accrual has been made for the presumptive minimum income tax, since the income tax charge was greater.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

11.	STATEMENT OF CASH FLOWS

a)	Expenses not representing use of cash

	2006	2005	2004

Depreciation of fixed assets	2,820,065	2,668,097	2,285,686
Write-offs of fixed assets residual value	349	—	—
Net financial results	160,676	28,076	—
Increase in reserves	835,655	584,105	286,936
Increase in accruals	—	50,000	—

Total	3,816,745	3,330,278	2,572,622

b)	Income not representing sources of cash

	2006	2005	2004

Reserves	—	—	(111,512)
Net financial results	—	—	(687,308)
Income from sales of other assets	—	—	(148,824)
Financial result net related to insolvency proceeding	(122,778)	(299,614)	68,967

Total	(122,778)	(299,614)	(878,677)

12.	DERIVATIVE INSTRUMENTS

The Company has entered into future foreign exchange contracts for US$35,000 that mature in July and August 2006. As of June 30, 2006, the future contracts were valued at their respective market values, resulting in a loss of 105 for the fiscal year ended June 30, 2006 which was recognized in statement of income in the financial result — net account.

13.	BALANCES AND TRANSACTIONS WITH THE PARENT COMPANY AND RELATED COMPANIES

Balances at June 30, 2006 are as follows:

		Other
	Trade	Non-current	Trade Accounts
Companies	Receivables	Receivables	Payable	Sales	Purchases

Related Companies:
Ultracore Polska	4,445,041	2,506,660	157,605	3,386,733	254,683
Ultracore USA	766,816	—	693,918	1,003,468	438,509
Product	—	—	72,721	—	72,579

Total	5,211,857	2,506,660	924,244	4,390,201	765,771

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

Balances at June 30, 2005 are as follows:

		Other
		Non-current	Trade Accounts
Companies	Trade Receivables	Receivables	Payable	Sales	Purchases

Parent Company:
Hurlington S.A.(1)	—	6,432,697	—	—	—
Related companies:
Ultracore Polska	1,372,635	283,444	—	484,795	—
Ultracore USA	1,056,552	—	137,415	19,363,648	137,415
Product	89,338	—	—	89,338	—

Total	2,518,525	6,716,141	137,415	19,937,781	137,415

(1)	Parent company of Stein Ferroaleaciones S.A.C.I.F.y A. until acquired by Globe Specialty Metals, Inc. on November 20, 2006.

14.	SUBSEQUENT EVENTS

On July 19, 2006, the Company signed a mutual contract for US$4,000,000 to finance its expansion operations. This contract has a 3-year maturity. the contract contains a guarantee which includes a floating pledge on the Mendoza plant’s inventory for US$1,500,000 and the partial assignment of the collection from the distribution contract mentioned in Note 8.

On November 20, 2006, 100% of Stein Ferroaleaciones S.A.C.I.F.y A.’s capital stock was bought by Globe Specialty Metals, Inc., located in the United States. As a consequence of such acquisition, the Company is now a subsidiary of Globe Specialty Metals, Inc. which has operations and industrial plants for silicon metal alloys production in the United States, Brazil, Argentina and Poland.

Due to the abovementioned shares transfer, on May 21, 2007, the Company’s Special Shareholders’ Meeting was called and decided to change Stein Ferroaleaciones S.A.C.I.F.y A.’s corporation name to Globe Metales S.A.

In April 2007, the Company acquired a 100% capital interest in Ultra Core Energy S.A. Through such acquisition, the Company holds 9.73% of Inversora Nihuiles S.A., parent company of Hidroeléctrica Nihuiles S.A., and 8.40% of Inversora Diamante S.A., a parent company of Hidroeléctrica Diamante S.A., both in the province of Mendoza, Argentina.

The Company has signed a sale agreement for the property classified as assets held for sale amounting to 487,360 (Note 3.e). This property was sold for 486,541 on April 19, 2007 and the amount collected was recognized as advance payments in the fiscal year 2007. Such property transfer is to be approved by the court involved in the composition with creditors’ procedure (Note 1). The approval is pending with the court.

15.	ADJUSTMENTS AND RECLASSIFICATIONS

Effective for the Company on July 1, 2006, except for certain matters which application will be effective as from July 1, 2008, new generally accepted accounting principles were introduced by Resolution CD No. 93/2005 of the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires to converge the accounting principles in Argentina and involved the issuance of Resolution No. 312/2005 by the Argentine Federation of Professional Councils in Economic Sciences.

Since the acquisition of the Company by Globe Specialty Metals, Inc., the Company’s new management has made certain adjustments and reclassification to conform these financial statements to consolidated parent company financial statements and accounting policies.

During the fiscal year ended June 30, 2007, as a consequence of the changes introduced in Argentine GAAP as mentioned above, the Company’s new management changed the accounting criterion to measure the deferred tax applied historically, where discounted values were used to measure deferred income tax assets and

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

liabilities. The Company’s new management has adopted measuring deferred income tax assets and liabilities on an undiscounted basis. This change has been retroactively applied by the Company in these financial statements. Additionally, the Company recognized the deferred income tax effect related to the corresponding adjustment detailed below. This change and the deferred income tax effect related to the corresponding adjustments detailed below have resulted in an increase in the deferred income tax liability as of June 30, 2006 and 2005 of 1,544,284 and 1,844,775, respectively, and a (decrease) — increase in deferred income tax expense of (300,491), 1,487,381 and 845,465 for the fiscal years ended June 30, 2006, 2005 and 2004 respectively.

During the fiscal year ended June 30, 2007, the Company’s new management modified the accounting criterion applied historically for the recognition of major furnace maintenance provisions which was based on the recognition of a provision before such maintenance was carried out. The Company’s new management has adopted a policy which requires the capitalization of the major maintenance expenses of furnaces when done and depreciation of the major maintenance expenses until the next maintenance period. This change has been retroactively applied by the Company in these financial statements. Such change resulted in a decrease in the other non-current liabilities as of June 30, 2006 and 2005 in the amount of 3,027,504 and 2,434,057, respectively, and, as of June 30, 2006, an increase in fixed assets in the amount of 380,808 and a decrease in production costs for 974,255, 684,177 and 599,544 for the fiscal years ended June 30, 2006, 2005 and 2004, respectively.

During the fiscal year ended June 30, 2007, in accordance with new Argentine accounting principles in effect as mentioned above, the Company’s new management recognized an impairment charge for fixed assets in the amount of 2,621,602. This impairment charge offset the impaired assets revaluation adjustment made during 1996 (Note 2.3.g) with an offsetting entry reducing the technical appraisal reserve account in the statement of changes in shareholders’ equity.

During the fiscal year ended June 30, 2007, the Company’s new management has determined based on new estimates and projections of the Company’s future activities and operations, that a portion of the VAT receivable balance will not be recoverable, therefore reducing it during such fiscal year.

For the purpose of these financial statements and considering the requirement to submit the information detailed in Notes 16 and 17 and in accordance with the new parent company’s accounting policies, the Company has adopted the revenue recognition criteria followed by the parent company which establishes that revenue is recognized when a firm sales agreement is in place, delivery has occurred and title and risk of ownership have passed to the customer, the sale price is fixed and determinable, and collectability is reasonably assured. The Company’s new management has decided to retroactively modify the revenue recognition criteria previously followed under Argentine GAAP in previous years. Such change has caused a decrease in net sales of 996,895 and 2,672,869 for the fiscal years ended June 2006 and 2005, respectively, and a decrease in net income for 213,520 and 862,392 for the fiscal years ended June 30, 2006 and 2005, respectively.

During the fiscal year ended June 30, 2007, and based on the information and consultation with legal advisors, the Company’s new management accrued additional amounts compared to those estimated by the previous management as of June 30, 2006 and 2005. This change represents a correction of prior year balances as of June 30, 2006 and 2005, and for the fiscal years ended June 30, 2006, 2005 and 2004. These additional accruals primarily relate to contingencies for Customs General Administration claims associated with temporary imports of assets with an import date prior to 1999. These additional amounts have resulted in an increase in the non-current reserve balances as of June 30, 2006 and 2005 in the amount of 3,164,675 and 2,682,270, respectively, and an increase in financial result-net loss in the statement of income in the amount of 482,405, 584,105 and 76,819 for the fiscal years ended June 30, 2006, 2005 and 2004, respectively.

During the fiscal year ended June 30, 2007, the Company’s new management accrued an additional amount for insolvency proceedings compared to the one estimated by the previous management as of June 30, 2006 and 2005. That change represents a correction of prior year balances as of June 30, 2006 and 2005, and for the fiscal years ended June 30, 2006, 2005 and 2004. These additional accruals primarily relate to adjustments of the amounts due to creditors who were verified by the Company’s insolvency Proceedings. These additional amounts have resulted in an increase in the non-current reserve balances as of June 30, 2006

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

and 2005 in the amount of 1,405,975 and 654,590, respectively, and a loss (gain) in the financial result-net in the statement of income in the amount of 751,325, 325 and (16,712) for the fiscal years ended June 30, 2006, 2005 and 2004, respectively.

The combined effect of these adjustments described in this note at the beginning of the years ended June 30, 2006 and 2005 amounts to 3,609,970 and 1,359,944, respectively, that have been included in the statement of changes in Shareholder’s Equity as adjustments to prior years.

16.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ARGENTINE GAAP AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (US GAAP)

The Company’s financial statements have been prepared in accordance with Argentine GAAP, which differs in certain respects from US GAAP. Such differences involve certain methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

Inflation accounting

As discussed in Note 2.2, under Argentine GAAP, the financial statements are presented in constant Argentine pesos based on the application of therein mentioned resolutions.

Under US GAAP, financial statements are prepared on a historical cost basis. However, the reconciliation detailed in Note 17 do not include the reversal of the adjustment to net income and shareholders’ equity for the effects of inflation, as permitted by the SEC, as this adjustment represents a comprehensive measure of the effects of price-level changes in the Argentine economy, and as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Argentine and US GAAP. Consequently, the reconciliation, as permitted by SEC regulations, does not include the effects of inflation on US GAAP net income and shareholders’ equity.

Valuation differences

The principal valuation differences, other than inflation accounting, between Argentine GAAP and US GAAP as they relate to the Company’s shareholders’ equity as of June 30, 2006 and 2005 and net income for the years ended June 30, 2006, 2005 and 2004, are reflected in the amounts provided in Note 17 and principally relate to the items discussed in the following paragraphs. The additional disclosures required under US GAAP have not been included.

a)	Deferred income taxes

Under Argentine GAAP, the Company accounts for income taxes using the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for tax loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income for the period that includes the enactment date. A valuation allowance is recognized for that component of deferred tax assets which is not recoverable. The Argentine GAAP is similar to US GAAP set forth in Statement of Financial Accounting Standards issued by the Financial Accounting Standards Board in the United States of America (SFAS) No. 109, “Accounting for Income Taxes”. However, under Argentine GAAP and in accordance with C.P.C.E.C.A.B.A. Resolution MD No. 11/2003, the differences between the price-level adjusted amounts of assets and liabilities and their tax basis are treated as permanent differences for deferred income tax calculation purposes. Under US GAAP, the Company applies Emerging Issues Task Force in the United States of America (EITF) 93-9, “Application of FASB Statement No. 109 in Foreign Financial Statements Restated for General Price-Level Changes”, which requires such differences to be treated as temporary differences in calculating deferred income taxes.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

In addition, the US GAAP deferred income tax adjustment includes the effect on deferred income taxes of the other reconciling items described herein, as appropriate.

b)	Capitalization of interest cost

Through December 31, 2005, the capitalization of interest cost for those assets which require a period of time to get them ready for their intended use was discretionary under Argentine GAAP. The Company did not capitalize interest over the value of its fixed assets in accordance with Argentine GAAP.

Under US GAAP, the Company applied SFAS No. 34, “Capitalization of Interest Cost”, whereby interest capitalization on assets is mandatory for those assets which require a period of time to get them ready for their intended use.

c)	Discounted value of certain receivables and liabilities

Under Argentine GAAP, certain long-term receivables and liabilities (except for deferred income tax liabilities) were valued based on the best estimate of discounted value of amounts expected to be received or paid. Such discount was reversed for US GAAP purposes.

d)	Holding gains on assets held for sale

Under Argentine GAAP, assets held for sale are valued at their net realizable value at the end of the year. Under US GAAP, assets held for sale are valued at the lower of the assets carrying amount or fair value less cost to sell.

e)	Valuation of fixed assets — technical appraisal reserve

Under Argentine GAAP, in the year 1996, the accounting values of certain fixed assets were technically appraised based on a report issued by an independent valuation specialist. Under Argentine GAAP, technical appraisal and revaluation adjustments of certain fixed assets was permitted until the year 2003 under certain circumstances. Technical appraisal resulting in upward adjustment of fixed assets is not permitted under US GAAP.

New US GAAP accounting pronouncement

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that management determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured to determine the amount of benefit to be recognized in the financial statements. The Company has decided to apply the provisions of FIN 48 on a prospective basis effective on July 1, 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS No. 157 will be effective for the Company on July 1, 2008. However, the FASB deferred the effective date of SFAS 157 until the beginning of the Company’s 2009 fiscal year, as it relates to fair value measurement requirements for non-financial assets and liabilities that are not remeasured at fair value on a recurring basis. SFAS 157 is required to be applied prospectively, except for certain financial instruments. The Company is currently evaluating the impact that the adoption of SFAS No. 157 could have on its financial statements.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

17.	RECONCILIATION OF NET INCOME, AND SHAREHOLDERS’ EQUITY TO US GAAP

The following is a summary of the significant adjustments to net income for the years ended June 30, 2006, 2005 and 2004, and to shareholders’ equity as of June 30, 2006 and 2005, which would have been required if US GAAP had been applied instead of Argentine GAAP in the financial statements. The additional US GAAP disclosures have not been included.

(Amounts are expressed in Argentine pesos)

RECONCILIATION OF NET INCOME	2006	2005	2004

Net Income in accordance with Argentine GAAP	6,077,242	6,150,111	2,174,476
US GAAP adjustments:
Discounted value of certain receivables and liabilities (Note 16.c)	151,834	129,486	212,826
Capitalization of interest cost and related depreciation of capitalized interest (Note 16.b)	(13,678)	(13,678)	259,880
Difference in deferred income taxes (Note 16.a)	(157,734)	427,990	(74,362)
Holding gains on assets held for sale (Note 16.d)	(242,561)	—	—

Net Income in accordance with US GAAP	5,815,103	6,693,909	2,572,820

RECONCILIATION OF SHAREHOLDER’S EQUITY	2006	2005

Shareholder’s Equity in accordance with Argentine GAAP	44,764,082	47,230,063
US GAAP adjustments:
Valuation of fixed assets — technical appraisal reserve (Note 16.e)	(5,544,762)	(6,207,930)
Discounted value of certain receivables and liabilities (Note 16.c)	250,889	99,055
Capitalization of Interest cost (Note 16.b)	232,525	246,203
Difference in deferred income taxes (Note 16.a)	(2,383,697)	(2,225,963)
Holding gains on assets held for sale (Note 16.d)	(242,561)	—

Shareholder’s Equity in accordance with US GAAP	37,076,476	39,141,428

Additional information on the Statements of Cash flows

The statements of cash flows presented in the financial statements are prepared based on Argentine GAAP. Under both Argentine GAAP and US GAAP, the Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents. As a result, no differences exist between the total amounts of cash and cash equivalents reported in the statements of cash flows prepared under Argentine GAAP and US GAAP.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(in Argentine Pesos, except where otherwise indicated)

Main differences in the Company’s cash flow statements between Argentine GAAP and US GAAP relates to the disclosure of certain items that should be classified differently between operating and financing activities under Argentine GAAP and US GAAP. Such differences mainly relate to dividends paid and interest paid, and the presentation of the effect of exchange rate changes on cash balances held in foreign currencies as a separate part of the reconciliation of the change in cash and cash equivalents during the years.

RECONCILIATION OF CASH FLOW	2006	2005	2004

Total cash provided by operating activities in accordance with Argentine GAAP	4,816,907	9,360,427	4,965,751
US GAAP adjustments:
Dividends paid	1,447,357	377,102	—
Financial interests	(358,121)	(398,682)	(72,332)
Effect of exchange rate changes on cash and cash equivalents	(321,900)	72,447	(215,674)

Total cash provided by operating activities in accordance with US GAAP	5,584,243	9,411,294	4,677,745

Total cash used by investing activities in accordance with Argentine GAAP and US GAAP	(4,607,951)	(4,016,555)	(14,202,518)

Total cash provided by (used in) financing activities in accordance with Argentine GAAP	(361,754)	(2,382,042)	6,298,590
US GAAP adjustments:
Dividends paid	(1,447,357)	(377,102)	—
Financial interests	358,121	398,682	72,332

Total cash provided by (used in) financing activities in accordance with US GAAP	(1,450,990)	(2,360,462)	6,370,922

Net (decrease) increase in cash	(474,698)	3,034,277	(3,153,851)
CASH AT THE BEGINNING OF THE YEAR	4,873,739	1,911,909	4,850,086
Effect of exchange rate changes on cash and cash equivalents	321,900	(72,447)	215,674

CASH AT THE END OF THE YEAR	4,720,941	4,873,739	1,911,909

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

Appendix I

INVESTMENTS
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005)
(in Argentine pesos)

	Book Value
Denomination	2006	2005

CURRENT
In foreign currency (Appendix V)
Deposits in guarantee for future contracts (Notes 7 and 12)	97,640	—
Government securities	246,036	190,844

Totals	343,676	190,844

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

Appendix II

FIXED ASSETS
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005)
(in Argentine pesos)

	ORIGINAL VALUES				DEPRECIATION					NET
					Accumulated
	Values at the				at the				Accumulated
	Beginning of			Values at the	Beginning of		Rate	Amount	at the End of	Book Value	Book Value
ITEMS	Year	Additions	Write-offs	End of Year	Year	Write-offs	%	(1)	Year	2006	2005

Land	490,047			490,047						490,047	490,047
Buildings	8,884,410	78,062		8,962,472	3,723,256		2%	199,842	3,923,098	5,039,374	5,161,154
Machinery	4,590,033	69,860		4,659,893	3,807,631		7%	245,793	4,053,424	606,469	782,402
Vehicles	391,120			391,120	348,263		20%	12,394	360,657	30,463	42,857
Tools	176,996			176,996	156,348		20%	5,162	161,510	15,486	20,648
Furniture	1,263,331	380,808		1,644,139	1,230,312		10%	12,338	1,242,650	401,489	33,019
Installations	1,916,078	692,023		2,608,101	1,278,262		20%	92,765	1,371,027	1,237,074	637,816
Furnaces	58,135,571	544,890	(529,996)	58,150,465	29,305,113	(529,647)	5%	2,278,511	31,053,977	27,096,488	28,830,458
Equipment	12,554,257	519,187	(254,668)	12,818,776	12,132,833	(254,668)	10%	627,869	12,506,034	312,742	421,424
Computer systems	74,920	10,691		85,611	28,960			8,559	37,519	48,092	45,960
Advances to suppliers		89,214		89,214						89,214

Total 2006	88,476,763	2,384,735	(784,664)	90,076,834	52,010,978	(784,315)		3,483,233	54,709,896	35,366,938

Total 2005	84,977,135	3,530,777	(31,149)	88,476,763	48,732,391	(31,149)		3,309,736	52,010,978		36,465,785

(1)	Includes 2,820,065 and 2,668,097 charged to production cost (Appendix VI) for the fiscal years ended June 30, 2006 and 2005, respectively, and 663,168 and 641,639 charged to the technical appraisal reserve for the fiscal years ended June 30, 2006 and 2005, respectively.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

Appendix III

ALLOWANCES AND RESERVES
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005)
(in Argentine pesos)

	Balances at				Balance at End of Year
	Beginning of Year		Increases	Decreases	2006	2005

Deducted from current assets
Accounts receivable
Allowance for doubtful accounts	82,472		—	—	82,472	82,472

Total	82,472				82,472	82,472

Included in non-current liabilities
Reserve for labor lawsuits	242,670	(1)	52,557	—	295,227	242,670
Reserve for contingencies	2,883,390	(2)	783,098	—	3,666,488	2,883,390

Subtotal	3,126,060		835,655	—	3,961,715	3,126,060

Total 2006	3,208,532		835,655		4,044,187

Total 2005	2,684,464	(3)	584,105	(60,037)		3,208,532

(1)	Included in other income and expenses.

(2)	Included 300,693 in other income and expenses and 482,405 in financial result — net

(3)	Included in financial result — net.

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

Appendix IV

COST OF SALES
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005 and 2004)
(in Argentine pesos)

Items	2006	2005	2004

Inventory at the beginning of year (except advances to suppliers)	9,676,332	6,910,947	5,552,437
Purchases for the year	48,163,371	47,659,462	40,417,294
Production costs (Appendix VI)	30,245,042	26,552,859	21,888,513
Inventory at the end of year (except advances to suppliers)	(12,024,420)	(9,676,332)	(6,910,947)

Cost of sales	76,060,325	71,446,936	60,947,297

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A.)

Appendix V

ASSETS AND LIABILITIES IN FOREIGN CURRENCY
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal year ended June 30, 2005)

			Applicable
	Foreign		Exchange	Amount in Argentine pesos
Account	Currency	Amount	Rate	2006	2005

ASSETS
CURRENT ASSETS
Cash on hand and banks	US	$336,450	3.046	1,024,827	3,941,875
	Euros	403,586	3.892	1,570,755	676,711
	Chilean Pesos	6,333	0.006	38	—
	Reales	123	1.399	172	1,342
	Pounds	55,004	5.624	309,343	6,781

Subtotal				2,905,135	4,626,709

Investments	US	$75,427	3.046	229,750	110,924
	Euros	29,272	3.892	113,926	79,920

Subtotal				343,676	190,844

Trade receivables	US	$1,869,683	3.046	5,695,053	3,161,004
	Euros	274,296	3.897	1,068,932	1,255,429

Subtotal				6,763,985	4,416,433

Other receivables	US	$403,280	3.046	1,228,391	956,845
	Euros	9,370	3.892	36,468	41,472
	Pounds			—	2,728

Subtotal				1,264,859	1,001,045

Total current assets				11,277,655	10,235,031

NON-CURRENT ASSETS
Other receivables	US	$757,023	3.046	2,305,892	6,796,160
	Euros	51,585	3.892	200,768	—

Subtotal				2,506,660	6,796,160

Total non-current assets				2,506,660	6,796,160

Total assets				13,784,315	17,031,191

LIABILITIES
CURRENT LIABILITIES
Trade accounts payable	US	$819,703	3.086	2,529,603	1,484,239
	Euros	21,049	3.892	81,923	—

Subtotal				2,611,526	1,484,239

Bank and financial loans	US	$597,002	3.086	1,842,349	3,311,364

Total current liabilities				4,453,875	4,795,603

NON-CURRENT LIABILITIES
Bank and financial loans	US	$499,676	3.086	1,542,000	2,089,132

Total non-current liabilities				1,542,000	2,089,132

Total liabilities				5,995,875	6,884,735

GLOBE METALES S.A. (FORMERLY STEIN FERROALEACIONES S.A.C.I.F.y A)

Appendix VI

INFORMATION REQUIRED UNDER LAW ARTICLE 64, Inc. b) OF LAW No. 19.550
Corresponding to the year ended on June 30, 2006
(presented comparatively with the fiscal years ended June 30, 2005 and 2004)
(in Argentine pesos)

		2006
		Production	Selling	Administrative	Financial
Items	Total	Costs	Expenses	Expenses	Expenses	2005	2004

Fees	626,595	242,858	164,842	218,895	—	363,703	399,122
Salaries and wages	8,044,394	6,940,362	580,761	523,271	—	6,089,351	4,258,339
Social security payments	1,320,817	1,119,639	95,922	105,256	—	1,027,964	809,127
Other personnel benefits	1,088,905	1,014,308	20,572	54,025	—	1,074,915	688,780
Bank and financial interest	358,120	—	—	—	358,120	398,682	72,332
Fees and bank commissions	415,547	—	—	—	415,547	384,453	378,114
Supplier and other interest	1,303,022	—	—	—	1,303,022	1,172,845	415,632
Tax interest	282,882	—	—	—	282,882	2,297	170,973
Taxes, impositions, and contributions	1,134,821	55,550	338,485	8,284	732,502	1,074,530	953,363
Insurance	645,571	375,921	8,694	35,453	225,503	543,385	258,677
Electricity	10,724,660	10,718,740	3,263	2,657	—	8,182,459	5,975,432
Utilities	367,888	247,895	52,063	67,930	—	347,086	303,593
Maintenance, spares, and materials	3,061,501	3,040,510	3,416	17,575	—	3,792,471	4,451,206
Commissions	2,056,969	—	2,056,969	—	—	1,971,453	1,183,085
Mobility, travel allowances, and representation expenses	1,670,208	336,872	1,208,917	124,419	—	1,222,071	1,128,136
Third party services	2,440,671	2,235,583	175,386	29,702	—	2,861,739	1,629,736
Leases	393,073	307,099	—	85,974	—	324,476	130,148
Transport costs	6,597,963	375,312	6,222,651	—	—	7,160,113	6,209,868
Export expenses	2,980,761	—	2,980,761	—	—	3,885,154	3,056,225
Depreciation of fixed assets	2,820,065	2,808,838	6,946	4,281	—	2,668,097	2,285,686
Computer expenses	102,898	74,821	5,750	22,327	—	98,809	112,157
Postage and office supplies	142,860	63,602	40,946	38,312	—	133,094	113,275
Cleaning and gardening services	291,100	271,706	4,084	15,310	—	169,151	105,103
Others	676,886	15,426	574,708	86,752	—	100,610	133,838

Total 2006	49,548,177	30,245,042	14,545,136	1,440,423	3,317,576

Total 2005		26,552,859	14,467,711	1,204,386	2,823,952	45,048,908

Total 2004		21,888,513	10,418,592	1,138,530	1,776,312		35,221,947

SOLSIL, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

JUNE 30, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Solsil, Inc.
Beverly, Ohio

We have audited the accompanying balance sheet of Solsil, Inc. (a development stage company) as of June 30, 2007, and the related statements of operation, stockholders’ equity, and cash flows for the year then ended, and the period beginning March 29, 2006 (inception) and ended June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solsil, Inc. as of June 30, 2007 and the results of its operations and its cash flows for the year then ended, and the period beginning March 29, 2006 (inception) and ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/  Hobe & Lucas
     Certified Public Accountants, Inc.

Hobe & Lucas
Certified Public Accountants, Inc.

Independence, Ohio
September 17, 2007, except for Note 9, as to which the date is June 25, 2008

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET
JUNE 30, 2007

ASSETS

2007

Current assets
Cash	$254,014
Accounts receivable	136,091
Inventory	942,842

Total current assets	1,332,947

Property, plant and equipment — at cost
Buildings	98,189
Equipment	6,383,158

6,481,347
Less: accumulated depreciation	337,051

Net property, plant and equipment	6,144,296

Total assets	$7,477,243

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$3,502,518
Deferred revenue	1,120,000

Total current liabilities	4,622,518

Stockholders’ Equity
8% cumulative voting series A preferred stock, $0.01 par value 275 shares authorized, -0- issued and outstanding	—
Common stock, $0.01 par value, 3,000 shares authorized, 1,457 shares issued and 1,447 shares outstanding	15
Additional paid-in capital	12,798,078
(Deficit) accumulated during development stage	(9,923,368)

2,874,725
Less: Treasury stock 10 common shares at cost	(20,000)

Total stockholders’ equity	2,854,725

Total liabilities and stockholders’ equity	$7,477,243

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATION
FOR THE YEAR ENDED JUNE 30, 2007, AND FOR THE PERIOD BEGINNING
MARCH 29, 2006 (INCEPTION) AND ENDED JUNE 30, 2007

		Inception
		through
	2007	June 30, 2007

Sales — net	$2,647,884	2,647,884

Cost of sales	8,998,478	11,332,980

Gross deficit — (net research and development)	(6,350,594)	(8,685,096)

Expenses
General and administrative expenses	1,399,051	2,186,256

Loss from operations	(7,749,645)	(10,871,352)

Other income
Interest income	154,479	167,984
Other income	780,000	780,000

	934,479	947,984

Net loss before provision for income taxes	(6,815,166)	(9,923,368)

Provision for income taxes	—	—

Net loss	$(6,815,166)	(9,923,368)

Loss per share	$(4,696.39)	Not applicable

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED JUNE 30, 2007 AND THE PERIOD BEGINNING MARCH 29, 2006
(INCEPTION) AND ENDED JUNE 30, 2007

		Issued
	Common	Common	Additional
	Stock	Stock	Paid-In	Accumulated Treasury
	Shares	Amount	Capital	(Deficit)	Stock	Total

Issuance of common stock	1,348.3900	$14	5,024,078	—	—	5,024,092
Purchase of treasury shares	—	—	—	—	(20,000)	(20,000)
Stock-based compensation expense	—	—	759,926	—	—	759,926
Net loss — June 30, 2006	—	—		(3,108,202)	—	(3,108,202)

Balance — June 30, 2006	1,348.3900	14	5,784,004	(3,108,202)	(20,000)	2,655,816
Issuance of common stock, Net of issuance costs of $43,379	108.2668	1	6,056,619	—	—	6,056,620
Stock-based compensation expense	—	—	957,455	—	—	957,455
Net loss — June 30, 2007	—	—		(6,815,166)	—	(6,815,166)

Balance — June 30, 2007	1,456.6568	$15	12,798,078	(9,923,368)	(20,000)	2,854,725

The accompanying notes are an integral part of these financial statements.

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2007 AND THE PERIOD BEGINNING MARCH 29, 2006
(INCEPTION) AND ENDED JUNE 30, 2007

		Inception
		through
	2007	June 30, 2007

Cash flows from operating activities
Net loss	$(6,815,166)	(9,923,368)

Adjustments to reconcile net (loss) to cash provided (used) by operating activities:
Stock based compensation	957,455	1,717,381
Depreciation	337,051	337,051
Increase in accounts receivable	(136,091)	(136,091)
Increase in inventory	(942,842)	(942,842)
Increase in accounts payable	850,519	3,502,518
Decrease in accrued expenses	(4,167)	—
Increase in deferred revenue	1,120,000	1,120,000

Net cash used in operating activities	(4,633,241)	(4,325,351)

Cash flows from investing activities
Purchase of property, plant and equipment	(5,183,852)	(6,481,347)

Net cash used in investing activities	(5,183,852)	(6,481,347)

Cash flows from financing activities
Proceeds from issuance of common stock	6,056,621	11,080,712
Purchase of treasury stock	—	(20,000)

Net cash provided by financing activities	6,056,621	11,060,712

Net (decrease) increase in cash	(3,760,472)	254,014

Cash and equivalents — beginning	4,014,486	—

Cash and equivalents — ending	$254,014	254,014

Supplemental schedule of cash flow information
Interest	$—	—

Income taxes	$—	—

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2007

NOTE 1 —	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant policies of Solsil, Inc., (hereinafter the “Company”), is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Operations

The Company is primarily engaged in the development of refined silicon to be used in the solar panel industry. The Company recognizes its revenues as required by Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements”. Revenue is only recognized on product sales once the product has been shipped to the customers (FOB Origin), and all other obligations have been met.

Accounts Receivable

The Company grants credit to its customers in the ordinary course of business. The Company provides for an allowance for uncollectible receivables based on prior experience. The allowance at June 30, 2007 was zero.

Inventories

Inventories are recorded at the lower of cost (first-in, first out) or market.

Research and Development

Research and development costs are charged to operations when incurred and are included in operating expenses. The amount charged in 2007 was $6,350,594.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Tax

In 2006, the Company was part of a controlled group with Globe Metallurgical, Inc. (GMI). As a result, surtax and minimum exemptions and expensing of depreciable assets were allocated among related parties. At June 30, 2006, 100% of the allocable items were allocated to GMI. As of July 1, 2006 the Company is no longer part of a controlled group. Deferred tax assets and liabilities are determined based on the difference between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Development Stage Entity

The Company was incorporated in the state of Delaware on March 29, 2006. It is primarily engaged in the development and marketing of refined silicon to be used in the solar panel industry. Realization of a major

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2007

portion of its assets is dependent upon the Company’s ability to successfully develop and market its products, meet its future financing requirements, and the success of future operations (see Note 9).

Concentrations of Risk

The Company’s cash is deposited in FDIC-insured banks. The funds are insured up to $100,000. Periodically the cash in the bank exceeds federally insured limits.

During 2007, 84% of sales were derived from two customers who are also related parties of the Company. Accounts receivable at June 30, 2007 were $136,091 from these customers.

Depreciation

Property, plant and equipment are stated at cost. The Company depreciates property, plant and equipment over its estimated useful lives on a straight-line basis. Useful lives of property, plant and equipment range between 7 to 10 years for equipment and 40 years for buildings.

Stock Options

The Company maintains the 2006 Non-Qualified Stock Plan (the plan). The plan provides for the granting of non-qualified stock options to select employees, officers, directors and consultants as an incentive to such eligible persons. There are 100 shares available for grant under the plan. Each option is exercisable as stated in the recipient’s employment agreement and expires ten years after the date of grant. Each option shall be at fair market value on the date of the grant. At June 30, 2006, 100 shares with exercise prices of $50,000 were outstanding of which 33 shares were exercisable. At June 30, 2007, 100 shares with exercise prices of $50,000 were outstanding of which 66 shares were exercisable.

A summary of option activity under the plans follows:

Weighted
	Number of	Average
	Shares Under	Exercise
	Option	Price

Outstanding at March 29, 2006 (Inception)	—	$—
Granted	100	50,000
Exercised	—	—
Cancelled	—	—

Outstanding at June 30, 2006	100	50,000
Granted	—	—
Exercised	—	—
Cancelled	—	—

Outstanding at June 30, 2007	100	$50,000

Exercisable shares at June 30, 2007	66	$50,000

In December 2004 the Financial Accounting Standards Board (“FASB”) issued FASB No. 123 (revised), Share-Based Payment, (“FASB 123(R)”). FASB 123(R) eliminates the alternative of using Accounting Principles Board’s Opinion No. 25, “Accounting for stock issued to employees” (“APB No. 25”) intrinsic

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2007

value method of accounting that was provided in FASB 123 as originally issued. Under APB No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost. FASB No. 123(R) requires entities to recognize the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of these awards (with limited exceptions.). The Company has incurred an additional $957,455 of compensation cost in 2007.

The fair value for the stock was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for all options granted: a risk free interest rate of 5.07%, expected life of the options of six years, no expected dividend yield and a volatility factor of 63%.

Shipping and Handling Costs

Shipping and handling costs are included in the cost of sales.

NOTE 2 —	INVENTORIES

Inventories at June 30, 2007 consists of:

Finished goods	$141,484
Work in process	15,635
Raw materials	785,723

$942,842

NOTE 3 —	FAIR VALUE OF FINANCIAL STATEMENTS

The carrying amount of cash, accounts receivable and liabilities approximates the fair value reported on the balance sheet.

NOTE 4 —	INCOME TAXES

The sources of loss from continuing operations before income taxes for the year ended June 30, 2007 were generated completely from its U.S. operations in the amount of $(6,815,166).

Income taxes for the period ended June 30 are as follows:

2007

Current	$—
Deferred	—

$—

The significant reconciling items between the income tax charge stated and the amount of income tax charge that would result from applying the U.S. domestic federal statutory tax rate of 34% is a valuation allowance against deferred tax assets.

2007

Federal tax rate	(34.0)%
Increase in valuation allowance	34.0%

Effective tax rate	—

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2007

The Company’s deferred tax assets and liabilities at June 30 consist of:

2007

Deferred tax assets:
Net operating losses and carryforwards	$2,900,000
Stock based compensation	584,000
Research and development credits	236,800

3,720,800
Deferred tax liabilities:
Property, plant and equipment	(196,300)

Valuation allowance	(3,524,500)

Net deferred taxes	$—

Deferred taxes are provided for the difference between the book and tax basis of assets and liabilities recorded for financial statement and income tax reporting purposes. Principal differences relate to depreciation methods of property, plant and equipment, net operating loss carryforwards and research and development credits.

During 2007, the valuation allowance increased by $2,311,500.

At June 30, 2007 the Company has approximately $8,535,000 of net operating loss carryforwards expiring in 2026 and 2027.

The Company has approximately $236,000 of research and development tax credit carryforwards expiring in 2026.

NOTE 5 —	STOCKHOLDERS’ EQUITY

Preferred Stock

Each share of the series A convertible preferred stock is convertible into common shares based on the original issue price plus accrued dividends divided by $48,804.89. Preferred shares are entitled to cumulative dividends at a rate of 9.5% if paid by additional preferred shares or 8% if paid by cash. In the event no cash dividends are paid prior to June 30, 2009 the cumulative dividends rate becomes 12%. The preferred shares are to be redeemed anytime on or after July 3, 2012 with the vote of 75% of the preferred shares for the original issue price plus accrued dividends. Please see the cancellation of preferred shares in subsequent event footnote 9.

Board of Directors

The Company’s Board of Directors consists of six individuals, four elected by common shareholders including one designated by a specific shareholder and two elected by preferred shareholders, both of which are designated by two specific preferred shareholders.

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2007

NOTE 6 —	LOSS PER SHARE

Basic loss per common share is based on net loss divided by the weighted average number of common shares outstanding for the year ended June 30, 2007. There is no dilutive effect of basic earnings per share.

June 30,
2007

Net loss	$(6,815,166)
Weighted average common shares	1,451.15

Loss per share — basic and diluted	$(4,696.39)

NOTE — 7 OPERATING SEGMENT

The Company operates in one reportable segment, silicon metal.

NOTE 8 —	RELATED PARTY TRANSACTIONS

Related Party Sales

During 2007, 84% of sales were derived from two customers who are also related parties of the Company. Accounts receivable at June 30, 2007 were $136,091 from these customers.

Sales Agreement

In July 2006 the Company entered into an agreement with a shareholder to supply solar grade silicon through September 2011. The agreement calls for a fee of $3,900,000 of which $1,900,000 was received as of June 30, 2007, with $2,000,000 due upon completion of specific terms. Revenue recognized from this agreement was $780,000 in 2007, with $1,120,000 of deferred revenue at June 30, 2007. The agreement has a three-year renewal option. The agreement provides that the Company supply at a fixed price, at least 300 and up to 700 metric tons annually to be used solely in the shareholder’s production process. The sales price per kilogram under this agreement is independent of the Company’s actual cost of production. Sales to this customer were $1,066,028 in 2007. See note 9 regarding subsequent replacement of this agreement.

GMI Agreements

The Company purchased intellectual property and other assets for manufacturing refined silicon from GMI, a related party, during the period beginning March 29, 2006 and ending June 30, 2006. The price paid equaled the aggregate investment made by the Company, amounting to $2,509,910, plus 8% interest, calculated on an annual basis, beginning March 31, 2006. The interest was $32,872 during the June 30, 2006 fiscal year. Additionally, the Company entered into a supply agreement, operating and facility site lease with GMI. There was no activity under the supply agreement during the year. The site lease began July 1, 2006. Accounts payable to this related party were $1,757,481 at June 30, 2007 and are included in accounts payable. Additionally, in 2007, the Company purchased additional assets from this related party in the amount of $224,978.

Supply Agreement

The supply agreement with GMI expires in December 2026 with a ten-year renewal option. The agreement calls for GMI to provide “S-1” metallurgical grade silicon at the greater of GMI’s direct cost plus 15% or the mean price of the bid and ask prices in Ryan’s Notes the week prior to delivery. Purchases from GMI were $2,198,655 in 2007.

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2007

Operating Agreement

Under the agreement, GMI is to provide administrative and operating services. The Company shall reimburse GMI for its direct cost plus 5%. Expenses related to this agreement were $3,006,564 in 2007.

Facility Site Lease

The facility site lease expires June 2026 with two ten-year renewal options. Rent is payable in monthly installments of $6,250. Rent expense was $75,000 for 2007.

NOTE 9 —	SUBSEQUENT EVENTS

On July 1, 2007, the Company determined that they were no longer a development stage company since they have effectively brought their high purity silicon product to market.

In July 2007, the Company entered an agreement to issue up to 225.3863 of its Series A 8% cumulative convertible Preferred Stock (Preferred Shares) at $48,805 per share. On February 29, 2008, pursuant to the merger agreement with Globe Specialty Metals, Inc. (GSM), each of the Company’s Preferred Shares issued and outstanding on February 28, 2008 were converted into 6,058.543 shares of GSM’s stock in exchange for all obligations due to the preferred stockholders of record on February 28, 2008.

In July 2007 the Company issued 81.9588 preferred shares in exchange for $4,000,000.

In October 2007 the Company obtained $3,000,000 short term financing from related parties and existing investors. The paid in kind interest is to be capitalized as principal outstanding on these notes. The interest rate is the sum of the LIBOR rate plus 3%. The financing maturity date is October 24, 2008.

On February 29, 2008, 81% of Solsil stock was acquired by Globe Specialty Metals, Inc. (GSM). Based on the terms of the acquisition agreement, GSM will issue 5,628,657 new shares of common stock to shareholders and option holders of Solsil in exchange for the approximate 81% interest in Solsil. The estimated purchase price for Solsil was $75.5 million.

On April 24, 2008, the Company and Globe Metallurgical, Inc. signed an agreement with BP Solar International, Inc. for the sale of solar grade silicon from Solsil to BP Solar on a take or pay basis. BP Solar will also deploy certain existing BP Solar silicon technology at Solsil’s facility and will jointly develop new technology to enhance Solsil’s proprietary upgraded solar silicon metallurgical process.

As discussed in Note 8 (Related Party Transactions), the Company entered into an agreement with a shareholder to supply solar grade silicon through September 2011. Effective January 1, 2008, this agreement was replaced with a new agreement extending through December 31, 2012. The selling price per kilogram under the new agreement is the lower of the Company’s fully loaded costs, as defined in the agreement, plus an applicable profit margin or a fixed price specified in the agreement. The fixed price decreases on an annual basis through calendar year 2012.

SOLSIL, INC.

FINANCIAL STATEMENTS

(UNAUDITED)

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
BALANCE SHEETS
DECEMBER 31, 2007 AND JUNE 30, 2007

	December 31,	June 30,
	2007	2007
	(UNAUDITED)

ASSETS
Current assets
Cash	$727,126	254,014
Accounts receivable	989,913	136,091
Prepaid expenses	40,431	—
Inventory	909,584	942,842

Total current assets	2,667,054	1,332,947

Property, plant and equipment — at cost
Buildings	98,189	98,189
Equipment	6,493,001	6,383,158
Construction in progress	616,570	—

	7,207,760	6,481,347
Less: Accumulated depreciation	676,036	337,051

Net property, plant and equipment	6,531,724	6,144,296

Total assets	$9,198,778	7,477,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,559,290	3,502,518
Notes payable	3,000,000	—
Accrued expenses	40,194	—
Deferred revenue	730,000	1,120,000

Total current liabilities	6,329,484	4,622,518

Stockholders’ equity
8% cumulative voting series A preferred stock, $0.01 par value, 275 shares authorized, 82 shares issued and outstanding at December 31, 2007; -0- shares issued and outstanding at June 30, 2007	1	—
Common stock, $0.01 par value, 3,000 shares authorized, 1,457 shares issued and 1,447 shares outstanding	15	15
Additional paid-in capital	16,910,898	12,798,078
Accumulated deficit	(4,098,252)	—
Deficit accumulated during development stage	(9,923,368)	(9,923,368)

	2,889,294	2,874,725
Less: Treasury stock, 10 common shares at cost	(20,000)	(20,000)

Total stockholders’ equity	2,869,294	2,854,725

Total liabilities and stockholders’ equity	$9,198,778	7,477,243

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
STATEMENTS OF OPERATION
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007
AND 2006
AND FOR THE PERIOD BEGINNING MARCH 29, 2006 (INCEPTION) AND
ENDED JUNE 30, 2007
(UNAUDITED)

			Inception to
	December 31,		June 30,
	2007	2006	2007

Net sales	$4,241,050	905,160	2,647,884
Cost of sales	8,139,315	3,813,968	11,332,980

Gross deficit	(3,898,265)	(2,908,808)	(8,685,096)
General and administrative expenses	624,109	669,306	2,186,256

Loss from operations	(4,522,374)	(3,578,114)	(10,871,352)

Other income
Interest income	34,122	95,656	167,984
Other income	390,000	—	780,000

	424,122	95,656	947,984

Net loss before provision for income taxes	(4,098,252)	(3,482,458)	(9,923,368)
Provision for income taxes	—	—	—

Net loss	$(4,098,252)	(3,482,458)	(9,923,368)

Net loss per share: basic and diluted	$(2,813.46)	(2,408.79)	Not applicable

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007
(UNAUDITED)

	Common
	Stock	Issued	Issued
	and	Common	Preferred	Additional
	Preferred Stock	Stock	Stock	Paid-In	Accumulated	Treasury
	Shares	Amount	Amount	Capital	Deficit	Stock	Total
	(Unaudited)

Balance — June 30, 2007	1,456.6568	$15	—	12,798,078	(9,923,368)	(20,000)	2,854,725
Issuance of preferred stock	81.9588	—	1	3,999,990	—	—	3,999,991
Syndication costs	—	—	—	(42,053)	—	—	(42,053)
Stock based compensation	—	—	—	154,883	—	—	154,883
Net loss — December 31, 2007	—	—	—	—	(4,098,252)	—	(4,098,252)

Balance — December 31, 2007	1,538.6156	$15	1	16,910,898	(14,021,620)	(20,000)	2,869,294

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006
AND FOR THE PERIOD BEGINNING MARCH 29, 2006 (INCEPTION) AND
ENDED JUNE 30, 2007
(UNAUDITED)

			Inception to
	December 31,		June 30,
	2007	2006	2007

Cash flows from operating activities
Net loss	$(4,098,252)	(3,482,458)	(9,923,368)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Stock based compensation	154,883	478,728	1,717,381
Depreciation expense	338,985	168,526	337,051
Increase in accounts receivable	(853,822)	(470,046)	(136,091)
(Increase) decrease in inventory	33,258	(447,218)	(942,842)
Increase in prepaid expense	(40,431)	(82,231)	—
Increase (decrease) in accounts payable	(943,228)	20,656	3,502,518
Increase (decrease) in accrued expenses	40,194	(4,167)	—
Increase (decrease) in deferred revenue	(390,000)	—	1,120,000

Net cash used in operating activities	(5,758,413)	(3,818,210)	(4,325,351)

Cash flows from investing activities
Purchase of property, plant and equipment	(726,413)	(3,618,073)	(6,481,347)

Net cash used in investing activities	(726,413)	(3,618,073)	(6,481,347)

Cash flows from financing activities
Proceeds from issuance of common stock	—	6,100,002	11,080,712
Payments of syndication costs	(42,052)	(43,379)	—
Purchase of treasury stock	—	—	(20,000)
Proceeds from preferred stock issue	3,999,990	—	—
Proceeds from notes payable	3,000,000	—	—

Net cash provided by financing activities	6,957,938	6,056,623	11,060,712

Net (decrease) increase in cash	473,112	(1,379,660)	254,014
Cash and equivalents — beginning	254,014	4,014,485	—

Cash and equivalents — ending	$727,126	2,634,825	254,014

Supplemental schedule of cash flow information
Interest	$—	—	—

Income taxes	$—	—	—

The accompanying notes are an integral part of these financial statements

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 —	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant policies of Solsil, Inc., (hereinafter the “Company” or “Solsil”), is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Operations

The Company is primarily engaged in the development of refined silicon to be used in the solar panel industry. The Company recognizes its revenues as required by Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements”. Revenue is only recognized on product sales once the product has been shipped to the customers (FOB origin), and all other obligations have been met.

Accounts Receivable

The Company grants credit to its customers in the ordinary course of business. The Company provides for an allowance for uncollectible receivables based on prior experience. There was no allowance for uncollectible receivables at December 31, 2007 and June 30, 2007.

Inventories

Inventories are recorded at the lower of cost (first-in, first-out) or market.

Research and Development

Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged in during the six months ended December 31, 2007 and 2006 were $3,898,265 and $2,908,808, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Tax

In 2006, the Company was part of a controlled group with Globe Metallurgical, Inc. (GMI). As a result, surtax and minimum exemptions and expensing of depreciable assets were allocated among related parties. At June 30, 2006, 100% of the allocable items were allocated to GMI. As of July 1, 2006 the Company was no longer part of a controlled group. Deferred tax assets and liabilities are determined based on the difference between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Development Stage Entity

The Company was incorporated in the state of Delaware on March 29, 2006. It is primarily engaged in the development and marketing of refined silicon to be used in the solar panel industry. The Company’s ability

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

to successfully develop and market its products, meet its future financing requirements, are conditions for the success of future operations. On July 1, 2007, the Company determined that they were no longer a developmental stage company since it effectively brought its high purity silicon product to market.

Concentrations of Risk

The Company’s cash is deposited in FDIC-insured banks. The funds are insured up to $100,000. Periodically, the cash balances in the bank exceed federally insured limits.

During the six months ended December 31, 2007, 88% of sales were derived from two customers who are also related parties of the Company. Accounts receivable at December 31, 2007 were $966,247 from these customers. During the six months ended December 31, 2006, 91% of sales were derived from two customers who are also related parties of the Company. Accounts receivable at June 30, 2007 were $136,091 from these customers.

Depreciation

Property, plant and equipment are stated at cost. The Company depreciates property, plant and equipment over its estimated useful lives on a straight-line basis. Useful lives of property, plant and equipment range between 7 to 10 years for equipment and 40 years for buildings.

Stock Options

The Company maintains the 2006 Non-Qualified Stock Plan (the Plan). The Plan provides for the granting of non-qualified stock options to select employees, officers, directors and consultants as an incentive to such eligible persons. There are 100 shares available for grant under the Plan. Each option is exercisable as stated in the recipient’s employment agreement and expires ten years after the date of grant. Each option shall be at fair market value on the date of the grant. At December 31, 2006, 100 shares with exercise prices of $50,000 were outstanding of which 50 shares were exercisable. At December 31, 2007, 100 shares with exercise prices of $50,000 were outstanding of which 83 shares were exercisable.

A summary of option activity under the plans follows:

		Weighted
	Number of	Average
	Shares Under	Exercise
	Option	Price

Outstanding at June 30, 2007	100	$50,000
Granted	—	—
Exercised	—	—
Cancelled	—	—

Outstanding at December 31, 2007	100	$50,000

Exercisable shares at June 30, 2007	66	$50,000

Exercisable shares at December 31, 2007	83	$50,000

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB No. 123 (revised), Share-Based Payment, (“FASB 123(R)”). FASB 123(R) eliminates the alternative of using Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) intrinsic value method of accounting that was provided in FASB 123 as originally issued. Under APB No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost. FASB No. 123(R) requires

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

entities to recognize the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of these awards (with limited exceptions.). The Company has incurred $154,833 and $478,728 of stock-based compensation expense for the six months ended December 31, 2007 and 2006, respectively.

The fair value for the stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for all options granted: a risk free interest rate of 5.07%, expected life of the options of six years, no expected dividend yield and a volatility factor of 63%.

Shipping and Handling Costs

Shipping and handling costs are included in the cost of sales.

NOTE 2 —	INVENTORIES

Inventories at December 31, 2007 and June 30, 2007 consists of the following:

	December 31,	June 30,
	2007	2007

Finished goods	$104,332	$141,484
Work in process	89,507	15,635
Raw materials and supplies	715,745	785,723

	$909,584	$942,842

NOTE 3 —	FAIR VALUE OF FINANCIAL STATEMENTS

The carrying amount of cash, accounts receivable and liabilities approximates the fair value reported on the balance sheet.

NOTE 4 —	INCOME TAXES

The sources of loss from continuing operations before income taxes for the six months ended December 31, 2007 and December 31, 2006 were generated completely from the Company’s U.S. operations in the amount of $(4,098,252) and $(3,482,458), respectively.

Income taxes for the six month periods ended December 31, are as follows:

	2007	2006

Current	$—	$—
Deferred	—	—

	$—	$—

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

The Company’s deferred tax assets and liabilities at December 31, 2007 and June 30, 2007 consist of:

	December 31,	June 30,
	2007	2007

Deferred tax assets:
Net operating losses and carryforwards	$4,398,000	2,900,000
Stock based compensation	636,600	584,000
Research and development credits	236,800	236,800

	5,271,400	3,720,800
Deferred tax liabilities:
Property, plant and equipment	(348,400)	(196,300)

Valuation allowance	(4,923,000)	(3,524,500)

Net deferred taxes	$—	—

Deferred taxes are provided for the difference between the book and tax basis of assets and liabilities recorded for financial statement and income tax reporting purposes. Principal differences relate to depreciation methods of property, plant and equipment, net operating loss carryforwards and research and development credits.

The significant reconciling items between the income tax charge stated and the amount of income tax charge that would result from applying the US domestic federal statutory rate of 34% is a valuation allowance against deferred tax assets.

	December 31,
	2007	2006

Federal tax rate	(34.0)%	(34.0)
Increase in valuation allowance	34.0	34.0

Effective tax rate	—%	—

At December 31, 2007 the Company has approximately $12,935,000 of net operating loss carry forwards expiring in 2026 and 2027. At December 31, 2007, the Company had $236,000 of research and development tax credit carryforwards expiring in 2026.

NOTE 5 — STOCKHOLDERS’ EQUITY

Preferred Stock

Each share of the series A convertible preferred stock is convertible into common shares based on the original issue price plus accrued dividends divided by $48,804.89. Preferred shares are entitled to cumulative dividends at a rate of 9.5% if paid by additional preferred shares or 8% if paid by cash. In the event no cash dividends are paid prior to June 30, 2009, the cumulative dividends rate becomes 12%. On February 29, 2008, pursuant to the merger agreement with Globe Specialty Metals, Inc. (GSM), each of the Company’s preferred shares issued and outstanding on February 28, 2008 were converted into 6,058.543 shares of GSM’s stock in exchange of all the obligations due to the preferred stockholder.

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

Board of Directors

The Company’s Board of Directors consists of six individuals, four elected by common shareholders including one designated by a specific shareholder and two elected by preferred shareholders, both of which are designated by two specific preferred shareholders.

NOTE 6 — LOSS PER SHARE

Basic loss per common share is based on net loss divided by the weighted average number of common shares outstanding for the six months ended December 31, 2007 and December 31, 2006. There is no dilutive effect on basic earnings per share.

	December 31,
	2007	2006

Net loss	$(4,098,252)	(3,482,458)
Weighted average common shares	1,456.66	1,445.73

Net loss per share — basic and diluted	$(2,813.46)	(2,408.79)

NOTE 7 — RELATED PARTY TRANSACTIONS

Related Party Sales

During the six months ended December 31, 2007 and 2006, 88% and 91% of sales, respectively were derived from two customers who are also related parties of the Company. Accounts receivable from these customers at December 31, 2007 and 2006 were $966,247 and $823,526, respectively.

Sales Agreement

In July 2006 the Company entered into an agreement with a shareholder to supply solar grade silicon through September 2011. The agreement calls for a fee of $3,900,000 of which $1,900,000 was received during 2007, with $2,000,000 due upon completion of specific terms. Revenue recognized from this agreement was $390,000 in 2007, with $730,000 of deferred revenue at December 31, 2007. The agreement has a three-year renewal option. The agreement provides that the Company supply at least 300 and up to 700 metric tons annually to be used solely in the shareholder’s production process. The sales price per kilogram under this agreement is independent of the Company’s actual cost of production. Sales to this customer were $2,413,830 and $177,208 for the six months ended December 31, 2007 and 2006, respectively. See note 10 regarding subsequent replacement of this agreement.

GMI Agreements

The Company purchased intellectual property and other assets for manufacturing refined silicon from GMI, a related party, during the period beginning March 29, 2006 and ending June 30, 2006. The price paid equaled the aggregate investment made by the Company, amounting to $2,509,910, plus 8% interest, calculated on an annual basis, beginning March 31, 2006. The interest was $0 and $49,958 during the six months ended December 31, 2007 and 2006, respectively. Additionally, the Company entered into a supply agreement (see below), operating and facility site lease with GMI. The site lease began July 1, 2006. Accounts payable to this related party were $962,227 and $804,080 at December 31, 2007 and 2006, respectively and are included in accounts payable.

SOLSIL, INC.
(A DEVELOPMENT STAGE COMPANY THROUGH JUNE 30, 2007)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)

Supply Agreement

The supply agreement with GMI expires in December 2026 with a ten-year renewal option. The agreement calls for GMI to provide “S-1” metallurgical grade silicon at the greater of GMI’s direct cost plus 15% or the mean price of the bid and ask prices in Ryan’s Notes the week prior to delivery. Purchases from GMI were $1,928,018 and $976,364 for the six months ended December 31, 2007 and 2006, respectively.

Operating Agreement

Under the agreement, GMI is to provide administrative and operating services. The Company shall reimburse GMI for its direct costs plus 5%. Expenses related to this agreement were $3,006,564 and $1,754,106 for the six months ended December 31, 2007 and 2006, respectively.

Facility Site Lease

The facility site lease expires June 2026 with two ten-year renewal options. Rent is payable in monthly installments of $6,250. Rent expense was $38,403 for the six months ended December 31, 2007 and $37,500 for the six months ended December 31, 2006.

NOTE 8 —	BUSINESS SEGMENTS

The Company operates in one reportable segment, silicon metal.

NOTE 9 —	NOTES PAYABLE

On October 24, 2007, the Company obtained a $3,000,000 short-term financing from related parties at a variable interest rate per annum equal to the sum of the LIBOR rate plus 3%. The paid in kind interest is to be capitalized quarterly as principal outstanding on these notes. These notes mature on October 24, 2008 and are secured by all assets and properties of the Company.

NOTE 10 —	SUBSEQUENT EVENTS

On February 29, 2008, approximately 81% of Solsil stock was acquired by Globe Specialty Metals, Inc. (GSM). Based on the terms of the acquisition agreement, GSM issued 5,628,657 new shares of GSM’s common stock to shareholders and option holders of Solsil in exchange for the approximate 81% interest in Solsil. The estimated purchase price for the 81% interest in Solsil is $75.5 million.

On April 24, 2008, Solsil, Inc. and Globe Metallurgical, Inc. signed an agreement with BP Solar International Inc. for the sale of solar grade silicon. The Company said BP Solar and Solsil will also deploy certain existing BP Solar silicon technology at Solsil’s facility and will jointly develop new technology to enhance Solsil’s proprietary upgraded solar silicon metallurgical process.

As discussed in Note 7 (Related Party Transactions), the Company entered into an agreement with a shareholder to supply solar grade silicon through September 2011. Effective January 1, 2008, this agreement was replaced with a new agreement extending through December 31, 2012. The selling price per kilogram under the new agreement is the lower of the Company’s fully loaded costs, as defined in the agreement, plus an applicable profit margin or a fixed price specified in the agreement. The fixed price decreases on an annual basis through calendar year 2012.

ULTRA CORE CORPORATION

FINANCIAL STATEMENTS
(With Independent Auditors’ Report)

JUNE 30, 2006

August 3, 2006

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Ultra Core Corporation
Park Ridge, IL 60068

We have audited the accompanying balance sheet of Ultra Core Corporation as of June 30, 2006 and the related statement of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet of Ultra Core Corporation as of June 30, 2006 and the related statement of income, retained earnings, and cash flows for the year ended June 30, 2006 present fairly in all material respects, the financial position of Ultra Core Corporation and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  Hochfelder & Weber P.C.

Hochfelder & Weber, P.C.
Certified Public Accountants

Chicago, Illinois

ULTRA CORE CORPORATION

BALANCE SHEET
JUNE 30, 2006

ASSETS
CURRENT ASSETS
Cash	$118,290
Accounts Receivable	1,311,744
Inventory	1,810,801

Total Current Assets	3,240,835

PROPERTY AND EQUIPMENT
Equipment	8,557
Furniture and Fixtures	8,756
Leasehold Improvements	2,210
Automobile	15,622

Total Property and Equipment	35,145
Less: Accumulated Depreciation	(29,091)

Net Property and Equipment	6,054

OTHER ASSETS
Deposits	14,907

TOTAL ASSETS	$3,261,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$742,622
Accrued Payroll	11,156
Income Taxes Payable	56,815
Customer Deposit	47,543
Accrued Interest Payable	3,704
Loan Payable — Crecera	443,253
Loan Payable — Crecera Brillions	1,393,762
Loan Payable — Morales	400,000

Total Current Liabilities	3,098,855

STOCKHOLDERS’ EQUITY
Common Stock — Authorized 10,000 shares, Par Value $.00 per share, 1,000 shares Issued and Outstanding	0
Additional Paid in Capital	1,000
Retained Earnings	161,941

Total Equity	162,941

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,261,796

The accompanying notes and accountant’s report are an integral part of these statements.

ULTRA CORE CORPORATION

STATEMENT OF INCOME AND RETAINED EARNINGS
FOR THE YEAR ENDED JUNE 30, 2006

SALES	$9,910,945

COST OF GOODS SOLD
Cost of Product	8,871,432
Import Expenses	231,099

Total Cost of Goods Sold	9,102,531

GROSS PROFIT	808,414

EXPENSES
Accounting and Legal Fees	59,122
Advertising	8,687
Bank Charges	6,414
Commissions	1,348
Depreciation	7,230
Insurance — General	27,012
Interest	109,221
General Expenses	42,834
Moving Expense	53,344
Outside Services	4,361
Payroll and Payroll Taxes	154,420
Rent	40,136
Telephone	9,296
Consulting	58,350

Total Expenses	581,775

NET INCOME BEFORE PROVISION FOR INCOME TAX	226,639
PROVISION FOR INCOME TAX	89,590

NET INCOME	137,049
Retained Earnings — Beginning of Year	255,892
Distributions	(231,000)

Retained Earnings — End of Year	$161,941

The accompanying notes and accountant’s report are an integral part of these statements.

ULTRA CORE CORPORATION

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$137,049
Adjustments to reconcile net income to net cash used by operations:
Depreciation and Amortization	7,230
Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(771,181)
(Increase) Decrease in Inventory	(737,638)
(Increase) Decrease in Other Assets	(311)
Increase (Decrease) in Payables	67,136
Increase (Decrease) in Customer Deposits	1,575

NET CASH USED BY OPERATING ACTIVITIES	(1,296,140)
CASH FLOWS FROM INVESTING ACTIVITIES
Fixed Asset Purchases	(4,591)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Net Proceeds from Loans	1,728,269
Distributions	(450,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,278,269

DECREASE IN CASH	(22,462)
CASH — BEGINNING OF YEAR	140,752

CASH — END OF YEAR	$118,290

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash Paid During the Year for:
Interest	$106,854

Income Taxes	$152,401

The accompanying notes and accountant’s report are an integral part of these statements.

ULTRA CORE CORPORATION

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE 1 —	BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description

Ultra Core Corporation was incorporated on April 30, 2003 under the laws of the State of Illinois. The Company is a wholesale distributor of alloys that are used by the foundry and steel industry.

Basis of Accounting

The Company records its income and expenses on the accrual basis of accounting. Under this method revenue is recorded when earned and expenses are recorded when incurred.

Property and Equipment

Property and equipment are carried at cost. Expenditures for major renewals and betterments which substantially increase the useful lives of existing assets are capitalized. Maintenance and repairs are charged to operating expense as incurred.

The Company provides for depreciation of equipment using accelerated methods over periods ranging from five to seven years. Leasehold improvements are amortized utilizing the straight-line method over a period of thirty-nine years.

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with initial maturities of three months or less.

Inventory

Inventory consists primarily of alloys used by the foundry and steel industries, which are valued at cost, using the First — In, First — Out method.

Uncollectible Accounts Receivable

The Company uses the specific identification method for accounts receivable balances considered uncollectible. As of June 30, 2006, management considers no accounts to be uncollectible.

NOTE 2 —	LOANS PAYABLE

On May 28, 2004, the Company entered into an Accounts Receivable Financing Agreement (Financing Agreement) with Crecera Finance Company whereby the Company can finance up to a maximum of $500,000 of its eligible accounts receivables with a 75% advance rate. The Company receives the balance of the accounts receivables when Crecera receives payment from the customers. The Financing Agreement, bears an interest rate of 9.9% per annum. At June 30, 2006, the outstanding balance is shown as a current liability under the caption “Loan Payable-Crecera” in the Company’s balance sheet.

ULTRA CORE CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)
JUNE 30, 2006

On March 16, 2006, the Company entered into an Accounts Receivable Financing Agreement (Financing Agreement) with Crecera Finance Company whereby the Company borrowed $1,500,000 in exchange for an interest in all current and future receivables of Brillions, a customer of the Company. At June 30, 2006, Brillions accounts receivable balance is $181,607. As accounts receivables for Brillions are paid, Crecera collects the payments and applies these payments to the loan until the loan is paid in full including interest. The Financing Agreement bears interest at LIBOR + 4.5% per annum. At June 30, 2006, the outstanding balance is shown as a current liability under the caption “Loan Payable — Crecera Brillions.”

On July 15, 2005, Ultra Core Corporation extended a loan agreement with Juan Morales. The balance at June 30, 2006 is as follows:

Loan agreement, interest at 4.5% per annum, Limited to $400,000 with maturity date of July 15, 2006	$400,000

NOTE 3 —	LEASE COMMITMENTS

Ultra Core Corporation conducts it’s operations from facilities that are leased under a non-cancelable operating lease entered into on October 6, 2003. The lease expires on October 31, 2006.

The Company leases an apartment under a non-cancelable operating lease entered into on January 27, 2006. This apartment is occupied by an employee of the Company, and the lease expires on July 31, 2006

The following is a schedule of future minimum rental payments required under the above operating leases as of June 30, 2006.

Year Ending June 30	Amount

2007	$10,309

NOTE 4 —	MAJOR CUSTOMERS AND SUPPLIERS

For the year ended June 30, 2006, nine customers accounted for 85% of total revenue. At June 30, 2006, five customers accounted for 77% of total accounts receivable.

For the year ended June 30, 2006, the Company purchased 100% of it’s inventory from one supplier, a related party.

NOTE 5 —	CONCENTRATIONS OF CREDIT RISK

The Company maintains a cash balance in one financial institution in excess of the insurance limits provided by the Federal Deposit Insurance Corporation. The uninsured balance at June 30, 2006 is $17,790.

NOTE 6 —	RELATED PARTIES

The Company purchases all of its inventory from a related party, Stein, a high quality ferroalloys producer located in Argentina. At June 30, 2006, Ultra Core Corporation’s payable to Stein is $648,276.

During the year ended June 30, 2006, the Company distributed $450,000 to the shareholders of the company which consisted of $231,000 dividends and $219,000 return of capital.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee:

SEC registration fee		$5,895
NASDAQ listing fee
FINRA filing fee		15,500
Accounting fees and expense
Printing and engraving expenses
Legal fees and expenses
Blue Sky fees and expenses

Transfer Agent and Registrar fees

Miscellaneous

Total	$

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation and bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Globe Specialty Metals, Inc. or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our certificate of incorporation eliminates the liability of a director to us for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering.

Additionally, reference is made to the Underwriting Agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Globe Specialty Metals, Inc., our directors and officers who sign the registration statement and persons who control Globe Specialty Metals, Inc. under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act.

(a)  Issuances of Capital Stock and Warrants

The following sales and issuances of securities described below were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated thereunder:

•	On October 3, 2005, we consummated the initial public offering of our units at an initial offering price of $6.00 per unit. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $5.00. See “Description of Capital Stock — Warrants” for more information.

•	On November 10, 2006, we issued approximately 8.6 million shares of our common stock as part of the consideration paid for the acquisition of Globe Metallurgical, Inc.

•	In January and February 2007, we issued an aggregate of 3,633,480 shares of common stock as part of a private offer to exercise or exchange warrants made to certain of our warrant holders.

•	Between January 2007 and May 2007, we issued an aggregate of 5,541,348 shares of common stock as part of a private offer to exercise or exchange warrants made to all of our remaining warrant holders.

•	On February 29, 2008, we issued 5,628,657 of common stock as part of the acquisition of Solsil, Inc.

With respect to the issuance of the securities described below, an exemption from registration was unnecessary, in that these transactions did not involve a “sale” of securities as this term is used in Section 2(3) of the Securities Act:

•	On March 24, 2005, we increased the number of authorized shares of capital from 121,000,000 to 151,000,000, consisting of 150,000,000 shares of common stock and 1,000,000 shares of preferred stock. We paid a stock dividend of 0.11666666 shares of common stock, $0.0001 par value, for each outstanding share of common stock, and such shares were issued pursuant to the same exemption as outlined in the immediately preceding paragraph. The total number of issued shares following such stock dividend was 8,375,000 and included 98,529 shares issued to Theodore A. Heilman, Jr. and 6,804,442 shares issued to Alan Kestenbaum and members of his immediate family.

(b)  Certain Grants and Exercises of Stock Options

The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering.

Pursuant to our stock plans and certain stand-alone stock option agreements, we have issued options to purchase an aggregate of 1,360,000 shares of common stock as of March 31, 2008. Of these options:

•	options to purchase 0 shares of common stock have been canceled or lapsed without being exercised;

•	options to purchase 0 shares of common stock have been exercised; and

•	options to purchase a total of 1,360,000 shares of common stock are currently outstanding, at a weighted average exercise price of $8.50 per share.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation
3.3	Amended and Restated Bylaws*
4.1	Amended and Restated Credit Agreement dated as of December 21, 2005, as amended, by and among GMI, Alloys and International Metal Enterprises, the Lenders party thereto, Fortis Capital Corp., as Administrative Agent and as Collateral Agent, and Societe Generale, as Documentation Agent*
5.1	Form of opinion of Arent Fox LLP*
10.1	2006 Employee, Director and Consultant Stock Option Plan
10.2	Employment Agreement, dated May 26, 2008, between GSM and Jeff Bradley
10.3	Employment Agreement, dated November 13, 2006, between GSM and Alan Kestenbaum
10.4	Employment Agreement, dated May 31, 2006, between Solsil and Alan Kestenbaum
10.5	Employment Agreement, dated November 13, 2006, between GSM and Arden Sims
10.6	Employment Agreement, dated May 31, 2006, between Solsil and Arden Sims
10.7	Employment Agreement, dated November 13, 2006, between GSM and Theodore A. Heilman, Jr.
10.8	Employment Agreement, dated June 8, 2007, between GSM and Daniel Krofcheck
10.9	Employment Agreement, dated June 20, 2008, between GSM and Stephen Lebowitz
21.1	Subsidiaries
23.1	Consent of KPMG LLP
23.2	Consent of Deloitte
23.3	Consents of Hobe & Lucas Certified Public Accountants, Inc.
23.4	Consent of BDO Trevisan
23.5	Consent of Hochfelder & Weber, P.C.
23.6	Consent of Arent Fox LLP (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page of this Registration Statement)

*	To be filed by amendment.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on July 24, 2008.

Globe Specialty Metals, Inc.

By:	/s/ Alan Kestenbaum
Alan Kestenbaum, Executive Chairman

We, the undersigned officers and directors of Globe Specialty Metals, Inc., hereby severally constitute and appoint Alan Kestenbaum, Jeff Bradley and Daniel Krofcheck and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Alan Kestenbaum Alan Kestenbaum	Executive Chairman, Director and Principal Executive Officer	July 23, 2008

/s/ Daniel Krofcheck Daniel Krofcheck	Chief Financial Officer and Principal Accounting Officer	July 23, 2008

Stuart E. Eizenstat	Director	July 23, 2008

/s/ Daniel Karosen Daniel Karosen	Director	July 23, 2008

/s/ John P. O’Brien John P. O’Brien	Director	July 23, 2008

Exhibit Index

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation
3.3	Amended and Restated Bylaws*
4.1	Amended and Restated Credit Agreement dated as of December 21, 2005, as amended, by and among GMI, Alloys and International Metal Enterprises, the Lenders party thereto, Fortis Capital Corp., as Administrative Agent and as Collateral Agent, and Societe Generale, as Documentation Agent*
5.1	Form of opinion of Arent Fox LLP*
10.1	2006 Employee, Director and Consultant Stock Option Plan
10.2	Employment Agreement, dated May 26, 2008, between GSM and Jeff Bradley
10.3	Employment Agreement, dated November 13, 2006, between GSM and Alan Kestenbaum
10.4	Employment Agreement, dated May 31, 2006, between Solsil and Alan Kestenbaum
10.5	Employment Agreement, dated November 13, 2006, between GSM and Arden Sims
10.6	Employment Agreement, dated May 31, 2006, between Solsil and Arden Sims
10.7	Employment Agreement, dated November 13, 2006, between GSM and Theodore A. Heilman, Jr.
10.8	Employment Agreement, dated June 8, 2007, between GSM and Daniel Krofcheck
10.9	Employment Agreement, dated June 20, 2008, between GSM and Stephen Lebowitz
21.1	Subsidiaries
23.1	Consent of KPMG LLP
23.2	Consent of Deloitte
23.3	Consents of Hobe & Lucas Certified Public Accountants, Inc.
23.4	Consent of BDO Trevisan
23.5	Consent of Hochfelder & Weber, P.C.
23.6	Consent of Arent Fox LLP (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page of this Registration Statement)

*	To be filed by amendment.